Exhibit 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

by and among

CNL LIFESTYLE PROPERTIES, INC.,

CLP PARTNERS, LP,

EPR PROPERTIES,

SKI RESORT HOLDINGS LLC

and

THE OTHER SELLERS NAMED HEREIN

Dated as of November 2, 2016

EXHIBITS

Exhibit A	Form of Financing Documents (Promissory Note and Mortgage)

Exhibit B	Forms of U.S. Asset Assignment Agreement and Equity Assignment Agreement

Exhibit C	Form of Canadian Assignment Agreement

Exhibit D	Form of Personal Property Lease Assignment

Exhibit E	Form of Operating Partnership Assignment Agreement

Exhibit F	Form of Trademark Assignment Agreement

Exhibit G	Form of Non-Foreign Status Affidavit

Exhibit H	Form of Release Agreement

Exhibit I	Form of Assignment of the Mountain High Loan

Exhibit J	Purchase Price Adjustments, Prorations and Credits

Exhibit K	Form of Canadian Escrow Agreement

Exhibit L	Form of Sales Tax Escrow Agreement

Exhibit M	Intellectual Property Corrective Changes

Exhibit N	Transfer Tax Responsibility

Exhibit O	Form of Resignation

Exhibit P	Form of Tenant Estoppel Bring-Down Letter

Exhibit Q	Form of Ground Lessor Estoppel Bring-Down Letter

Exhibit R	Form of Tax Opinion

Exhibit S	Title Insurance Expenses

SCHEDULES

Schedule 1	Attractions Equity Sellers

Schedule 2	Ski Equity Sellers

Schedule 3	U.S. Attractions Asset Sellers

Schedule 4	U.S. Ski Asset Sellers

Schedule 5	Ski Target Companies

Schedule 6	Attractions Target Companies

Schedule 7	TRS Subsidiaries

Execution Copy

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of November 2, 2016 (this “Agreement”), is made by and among EPR Properties, a Maryland real estate investment trust (the “Attractions Purchaser”), Ski Resort Holdings LLC, a Delaware limited liability company (the “Ski Purchaser”), CNL Lifestyle Properties, Inc., a Maryland corporation (the “Company”), CLP Partners, LP, a Delaware limited partnership (the “Operating Partnership”), each of the entities listed on Schedule 1 (the “Attractions Equity Sellers”), each of the entities listed on Schedule 2 (the “Ski Equity Sellers” and, collectively with the Attractions Equity Sellers, the “Equity Sellers”), each of the entities listed on Schedule 3 (the “U.S. Attractions Asset Sellers”), each of the entities listed on Schedule 4 (the “U.S. Ski Asset Sellers” and, collectively with the U.S. Attractions Asset Sellers, the “U.S. Asset Sellers”), R&H US Canadian Cypress Limited, a limited company incorporated under the Companies (Jersey) Law 1991 (the “Jersey Trustee”) solely in its capacity as trustee of Cypress Jersey Trust, a trust formed under the laws of the Island of Jersey (the “Jersey Trust”), and Cypress Personal Property TRS ULC, a Nova Scotia unlimited liability company (“Cypress ULC” and, together with the Jersey Trust, the “Canadian Asset Sellers”).

Each of the Attractions Purchaser, the Ski Purchaser and the Canadian Purchaser (as defined below) are sometimes referred to herein as the “Purchaser” and collectively as the “Purchasers.” Each of the U.S. Asset Sellers and the Canadian Asset Sellers are sometimes referred to as an “Asset Seller” and collectively as the “Asset Sellers.” Each of the Asset Sellers and the Equity Sellers are sometimes referred to herein as a “Seller” and collectively, the “Sellers.” Each of the Company, the Operating Partnership and the Sellers are sometimes referred to herein as a “Seller Party” and collectively as the “Seller Parties.” The Attractions Purchaser, the Ski Purchaser, the Canadian Purchaser, the Company, the Operating Partnership and the Sellers are each sometimes referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms in this Agreement shall have the meanings ascribed to such terms in Article 1 or as otherwise defined elsewhere in this Agreement.

WITNESSETH

WHEREAS, the Company owns, directly or indirectly, 100% of the outstanding equity interests of the Equity Sellers, the U.S. Asset Sellers, Cypress ULC and the beneficiaries of the Jersey Trust;

WHEREAS, the Ski Equity Sellers collectively own, directly or indirectly, 100% of the outstanding equity interests of each entity listed on Schedule 5 (the “Ski Target Companies”) and the Attractions Equity Sellers collectively own, directly or indirectly, 100% of the outstanding equity interests of each entity listed on Schedule 6 (the “Attractions Target Companies” and, together with the Ski Target Companies, the “Target Companies”);

WHEREAS, the Ski Purchaser and one or more of its Affiliates desire to acquire (a) 100% of the Company’s direct or indirect, equity interests in the Ski Target Companies (such interests, collectively, the “Ski Purchaser Equity Interests”) from the Ski Equity Sellers (the “Ski Purchaser Interest Sale”), (b) the U.S. Ski Purchased Assets (as defined below) from the U.S. Ski Asset Sellers (the “Ski Purchaser Asset Sale”), (c) the Jersey Canadian Assets (as defined below) from the Jersey Trust (the “Jersey Canadian Asset Sale”) and (d) the ULC Canadian Assets (as

defined below) (together with the U.S. Ski Purchased Assets and the Jersey Canadian Assets, the “Ski Purchased Assets”) from Cypress ULC (the “ULC Canadian Asset Sale” and, together with the Jersey Canadian Asset Sale, the “Canadian Asset Sale”), in exchange for cash (subject to the adjustments set forth herein) and the Ski Purchaser’s (and one or more of its Affiliates’) delivery of a promissory note in the aggregate principal amount of Two Hundred Forty Three Million Four Hundred Twenty Five Thousand Dollars ($243,425,000), subject to the adjustments set forth herein (the “Note”), secured by the U.S. Ski Purchased Assets pursuant to mortgages (the “Mortgages” and, together with the Note, the “Financing Documents”), each of the Note and the Mortgages in the form attached as Exhibit A;

WHEREAS, the Attractions Purchaser and one or more of its Affiliates desire to acquire (a) 100% of the Company’s direct or indirect, equity interests in the Attractions Target Companies (such interests, collectively, the “Attractions Purchaser Equity Interests” and, together with the Ski Purchaser Equity Interests, the “Equity Interests”) from the Attractions Equity Sellers (the “Attractions Purchaser Interest Sale” and, together with the Ski Purchaser Interest Sale, the “Interest Sale”), (b) the U.S. Attractions Purchased Assets (as such term is defined in Section 2.3(b) and, together with the Ski Purchased Assets, the “Purchased Assets”) from the U.S. Attractions Asset Sellers (the “Attractions Purchaser Asset Sale” and, together with the Ski Purchaser Asset Sale, the “Asset Sale”), and (c) all of the Company’s right, title and interest in, to, and under, the Financing Documents, in exchange for cash and Attractions Purchaser Common Shares (as such term is defined herein);

WHEREAS, subject to the terms and conditions set forth in this Agreement, each of the Interest Sale, the Asset Sale and the Canadian Asset Sale shall be consummated in the order set forth in Section 2.11(a) below;

WHEREAS, prior to the consummation of the Interest Sale, the TRS Distribution (as such term is defined herein) shall be consummated by the Seller Parties;

WHEREAS, the Board of Directors of the Company (the “Company Board”) on behalf of itself, the Operating Partnership and each Seller (other than the Jersey Trust), on the terms and subject to the conditions set forth in this Agreement has (a) duly and validly authorized the execution and delivery of this Agreement and the Financing Documents, (b) determined that the Interest Sale, the Asset Sale and the Canadian Asset Sale (collectively, the “Sale”) and the other transactions contemplated by this Agreement (the “Contemplated Transactions”) are fair and reasonable to the Company and in the best interests of the Company and its stockholders, (c) approved and declared advisable this Agreement, the Sale and the other Contemplated Transactions, and (d) resolved and recommended the approval of the Sale by the Company’s stockholders and to include such recommendation in a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting, as such term is defined herein (together with any amendments or supplements thereto, the “Proxy Statement”);

WHEREAS, the Board of Trustees of the Attractions Purchaser (the “Attractions Purchaser Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and the Financing Documents, and (b) approved this Agreement, the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale, the Attractions Purchaser’s acquisition of the Financing Documents (and assumption of obligations under the Financing Documents) and the other Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the manager of the Ski Purchaser (the “Ski Purchaser Manager”) has (a) duly and validly authorized the execution and delivery of this Agreement and the Financing Documents, and (b) approved this Agreement, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale, the assignment to the Attractions Purchaser of the Financing Documents and the other Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Jersey Trustee, solely in its capacity as trustee of the Jersey Trust, on the terms and subject to the conditions set forth in this Agreement has (a) duly and validly authorized the execution and delivery of this Agreement, and (b) approved this Agreement and the Jersey Canadian Asset Sale;

WHEREAS, the Parties intend that for U.S. federal and applicable state Income Tax purposes that the Sale shall be treated as a fully taxable purchase of the Purchased Assets and the underlying assets owned by the Target Companies (or any disregarded entities owned by the Target Companies); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Sale and the other Contemplated Transactions and also to prescribe various conditions to the Sale and the other Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in either of the Confidentiality Agreements.

“Acquired Indebtedness” shall mean the Indebtedness of Magic Springs Development Co., L.L.C. pursuant to the loan agreements listed on Section 1.1(a)(1) of the Seller Disclosure Letter, to be acquired by the Attractions Purchaser at Closing.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, the Target Companies shall not be considered Affiliates of the Ski Purchaser or the Attractions Purchaser prior to the Closing.

“Attractions” shall mean any water park, amusement park or family entertainment center.

“Attractions Asset” or “Attractions Assets” shall mean any and all Equity Interests and Purchased Assets that are not Ski Assets, all Attractions Target Companies and all assets (including, without limitation, all real and personal property) owned or leased by an Attractions Target Company.

“Attractions Assets Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, properties, financial condition or results of operations of the Attractions Target Companies and those Asset Sellers that own Attractions Assets, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, the Sellers or the Target Companies to consummate the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale or the other Contemplated Transactions before the Outside Date; provided, however, that for purposes of clause (a), “Attractions Assets Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any events, circumstances, changes or effects that affect the Attractions, real estate or REIT industry generally, (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iii) any changes in Law or regulatory conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (vii) fires, earthquakes, tornadoes, hurricanes, floods or other natural disasters, (viii) subject to Section 8.15, any damage or destruction of any real property that constitutes an Attractions Asset covered by insurance, subject to customary and reasonable retention limits, (ix) changes in the financial conditions or results of operations at any Target Company that was party to an Old Management Agreement following its replacement by the execution of any new Management Agreement in accordance with Section 8.13, or (x) changes in GAAP, which in the case of each of clauses (i), (ii), (iii) and (iv) do not adversely affect those Target Companies that constitute Attractions Assets and those Asset Sellers that own Attractions Assets, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the Attractions, real estate or REIT industry in the United States, and in the case of clause (vii) do not adversely affect those Target Companies that constitute Attractions Assets and those Asset Sellers that own Attractions Assets, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the Attractions, real estate or REIT industry in the geographic regions in which any such Target Company or Asset Seller operates, owns or leases properties.

“Attractions Purchaser Common Shares” shall mean common shares of beneficial interest, par value $0.01 per share, of the Attractions Purchaser.

“Bankruptcy Event” means, with respect to any Ski Resort Operator, (i) the voluntary or involuntary commencement of a case by or against such Ski Resort Operator under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, reorganization, debt arrangement, dissolution or similar provision of state law now or hereafter in effect; (ii) the consent by such Ski Resort Operator to any such case or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Ski Resort Operator; (iii) such Ski Resort Operator makes an assignment for the benefit of creditors or agrees to a similar procedure under state law; (iv) such Ski Resort Operator shall fail to, or admit in writing its inability to, pay its debts generally as they become due; (v) the imposition of a judicial or statutory lien on all or a substantial part of such Ski Resort Operator’s assets; and/or (vi) the entry of an order for relief under the Bankruptcy Code against such Ski Resort Operator. Notwithstanding the preceding sentence, the involuntary commencement of a bankruptcy case under the Bankruptcy Code shall not be deemed a “Bankruptcy Event” if such case was not directly or indirectly solicited by or on behalf such Ski Resort Operator and such case is dismissed within seventy-five (75) Business Days after the filing of the involuntary petition for relief.

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, collective bargaining, termination, severance, change in control, separation, salary continuation, retention, stock option, restricted stock or other equity awards, stock purchase, deferred compensation, bonus, incentive compensation, profit sharing, commission, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practice, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether written or unwritten, insured or self-insured or domestic or foreign.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Ottawa, Canada are authorized or obligated by Law or executive order to close.

“Buyback Options” shall mean (i) all unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property, personal property or equity interests or any portion thereof; (ii) all outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or lease any Company Property or any portion thereof that is owned by any Target Company or any Asset Seller, which, in each case, is in favor of any party other than a Target Company; (iii) the buyback option exercisable pursuant to that certain Buyback Option Agreement, dated December 22, 2005, executed by CNL Gatlinburg Partnership, LP, CNL Income Partners, LP and Boyne USA, Inc.; and (iv) the buyback option exercisable pursuant to that certain Buyback Option Agreement, dated January 9, 2007, executed by CNL Income Partners, LP, CNL Income Brighton, LLC, CNL Income Brighton TRS Corp. and Brighton Resort, LLC (the options referred to in clauses (iii) and (iv) being referred to collectively as the “Boyne Buyback Options”).

“Canadian Purchaser” shall mean the Ski Purchaser or any entity to whom it has assigned its right to acquire the Canadian Purchased Assets pursuant to this Agreement. For the avoidance of doubt, in the event that the Canadian Purchaser shall not have been organized as of the Closing Date, the Ski Purchaser shall perform all obligations of the Canadian Purchaser set forth in this Agreement.

“CDN” shall mean Canadian dollars.

“Closing VWAP” shall mean the VWAP for the ten (10) Business Days ending on the second Business Day before the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Financial Advisor” shall mean Jefferies LLC.

“Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the IP Holders, developed for any of the IP Holders or used or held for use by any of the IP Holders.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Confidentiality Agreements” shall mean (a) the confidentiality agreement, dated March 7, 2016, as amended from time to time, between the Company and the Attractions Purchaser and (b) the confidentiality agreement, dated July 11, 2014, as amended as of June 10, 2016 (as may be further amended from time to time), between the Company and Och-Ziff Real Estate Acquisitions LP.

“Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Debt Pay-off Letters” means pay-off letters in form and substance reasonably acceptable to the Purchasers from each creditor in relation to the Indebtedness Amount, relating to, among other things (i) the repayment in full of such Indebtedness owed to such creditor and (ii) the termination of all Liens and security interests securing or relating to such Indebtedness.

“Effective Date” shall mean the date of this Agreement.

“Environmental Law” shall mean any Law (including common law), statute, regulation, rule or governmental requirement relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release, discharge or clean-up of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license, certificate, registration or other authorization required pursuant to applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that would be treated as a single employer with any Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” shall mean Goodmans LLP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party and/or its Affiliates or on a Party’s behalf in connection with or related to the due diligence investigation of the transactions contemplated by this Agreement and the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with any of the foregoing, the solicitation of stockholder approval, obtaining Third Party consents, any other filings with the SEC, and all other matters related to the Sale and the other Contemplated Transactions.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, and (iii) polychlorinated biphenyls, mold, methane, asbestos, urea-formaldehyde foam insulation and radon.

“Income Tax” shall mean any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past business practices which are not more than 120 calendar days past due, unless the same are being contested in good faith by appropriate proceedings and with respect to which the Company has set aside adequate reserves therefor in accordance with GAAP), (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases (other than leases where no Seller Party is a lessee or sublessee), (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing.

“Indebtedness Amount” shall mean the amount required to satisfy all Indebtedness of the Target Companies and the Asset Sellers outstanding immediately prior to the Closing Date, other than the Acquired Indebtedness.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and symbols, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“IP Holders” shall mean each of the Target Companies and the Asset Sellers.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Jersey Canadian Assets” shall mean all right, title and interest of the Jersey Trust in, to, and under, the Canadian Purchased Assets.

“Joint Buyers Agreement” shall mean the Joint Buyers Agreement, dated as of the date hereof, between the Attractions Purchaser and the Ski Purchaser.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, ordinances, codes, orders, judgments or decrees promulgated by any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity.

“Liability” shall mean any debt, loss, damage, adverse claim, commitment, fines, penalties, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Bankruptcy Event” shall mean the occurrence of any Bankruptcy Event with respect to any Person or Persons listed on Section 1.1(a)(2) of the Seller Disclosure Letter.

“Net Cash Proceeds” shall mean, with respect to any sale or disposition of assets pursuant to Section 3.3, the aggregate amount of cash received by the Seller Parties for such assets, minus any and all documented Third Party fees, commissions and expenses related thereto incurred by such Seller Parties in connection with such sale or disposition.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Organizational Documents” shall mean any charter, certificate of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Personal Property Lease” shall mean any lease to which any Target Company or any Asset Seller is a lessor and which relates to personal property located at any Company Property.

“Purchaser Material Adverse Effect” shall mean:

(1) with respect to the Attractions Purchaser, any event, circumstance, change or effect (a) that is material and adverse to the business, properties, financial condition or results of operations of the Attractions Purchaser and its Subsidiaries, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Attractions Purchaser to consummate the Attractions Purchaser Interest Sale or the Attractions Purchaser Asset Sale before the Outside Date; provided, however, that for purposes of this clause (1), “Purchaser Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any events, circumstances, changes or effects that affect the Attractions, ski, real estate or REIT industry generally, (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iii) any changes in Law or regulatory conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (vii) fires, earthquakes, tornadoes, hurricanes, floods or other natural disasters, or (viii) changes in GAAP, which in the case of each of clauses (i), (ii), (iii) and (iv) do not adversely affect the Attractions Purchaser and its Subsidiaries, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the Attractions, ski, real estate or REIT industry in the United States, and in the case of clause (vii) do not adversely affect the Attractions Purchaser and its Subsidiaries, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the Attractions, ski, real estate or REIT industry in the geographic regions in which the Attractions Purchaser operates, owns or leases properties; or

(2) with respect to the Ski Purchaser or the Canadian Purchaser, any event, circumstance, change or effect that will, or would reasonably be expected to, prevent or materially impair the ability of the Ski Purchaser or Canadian Purchaser to consummate the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale or the Canadian Asset Sale, as applicable, before the Outside Date.

“Reimbursable Expenses” shall mean any and all reasonable Expenses up to an aggregate of $10 million actually incurred after June 10, 2016.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Consideration” shall mean the number of Attractions Purchaser Common Shares equal to the quotient of (i) $647,400,000, divided by (ii) the Closing VWAP; provided, however, that (x) if the Closing VWAP is less than $68.25, the calculation shall be made as if the Closing VWAP were $68.25, and (y) if the Closing VWAP is greater than $82.63, the calculation shall be made as if the Closing VWAP were $82.63.

“Ski Asset” or “Ski Assets” shall mean any and all Ski Purchaser Equity Interests and Ski Purchased Assets, all Ski Target Companies and all assets (including, without limitation, all real and personal property) owned or leased by a Ski Target Company.

“Ski Assets Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, properties, financial condition or results of operations of the Ski Target Companies and those Asset Sellers that own Ski Assets, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, the Sellers or the Target Companies to consummate the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale or the other Contemplated Transactions before the Outside Date; provided, however, that for purposes of clause (a), “Ski Assets Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any events, circumstances, changes or effects that affect the ski, real estate or REIT industry generally, (ii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iii) any changes in Law or regulatory conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (vii) fires, earthquakes, tornadoes, hurricanes, floods or other natural disasters, (viii) subject to Section 8.15, any damage or destruction of any real property that constitutes a Ski Asset covered by insurance, subject to customary and reasonable retention limits, or (ix) changes in GAAP, which in the case of each of clauses (i), (ii), (iii) and (iv) do not adversely affect those Target Companies that constitute Ski Assets and those Asset Sellers that own Ski Assets, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the ski, real estate or REIT industry in the United States, and in the case of clause (vii) do not adversely affect those Target Companies that constitute Ski Assets and those Asset Sellers that own Ski Assets, taken as a whole, in a materially disproportionate manner, relative to other similarly situated participants in the ski, real estate or REIT industry in the geographic regions in which any such Target Company or Asset Seller that operates, owns or leases properties. Notwithstanding anything herein to the contrary (including the foregoing definition), the Parties hereby agree that each of the following shall constitute a Ski Assets Material Adverse Effect in all instances: (x) the failure of any ski lift at any Ski Asset that results in the death of any person, (y) the failure of any five (5) or more ski lifts at any one or more Ski Assets that results in the cessation of operation of such ski lifts for a period of sixty (60) days or more, and (z) any Material Bankruptcy Event.

“Ski Resort Operators” shall mean the Persons listed on Section 1.1(a)(3) of the Seller Disclosure Letter.

“Special Committee Advisor” shall mean Robert A. Stanger & Co., Inc., advisor to the special committee of the Company Board.

“Stockholder” shall mean any holder of Company Common Stock.

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or manager and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the majority ownership power to direct the policies, management and affairs thereof. For purposes of this Agreement, the Target Companies shall not be considered Subsidiaries of the Ski Purchaser or the Attractions Purchaser prior to the Closing.

“Target Company Material Adverse Effect” shall mean the occurrence of either an Attractions Assets Material Adverse Effect or a Ski Assets Material Adverse Effect.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Tenant” shall mean any Third Party that is a lessee or sublessee under any Company Lease.

“Termination Amount” shall mean the Company Termination Amount or the Purchaser Termination Amount, as applicable.

“Third Party” shall mean any Person or group of Persons other than the Seller Parties, the Purchasers and their respective Affiliates.

“TRS Subsidiaries” shall mean those entities set forth on Schedule 7.

“ULC Canadian Assets” shall mean all right, title and interest of Cypress ULC in, to, and under, the Canadian Purchased Assets.

“VWAP” shall mean, for any relevant period, the volume weighted average trading price of Attractions Purchaser Common Shares (calculated by dividing the total dollar amount of Attractions Purchaser Common Shares traded (i.e., the prices paid for the shares multiplied by the number of shares traded for each day in such period) by the total number of Attractions Purchaser Common Shares traded for each day in such period) on the NYSE, as reported by Bloomberg LP.

“Water Rights” shall mean the right or ongoing agreement to use or divert water from any surface water (including any river, stream, or natural or manmade lake, pond or well), groundwater, or municipal source pursuant to any Law (including common law), regulation, ordinance, lease, license, certificate, permit or other authorization.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching party in bad faith with the actual knowledge and intention of such party that such act or failure to act will cause a failure of a condition to close the Sale and the other Contemplated Transactions.

Section 1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

Defined Term	SECTION NO.
Adverse Recommendation Change	Section 8.6(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 8.6(a)
Anti-Bribery Laws	Section 4.25
Asset Sale	Fourth Recital
Asset Seller	Preamble
Asset Sellers	Preamble
Attractions Equity Sellers	Preamble
Attractions Purchaser	Preamble
Attractions Purchaser Asset Sale	Fourth Recital
Attractions Purchaser Board	Eighth Recital
Attractions Purchaser Closing Cash Consideration	Section 3.1(a)(iv)
Attractions Purchaser Closing Consideration	Section 3.1(a)(iv)
Attractions Purchaser Equity Interests	Fourth Recital
Attractions Purchaser Insurance Policies	Section 6.20
Attractions Purchaser Interest Sale	Fourth Recital
Attractions Purchaser Permits	Section 6.5(b)
Attractions Purchaser Preferred Shares	Section 6.2(a)
Attractions Purchaser SEC Filings	Section 6.6(a)
Attractions Target Companies	Second Recital
Board Recommendation	Section 8.4(d)
Bring-Down Letters	Section 8.18
Canadian Ancillary Asset Sale Documents	Section 2.11(b)(vii)
Canadian Asset Sale	Third Recital
Canadian Asset Sellers	Preamble
Canadian Assignment Agreements	Section 2.11(b)(ii)
Canadian Assumed Liabilities	Section 2.9(a)(ii)
Canadian Escrow Agreement	Section 3.5(a)
Canadian Excluded Assets	Section 2.8
Canadian Purchased Assets	Section 2.7
Canadian Purchaser Closing Consideration	Section 3.1(a)(iii)
Canadian Purchaser PST Liability	Section 3.6(c)
Canadian Purchaser SST Liability	Section 3.6(c)
Casualty	Section 8.15(a)

Defined Term	SECTION NO.
Certificate Limit	Section 3.5(a)
Clearance Certificate	Section 3.5(a)
Closing	Section 2.11(a)
Closing Date	Section 2.11(a)
Company	Preamble
Company Acquisition Proposal	Section 8.6(i)(i)
Company Board	Seventh Recital
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Leases	Section 4.16(e)
Company Material Contract	Section 4.12(a)
Company Permitted Liens	Section 4.16(b)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company SEC Filings	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Termination Amount	Section 10.3(a)(i)
Condemnation	Section 8.15(a)
Contemplated Transactions	Seventh Recital
Contributor	Section 4.15(e)
Covered Persons	Section 7.12
CRA	Section 3.5(a)
Cypress ULC	Preamble
Deeds	Section 2.11(b)(xxv)
Equity Assignment Agreement	Section 2.11(b)(i)(y)
Equity Interests	Fourth Recital
Equity Sellers	Preamble
Estimated Closing Amounts Statement	Section 3.1(c)
Excess Sales Tax Liability	Section 3.6(h)
Existing Ground Lessor Estoppel Letters	Section 4.16(g)
Existing Tenant Estoppel Letters	Section 4.16(g)
Finance Minister	Section 3.6(a)(i)
Financing Documents	Third Recital
Forest Service Authorities	Section 4.16(o)
Forest Service Permits	Section 4.16(o)
Forest Service Properties	Section 4.16(o)
Form S-4	Section 4.5(b)
Government Lists	Section 4.27
Ground Lease Approvals	Section 8.7(g)
Ground Lease Assignments	Section 2.11(b)(xxvi)
Ground Leases	Section 4.16(g)
Ground Lessor Estoppel Bring-Down Letters	Section 8.18
Ground Lessor Estoppel Letters	Section 4.16(g)
Ground Lessors	Section 4.16(g)
GST	Section 8.12(e)(i)

Defined Term	SECTION NO.
HSR Act	Section 4.5(b)
ICA	Section 9.2(j)
Indemnified Party	Section 11.9(e)
Information	Section 4.15(f)
Interest Sale	Fourth Recital
Interim Period	Section 8.1(a)
Intervening Event	Section 8.6(i)(iii)
Jersey Canadian Asset Sale	Third Recital
Jersey Canadian Closing Consideration	Section 3.1(a)(ii)
Jersey Trust	Preamble
Jersey Trustee	Preamble
Lease Guaranties	Section 4.16(h)
Letters of Credit	Section 4.16(h)
Liability Limitation	Section 11.9(c)
Managed Company Property	Section 4.16(i)
Management Agreement	Section 4.16(i)
Manager	Section 4.16(i)
Maryland Court	Section 11.12(a)
Material Company Leases	Section 4.16(g)
Material Purchaser Leases	Section 6.15(h)
Material Purchaser Property	Section 6.15(f)
Missing Ground Lessor Estoppel Letters	Section 2.11(b)(xviii)
Missing Tenant Estoppel Letters	Section 2.11(b)(xviii)
Mortgages	Third Recital
New Forest Service Permits	Section 8.7(g)
Non-Assignable Asset	Section 2.10(a)
Non-Assignable Assets	Section 2.10(a)
Note	Third Recital
Notice of Superior Proposal	Section 8.6(e)
Old Management Agreements	Section 8.13
Operating Partnership	Preamble
Operating Partnership Assignment Agreements	Section 2.11(b)(iv)
Other Costs	Section 8.7(g)
Outside Date	Section 10.1(b)(i)
Parties	Preamble
Partnership Agreement	Section 4.2
Party	Preamble
Personal Property Lease Assignments	Section 2.11(b)(iii)
Proceeds	Section 8.15(a)(i)
Property Financial Statements	Section 4.7(e)
Proxy Statement	Seventh Recital
PST Act	Section 3.6(a)(i)
PST Clearance Certificate	Section 3.6(a)(i)
Purchased Assets	Fourth Recital

Defined Term	SECTION NO.
Purchaser	Preamble
Purchaser Leases	Section 6.15(g)
Purchaser Permitted Liens	Section 6.15(a)
Purchaser Properties	Section 6.15(a)
Purchaser Property	Section 6.15(a)
Purchaser Termination Amount	Section 10.3(a)(v)
Purchasers	Preamble
Qualifying Income	Section 10.3(d)(i)
Release Agreement	Section 2.11(b)(xiii)
Release Costs	Section 8.7(g)
Remittance Deadline	Section 3.5(c)
Sale	Seventh Recital
Sales Tax Escrow Agreement	Section 3.6(a)(ii)
Section 167 Election	Section 8.12(e)(i)
Seller	Preamble
Seller Disclosure Letter	Article 4
Seller Parties	Preamble
Seller Party	Preamble
Sellers	Preamble
Series A Preferred Shares	Section 6.2(a)
Series B Preferred Shares	Section 6.2(a)
Series C Preferred Shares	Section 6.2(a)
Series D Preferred Shares	Section 6.2(a)
Series E Preferred Shares	Section 6.2(a)
Series F Preferred Shares	Section 6.2(a)
Ski Equity Sellers	Preamble
Ski Parties	Section 8.7(b)
Ski Purchased Assets	Third Recital
Ski Purchaser	Preamble
Ski Purchaser Asset Sale	Third Recital
Ski Purchaser Closing Cash Consideration	Section 3.1(a)(i)
Ski Purchaser Closing Consideration	Section 3.1(a)(i)
Ski Purchaser Equity Interests	Third Recital
Ski Purchaser Interest Sale	Third Recital
Ski Purchaser Manager	Ninth Recital
Ski Target Companies	Second Recital
SST Act	Section 3.6(a)(ii)
SST Clearance Certificate	Section 3.6(a)(ii)
Subleases	Section 4.16(f)
Superior Proposal	Section 8.6(i)(ii)
Takeover Statutes	Section 4.20
Target Companies	Second Recital
Target Company Insurance Policies	Section 4.18
Target Company Permits	Section 4.6(b)
Target Company Subsidiary	Section 4.1(e)
Target Company Title Insurance Policies	Section 4.16(m)

Defined Term	SECTION NO.
Target Company Title Insurance Policy	Section 4.16(m)
Tenant Estoppel Bring-Down Letters	Section 8.18
Tenant/Manager Insurance Policies	Section 4.18
Trademark Assignment Agreement	Section 2.11(b)(v)
Transfer Taxes	Section 8.12(a)
TRS Distribution	Section 8.10
ULC Canadian Asset Sale	Third Recital
U.S. Ancillary Asset Sale Documents	Section 2.11(b)(vi)
U.S. Asset Sellers	Preamble
U.S. Asset Assignment Agreements	Section 2.11(b)(i)
U.S. Assumed Liabilities	Section 2.5(a)(iii)
U.S. Attractions Asset Sellers	Preamble
U.S. Attractions Owned Real Property	Section 2.3(b)(iii)
U.S. Attractions Purchased Assets	Section 2.3(b)
U.S. Attractions Purchaser Purchased Contracts	Section 2.3(b)(i)
U.S. Excluded Assets	Section 2.4
U.S. Excluded Liabilities	Section 2.5(b)
U.S. Ski Asset Sellers	Preamble
U.S. Ski Purchased Assets	Section 2.3(a)
U.S. Ski Purchaser Purchased Contracts	Section 2.3(a)(i)
USFS	Section 4.16(o)
Withheld Amount	Section 3.5(b)
Witholding Sales Tax Amount	Section 3.6(a)(ii)

ARTICLE 2.

AGREEMENT TO SELL AND PURCHASE EQUITY INTERESTS AND ASSETS

Section 2.1 Sale and Purchase of U.S. Ski Assets.

At the Closing but prior to the consummation of the transactions contemplated by Section 2.2 below, on the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4 and Section 2.5(b), (a) the Ski Equity Sellers shall assign, transfer, convey and deliver to the Ski Purchaser or its permitted assigns, and the Ski Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the Ski Equity Sellers, all of the Ski Equity Sellers’ right, title and interest in, to, and under the Ski Purchaser Equity Interests, free and clear of all Liens other than Liens created under applicable securities Laws, and (b) the U.S. Ski Asset Sellers shall sell, assign, transfer, convey and deliver to the Ski Purchaser or its permitted assigns, and the Ski Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the U.S. Ski Asset Sellers, all of the U.S. Ski Asset Sellers’ right, title and interest in, to, and under the U.S. Ski Purchased Assets (as such term is defined in Section 2.3(a)).

Section 2.2 Sale and Purchase of Attractions Assets.

At the Closing and immediately following the consummation of the transactions contemplated by Section 2.1 above, on the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4 and Section 2.5(b), (a) the Attractions Equity Sellers shall assign, transfer, convey and deliver to the Attractions Purchaser or its permitted assigns, and the Attractions Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the Attractions Equity Sellers, all of the Attractions Equity Sellers’ right, title and interest in, to, and under the Attractions Purchaser Equity Interests, free and clear of all Liens other than Liens created under applicable securities Laws, (b) the U.S. Attractions Asset Sellers shall sell, assign, transfer, convey and deliver to the Attractions Purchaser or its permitted assigns, and the Attractions Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the U.S. Attractions Asset Sellers, all of the U.S. Attractions Asset Sellers’ right, title and interest in, to, and under the U.S. Attractions Purchased Assets (as such term is defined in Section 2.3(b)), and (c) the Company shall sell, assign, transfer, convey and deliver to the Attractions Purchaser or its permitted assigns, and the Attractions Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the Company all of the Company’s right, title and interest in, to, and under the Financing Documents.

Section 2.3 U.S. Ski Purchased Assets and U.S. Attractions Purchased Assets.

(a) The “U.S. Ski Purchased Assets” consist of all right, title and interest of the U.S. Ski Asset Sellers in the following assets (unless a U.S. Excluded Asset (as such term is defined in Section 2.4)), whether tangible, intangible, real or personal and wherever located:

(i) all rights of any U.S. Ski Asset Seller under any franchise, contract, agreement, and lease, including any Personal Property Lease, real property lease, turnover agreement, instrument, guarantee or any license agreement, including any license agreement relating to Intellectual Property owned by any U.S. Ski Asset Seller (including any amendments, modifications, extensions or replacements thereof) (collectively, the “U.S. Ski Purchaser Purchased Contracts”), including all claims or causes of action with respect to the U.S. Ski Purchaser Purchased Contracts;

(ii) all Intellectual Property, goodwill and other intangible assets of the U.S. Ski Asset Sellers, including the Intellectual Property rights set forth on Section 2.3(a)(ii) of the Seller Disclosure Letter;

(iii) all billed and unbilled accounts receivable of the U.S. Ski Asset Sellers and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(iv) all inventories, work in progress and supplies of the U.S. Ski Asset Sellers;

(v) all tangible personal property of the U.S. Ski Asset Sellers, including any and all snow-making equipment, groomers, machinery, equipment, automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones, fixtures and all related equipment and all other tangible personal property, as well as any such items that any U.S. Ski Asset Seller has ordered but has not yet received;

(vi) to the extent assignable or transferable, all documents in possession of the U.S. Ski Asset Sellers relating to products, services, marketing, advertising, promotional materials, Intellectual Property and all files, customer files, guest lists (to the extent permitted by Law or privacy policies) and documents (including credit information), supplier lists, records, literature and correspondence;

(vii) all rights of the U.S. Ski Asset Sellers, if any, under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with agents of the Company or any U.S. Ski Asset Seller or with any Third Party;

(viii) to the extent assignable or transferable, all of the U.S. Ski Asset Sellers’ claims, deposits, prepayments, prepaid charges and expenses, including any prepaid rent and security deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to U.S. Excluded Assets or U.S. Excluded Liabilities (as such term is defined in Section 2.5(b));

(ix) to the extent assignable or transferable, all of the U.S. Ski Asset Sellers’ right, title and interest in, to, and under, any permits, licenses, consents, authorizations, approvals, registrations or certificates held by any U.S. Ski Asset Seller;

(x) all rights of any U.S. Ski Asset Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, sureties and contractors to the extent relating to products sold or services provided to any U.S. Ski Asset Seller;

(xi) all of the U.S. Ski Asset Sellers’ rights, claims and causes of action, credits, demands or rights of setoff, if any, against any Third Party arising after the Closing;

(xii) all real property, if any, owned by any U.S. Ski Asset Seller (including, without limitation, all fixtures); and

(xiii) to the extent assignable or transferable, all other assets, rights and interests of any kind or nature of each of the U.S. Ski Asset Sellers not constituting U.S. Excluded Assets.

(b) The “U.S. Attractions Purchased Assets” consist of all right, title and interest of the U.S. Attractions Asset Sellers in the following assets (unless a U.S. Excluded Asset), whether tangible, intangible, real or personal and wherever located:

(i) all rights of any U.S. Attractions Asset Seller under any franchise, contract, agreement, and lease, including any Personal Property Lease, real property lease, turnover agreement, instrument, guarantee or, any license agreement, including any license agreement relating to Intellectual Property owned by any U.S. Attractions Asset Seller (including any amendments, modifications, extensions or replacements thereof) (collectively, the “U.S. Attractions Purchaser Purchased Contracts”), including all claims or causes of action with respect to the U.S. Attractions Purchaser Purchased Contracts;

(ii) all Intellectual Property, goodwill and other intangible assets of the U.S. Attractions Asset Sellers, including the Intellectual Property rights set forth on Section 2.3(a)(ii) of the Seller Disclosure Letter;

(iii) all real property owned or leased by any U.S. Attractions Asset Seller, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easement rights, and other appurtenances to such real property (“U.S. Attractions Owned Real Property”);

(iv) all billed and unbilled accounts receivable of the U.S. Attractions Asset Sellers and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(v) all inventories, work in progress and supplies of the U.S. Attractions Asset Sellers;

(vi) all tangible personal property of the U.S. Attractions Asset Sellers, including any and all water rides, lazy rivers, waterslides, pools and other water attractions, snow-making equipment, groomers, machinery, equipment, automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones, fixtures and all related equipment and all other tangible personal property, as well as any such items that any U.S. Attractions Asset Seller has ordered but has not yet received;

(vii) to the extent assignable or transferable, all documents in possession of the U.S. Attractions Asset Sellers relating to products, services, marketing, advertising, promotional materials, Intellectual Property and all files, customer files, guest lists (to the extent permitted by Law or privacy policies) and documents (including credit information), supplier lists, records, literature and correspondence;

(viii) all rights of the U.S. Attractions Asset Sellers, if any, under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with agents of the Company or any U.S. Attractions Asset Seller or with any Third Party;

(ix) to the extent assignable or transferable, all of the U.S. Attractions Asset Sellers’ claims, deposits, prepayments, prepaid charges and expenses, including any prepaid rent and security deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to U.S. Excluded Assets or U.S. Excluded Liabilities;

(x) to the extent assignable or transferable, all of the U.S. Attractions Asset Sellers’ right, title and interest in, to, and under, any permits, licenses, consents, authorizations, approvals, registrations or certificates held by any U.S. Attractions Asset Seller;

(xi) all rights of any U.S. Attractions Asset Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, sureties and contractors to the extent relating to products sold or services provided to any U.S. Attractions Asset Seller;

(xii) all of the U.S. Attractions Asset Sellers’ rights, claims and causes of action, credits, demands or rights of setoff, if any, against any Third Party arising after the Closing; and

(xiii) to the extent assignable or transferable, all other assets, rights and interests of any kind or nature of each of the U.S. Attractions Asset Sellers not constituting U.S. Excluded Assets.

Section 2.4 U.S. Excluded Assets.

(a) The “U.S. Excluded Assets,” none of which shall be included among the Purchased Assets and all of which the U.S. Ski Asset Sellers or the U.S. Attractions Asset Sellers, as applicable, shall be entitled to retain, are as follows:

(i) all bank accounts (except to the extent assignment is required pursuant to Exhibit J);

(ii) all cash, including prepayments and security deposits on hand or on deposit in any operating account, bank account or other account maintained by any U.S. Ski Asset Seller in connection with the U.S. Ski Purchased Assets or any U.S. Attractions Asset Seller in connection with the U.S. Attractions Purchased Assets;

(iii) all minute books, Organizational Documents and stock registers of any U.S. Ski Asset Seller or any U.S. Attractions Asset Seller with respect to the ownership, organization or existence of any U.S. Ski Asset Seller or any U.S. Attractions Asset Seller;

(iv) any assets and rights of any nature whatsoever in respect of, related to or resulting from any U.S. Excluded Liability; and

(v) any rights of any nature whatsoever in respect of, related to or resulting from any Tax refunds or credits related to a taxable period (or portion thereof) ending on or prior to the Closing.

Section 2.5 U.S. Assumed Liabilities and U.S. Excluded Liabilities.

(a) U.S. Assumed Liabilities.

(i) At the Closing, the Ski Purchaser shall assume and shall agree to pay, defend, discharge and perform as and when due and performable, and shall indemnify, discharge and hold harmless the Company and its Affiliates against, all Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, the U.S. Ski Purchased Assets, except for the U.S. Excluded Liabilities.

(ii) At the Closing, the Attractions Purchaser shall assume and shall agree to pay, defend, discharge and perform as and when due and performable, and shall indemnify, discharge and hold harmless the Company and its Affiliates against, all Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, the U.S. Attractions Purchased Assets, except for the U.S. Excluded Liabilities.

(iii) All of the Liabilities described above in this Section 2.5(a) are individually and collectively referred to as the “U.S. Assumed Liabilities.”

(b) U.S. Excluded Liabilities. The Purchasers will not assume or be liable for any U.S. Excluded Liabilities. “U.S. Excluded Liabilities” shall mean, except as expressly set forth in Section 8.12(a), any Liability of the Sellers for (i) Income Taxes for any taxable period or (ii) any other Taxes (other than property, ad valorem or similar Taxes) for which the Target Companies or Asset Sellers are liable for any taxable period ending on or before the Closing Date.

Section 2.6 Canadian Sale and Purchase of Assets.

At the Closing but prior to the consummation of the transactions contemplated by Sections 2.1 and 2.2 above, on the terms and subject to the terms and conditions set forth in this Agreement and subject to Section 2.8 and Section 2.9(b), the Canadian Asset Sellers shall sell, assign, transfer and convey and deliver to the Canadian Purchaser or its permitted assigns, and the Canadian Purchaser or its permitted assigns shall purchase, acquire, accept and take assignment and delivery from the Canadian Asset Sellers, all of the Canadian Asset Sellers’ right, title and interest in, to, and under the Canadian Purchased Assets.

Section 2.7 Canadian Purchased Assets.

The “Canadian Purchased Assets” consist of all right, title and interest of the Canadian Asset Sellers in the following assets (unless a Canadian Excluded Asset (as such term is defined in Section 2.8)), whether tangible, intangible, real or personal and wherever located:

(a) all rights of the Canadian Asset Sellers under any franchise, contract, agreement, and lease, including any Personal Property Lease, real property lease (including any Ground Leases), turnover agreement, instrument, guarantee or, any license agreement, including any license agreement relating to Intellectual Property owned by the Canadian Asset Sellers (including any amendments, modifications, extensions or replacements thereof), including all claims or causes of action with respect to such agreements;

(b) all Intellectual Property, goodwill and other intangible assets of the Canadian Asset Sellers, including the Intellectual Property rights set forth on Section 2.3(a)(ii) of the Seller Disclosure Letter;

(c) all billed and unbilled accounts receivable of the Canadian Asset Sellers and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(d) all inventories, work in progress and supplies of the Canadian Asset Sellers;

(e) all tangible personal property of the Canadian Asset Sellers, including any and all snow-making equipment, groomers, machinery, equipment, automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones, fixtures and all related equipment and all other tangible personal property as well as any such items that any Canadian Asset Seller has ordered but has not yet received;

(f) to the extent assignable or transferable, all documents in possession of the Canadian Asset Sellers relating to products, services, marketing, advertising, promotional materials, Intellectual Property and all files, customer files, guest lists (to the extent permitted by Law or privacy policies) and documents (including credit information), supplier lists, records, literature and correspondence;

(g) to the extent assignable or transferable, all of the Canadian Asset Sellers’ claims, deposits, prepayments, prepaid charges and expenses, including any prepaid rent and security deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to Canadian Excluded Assets or any Liabilities of the Canadian Asset Sellers;

(h) all rights of the Canadian Asset Sellers, if any, under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with agents of the Company or any Canadian Asset Seller or with any Third Party;

(i) to the extent assignable or transferable, all of the Canadian Asset Sellers’ right, title and interest in, to, and under, any permits, licenses, consents, authorizations, approvals, registrations or certificates held by any Canadian Asset Seller and all rights and incidents of interest therein, including any New Forest Service Permits;

(j) all rights of any Canadian Asset Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, sureties and contractors to the extent relating to products sold or services provided to any Canadian Asset Seller;

(k) all of the Canadian Asset Sellers’ rights, claims and causes of action, credits, demands or rights of setoff, if any, against Third Parties arising after the Closing; and

(l) to the extent assignable or transferable, all other assets, rights and interests of any kind or nature of the Canadian Asset Sellers, other than the Canadian Excluded Assets.

Section 2.8 Canadian Excluded Assets.

The “Canadian Excluded Assets,” none of which shall be included among the Canadian Purchased Assets and all of which the Canadian Asset Sellers shall be entitled to retain, are as follows:

(a) all bank accounts (except to the extent assignment is required pursuant to Exhibit J);

(b) all cash, including prepayments and security deposits on hand or on deposit in any operating account or other account maintained by the Canadian Asset Sellers in connection with the Canadian Purchased Assets;

(c) all minute books, Organizational Documents, and stock registers of the Canadian Asset Sellers with respect to the ownership, organization or existence of the Canadian Asset Sellers;

(d) any assets and rights of any nature whatsoever in respect of, related to or resulting from any Canadian Excluded Liability, including, without limitation, any Tax refunds or credits of the Canadian Asset Sellers (or any rights thereto) related to a taxable period (or portion thereof) ending on or prior to the Closing; and

(e) any assets or rights whatsoever in respect of Taxes (or amounts in respect thereof) owing by Cypress Bowl Recreations Limited Partnership and its Affiliates to the Canadian Asset Sellers.

Section 2.9 Canadian Assumed Liabilities and Canadian Excluded Liabilities.

(a) Canadian Assumed Liabilities.

(i) At the Closing, the Canadian Purchaser shall assume and shall agree to pay, defend, discharge and perform as and when due and performable, and shall indemnify, discharge and hold harmless the Company and its Affiliates against, all Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, the Canadian Purchased Assets, except for the Canadian Excluded Liabilities.

(ii) All of the Liabilities described above in this Section 2.9(a) are individually and collectively referred to as the “Canadian Assumed Liabilities.”

(b) Canadian Excluded Liabilities. The Canadian Purchaser will not assume or be liable for any Canadian Excluded Liabilities. “Canadian Excluded Liabilities” shall mean, except as expressly set forth in Section 8.12(a), any Liability of the Canadian Asset Sellers for Taxes for any taxable period (other than property, ad valorem or similar Taxes that relate to the Canadian Purchased Assets).

Section 2.10 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Attractions Purchaser Asset Sale, the Ski Purchaser Asset Sale or the Canadian Asset Sale shall be construed as an attempt or agreement to assign any U.S. Attractions Purchased Asset, any U.S. Ski Purchased Asset or any Canadian Purchased Asset, which by its terms or by Law is nonassignable without the consent of, or other action by, a Third Party or a Governmental Authority or is cancelable by a Third Party (or would otherwise adversely affect the rights of any Purchaser or any of its permitted assigns or any Seller thereunder) in the event of an assignment (each a “Non-Assignable Asset” and collectively, the “Non-Assignable Assets”) unless and until such consent shall have been obtained or such other action shall have been taken (provided, however, that no Ground Lease requiring a Ground Lease Approval or New Forest Service Permit shall constitute a Non-Assignable Asset).

(b) To the extent permitted by applicable Law, such Non-Assignable Assets shall be held, as of and from the Closing, by the applicable Asset Seller in trust for the Attractions Purchaser, the Ski Purchaser, the Canadian Purchaser or their permitted assigns, as the case may be, and the covenants and obligations thereunder shall be performed by the applicable Purchaser or its permitted assigns in such Asset Seller’s name and all benefits and obligations existing thereunder shall be for the account of such Purchaser or its permitted assigns. Each Asset Seller shall take or cause to be taken, at the expense of the applicable Purchaser or its permitted assigns, such actions in its name or otherwise as such Purchaser or its permitted assigns may reasonably request so as to provide such Purchaser or its permitted assigns with the benefits of the Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and the applicable Asset Seller shall promptly pay over to the applicable Purchaser or its permitted assigns all money or other consideration received by it in respect of all Non-Assignable Assets.

(c) As of and from the Closing Date, each Asset Seller authorizes each Purchaser and its permitted assigns, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at the expense of such Purchaser or its permitted assigns, to perform all the obligations and receive all the benefits of such Asset Seller under the Non-Assignable Assets and appoints each Purchaser and its permitted assigns as its attorney-in-fact to act in its name on its behalf.

(d) Notwithstanding anything in this Agreement to the contrary and subject to Section 2.10(f), unless and until any written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a U.S. Attractions Purchased Asset, U.S. Ski Purchased Asset or Canadian Purchased Asset, as applicable, and any associated Liability shall not constitute a U.S. Assumed Liability or Canadian Assumed Liability, as applicable, for any purpose under this Agreement except with respect to Section 4.29, and the failure of any such written consent or approval to be obtained or the failure of any such Non-Assignable Asset to constitute a U.S. Attractions Purchased Asset, U.S. Ski Purchased Asset or Canadian Purchased Asset, as applicable, or any circumstances resulting therefrom shall not constitute a Target Company Material Adverse Effect. Upon obtaining the requisite Third Party consents thereto, such Non-Assignable Asset shall automatically become a U.S. Attractions Purchased Asset, U.S. Ski Purchased Asset or Canadian Purchased Asset, as applicable, and shall be automatically transferred and assigned (without any action required by any other Person) to the applicable Purchaser or its permitted assigns hereunder.

(e) Each Purchaser and its permitted assigns shall indemnify and hold harmless the Seller Parties from and against any and all losses actually incurred by the Seller Parties (i) as a result of any actions taken or not taken by such Purchaser or its permitted assigns after the Closing as subcontractor, representative or obligor with respect to any Non-Assignable Asset, or the non-compliance by such Purchaser or its permitted assigns on or following the Closing with any Laws applicable to any such Non-Assignable Asset; or (ii) if such Purchaser or any of its permitted assigns is permitted by applicable Law and the terms of the Non-Assignable Assets to perform the covenants and obligations of any Seller Party thereunder in such Seller Party’s stead, for any losses otherwise relating to any Non-Assignable Assets.

(f) Notwithstanding anything in this Agreement to the contrary, all obligations of the Company or any Asset Seller in this Section 2.10 shall terminate and be of no further effect on the date 45 calendar days after the Closing.

Section 2.11 Closing; Order of Transactions; Deliverables.

(a) General. The closing of the Sale (the “Closing”) shall occur on the third (3rd) Business Day after all of the conditions set forth in Article 9 (other than those conditions that by their terms are required to be satisfied or waived, to the extent permitted, at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions) shall have been satisfied or waived, to the extent permitted, by the Party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, or at such other place as agreed to by the Parties hereto. The Parties agree that the transactions contemplated by this Agreement shall occur in the following order: (1) the TRS Distribution, (2) the Canadian Asset Sale, (3) the Ski Purchaser Interest Sale, (4) the Ski Purchaser Asset Sale and (5) the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the assignment of the Financing Documents by the Company to the Attractions Purchaser concurrently; provided, however, that in the event that any transaction set forth in clauses (1) through (5) of this Section 2.11(a) shall not occur for any reason whatsoever, then none of those transactions in this Section 2.11(a) shall be deemed to have occurred and all such transactions shall be null and void and have no force or effect.

(b) Seller Party Deliverables. At the Closing, the Seller Parties (other than the Jersey Trust) shall deliver, or cause to be delivered, to the Attractions Purchaser, the Ski Purchaser or the Canadian Purchaser, as applicable:

(i) one or more (x) Bill of Sale, Assignment and Assumption Agreements (the “U.S. Asset Assignment Agreements”), substantially in the form of Exhibit B attached hereto from each U.S. Attractions Asset Seller and each U.S. Ski Asset Seller effecting the Attractions Purchaser Asset Sale and the Ski Purchaser Asset Sale, respectively, executed by a duly authorized representative of the applicable U.S. Attractions Asset Seller or U.S. Ski Asset Seller, and (y) one or more Equity Interests Assignment and Assumption Agreements (the “Equity Assignment Agreements”), substantially in the form of Exhibit B attached hereto from each Attractions Equity Seller and Ski Equity Seller effecting the Attractions Purchaser Interest Sale and the Ski Purchaser Interest Sale, respectively, executed by a duly authorized representative of the applicable Attractions Equity Seller or Ski Equity Seller;

(ii) one or more Bill of Sale, Assignment and Assumption Agreements (together with the assignment agreement referenced in Section 2.11(g)(i) below (the “Canadian Assignment Agreements”), substantially in the form of Exhibit C attached hereto, executed by a duly authorized representative of Cypress ULC, effecting the Canadian Asset Sale as it relates to its right, title and interest in, to, and under, the Canadian Purchased Assets;

(iii) one or more Assignment and Assumption of Personal Property Leases (the “Personal Property Lease Assignments”), substantially in the form of Exhibit D attached hereto executed by a duly authorized representative of the applicable U.S. Attractions Asset Seller or U.S. Ski Asset Seller;

(iv) one or more Bill of Sale, Assignment and Assumption Agreements (the “Operating Partnership Assignment Agreements”), substantially in the form of Exhibit E attached hereto, executed by a duly authorized representative of the Operating Partnership effecting the assignment of the Operating Partnership’s rights under the agreements set forth in the Operating Partnership Assignment Agreements;

(v) trademark assignment agreements, substantially in the form of Exhibit F attached hereto, executed by a duly authorized representative of the applicable Asset Seller assigning to the applicable Purchaser or its permitted assigns the trademarks set forth on Section 2.3(a)(ii) of the Seller Disclosure Letter (the “Trademark Assignment Agreement”);

(vi) such other instructions of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Purchasers and the Sellers, as may be reasonably requested by the Attractions Purchaser or the Ski Purchaser to the extent required to give effect to the Attractions Purchaser Asset Sale and the Ski Purchaser Asset Sale (collectively, the “U.S. Ancillary Asset Sale Documents”);

(vii) such other instructions of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Canadian Purchaser and the Sellers, as may be reasonably requested by the Canadian Purchaser to the extent required to give effect to the Canadian Asset Sale (collectively, the “Canadian Ancillary Asset Sale Documents”);

(viii) a non-foreign status affidavit from each of the Sellers, other than the Canadian Asset Sellers (or from such Seller’s parent entity if such Seller is disregarded for tax purposes) in favor of the Purchasers substantially in the form of Exhibit G attached hereto;

(ix) limited liability company interest certificates representing the Ski Purchaser Equity Interests and the Attractions Purchaser Equity Interests (duly endorsed in blank (or with stock powers duly executed by the applicable Seller or other evidence of transfer reasonably satisfactory to the Purchasers, including an admission of the applicable Purchaser or its designees as the sole member of each Target Company effective as of the Closing) in form satisfactory to the Purchasers and otherwise sufficient to provide that each of the Ski Purchaser Equity Interests and the Attractions Purchaser Equity Interests shall constitute a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware;

(x) documentary evidence reasonably satisfactory to the Purchasers evidencing the completion of the TRS Distribution in compliance with Section 8.10;

(xi) a certificate executed by an authorized officer of the Company on behalf of each Seller Party to the effect that the conditions specified in clauses (b), (c), (d) and (e) of Section 9.2 are satisfied in all respects;

(xii) the minutes, company books and share registries of each Target Company;

(xiii) a release in favor of each Purchaser and its permitted assigns, in the form of Exhibit H attached hereto (the “Release Agreement”), executed by duly authorized representatives of each Seller Party releasing each Purchaser, its permitted assigns and their respective Subsidiaries in accordance with the terms of the Release Agreement;

(xiv) one or more customary owner’s affidavits and waivers or releases of liens, each in form reasonably satisfactory to First American Title Insurance Company or any other title insurance company issuing a title policy at Closing, to delete any exceptions for parties in possession, mechanic’s or materialmen’s liens, liens for brokerage commissions, tax liens, community benefit fees or other liens from those title policies to be obtained by the Purchasers at Closing; provided, that such affidavits and waivers do not contain any indemnification or other post-Closing obligations on behalf of the Company or any other Seller Party;

(xv) the flow of funds memorandum described in Section 3.1(b) below, executed by a duly authorized representative of the Company;

(xvi) counterparts to an assignment and assumption agreement in recordable form transferring, as of the Closing Date, all of the Company’s right, title and interest in, to, and under, the Financing Documents to the Attractions Purchaser, executed by a duly authorized representative of the Company;

(xvii) written consents evidencing the capacity and authority of each Seller Party to (i) enter into and perform this Agreement, the Sale and the other Contemplated Transactions, (ii) consummate the Closing, (iii) enter into and deliver all documents to be executed and delivered by it at the Closing, and authorizing certain individuals to enter into and deliver this Agreement and such Closing documents on behalf of each Seller Party, together with (x) an incumbency certificate for the individuals signing this Agreement and such Closing documents on behalf of each applicable Seller Party, and (y) certificates of good standing and foreign qualification from the appropriate jurisdictions of formation or organization, dated as of a recent date and issued by the Secretary of State or equivalent official of the jurisdiction of each of the Target Companies’ and Seller Parties’ formation or organization, as well as all other jurisdictions in which the Target Companies are required by Law to be qualified and in good standing;

(xviii) counterparts of (A) all Ground Lease Approvals, (B) executed estoppel certificates from each Ground Lessor listed on Section 2.11(b)(xviii) of the Seller Disclosure Letter, which estoppel certificates comply with the criteria set forth on Section 2.11(b)(xviii) of the Seller Disclosure Letter (the “Missing Ground Lessor Estoppel Letters”), and (C) tenant estoppel certificates from each of the Tenants listed on Section 2.11(b)(xviii) of the Seller Disclosure Letter (the “Missing Tenant Estoppel Letters”), executed by the applicable Tenants, which estoppel certificates comply with the criteria set forth on Section 2.11(b)(xviii) of the Seller Disclosure Letter;

(xix) quit claim deeds (or the state law equivalent), in recordable form, from each U.S. Asset Seller sufficient to transfer to the Attractions Purchaser or the Ski Purchaser (or the applicable Target Company or their permitted designees, as the case may be) all right, title and interest of each U.S. Asset Seller in and to all fixtures owned by such U.S. Asset Seller, together with such transfer tax forms or other documents as may be necessary to record such deeds;

(xx) the originals of all letters of credit held by any Target Company as the security deposits under the Company Leases;

(xxi) a notice letter to each of the Tenants to the effect that the ownership of the lessor under each Company Lease has changed, and setting forth the name and address of the Ski Purchaser or the Attractions Purchaser, as applicable, together with instructions for payment after Closing of all rent under the Company Leases, in form and substance reasonably satisfactory to the Seller Parties, the Attractions Purchaser and the Ski Purchaser, as the case may be;

(xxii) a notice letter to each of the Ground Lessors to the effect that the ownership of the lessee under each Ground Lease has changed, and setting forth the name and address of the Ski Purchaser or the Attractions Purchaser, as applicable, in form and substance reasonably satisfactory to the Seller Parties, the Attractions Purchaser and the Ski Purchaser, as the case may be;

(xxiii) an instrument of assignment, executed by a duly authorized representative of CLP Okemo Mountain TRS Corp., effecting the assignment by such TRS Subsidiary to CLP Okemo Mountain, LLC of all of such CLP Okemo Mountain TRS Corp.’s right, title and interest in and to (i) that certain Ski Easement dated December 9, 2015 made by South Face Village Development Company LLC and such TRS Subsidiary and (ii) all development documents relating to the development of Timber Creek at the ski resort commonly known as “Okemo”;

(xxiv) an assignment duly executed by CLP Lending I, LLC to the Ski Purchaser or its designee of all right, title and interest of CLP Lending I, LLC in and to the loan made to Mountain High Resort Associates, LLC and Stevens Pass Mountain Resort, LLC, as more particularly set forth in Section (b)(ii)(4) of Exhibit I attached hereto;

(xxv) with respect to each parcel of U.S. Attractions Owned Real Property, a special warranty deed in recordable form duly executed and notarized by the respective U.S. Attractions Asset Seller (the “Deeds”);

(xxvi) one or more Assignment and Assumption of Ground Leases (the “Ground Lease Assignments”), in recordable form and as otherwise in the form mutually agreed to by the respective parties, each executed by a duly authorized representative of the applicable U.S. Attractions Asset Seller; and

(xxvii) all other documents, instruments and writings required to be delivered by any Seller Party at or prior to the Closing Date pursuant to this Agreement and all other documents, instruments, declarations, transfer tax forms, affidavits and writings reasonably requested by the Purchasers (or their permitted assigns), First American Title Insurance Company or any other title insurance company issuing a title policy at Closing.

(c) Purchaser’s Deliverables. At the Closing, the Attractions Purchaser, the Ski Purchaser and the Canadian Purchaser, as applicable, shall deliver or cause to be delivered to the Company:

(i) counterparts to each U.S. Asset Assignment Agreement and each Equity Assignment Agreement executed by a duly authorized representative of the applicable Purchaser or its permitted assigns;

(ii) counterparts to each U.S. Ancillary Asset Sale Document executed by a duly authorized representative of the applicable Purchaser or its permitted assigns, to the extent applicable;

(iii) counterparts to each Personal Property Lease Assignment executed by a duly authorized representative of the applicable Purchaser or its permitted assigns;

(iv) a counterpart to the Release Agreement executed by a duly authorized representative of each Purchaser;

(v) a counterpart to the flow of funds memorandum described in Section 3.1(b) below, executed by a duly authorized representative of each Purchaser;

(vi) releases from each applicable Ground Lessor, in form and substance reasonably satisfactory to the Sellers, evidencing the release of the Company and all of its Subsidiaries (other than the Target Companies) from all guarantees or other obligations relating to the Ground Lease at Wild Waves;

(vii) duly executed counterparts of the notice letters referenced in Section 2.11(b)(xxi) and Section 2.11(b)(xxii) above; and

(viii) all other documents, instruments and writings required to be delivered by the Purchasers at or prior to the Closing Date pursuant to this Agreement and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Company.

(d) Attractions Purchaser Deliverables. In addition to the items specified in Section 2.11(c) above, at the Closing, the Attractions Purchaser shall deliver or cause to be delivered to the Company:

(i) the Attractions Purchaser Closing Cash Consideration in immediate available funds by wire transfer to an account designated in writing by the Company to the Attractions Purchaser no later than two (2) Business Days before the Closing;

(ii) evidence of the issuance of the Share Consideration in book-entry form, registered in the Company’s name;

(iii) counterparts to the assignment and assumption agreement transferring, as of the Closing Date, all of the Company’s right, title and interest in, to, and under, the Financing Documents to the Attractions Purchaser, executed by a duly authorized representative of the Attractions Purchaser;

(iv) counterparts to the Trademark Assignment Agreement, executed by a duly authorized representative of the Attractions Purchaser;

(v) counterparts to each Operating Partnership Assignment Agreement executed by a duly authorized representative of the applicable Purchaser or its permitted assigns;

(vi) a certificate executed by an authorized officer of the Attractions Purchaser to the effect that the conditions specified in clauses (b) and (d) of Section 9.3 are satisfied in all respects; and

(vii) a copy of resolutions duly adopted by the Board of Directors of Attractions Purchaser (as certified by the Secretary of the Attractions Purchaser) evidencing the capacity and authority of the Attractions Purchaser to (i) enter into and perform this Agreement, the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, (ii) consummate the Closing, (iii) enter into and deliver all documents to be executed and delivered by it at the Closing, and authorizing certain individuals to enter into and deliver this Agreement and such Closing documents on behalf of the Attractions Purchaser, together with (x) an incumbency certificate for the individuals signing this Agreement and such Closing documents on behalf of the Attractions Purchaser, and (y) a good standing certificate dated as of a recent date and issued by the State Department of Assessments and Taxation of the State of Maryland.

(e) Ski Purchaser Deliverables. In addition to the items specified in Section 2.11(c) above, at the Closing, the Ski Purchaser shall deliver or cause to be delivered to the Company:

(i) the Ski Purchaser Closing Cash Consideration in immediate available funds by wire transfer to an account designated in writing by the Company to the Ski Purchaser no later than two (2) Business Days before the Closing;

(ii) the Financing Documents, executed by a duly authorized representative of each of the parties thereto, as borrowers or mortgagors, as the case may be;

(iii) a certificate executed by an authorized representative of the Ski Purchaser to the effect that the conditions specified in clauses (c) and (e) of Section 9.3 are satisfied in all respects to the extent related to the Ski Purchaser;

(iv) written consent evidencing the capacity and authority of the Ski Purchaser to (i) enter into and perform this Agreement, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale and the other Contemplated Transactions, (ii) consummate the Closing, (iii) enter into and deliver all documents to be executed and delivered by it at the Closing, and authorizing certain individuals to enter into and deliver this Agreement and such Closing documents on behalf of the Ski Purchaser, together with (x) an incumbency certificate for the individuals signing this Agreement and such Closing documents on behalf of the Ski Purchaser, and (y) a good standing certificate dated as of a recent date and issued by the Secretary of State of the State of Delaware; and

(v) written consents or resolutions evidencing the capacity and authority of each of the Ski Target Companies to enter into and deliver the Financing Documents and authorizing certain individual or individuals to enter individuals to enter into the Financing Documents, together with (x) an incumbency certificate for the individual or individuals signing the Financing Documents, and (y) a Secretary’s certificate from each sole member or general partner, as applicable, of each of the Ski Target Companies certifying that the Organizational Documents of the Ski Target Companies are in full force and effect.

(f) Canadian Purchaser Deliverables. In addition to the items specified in Section 2.11(c) above, at the Closing, the Canadian Purchaser shall deliver or cause to be delivered to the Company:

(i) the Canadian Purchaser Closing Consideration in immediate available funds by wire transfer to an account designated in writing by the Company to the Canadian Purchaser no later than two (2) Business Days before the Closing;

(ii) counterparts to each Canadian Assignment Agreement executed by a duly authorized representative of the Canadian Purchaser or its permitted assigns;

(iii) counterparts to each Canadian Ancillary Asset Sale Document executed by a duly authorized representative of the Canadian Purchaser or its permitted assigns, to the extent applicable;

(iv) a certificate from the Canadian Purchaser executed by an authorized officer of such Canadian Purchaser to the effect that the conditions specified in clauses (c) and (e) of Section 9.3 are satisfied in all respects to the extent related to the Canadian Purchaser;

(v) written consent evidencing the capacity and authority of the Canadian Purchaser to (i) enter into and perform this Agreement, the Canadian Asset Sale and the other Contemplated Transactions, (ii) consummate the Closing, (iii) enter into and deliver all documents to be executed and delivered by it at the Closing, and authorizing certain individuals to enter into and deliver this Agreement and such Closing documents on behalf of the Canadian Purchaser, together with (x) an incumbency certificate for the individuals signing this Agreement and such Closing documents on behalf of the Canadian Purchaser, and (y) a good standing certificate from the Office of the British Columbia Registrar of Companies; and

(vi) all other documents, instruments and writings required to be delivered by the Canadian Purchaser at or prior to the Closing Date pursuant to this Agreement and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Company.

(g) Jersey Trustee Deliverables. At the Closing, the Jersey Trustee on behalf of the Jersey Trust shall deliver or cause to be delivered to the Canadian Purchaser:

(i) one or more assignment and assumption agreements, in such form as may be required by any relevant Governmental Authority, executed by a duly authorized representative of the Jersey Trustee on behalf of the Jersey Trust, effecting the Canadian Asset Sale as it relates to its right, title and interest in, to, and under, the Canadian Purchased Assets;

(ii) counterparts to each Canadian Ancillary Asset Sale Document executed by a duly authorized representative of the Jersey Trustee on behalf of the Jersey Trust or its permitted assigns, to the extent required to give effect to the Canadian Asset Sale;

(iii) a certificate from the Jersey Trustee executed by an authorized officer to the effect that the conditions specified in clause (b) (solely to the extent of the Jersey Trust’s obligations) and (e) of Section 9.2 are satisfied in all respects;

(iv) written consent evidencing the capacity and authority of the Jersey Trustee on behalf of the Jersey Trust to (i) enter into and perform this Agreement, the Canadian Asset Sale and the other Contemplated Transactions, (ii) consummate the Closing, (iii) enter into and deliver all documents to be executed and delivered by it at the Closing, and authorizing certain individuals to enter into and deliver this Agreement and such Closing documents on behalf of the Jersey Trust, together with (x) an incumbency certificate for the individuals signing this Agreement and such Closing documents on behalf of the Jersey Trust, and (y) a good standing certificate from the Office of the British Columbia Registrar of Companies; and

(v) all other documents, instruments and writings required to be delivered by the Jersey Trust at or prior to the Closing Date pursuant to this Agreement.

(h) Pay off of the Indebtedness Amount. At the Closing, the Seller Parties shall deliver or caused to be delivered to the creditors identified in the Debt Pay-off Letters the Indebtedness Amount and any and all releases or discharges of mortgage or deed of trust and other documentation necessary to release any liens of record associated with the Indebtedness Amount. If all necessary consents required under the Acquired Indebtedness as a result of Attractions Purchaser Interest Sale are not obtained on or before the Closing Date, then the Acquired Indebtedness shall be deemed included in the Indebtedness Amount for purposes of this Section 2.11(h).

(i) Amendment and Restatement of Financing Documents. At the Closing, the Ski Purchaser and the Attractions Purchaser shall amend and restate, or shall cause to be amended and restated, the Financing Documents to reflect the assignment to the Attractions Purchaser of the Financing Documents and the Ski Purchaser shall deliver or cause to be delivered to the Attractions Purchaser such amended documents. In addition, in connection with such amendment and restatement, the Ski Purchaser and the Attractions Purchaser shall enter into such additional financing documents as previously agreed to by the Ski Purchaser and the Attractions Purchaser, which financing documents will be in the forms previously agreed to by the Ski Purchaser and the Attractions Purchaser.

ARTICLE 3.

PURCHASE AND SALE CONSIDERATION

Section 3.1 Closing Consideration.

(a) Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by the Purchasers to the Company, as agent for the Sellers, at the Closing shall consist of the following:

(i) with respect to the Ski Purchaser Interest Sale and the Ski Purchaser Asset Sale, the Ski Purchaser shall (1) deliver an amount in cash equal to One Hundred Thirty One Million Seventy Five Thousand Dollars ($131,075,000) minus the U.S. dollar equivalent (determined by reference to the daily noon exchange rate published by the Bank of Canada on its website on the second Business Day immediately prior to Closing) of the aggregate amount of cash payable to the Canadian Asset Sellers under Section 3.1(a)(ii) and Section 3.1(a)(iii) (such amount determined in accordance with the foregoing, the “Ski Purchaser Closing Cash Consideration”), which Ski Purchaser Closing Cash Consideration shall be adjusted as set forth in this Section 3.1, Section 3.2 and Section 3.3 below and (2) together with certain other obligors, issue the Note in the aggregate principal amount of Two Hundred Forty Three Million Four Hundred Twenty Five Thousand Dollars ($243,425,000) (the Note, together with the Ski Purchaser Closing Cash Consideration, shall be referred to herein as the “Ski Purchaser Closing Consideration”);

(ii) with respect to the Jersey Canadian Asset Sale, the Canadian Purchaser shall deliver an amount in cash equal to Twenty Three Million One Hundred Thousand Canadian Dollars (CDN$23,100,000) (the “Jersey Canadian Closing Consideration”), subject to adjustment as set forth in this Section 3.1 and Section 3.2 below;

(iii) with respect to the ULC Canadian Asset Sale, the Canadian Purchaser shall deliver an amount in cash equal to Nine Million Nine Hundred Thousand Canadian Dollars (CDN$9,900,000) (such amount, together with the Jersey Canadian Closing Consideration, the “Canadian Purchaser Closing Consideration”), subject to adjustment as set forth in this Section 3.1 and Section 3.2 below; and

(iv) with respect to the Attractions Purchaser Interest Sale and the Attractions Purchaser Asset Sale and the assignment of the Financing Documents by the Company to the Attractions Purchaser, the Attractions Purchaser shall (1) deliver an amount in cash equal to the difference between Fifty One Million Five Hundred Twenty Five Thousand Dollars ($51,525,000), less the outstanding principal amount of the Acquired Indebtedness (provided that, if all necessary consents required under the Acquired Indebtedness as a result of the Attractions Purchaser Interest Sale are not obtained on or before the Closing Date, then the Acquired Indebtedness shall not be deducted) (the “Attractions Purchaser Closing Cash Consideration”), and (2) issue the Share Consideration (which, together with the Attractions Purchaser Closing Cash Consideration, the “Attractions Purchaser Closing Consideration”), which cash and shares shall be adjusted as set forth in this Section 3.1 and Section 3.2 below.

(b) Flow of Funds Memorandum. The Ski Purchaser Closing Consideration, the Canadian Purchaser Closing Consideration and the Attractions Purchaser Closing Consideration shall be paid to the Company, as agent for the Sellers, as set forth in a flow of funds memorandum, in form and substance mutually satisfactory to the Company and the Purchasers, which shall specify in reasonable detail the payments to be made by the Ski Purchaser and the Attractions Purchaser to the Company at the Closing.

(c) Estimated Closing Amounts Statement. At least three (3) and no more than five (5) Business Days before the Closing Date, the Company shall deliver to the Purchasers a certificate (the “Estimated Closing Amounts Statement”) setting forth the Company’s good faith estimate of each of the Ski Purchaser Closing Consideration, the Canadian Purchaser Closing Consideration and the Attractions Purchaser Closing Consideration for each Asset Seller and Target Company, which shall include a detailed calculation of the adjustments set forth on Exhibit J (including any schedules required by such Exhibit). The Estimated Closing Amounts Statement shall be prepared by the Company in good faith and shall be accompanied by (A) a schedule showing each component of the Ski Purchaser Closing Consideration, the Canadian Purchaser Closing Consideration and the Attractions Purchaser Closing Consideration, and (B) appropriate documentation supporting the estimates contained in the Estimated Closing Amounts Statement to enable the Purchasers to verify all items and amounts (including any schedules required by Exhibit J. The Estimated Closing Amounts Statement shall be subject to the reasonable approval of the Purchasers, and the Seller Parties shall provide such additional supporting information as may be reasonably requested by any Purchaser to verify all items and amounts thereon. For the avoidance of doubt, Exhibit J is incorporated by reference into this Agreement and the terms thereof constitute a part of this Agreement.

(d) [Intentionally Omitted]

(e) Closing Adjustments. Consideration payable at Closing pursuant to Section 3.1(a) shall be subject to the following adjustments:

(i) The Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration shall be increased or decreased, as applicable, as set forth on the Estimated Closing Amounts Statement.

(ii) The Attractions Purchaser Closing Consideration shall be increased or decreased, as applicable, as set forth on the Estimated Closing Amounts Statement; provided, however, that the Attractions Purchaser Closing Cash Consideration shall be adjusted first (but not below $500,000) and only after the Attractions Purchaser Closing Cash Consideration has reached $500,000 will the Share Consideration be adjusted in lieu of the Attractions Purchaser Closing Cash Consideration (using the Closing VWAP as the deemed value of the Attractions Purchaser Common Shares). In no event shall the Attractions Purchaser Closing Cash Consideration be less than $500,000.

(iii) Notwithstanding anything in this Agreement to the contrary, the Attractions Purchaser may increase the Attractions Purchaser Closing Cash Consideration and decrease the Share Consideration by an identical amount, and/or apply any adjustments to the Attractions Purchaser Closing Consideration required by Section 3.1(e)(ii) that are in favor of the Attractions Purchaser by reducing the Share Consideration (in place of reducing the Attractions Purchaser Closing Cash Consideration), as is advisable by the Attractions Purchaser to ensure that the Interest Sale and the Asset Sale to the Attractions Purchasers contemplated herein are all taxable transactions for U.S. federal Income Tax purposes. Any adjustment to the Share Consideration or replacement of the Share Consideration for additional Attractions Purchaser Closing Cash Consideration pursuant to this Section 3.1(e)(iii) shall be made using the Closing VWAP as the deemed value of the Attractions Purchaser Common Shares.

(f) The Parties agree that (i) the consideration paid by the Ski Purchaser to the U.S. Ski Asset Sellers shall first be paid from the Note (or a portion thereof), (ii) the Attractions Purchaser’s purchase of the Note (or a portion thereof) from the U.S. Ski Asset Sellers shall be paid for with Share Consideration, and (iii) the Attractions Purchaser may allocate its cash consideration to the Company and/or any of the U.S. Attractions Asset Sellers as needed to cause each transaction to be a fully taxable transaction for U.S. federal income tax purposes. Any adjustments to the purchase price resulting from fluctuations in the value of the Attractions Purchaser Common Shares between signing and Closing, or as a result of adjustments required by Sections 3.1(e) or 3.2, shall be applied to the consideration received by the Equity Sellers.

Section 3.2 Post-Closing Adjustment to Consideration.

Until the forty-fifth (45th) day following the Closing Date, the Seller Parties and the Purchasers agree to cooperate and use their best efforts to further adjust the Ski Purchaser Closing Cash Consideration, the Canadian Purchaser Closing Consideration and the Attractions Purchaser Closing Cash Consideration in accordance with Exhibit J as and when more complete and accurate information becomes available to the Parties, with a final true-up to occur with respect to all such adjustments as of the forty-fifth (45th) day following the Closing Date (or such earlier time as may be agreed upon by the Parties). In connection therewith, the Parties shall provide each other with reasonable access to the books and records within their control for the purpose of verifying any adjustments proposed to be made following Closing and each Party proposing an adjustment following the Closing shall provide the other Parties with appropriate documentation supporting such adjustment.

Section 3.3 Buyback Options.

In the event that between the Effective Date and the Closing Date, any party to any of the Buyback Options shall have notified any Seller Party of its intent to exercise its rights to purchase the assets of any Target Company or any Asset Seller subject to the applicable Buyback Option, the Parties agree that, to the extent applicable, (a) each of (x) the Ski Purchaser Closing Cash Consideration, on the one hand, and (y) the Note, on the other hand, shall be reduced on a pro rata basis by the Net Cash Proceeds received by the Company or its Affiliates for the applicable assets of such Target Company or such Asset Seller and (b) each of (i) the Attractions Purchaser Closing Cash Consideration, on the one hand, and (ii) the Share Consideration, on the other hand, shall be reduced on a pro rata basis by the Net Cash Proceeds received by the Company or its Affiliates for the applicable assets of such Target Company or such Asset Seller. The Company shall give prompt written notice to the Purchasers of the written notice of exercise of any Buyback Option. If any Buyback Option is exercised, the Company shall provide the applicable Purchaser with a reasonable opportunity to review and comment on any proposed definitive purchase agreement or other similar agreement to be entered into in connection with such exercise. The Company will promptly provide the Purchasers with an executed copy of any purchase agreement or other similar agreement entered into in connection with such Buyback Option.

Section 3.4 Purchase Price Allocation.

(a) No later than forty-five (45) calendar days after the Effective Date, (i) the Attractions Purchaser shall provide each U.S. Attractions Asset Seller a separate draft IRS Form 8594 setting forth an allocation of the portion of the Attractions Purchaser Closing Consideration (and any other relevant items) paid to that applicable U.S. Attractions Asset Seller among the classes of assets of that U.S. Attractions Asset Seller, (ii) the Attractions Purchaser shall provide the Company a draft IRS Form 8594 setting forth an allocation of the portion of the Attractions Purchaser Closing Consideration (and any other relevant items) paid to the Equity Sellers in the aggregate among the classes of assets of the Equity Sellers, (iii) each U.S. Ski Asset Seller shall provide the Ski Purchaser a separate draft IRS Form 8594 setting forth an allocation of the portion of the Ski Purchaser Closing Consideration (and any other relevant items) paid to that applicable U.S. Ski Asset Seller among the classes of assets of that U.S. Ski Asset Seller, and (iv) the Company shall provide the Ski Purchaser a draft IRS Form 8594 setting forth an allocation of the portion of the Ski Purchaser Closing Consideration (and any other relevant items) paid to the Equity Sellers in the aggregate among the classes of assets of the Equity Sellers. All such proposed allocations shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Company, the Asset Sellers and the Attractions Purchasers shall work in good faith to agree to the relative fair market values of the categories of assets as referenced in clauses (i) and (ii) above for a forty-five (45) calendar day period. The Company, the Asset Sellers and the Ski Purchaser shall work in good faith to agree to the relative fair market values of the categories of assets as referenced in clauses (iii) and (iv) above for a forty-five (45) calendar day period. If the Parties are able to agree to the relative values of each category of assets, each Party shall file its IRS Form 8594 consistent with the agreed upon allocation, with any differences in the estimated purchase price and the final purchase price (as determined for U.S.

federal Income Tax purposes) being allocated to the categories of assets in proportion to their relative fair market values in the agreed upon allocation, and each Party shall take all positions for Tax purposes consistent therewith. With respect to the allocations described in clauses (i) and (ii) of this Section 3.4, if the Attractions Purchaser and the Company and the Asset Sellers cannot mutually agree to such allocation within the forty-five (45) calendar day period, (A) the dispute shall be referred to a nationally recognized independent accounting firm, as mutually agreed upon by the Attractions Purchaser and the Company, which shall make a determination no later than forty-five (45) calendar days after submission of the dispute (but in no event later than thirty (30) calendar days before the earliest of the respective due dates for the Income Tax Returns of the Parties as to which such allocations are relevant) and whose determination shall be binding on the Parties, and (B) the Attractions Purchaser shall pay fifty percent (50%) and the Company shall pay fifty percent (50%) of any fees and expenses of such nationally recognized independent accounting firm. With respect to the allocations described in clauses (iii) and (iv) of this Section 3.4, if the Ski Purchaser and the Company and Asset Sellers cannot mutually agree to such allocation within the forty-five (45) calendar day period, (A) the dispute shall be referred to a nationally recognized independent accounting firm, as mutually agreed upon by the Ski Purchaser and the Company, which shall make a determination no later than forty-five (45) calendar days after submission of the dispute (but in no event later than thirty (30) calendar days before the earliest of the respective due dates for the Income Tax Returns of the Parties as to which such allocations are relevant) and whose determination shall be binding on the Parties and (B) the Ski Purchaser shall pay fifty percent (50%) and the Company shall pay fifty percent (50%) of any fees and expenses of such nationally recognized independent accounting firm. Each Party required to file an IRS Form 8594 shall send a copy of such filed form within ten (10) calendar days after filing to each other Party required to file such form with respect to the assets covered by such form.

(b) No later than forty-five (45) calendar days after the Effective Date, the Company and each Canadian Asset Seller shall provide the Canadian Purchaser with a proposed schedule setting forth an allocation of the Jersey Canadian Assets and the ULC Canadian Assets. The Company, each Canadian Asset Seller and the Canadian Purchaser shall work in good faith to agree to the relative fair market values of the categories of assets as referenced above for a forty-five (45) calendar day period. If the Parties are able to agree to the relative values of each category of assets, each Party shall take all positions for Tax purposes consistent therewith with any differences in the estimated purchase price and the final purchase price (as determined for Income Tax purposes) being allocated to the categories of assets in proportion to their relative fair market values in the agreed upon allocation. With respect to the allocations described in this Section 3.4(b), if the Company, the Canadian Asset Sellers and the Canadian Purchaser cannot mutually agree to such allocation within the forty-five (45) calendar day period, (A) the dispute shall be referred to a nationally recognized independent accounting firm, as mutually agreed upon by the Parties, which shall make a determination no later than forty-five (45) calendar days after submission of the dispute (but in no event later than thirty (30) calendar days before the earliest of the respective due dates for the Income Tax Returns of the Parties as to which such allocations are relevant) and whose determination shall be binding on the Parties and (B) the Canadian Purchaser shall pay fifty percent (50%) and the Canadian Asset Sellers shall pay fifty percent (50%) of any fees and expenses of such nationally recognized independent accounting firm.

(c) No later than ten (10) calendar days after the final allocations are completed in accordance with Section 3.4(a)(i) through (iv) (but in no event later than fifteen (15) calendar days before Closing), the Parties shall work in good faith to agree to a further allocation of (i) the Ski Purchaser Closing Consideration among the real and personal property comprising the Ski Assets and (ii) the Attractions Purchaser Closing Consideration among the real and personal property comprising the Attractions Assets. Such allocation among such real and personal property shall be used solely for Title and transfer tax purposes and no Party shall be required to agree to any allocation which in its reasonable belief would result in its failure to qualify as a REIT.

Section 3.5 Canadian Withholding.

(a) The Jersey Trustee on behalf of the Jersey Trust shall take all reasonable steps to obtain and deliver to the Canadian Purchaser a certificate issued by the Canada Revenue Agency (the “CRA”) under subsection 116(5.2) of the Income Tax Act (Canada) (a “Clearance Certificate”) fixing therein an amount equal to the proceeds of disposition, proposed proceeds of disposition or such other amount as is reasonable in the circumstances (the “Certificate Limit”) of no less than the Jersey Canadian Closing Consideration, expressed in Canadian dollars.

(b) The Canadian Purchaser shall be entitled to withhold from the Jersey Canadian Closing Consideration fifty percent (50%) of the amount, if any, by which the Jersey Canadian Closing Consideration exceeds the Certificate Limit of any Clearance Certificate delivered, or if no Clearance Certificate is delivered, the Canadian Purchaser shall be entitled to withhold from the Jersey Canadian Closing Consideration an amount equal to fifty percent (50%) of the Jersey Canadian Closing Consideration (the “Withheld Amount”). The Withheld Amount shall be paid to the Escrow Agent at Closing and held in trust by the Escrow Agent on the conditions set out in this Section 3.5 and an escrow agreement in the form of Exhibit K to be entered into between the Canadian Purchaser, the Jersey Trustee on behalf of the Jersey Trust and the Escrow Agent (the “Canadian Escrow Agreement”).

(c) Where the Canadian Purchaser has withheld the Withheld Amount and the Jersey Trustee on behalf of the Jersey Trust delivers to the Canadian Purchaser, after the Closing Date and on or before 28 days after the end of the month in which the Canadian Purchaser acquires the Jersey Canadian Assets (the “Remittance Deadline”), (i) a Clearance Certificate having a Certificate Limit of no less than the Jersey Canadian Closing Consideration, the Canadian Purchaser shall direct the Escrow Agent to release and forthwith pay to the Jersey Trust, by certified cheque, wire or bank draft, the Withheld Amount or (ii) a Clearance Certificate with a Certificate Limit less than the Jersey Canadian Closing Consideration, the Canadian Purchaser shall direct the Escrow Agent to release and forthwith pay to the Jersey Trust, by certified cheque, wire or bank draft, the Withheld Amount less fifty percent (50%) of the amount by which the Jersey Canadian Closing Consideration exceeds the Certificate Limit.

(d) Where the Canadian Purchaser has withheld the Withheld Amount and no Clearance Certificate has been delivered to the Canadian Purchaser on or before the Remittance Deadline, subject to Section 3.5(e), the Canadian Purchaser and Jersey Trustee on behalf of the Jersey Trust shall instruct the Escrow Agent to remit such amount to the Receiver General for Canada (and the amount so remitted shall be credited as a payment of the Jersey Canadian Closing Consideration under this Agreement). Where the Canadian Purchaser has withheld the

Withheld Amount and a Clearance Certificate has been delivered to the Canadian Purchaser on or before the Remittance Deadline with a Certificate Limit that is less than the Jersey Canadian Closing Consideration, subject to Section 3.5(e), the Canadian Purchaser and Jersey Trustee on behalf of the Jersey Trust shall instruct the Escrow Agent to remit fifty percent (50%) of the amount by which the Jersey Canadian Closing Consideration exceeds the Certificate Limit to the Receiver General for Canada (and the amount so remitted shall be credited as a payment of the Jersey Canadian Closing Consideration under this Agreement). The Canadian Purchaser shall promptly furnish the Jersey Trust with a receipt confirming that such remittance has been made to the Receiver General for Canada on behalf of the Jersey Trust.

(e) Where the Canadian Purchaser has withheld the Withheld Amount and no Clearance Certificate has been delivered to the Canadian Purchaser by the Jersey Trustee on behalf of the Jersey Trust on or before the Remittance Deadline in accordance with Section 3.5(c), no portion of the Withheld Amount shall be remitted to the Receiver General for Canada if the Jersey Trustee on behalf of the Jersey Trust delivers to the Canadian Purchaser, on or before the Remittance Deadline, a comfort letter issued by the CRA forestalling the Canadian Purchaser’s remittance obligations under Section 116 of the Income Tax Act (Canada).

(f) Where the Canadian Purchaser has withheld the Withheld Amount and the Jersey Trustee on behalf of the Jersey Trust has delivered to the Canadian Purchaser a comfort letter as described in Section 3.5(e), the Escrow Agent shall continue to hold the Withheld Amount on the terms and conditions outlined in the comfort letter issued by the CRA until either (i) all or a portion of the Withheld Amount is paid to the Jersey Trust by certified cheque, wire or bank draft, or (ii) all or a portion of the Withheld Amount is remitted to the Receiver General for Canada for the account of the Jersey Trust if notified to do so by the Receiver General for Canada. For greater certainty, in cases of partial payments or remittances described in (i) and (ii), respectively, above, any unpaid or unremitted portion of the Withheld Amount shall continue to be held by the Escrow Agent as provided for under the terms and conditions outlined in the comfort letter issued by the CRA.

(g) The provisions set forth in this Section 3.5 shall also apply, mutatis mutandis, to any positive adjustment to the amount paid by the Canadian Purchaser and its permitted assigns to the Jersey Trust in consideration for the purchase of the Jersey Canadian Assets.

Section 3.6 PST.

(a) Unless any Seller Party delivers on or before Closing:

(i) a certificate (a “PST Clearance Certificate”) issued by the Minister of Finance of British Columbia (“Finance Minister”) under Section 187 of the Provincial Sales Tax Act (British Columbia) (the “PST Act”) to the effect that all requisite taxes collectable and payable under the PST Act by Cypress ULC have been paid, or evidence that Cypress ULC has entered into an arrangement satisfactory to the Finance Minister for the payment of such taxes; and

(ii) a certificate (a “SST Clearance Certificate”) issued by the Finance Minister under Section 99 of the Social Service Tax Act (British Columbia) (the “SST Act”) to the effect that all requisite taxes collected by Cypress ULC have been paid, or evidence that Cypress ULC has entered into an arrangement satisfactory to the Finance Minister for the payment of such taxes, then the Canadian Purchaser shall be entitled to withhold from the Canadian Purchaser Closing Consideration payable to Cypress ULC an amount equal to CDN$1,000,000 (the “Withholding Sales Tax Amount”). The Withholding Sales Tax Amount shall be held in trust on the conditions set out in this Section 3.6 and the escrow agreement in the form attached hereto as Exhibit L (the “Sales Tax Escrow Agreement”) to be entered into at Closing among the Canadian Purchaser, Cypress ULC and the Escrow Agent. For the avoidance of doubt, the Canadian Purchaser shall have no recourse against Cypress ULC in respect of the Canadian Purchaser PST Liability or the Canadian Purchaser SST Liability (each as defined below) for any amount in excess of the Withholding Sales Tax Amount withheld from the Canadian Purchaser Closing Consideration pursuant to this Section 3.6.

(b) Subject to Section 3.6(c), upon receipt by Canadian Purchaser from Cypress ULC of the PST Clearance Certificate described in Section 3.6(a)(i) and the SST Clearance Certificate described in Section 3.6(a)(ii), the Canadian Purchaser and Cypress ULC shall instruct the Escrow Agent to promptly pay the Withholding Sales Tax Amount to Cypress ULC.

(c) Upon receipt of notice by the Canadian Purchaser from the Finance Minister to the effect that the Canadian Purchaser is liable for an amount (the “Canadian Purchaser PST Liability”) pursuant to the PST Act that is the result of the Canadian Purchaser’s failure to obtain the PST Clearance Certificate described in Section 3.6(a)(i) from Cypress ULC, or upon receipt of notice by the Canadian Purchaser from the Finance Minister to the effect that the Canadian Purchaser is liable for an amount (the “Canadian Purchaser SST Liability”) pursuant to the SST Act that is the result of the Canadian Purchaser’s failure to obtain the SST Clearance Certificate described in Section 3.6(a)(ii) from Cypress ULC, then unless alternative arrangements are made to the reasonable satisfaction of the Canadian Purchaser, the Canadian Purchaser and Cypress ULC shall instruct the Escrow Agent to promptly pay an amount equal to the Canadian Purchaser PST Liability or Canadian Purchaser SST Liability, as applicable, to the Finance Minister.

(d) Where the condition described in Section 3.6(b) has not been satisfied within twenty-four (24) months of the Closing Date, the Canadian Purchaser and Cypress ULC shall instruct the Escrow Agent to promptly pay the Withholding Sales Tax Amount to the Canadian Purchaser.

(e) Subject to Section 3.6(f), where any portion of the Withholding Sales Tax Amount has been paid to the Canadian Purchaser pursuant to Section 3.6(d), the Canadian Purchaser agrees to be liable for any and all taxes, interest and penalties under the PST Act and/or the SST Act for which Cypress ULC is liable and shall indemnify and hold harmless Cypress ULC, its successors, Affiliates, assigns, directors, officers, and shareholders, whether direct or indirect, as applicable, from and against any and all losses actually incurred by Cypress ULC in respect of such taxes, interest or penalties.

(f) The indemnity obligations of the Canadian Purchaser set out in Section 3.6(e) shall be limited in all respects to the amount of the Withholding Sales Tax Amount actually remitted by the Escrow Agent to the Canadian Purchaser pursuant to Section 3.6(d).

(g) To the extent an amount is paid to the Finance Minister pursuant to this Section 3.6 on account of taxes, interests or penalties for which Cypress ULC is liable (or Canadian Purchaser is liable as a result of the ULC Canadian Asset Sale), the Canadian Purchaser agrees to cooperate with Cypress ULC to obtain a refund of such amount for the benefit of Cypress ULC, provided all expenses in connection therewith are borne by the Cypress ULC.

(h) To the extent the Finance Minister seeks to recover at any time amounts from the Canadian Purchaser in respect of any liability of Cypress ULC for any taxes, interest and penalties under the PST Act and/or the SST Act and the total of such amounts exceeds the Withholding Sales Tax Amount (such excess amount referred to herein as the “Excess Sales Tax Liability”), Cypress ULC agrees to cooperate with and assist Canadian Purchaser in recovering such Excess Sales Tax Amount from any third party (including, but not limited to, Cypress Bowl Recreations Limited Partnership and any of its Affiliates), and any amounts so recovered on account of any Excess Sales Tax Liability shall be paid to the Finance Minister on account of any such Excess Sales Tax Liability or to the Canadian Purchaser to the extent of any amounts previously paid by the Canadian Purchaser to the Finance Minister on account of an Excess Sales Tax Liability.

(i) For purposes only of this Section 3.6, all references to “Cypress ULC” shall be deemed to include Cypress ULC and its successors, Affiliates, assigns, directors, officers, and shareholders, whether direct or indirect.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except (a) as set forth in the disclosure letter that has been prepared by the Seller Parties (other than the Jersey Trust) and delivered by the Seller Parties (other than the Jersey Trust) to the Purchasers in connection with the execution and delivery of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Seller Disclosure Letter with respect to any Section or subsection of Article 4 of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article 4 of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Seller Disclosure Letter is intended to broaden the scope of any representation or warranty of the Seller Parties made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 (except for the representations and warranties set forth in Section 4.4, Section 4.5, Section 4.8 and Section 4.9(b)) and prior to the Effective Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), each of the Seller Parties (other than the Jersey Trust) jointly and severally represent and warrant to each Purchaser that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a Maryland corporation, duly organized, validly existing and in good standing under the Laws of the state of Maryland, has the requisite corporate power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(b) The Operating Partnership is a Delaware limited partnership, duly organized, validly existing and in good standing under the Laws of the state of Delaware, has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(c) Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted except, for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect. Each Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(d) Each Target Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted except, for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect. Each Target Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(e) Section 4.1(e) of the Seller Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Target Companies and the Asset Sellers and any corporate or non-corporate Subsidiary in which any Target Company or any Asset Seller owns any direct or indirect voting, capital, profits or other beneficial interest (“Target Company Subsidiary”), including a list of each Target Company that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, or a taxable REIT subsidiary within the meaning of Section 856(l) of the Code. Section 4.1(e) of the Seller Disclosure Letter also sets forth (i) the jurisdiction of incorporation or organization, as the case may be, of each Target Company and Target Company Subsidiary and each Asset Seller, (ii) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for Income Tax purposes), directly or indirectly, by the Company in each Target Company and in each Asset Seller, (iii) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for Income Tax purposes) by any Person other than the Company in each Target Company and in each Asset Seller, and (iv) the classification for United States federal Income Tax purposes of each Target Company and each Asset Seller. Following the consummation of the TRS Distribution, no Asset Seller will own any Target Company Subsidiary.

(f) Except for interests in and loans to the Target Company Subsidiaries, no Target Company or Asset Seller, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than investments in bank time deposits and money market accounts).

Section 4.2 Organizational Documents.

The Company has made available to the Purchasers complete and correct copies of (a) the Company’s charter (the “Company Charter”), and the Company’s bylaws, each in effect as of the Effective Date (the “Company Bylaws”), (b) the Agreement of Limited Partnership of the Operating Partnership dated September 23, 2004 (the “Partnership Agreement”) and the certificate of limited partnership of the Operating Partnership and (c) the Organizational Documents of each Seller and each Target Company, all of which are listed on Section 4.2 of the Seller Disclosure Letter. The Company Charter, the Company Bylaws, the Partnership Agreement and such Organizational Documents are each in full force and effect.

Section 4.3 Capital Structure.

(a) All of the outstanding shares of capital stock of each Asset Seller that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding ownership interests of each Target Company and each Canadian Asset Seller that is a partnership or limited liability company or state law trust or foreign trust are duly authorized and validly issued. There are no shares of capital stock of (or other ownership interests in) in any Target Company or Asset Seller that may be issued upon exercise of outstanding options or exchange rights. The Company owns, directly or indirectly, all of the outstanding capital stock or other ownership interests of each Target Company and each Asset Seller, which constitute the only issued and outstanding capital stock or other ownership interests of the Target Companies or Asset Sellers, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained by the Target Company, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock, ownership interests, or other securities of any Target Company or any Asset Seller or which would require any Target Company or any Asset Seller to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(b) Except as set forth in Section 4.3(b) of the Seller Disclosure Letter, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company, the Operating Partnership, any Seller or any Target Company is a party or by which any of them is bound, obligating any Seller Party or any Target Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock or other equity securities or phantom stock or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of any Seller Party or any Target Company or obligating any Seller Party or any Target Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(b) of the Seller Disclosure Letter, there are no outstanding contractual obligations of any Seller Party or any Target Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other securities of any Seller Party or any Target Company. Neither any Seller Party nor any Target Company is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or any equity security of any Seller Party or any Target Company.

(c) All dividends or other distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any Seller, any Target Company or any Asset Seller which have been authorized or declared prior to the Effective Date have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each Seller Party has the requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Sale and the other Contemplated Transactions. The execution and delivery of this Agreement by each Seller Party and the performance by each Seller Party of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of such Seller Party, and no other proceedings on the part of any Seller Party are necessary to authorize this Agreement or the Sale or to consummate the Sale and the other Contemplated Transactions, subject, with respect to the Sale, to receipt of the Company Stockholder Approval. The Company Board, at a duly held meeting, has, by unanimous vote of the entire Company Board, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Sale and the other Contemplated Transactions, (ii) directed that the Sale and the other Contemplated Transactions be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the holders of Company Common Stock vote in favor of the approval of the Sale and the other Contemplated Transactions and to include such recommendation in the Proxy Statement, subject to Section 8.4(d).

(b) This Agreement has been duly executed and delivered by each Seller Party and, assuming due authorization, execution and delivery by the Purchasers, constitutes a legally valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Seller Disclosure Letter, the execution and delivery of this Agreement by the Seller Parties does not, and the performance of this Agreement and the consummation of the Sale and the other Contemplated Transactions by the Seller Parties will not, assuming receipt of the Company Stockholder Approval, (i) conflict with or violate any provision of (A) the Company Charter or Company Bylaws, (B) the Partnership Agreement or (C) the Organizational Documents of any Seller or any Target Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Seller Party or any Target Company or by which any property or asset of any Seller Party or any Target Company is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of any Seller Party or any Target Company under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Seller Party or any Target Company pursuant to any note, bond, debt instrument, mortgage, indenture, contract, agreement, Ground Lease, Buyback Option, license, permit or any other legally binding obligation to which any Seller Party or any Target Company is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(b) Except as set forth in Section 4.5(b) of the Seller Disclosure Letter, the execution and delivery of this Agreement by the Seller Parties does not, and the performance of this Agreement and the consummation of the Sale and the other Contemplated Transactions by the Seller Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) a registration statement on Form S-4 pursuant to which the offer and sale of Attractions Purchaser Common Shares in the Sale will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Sale and the other Contemplated Transactions, (ii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iii) such filings as may be required in connection with state and local transfer Taxes or the transfer of liquor licenses, (iv) such filings as may be required to obtain land use permits in Canada, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement, the Sale and the other Contemplated Transactions, and (vi) such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), except, as to clause (ii), for any such filings and approvals which, individually or in the aggregate, would not reasonably be expected to have a Target Company Material Adverse Effect.

Section 4.6 Compliance with Law; Permits.

(a) Each Target Company and each Asset Seller or, to the knowledge of the Company, their respective operators (including all Tenants and Managers of each Company Property, as applicable) has complied and is in compliance with all Laws which affect the Company Properties, and no notice, charge or assertion has been received by any Seller Party, any Target Company, or, to the knowledge of the Company, any Tenant or any Manager or, to the Company’s knowledge, threatened against any such Person alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.6(a), the provisions of this Section 4.6(a) shall not apply to matters discussed in Section 4.10, Section 4.14, Section 4.15 and Section 4.17.

(b) Except as set forth in Section 4.6(b)(1) of the Seller Disclosure Letter, each Target Company and each Asset Seller and, to the knowledge of the Company, each of their respective operators (including all Tenants and Managers of each Company Property, as applicable) is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits, liquor licenses and certificates of occupancy, necessary for each Target Company and each Asset Seller to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the Effective Date (the “Target Company Permits”), and all such Target Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Target Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Company Material Adverse Effect. All applications required to have been filed for the renewal of the Target Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Target Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect. No Target Company, no Asset Seller or, to the knowledge of the Company, their respective operators, as applicable, has received any claim or notice nor has any knowledge indicating that any Target Company or any Asset Seller is currently not in compliance with the terms of any such Target

Company Permits. Section 4.6(b)(2) of the Seller Disclosure Letter sets forth a true and complete list of all liquor licenses that are in the name of Sellers as of October 28, 2016 as to any Company Property, and the Company has provided to each Purchaser true and complete copies of all such liquor licenses.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2014, together with all certificates required pursuant to the Sarbanes-Oxley Act (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The Company’s system of internal accounting controls is reasonably sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to the Purchasers copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) reasonably designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any of its Subsidiaries has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company, the Operating Partnership, any Seller or any Target Company has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 8.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the Effective Date or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect.

(e) The Company has provided the Purchasers with true and correct copies of unaudited financial statements for each Asset Seller and each Target Company consisting of the balance sheet and statements of income (collectively, the “Property Financial Statements”). The Property Financial Statements fairly present in all material respects the financial position of each Asset Seller and each Target Company as of August 31, 2016, the results of their respective operations for the periods indicated, all in conformity with GAAP applied on a consistent basis. The Property Financial Statements have been accurately derived from the books and records of the Asset Sellers and the Target Companies, and there has been no material adverse change in the financial condition of any Asset Seller or any Target Company since the most recent period covered by such Property Financial Statement.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of any Seller Party or any Target Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Sale and the other Contemplated Transactions, to the extent relating to any Seller Party or any Target Company or other information supplied by or on behalf of the Company, any other Seller Party or any Target Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 and the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of any Purchaser.

Section 4.9 Absence of Certain Changes or Events.

(a) Between December 31, 2015 and the Effective Date, except as contemplated by this Agreement or as set forth in Section 4.9 of the Seller Disclosure Letter, each Seller Party and each Target Company has conducted its business in all material respects in the ordinary course.

(b) Between December 31, 2015 and the Effective Date, there has not been any Target Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Target Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans.

(a) The Target Companies and the Asset Sellers do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. No Target Company and no Asset Seller has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) No Target Company, no Asset Seller or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or other agreement, program, policy or other arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will be reasonably expected to create any obligation with respect to, or has resulted in or will be reasonably expected to result in any liability to, the Purchasers or any of their Subsidiaries.

(c) Except as would not reasonably be expected to result in a material liability to any Target Company, no Seller Party or any Target Company or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code); or (v) a “single employer plan” (as defined in Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

Section 4.11 Labor and Other Employment Matters.

(a) Neither any Target Company nor any Asset Seller has, or has ever had, any employees.

(b) As of the Effective Date, there are no active or, to the knowledge of the Company, threatened, strikes, work stoppages, boycotts or concerted labor actions relating to any Target Company.

(c) Neither the Target Companies, the Asset Sellers nor, to the knowledge of the Company, any Tenant or Manager at a Company Property is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Seller, any Target Company or, to the knowledge of the Company, any Tenant or Manager at a Company Property. Neither the Target Companies, the Asset Sellers nor, to the knowledge of the Company, any Tenant or Manager at a Company Property has experienced any strikes, union grievances, unfair labor practices claims or other material employee or labor disputes during the last three (3) years.

Section 4.12 Company Material Contracts.

(a) Except for contracts listed in Section 4.12 or Section 4.16 of the Seller Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the Effective Date, no Target Company and no Asset Seller is a party to or bound by any contract that:

(i) is a Material Company Lease;

(ii) is a Management Agreement;

(iii) is a Forest Service Permit;

(iv) relates to any Intellectual Property (other than non-negotiated license agreements for generally commercially available, internal-use only software, for a total cost of not more than $25,000 in any calendar year);

(v) is a Personal Property Lease;

(vi) relates to any Water Rights at the Company Properties;

(vii) relates to advances or loans made to any Person;

(viii) would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ix) obligates any Target Company or any Asset Seller to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) for the fiscal year ended 2016, or is reasonably expected to make expenditures in a future annual period, in excess of $100,000 and is not cancelable within sixty (60) days without material penalty to any Target Company or any Asset Seller;

(x) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of any Target Company or any Asset Seller, or that otherwise restricts the lines of business conducted by the Target Companies or the Asset Sellers or the geographic area in which any Target Company or any Asset Seller may conduct business;

(xi) constitutes an Indebtedness obligation of the Target Companies or the Asset Sellers, including any guaranty of obligations under any lease, contract, instrument or agreement, whether or not any such guaranty is evidenced by a note, mortgage, bond, indenture or similar instrument;

(xii) requires any Target Company or any Asset Seller to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a Ground Lease), or involves any pending or contemplated merger, consolidation or similar business combination transaction, other than the Boyne Buyback Options;

(xiii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction, other than with respect to Indebtedness to be paid off at Closing;

(xiv) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of any Target Company or any Asset Seller;

(xv) constitutes a loan to any Person by any Target Company or any Asset Seller (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction or equipping of Company Properties or the funding of improvements to Company Properties); or

(xvi) is otherwise material or not made in the ordinary course of business consistent with past practice and is not terminable within one year without penalty.

Each contract of the type described in this Section 4.12 or Section 4.16, whether or not set forth in this Section 4.12 or Section 4.16 of the Seller Disclosure Letter or filed as exhibits to the Company SEC Filings, to which any Target Company or any Asset Seller is a party or by which it is bound as of the Effective Date is referred to herein as a “Company Material Contract.”

(b) Except for contracts filed as exhibits to Company SEC Filings, the Seller Parties have made available to the Purchasers true and complete copies in all material respects of each Company Material Contract as of the Effective Date (and all material amendments, modifications and supplements thereto and all side letters). Each Company Material Contract is legal, valid, binding and enforceable on each Target Company and each Asset Seller that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Each Target Company and each Asset Seller has performed all obligations required to be performed by it prior to the Effective Date under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the Effective Date, except, in each case, where the non-performance of which would not reasonably be expected to have a Target Company Material Adverse Effect. Each Target Company and each Asset Seller and, to the knowledge of the Company, each other party thereto, is not in breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except, in each case, where such violation, breach or default would not reasonably be expected to have a Target Company Material Adverse Effect. Neither any Target Company nor any Asset Seller has received notice of any violation or default under any Company Material Contract, in each case where such violation or default would reasonably be expected to have a Target Company Material Adverse Effect.

(c) Except as set forth in Section 4.12(c) of the Seller Disclosure Letter, there are no outstanding AOI Commitments (as defined in Exhibit J) in effect.

Section 4.13 Litigation.

Except as set forth in Section 4.13 of the Seller Disclosure Letter, there is no Legal Proceeding pending against or, to the knowledge of the Company, threatened against or naming as a party thereto, any Seller, any Target Company or any of their respective officers or directors (in their capacity as such) or, to the knowledge of the Company, affecting any of the Purchased Assets, nor, to the knowledge of the Company, is there any investigation of a Governmental Authority pending or threatened against any Target Company or any Asset Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Target Company Material Adverse Effect. Neither any of the Target Companies, any of the Asset Sellers nor, to the knowledge of the Company, any of their respective property, including any Company Property, is subject to any material outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Authority.

Section 4.14 Environmental Matters.

Except as set forth in Section 4.14 of the Seller Disclosure Letter:

(a) Each Target Company and each Asset Seller is in material compliance with all applicable Environmental Laws in all respects.

(b) To the knowledge of the Company, to the extent required by Law, each Company Property (whether through a Target Company, Asset Seller, Tenant or Manager) has all Environmental Permits necessary to conduct its current operations and is in compliance with its respective Environmental Permits; all such Environmental Permits are in good standing and, to the knowledge of the Company, no appeal or other action is pending to revoke any such Environmental Permit.

(c) No Target Company and no Asset Seller has received any written notice, demand, letter or claim alleging that any such Target Company or Asset Seller is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against any Target Company or Asset Seller which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against any Target Company or any Asset Seller under any Environmental Law.

(d) No Target Company and no Asset Seller has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against any Target Company or any Asset Seller under any Environmental Law.

(e) To the knowledge of the Company, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect, none of the Target Companies or any of the Asset Sellers has caused, and to the knowledge of the Company, no Third Party has caused, any release of a Hazardous Substance that would have been required to be investigated or remediated by the Purchasers under any Environmental Law since the Company acquired or formed the Target Companies or the Asset Sellers.

(f) To the knowledge of the Company, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect, there is no site to which any Target Company or any Asset Seller has transported or arranged for the transport of Hazardous Substances which site is or, to the knowledge of the Company, may become, the subject of any Legal Proceeding under Environmental Law.

(g) To the knowledge of the Company, none of the Sale or the other Contemplated Transactions will trigger any filing requirement or other action by any Target Company or any Tenant or Manager under any Environmental Law or property transfer statute or any rules or regulations promulgated thereunder.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Seller Disclosure Letter sets forth a correct and complete list of Intellectual Property registrations and applications for registration owned by or held in the name of all IP Holders, and material unregistered Trademarks owned by all IP Holders. Except as set forth in Section 4.15(a) of the Seller Disclosure Letter, with respect to the Company Intellectual Property owned or purported to be owned by any of the IP Holders, the applicable IP Holder exclusively owns such Company Intellectual Property, free and clear of all Liens. None of the IP Holders has transferred ownership of, or agreed to transfer ownership of, or, permitted any person to retain, any exclusive rights or joint ownership of, any Intellectual Property that is or was owned by any IP Holder to any Third Party or permitted the rights of any Intellectual Property that is or was owned by any IP Holder to enter into the public domain. All Intellectual Property owned by an IP Holder will be fully transferable, alienable and licensable by the applicable Purchaser or its permitted assigns without restriction and without payment of any kind to any Third Party.

(b) All Company Intellectual Property owned by or exclusively licensed to any of the IP Holders that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the IP Holder has permitted to expire or has cancelled or abandoned in its reasonable business judgment. To the knowledge of the Company, all Company Intellectual Property owned by or exclusively licensed to any of the IP Holders is valid and enforceable. Without limiting the generality of the foregoing, each IP Holder has taken reasonable measures to police against third-party misuse, infringement or dilution of all Company Intellectual Property owned or purported to be owned by, or exclusively licensed to, such IP Holder.

(c) Except as set forth in Section 4.15(c) of the Seller Disclosure Letter: (i) the IP Holders own or are licensed or otherwise possess valid rights to use all Intellectual Property (other than patents) necessary to conduct the business of the IP Holders as it is currently conducted, and as it has been conducted in the past four (4) years (or since the date of acquisition of any Intellectual Property acquired within the past four (4) years), and to the knowledge of the Company, the IP Holders own or are licensed or otherwise possess valid rights to practice all patents necessary to conduct the business of the IP Holders as it is currently conducted; (ii) the conduct of the business of the Company and the IP Holders as it is currently conducted does not infringe, misappropriate (or result in the misappropriation of) or otherwise violate (or result in the violation of) the Intellectual Property rights of any Third Party (other than patents), and to the knowledge of the Company, the conduct of the business of the Company and the IP Holders as it is currently conducted does not infringe, misappropriate (or result in the misappropriation of) or otherwise violate (or result in the violation of) the patent rights of any Third Party; (iii) there are no pending or, to the knowledge of the Company, threatened claims that the conduct of the business of any of the IP Holders as it is currently conducted, and as it has been conducted in the past four (4) years, infringes, misappropriates, results in the misappropriation of, otherwise violates, or results in the violation of the Intellectual Property rights of any Third Party; (iv) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by or exclusively licensed to any IP Holder; and (v) to the knowledge of the Company, no Third Party is currently infringing or misappropriating, or in the past four (4) years infringed or misappropriated, any Company Intellectual Property owned by or exclusively licensed to any IP Holder. To the extent applicable, the IP Holders have taken all reasonably necessary actions to maintain and protect the Company Intellectual Property owned by or exclusively licensed to such IP Holder.

(d) Except as set forth in Section 4.15(d) of the Seller Disclosure Letter, none of the Company Intellectual Property owned by or exclusively licensed to any of the IP Holders that has been registered with, or the subject of an application filed with, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any fees, taxes or actions falling due within sixty (60) days after the Closing Date.

(e) In each case in which an IP Holder has acquired or purported to acquire ownership of any Intellectual Property from any Third Party, including as a result of engaging any consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Intellectual Property for or on behalf of such IP Holder (each a “Contributor”), such IP Holder has obtained exclusive ownership of, by operation of law or by a valid and enforceable assignment sufficient to transfer all of, such Intellectual Property, and, as deemed necessary, in the Company’s reasonable business judgment, has obtained from such Contributors a waiver of all non-assignable rights, including of any moral rights, if applicable. No Contributor has expressly retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Contributor for such IP Holder.

(f) Each Target Company and each Asset Seller has taken reasonable steps to protect and preserve the confidentiality of all confidential or non-public information and trade secrets: of such Target Company; of such Asset Seller; or provided by any Third Party to such Target Company or such Asset Seller (“Information”). Each Target Company and each Asset Seller has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar services to safeguard the Information, and information technology systems utilized in the operation of the business of such Target Company or such Asset Seller, from unauthorized or illegal access and use.

(g) To the knowledge of the Company, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Third Party the right or option to cause or declare a loss of, grant, assignment, license or transfer to any Third Party of, or Lien on, any Company Intellectual Property.

Section 4.16 Properties.

(a) Section 4.16(a) (Part I) of the Seller Disclosure Letter sets forth a list of the common name of each facility and real property owned, leased (as lessee or sublessee) or licensed, including ground leased, by any Target Company or any Asset Seller as of the Effective Date (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) (Part II) of the Seller Disclosure Letter sets forth a list of the common name of each facility and real property which, as of the Effective Date, is under contract by a Target Company or an Asset Seller for purchase or sale or which is required under a binding contract to be leased or subleased by the Company, a Target Company or an Asset Seller after the Effective Date. Except as set forth in Section 4.16(a) (Part II) of the Seller Disclosure Letter, there are no real properties that any Target Company or any Asset Seller is obligated to buy, sell, lease or sublease at some future date.

(b) Except with respect to each Company Property that is the subject of a U.S. Forest Service Permit, each Target Company owns good and marketable fee simple title, leasehold title or insurable possessory interest (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for the Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Company Material Adverse Effect. For the purposes of this Agreement, the “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, provided that any such Liens will be paid off and released prior to the Closing, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or subject to penalty, or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Target Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contract or other service contracts, leasing commission agreements, agreements or obligations set forth in Section 4.16(k) of the Seller Disclosure Letter, or Material Company Leases affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses (except for any such Liens resulting from past due or delinquent payments, violations or noncompliance with Law or requirements of such Governmental Authority), and (v) Liens that are disclosed on the existing Target Company Title Insurance Policies listed on Section 4.16(b) of the Seller Disclosure Letter and made available by or on behalf of any Target Company to the Purchasers prior to the Effective Date, provided, that in no event shall any Purchaser be deemed to have approved the continuance of the following Liens in existence at or after Closing: (w) Liens securing mortgage loans or other Indebtedness of any Seller Party, any Target Company or any Affiliate thereof, (x) leases other than Material Company Leases and Subleases, (y) any other matters disclosed by such Title Insurance Policies to which any Purchaser has objected to in writing and a Seller Party has agreed in writing to remove, and (z) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens, judgment liens and other similar Liens imposed by Law (other than such Liens incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings by the Tenant under the applicable Company Lease in accordance with the terms and provisions of such Company Lease (or, if contested by a Seller Party rather than a Tenant under a Company Lease, the payment of such Lien is fully bonded or payment thereof is otherwise fully secured)).

(c) Neither any Seller Party, any Target Company nor, to the Company’s knowledge, any Tenant or Manager has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the Effective Date or of any default thereunder or any material uncured violation thereof or any pending written threat of modification or cancellation of any of same, or (ii) written notice of any material uncured violation of any Laws affecting any of the Company Properties.

(d) Neither any Seller Party, any Target Company, nor, to the Company’s knowledge, any Tenant or Manager has received written notice that any material certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company

Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither any Seller Party, any Target Company nor, to the Company’s knowledge, any Tenant or Manager has received written notice of any outstanding threat of any material modification of, cancellation of, default under or violation of any such certificate, variance, permit or license.

(e) Except as set forth in Section 4.16(e) of the Seller Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred during the past five (5) years or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by any Target Company, and neither any Seller Party, any Target Company nor, to the Company’s knowledge, any Tenant or Manager has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Company Property. The Company does not have any knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of any Company Property, nor has any Seller Party received notice of any special assessment proceedings affecting any Company Property.

(f) To the knowledge of the Company, Section 4.16(f) of the Seller Disclosure Letter sets forth a true and complete list of all material subleases, licenses and concessions that are in effect as to any Company Property and are in possession of the Seller Parties (and with respect to which the applicable Target Company or Asset Seller is not the sublessor or licensor), including all amendments, modifications, supplements, assignments, renewals, and extensions related thereto (collectively, the “Subleases”), and the Company has made available to each Purchaser true and complete copies of all Subleases.

(g) Section 4.16(g)(i) of the Seller Disclosure Letter sets forth a true and complete list of (i) all ground leases and other leases under which a Target Company or its Affiliate holds the lessee’s interest affecting the interest of any Target Company in the Company Properties, including all amendments, modifications, supplements, assignments, renewals and extensions related thereto (collectively, the “Ground Leases,” and the lessor under each Ground Lease is herein called the “Ground Lessor”) and (ii) each Company Property subject to a lease, and each lease or sublease that was in effect on the Effective Date and to which any Target Company or any Asset Seller is a party as lessor or sublessor with respect to any Company Property, including all amendments, modifications, supplements, assignments, renewals and extensions related thereto (collectively, the “Company Leases” and, together with the Ground Leases, the “Material Company Leases”), in each case in effect as of the Effective Date, together with all amendments, modifications, supplements, assignments, renewals and extensions related thereto. The Company has made available to each Purchaser (i) true and complete copies of all Material Company Leases, (ii) estoppel letters from certain Tenants in form and substance satisfactory to the Purchasers as set forth in Section 4.16(g)(ii) of the Seller Disclosure Letter (the “Existing Tenant Estoppel Letters”), and (iii) estoppel letters from certain of the Ground Lessors as set forth on Section 4.16(g)(iii) of the Seller Disclosure Letter in a form mutually agreed upon by the Company and the Purchasers and reasonably acceptable to the applicable Ground Lessor (the “Existing Ground Lessor Estoppel Letters”). Except as set forth in Section 4.16(g)(iv) of the Seller Disclosure Letter: (i) neither any Target Company nor any Asset Seller is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease; (ii) no Tenant under a Company Lease is the beneficiary or has the current right to become a beneficiary of a loan or forbearance from any Target Company or any Asset Seller; (iii) neither any Target Company nor any Asset Seller is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable; (iv) no Material Company Lease is in the process of being amended, extended, waived or modified; (v) no Tenant has asserted in writing and, to the knowledge of the Company, no Tenant has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under the applicable Material Company Lease; (vi) no Target Company or Asset Seller has any present or future obligation to provide any Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements except as specifically set forth in such Material Company Lease or in any approved budgets; (vii) no Target Company or Asset Seller has any present or future obligation to pay any lease commissions with respect to any Material Company Lease except as specifically set forth in such Material Company Lease and all such lease commissions have been paid in full; (viii) no Tenant or third party lessor has requested in writing (and, except as set forth in Section 4.16(g)(iv) of the Seller Disclosure Letter, no Seller Party has engaged in any communication with any Tenant or third party lessor regarding) a modification of its applicable Material Company Lease, a deferment of payment of rent, or a release of its obligations under its applicable Material Company Lease or has given any written notice terminating its applicable Material Company Lease, and no Tenant or third party lessor has been released of its obligations under its Material Company Lease; and (ix) no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Material Company Lease or guaranty thereof, and no such guarantor is in breach of, in violation of or in default under any such guaranty, except as to clauses (i) through (ix), respectively, for any such occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Company Material Adverse Effect. Except as set forth in or pursuant to the Material Company Leases, there are no free rent, rent abatements, rebates, allowances, or other unexpired concessions or any termination, extension, cancellation or expansion rights under any Material Company Leases. No brokerage or similar fee is due or unpaid by any Target Company or any Asset Seller with respect to any Material Company Lease and no brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Material Company Leases, in each case, except for any brokerage or similar fee that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Company Material Adverse Effect.

(h) Section 4.16(h) of the Seller Disclosure Letter sets forth, with respect to each Material Company Lease and to the extent applicable, (i) the current minimum rent (including any components defined as Applicable Rates, Lease Rates or Originally Agreed Lease Rates as set forth in such Material Company Lease); (ii) the lease basis, including the final (fixed) initial investment amount and either (x) all subsequent landlord expenses and other additions, or (y) the current, effective lease basis amount; (iii) current additional minimum rent or percentage rent, as applicable, including the current threshold or gross revenues threshold amount; (iv) a schedule of required annual reserve contributions and reserve amounts currently on deposit; (v) a schedule of all future or pending funding obligations of any Seller Party under the applicable Material Company Lease or otherwise, including any agreed-upon capital improvements that have not been fully funded or paid for; (vi) a schedule of guaranties of any Material Company Lease, including all amendments, modifications, supplements, assignments, renewals and extensions related thereto (the “Lease Guaranties”); (vii) a schedule of security deposits and optional prepaid rent deposits, including a description as to whether such deposits are held in the form of cash or letter of credit; and (viii) with respect to Ground Leases only, a schedule of security deposits paid, or letters of credit or bonds delivered, as security under such Ground Leases, the identity of the party that funded each such security deposit, letter of credit or bond, and the party entitled to receive the return of the security deposit paid upon expiration of the obligation to provide such security deposit. Section 4.16(h) of the Seller Disclosure Letter contains a true, accurate and complete description of all letters of credit and bonds referred to in clauses (vii) and (viii) above, together with all amendments, modifications, supplements, assignments, renewals and extensions related thereto (the “Letters of Credit”). The Company has made available to each Purchaser true and complete copies of all Letters of Credit and Lease Guaranties. All material Letters of Credit and Lease Guaranties are in full force and effect and have not been canceled, terminated, withdrawn, amended, expired, drawn down, reduced or otherwise modified; and the full stated principal amount of each Letter of Credit remains available for draw.

(i) Section 4.16(i) of the Seller Disclosure Letter sets forth each Company Property that is not subject to a Company Lease and which is currently managed (each, a “Managed Company Property”) on behalf of the applicable Target Company by a third party management company unaffiliated with any Seller Party or any Target Company (each, a “Manager”) pursuant to a management agreement or any similar agreement between the applicable Manager and the Target Company (each, a “Management Agreement”). Section 4.16(i) of the Seller Disclosure Letter lists the Manager for each Managed Company Property. Section 4.16(i) of the Seller Disclosure Letter sets forth a true and complete list of (i) all Management Agreements, in each case in effect as of the Effective Date, together with all amendments, modifications, supplements, assignments, renewals and extensions related thereto. The Company has provided true and complete copies of all Management Agreements to each Purchaser. Except as set forth in Section 4.16(i) of the Seller Disclosure Letter: (i) each Management Agreement is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to any Managed Company Property and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) no Target Company is and, to the knowledge of the Company, no other party is in material breach or violation of, or default under, any Management Agreement; (iii) no event has occurred which would result in a material breach or violation of, or a default under, any Management Agreement by any Target Company, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no Manager under a Management Agreement is in default under such Management Agreement; (iv) no Manager has asserted in writing and, to the knowledge of the Company, no Manager has any defense to, offsets or claims against, amounts owed to any Seller Party or any Target Company under its Management Agreement or the performance of such Manager’s other obligations under its

Management Agreement; (v) no Manager has requested in writing a modification of its Management Agreement, or a release of its obligations under its Management Agreement or has given any written notice terminating its Management Agreement, and no Manager has been released of its obligations under its Management Agreement; and (vi) no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Management Agreement.

(j) To the knowledge of the Company, except as set forth in Section 4.16(j) of the Seller Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Target Companies have not received any written notice of any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments, other than in the ordinary course, that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to any Target Company, considered as a whole.

(k) Except as set forth in Section 4.16(k) of the Seller Disclosure Letter, there are no Buyback Options and there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase, lease or otherwise acquire any real property interest, in favor of the Operating Partnership or any Target Company, any Asset Seller or any Third Party as the acquiror, optionee, lessee or beneficiary thereunder. The Company has sent (i) notices dated July 7, 2016 and delivered on July 8, 2016 with regard to the Boyne Buyback Options and (ii) all notices required to be delivered in connection with the Sale that are required under any Buyback Options. On October 6, 2016, the deadline to exercise any rights under the Boyne Buyback Options expired. As of the Effective Date, no Person has provided notice to any Seller Party prior to the applicable deadline for notice that any Person intends to exercise its rights under any Buyback Option.

(l) Except as set forth in Section 4.16(l) of the Seller Disclosure Letter or pursuant to a Company Lease affecting any Company Property, none of the Company, any Asset Seller or any Target Company is a party to any agreement pursuant to which the Company, any Asset Seller or any Target Company manages, or manages the development of, any real property for any Target Company or any Third Party.

(m) Except as set forth in Section 4.16(m) (Part I) of the Seller Disclosure Letter, each Target Company or Asset Seller, as applicable, is in possession of title insurance policies evidencing title insurance with respect to each Company Property (each, a “Target Company Title Insurance Policy” and, collectively, the “Target Company Title Insurance Policies”), which are set forth in Section 4.16(m) (Part II) of the Seller Disclosure Letter. A copy of each Target Company Title Insurance Policy in the possession or control of the Company has been made available to each Purchaser. No written claim has been made against any Target Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property. A copy of the most recent survey, if any, with respect to each Company Property in the possession or control of the Company has been made available to each Purchaser.

(n) The Target Companies or the Asset Sellers, as applicable, have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the Effective Date (other than property owned by

Tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not be material to any Company Property. None of any of the Target Company’s or any of the Asset Seller’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Target Company Material Adverse Effect. Section 4.16(n) of the Seller Disclosure Letter sets forth (i) a list of all personal property recorded on the Company’s books with respect to each Asset Seller in accordance with GAAP and (ii) all leased personal property of any Target Company or any Asset Seller with monthly lease obligations in excess of $75,000 and that are not terminable upon thirty (30) days’ notice. Except as set forth in Section 4.16(n) of the Seller Disclosure Letter, no Affiliate of any Seller Party (other than the Asset Sellers or the Target Companies) owns, uses or has any interest in any asset used or held for use in the operations of the Company Properties.

(o) To the knowledge of the Company, Section 4.16(o) of the Seller Disclosure Letter lists all Company Properties (the “Forest Service Properties”) subject to any permit (collectively, the “Forest Service Permits”) issued to any Target Company or any Asset Seller by the U.S. Forest Service (the “USFS”), any state government authority or any Canadian provincial government authority (collectively with the USFS, the “Forest Service Authorities”). The Forest Service Permits are the principal approvals required by the Forest Service Authorities for the operation of the business of the Forest Service Properties as presently conducted. To the knowledge of the Company after reasonable inquiry of the Tenants, the Company has made available to each Purchaser, prior to the Effective Date, true and complete copies of the Forest Service Permits and such Forest Service Permits are in full force and effect, and, to the knowledge of the Company, all payments due thereunder have been timely paid. Neither any Seller Party nor any Target Company nor, to the knowledge of the Company, any Tenant or Manager has received any notice of default under or violation of the terms and conditions of any Forest Service Permit, and the Company has no knowledge that any Forest Service Authority has any intention of amending, revoking or otherwise altering the terms or conditions of any Forest Service Permit (nor has any Seller Party or any Target Company nor, to the knowledge of the Company, any Tenant or Manager requested any amendment or alteration of the terms and conditions of any Forest Service Permit), or any portion thereof, or the application thereof to the operation of the Forest Service Properties. Neither any Seller Party nor any Target Company nor, to the knowledge of the Company, any Tenant or Manager, is engaged in any ongoing dispute or disagreement with any Forest Service Authority over the interpretation or application of any material term or condition of the Forest Service Permits. Except as set forth in Section 4.16(o) of the Seller Disclosure Letter, the Company has no knowledge of any Third Party permittee or commercial operator operating within the areas permitted to the Target Companies or the Asset Sellers under the Forest Service Permits.

(p) Except as set forth in Section 4.16(p) of the Seller Disclosure Letter, neither any Seller Party, any Target Company nor, to the knowledge of the Company, any Tenant or Manager has received written notice of, and the Company has no knowledge of (i) any violations of any covenants or restrictions affecting any Company Property, including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Authority applicable to such Company Property, except for any notice or knowledge that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Company Material Adverse Effect.

(q) Section 4.16(q) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) all Indebtedness (including any guaranty of payment or performance of obligations) of any Tenant that has been approved or consented to by any Seller Party or any Target Company and (ii) all agreements between any Seller Party and/or any Target Company, on the one hand, and the holder of any such Indebtedness of any Tenant, on the other hand, with respect to the Indebtedness referenced in clause (i) above.

Section 4.17 Taxes.

(a) The Target Companies have timely filed (or had filed on their behalf) with the appropriate Governmental Authority all U.S. federal and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Target Companies have duly paid (or has had paid on their behalf) all U.S. federal and all other material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all Tax Returns that have been filed by the Target Companies with respect to the taxable years ending on or after December 31, 2011 have been provided or made available to each Purchaser.

(b) Each Target Company and each Subsidiary of an Asset Seller that is a limited liability company or limited partnership or state law trust has been since the later of its acquisition by the Company or its Affiliates or formation, and continues to be treated for U.S. federal and state Income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation.

(c) Except as set forth in Section 4.17(c) of the Seller Disclosure Letter, (i) there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, in each case, in writing, for and/or in respect of any Taxes or Tax Returns of the Target Companies and the Asset Sellers and none of the Target Companies or the Asset Sellers is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of any Target Company or any Asset Seller has been claimed, proposed or assessed or, to the knowledge of the Company, threatened in writing by any Governmental Authority, which deficiency has not yet been settled; (iii) none of the Target Companies or the Asset Sellers has extended or waived or requested any extension or waiver (nor granted or been requested to grant any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) none of the Target Companies or the Asset Sellers currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (v) none of the Target Companies or the Asset Sellers has received a claim in writing by a Governmental Authority in any jurisdiction in which any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) none of the Target Companies or the Asset Sellers has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law).

(d) The Target Companies and the Asset Sellers have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) There are no Liens for Taxes upon any property or assets of the Target Companies or the Asset Sellers, except Liens for Taxes not yet due and payable.

(f) None of the Target Companies or the Asset Sellers has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(g) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Target Company or any Asset Seller, and after the Closing Date no Target Company shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date; in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(h) Except for the Asset Sellers being members of a consolidated group, the parent which is CLP Holding, Inc., none of the Target Companies or the Asset Sellers (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Target Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) None of the Target Companies or the Asset Sellers has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Except as set forth in Section 4.17(j) of the Seller Disclosure Letter, no written power of attorney that has been granted by any of the Target Companies (other than to the Company) currently is in force with respect to any matter relating to Taxes.

(k) The Jersey Trust and Cypress ULC are both registered under Part IX of the Excise Tax Act (Canada) for goods and services and harmonized sales tax purposes with registration numbers 81552 1471 RT0001 and 81245 3140 RT0001, respectively.

(l) Cypress ULC is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(m) Cypress ULC is registered for British Columbia sales Tax purposes under the Provincial Sales Tax Act (British Columbia) with registration number PST-1008-1605.

(n) The Jersey Trust is not a collector as defined in the Provincial Sales Tax Act (British Columbia).

Section 4.18 Insurance.

The Company has made available to each Purchaser schedules of all material insurance policies and all material fidelity bonds and other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Target Company Insurance Policies”). The Target Company Insurance Policies include all material insurance policies and all material fidelity bonds and other material insurance service contracts required by any Material Company Lease. There is no material claim for coverage pending under any of the Target Company Insurance Policies that has been denied or disputed by the insurer. All premiums payable under all Target Company Insurance Policies have been paid, and the Company, the Sellers and the Target Companies have otherwise complied in all material respects with the terms and conditions of all the Target Company Insurance Policies. To the knowledge of the Company and the Sellers, such Target Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company (other than notices of nonrenewal of insurance that insurers are required to send to Company by Law or regulation), the Sellers or any Target Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth in Section 4.18 of the Seller Disclosure Letter, to the knowledge of the Company, all insurance policies required under any Material Company Lease or Management Agreement by any Tenant or Manager are in full force and effect (the “Tenant/Manager Insurance Policies”) and to the knowledge of the Company, no written notice of discontinuation or termination has been received by any Tenant or Manager with regard to such Tenant/Manager Insurance Policies. Except as set forth in Section 4.18 of the Seller Disclosure Letter, to the knowledge of the Company, there is no claim pending under such Tenant/Manager Insurance Policies that has been denied or is disputed by the insurer. To the knowledge of the Company, all material claims for which coverage is provided under the Target Company Insurance Policies or Tenant/Manager Insurance Policies have been filed in a timely manner.

Section 4.19 Company Opinions.

(a) The Company Board (in its capacity as such) has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the consideration to be received in the Sale is fair from a financial point of view to the Company.

(b) The special committee of the Company Board has received an opinion of the Special Committee Advisor, as of the Effective Date and subject to the assumptions and limitations set forth therein, in form and substance reasonably satisfactory to the special committee regarding the Sale. The Company shall make available to each Purchaser, solely for informational purposes, complete and current copies of such written opinions promptly after the date hereof. Each Purchaser acknowledges that the opinions of the Company Financial Advisor and Special Committee Advisor are for the benefit of the Company Board and the special committee of the Company Board, as applicable, and none of the Purchasers shall be entitled to rely on such opinions for any purpose.

Section 4.20 Takeover Statutes.

The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the Maryland General Corporation Law are not applicable to the Sale or the other Contemplated Transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Sale or the other Contemplated Transactions.

Section 4.21 Vote Required.

The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Sale and the other Contemplated Transactions.

Section 4.22 Brokers; Fees.

No broker, finder or investment banker (other than the Company Financial Advisor and the Special Committee Advisor whose fees will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Sale and the other Contemplated Transactions based upon arrangements made by or on behalf of any Seller Party or any Target Company.

Section 4.23 Investment Company Act.

Neither any Seller Party nor any Target Company is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Affiliate Transactions.

Except as set forth in Section 4.24 of the Seller Disclosure Letter or in the Company SEC Filings, from January 1, 2016 through the Effective Date, there have been no transactions, agreements, arrangements or understandings between the Company, the Sellers or any Target Company, on the one hand, and any Affiliates (other than Target Companies and the Asset Sellers) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25 Certain Business Practices.

Each of the Target Companies and each of the Asset Sellers is and has been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, the Corruption of Foreign Public Officials Act (Canada), and any other U.S. or foreign Law concerning corrupt payments applicable to any Target Company or any Asset Seller (collectively, the “Anti-Bribery Laws”). During the past three (3) years, none of the Target Companies or the Asset Sellers has, to the knowledge of the Company, been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any violation by any of the Target Companies or any of the Asset Sellers of any Anti-Bribery Law. None of the Target Companies, the Asset Sellers nor, to the knowledge of the

Company, any Representative of any Target Company or Asset Seller acting for or on behalf of any Target Company or any Asset Seller has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal, or other government official or employee or any political party or candidate for political office or Governmental Authority for the direct or indirect purpose of influencing any act or decision of any such Person or of the Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

In addition, the operations of each of the Target Companies and each of the Asset Sellers are and have been in compliance with applicable financial recordkeeping and reporting requirements, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any applicable Governmental Authority.

Section 4.26 Not a Foreign Person.

Other than the Canadian Asset Sellers none of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.27 OFAC.

Each of the Target Companies and each of the Asset Sellers is and has been in compliance in all material respects with all applicable trade sanctions, economic embargo, and counter terrorist financing programs, including, but not limited to, those enforced by the United States Treasury Department, the United States Department of Commerce, the United States Department of State, the Ministry of Foreign Affairs of Canada, the Royal Canadian Mounted Police, or Her Majesty’s Treasury and Department for Business Innovation and Skills (collectively, the “Government Lists”).

None of the Sellers is an individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering, counter-terrorist financing, or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Section 4.28 Passes.

(a) Except as set forth in Section 4.28(a) of the Seller Disclosure Letter, the Sellers and the Target Companies have no obligations, commitments, agreements or arrangements, to provide free, fixed-rate, or reduced-rate tickets or passes, club memberships, goods, materials, accommodations or services of any nature whatsoever to any Person or party in connection with the operations at any of the Company Properties, or agreements to restrict prices or increase prices thereof.

(b) Except as set forth in Section 4.28(b) of the Seller Disclosure Letter, to the knowledge of the Company, there are no holders of any “lifetime,” multiple-year and “honorary” passes and similar rights and privilege for use at any Company Property.

Section 4.29 Title and Sufficiency; Assets.

The Asset Sellers own and have good title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (other than the Company Permitted Liens that have not had and would not reasonably be expected to have a Target Company Material Adverse Effect). Except as set forth in Section 4.29 of the Seller Disclosure Letter, no Affiliate of any Seller Party other than the Asset Sellers or the Target Companies owns, uses or has any interest in any material asset used or held for use in the operations of the Company Properties.

Section 4.30 Water Rights.

To the knowledge of the Company after reasonable inquiry of the Tenants and the Managers, no litigation, appeal, or other action or any proposed amendment to any lease, license, certificate or permit is pending or threatened, as applicable, against any Target Company or any Asset Seller with respect to any Water Rights. To the knowledge of the Company after reasonable inquiry of the Tenants and the Managers, as applicable, Section 4.30 of the Seller Disclosure Letter sets forth a list of all material agreements and documents evidencing or relating to the Water Rights of each Company Property.

Section 4.31 Knowledge of the Company.

The term “knowledge of the Company” or any similar phrase as used in this Agreement shall be limited to the actual knowledge, of Tracey Bracco, Steve Rice, Curt Caffey, Tammy Tipton, Steve Mauldin, John Starr, Ryan Bell, Thomas Lithgow and Mike Tetrick, without imposing any duty of investigation or inquiry or personal liability upon any such individuals. The Seller Parties hereby represent and warrant that the individuals listed in the preceding sentence are the individuals acting on behalf of the Seller Parties who would reasonably be expected to have knowledge of the matters set forth herein.

Section 4.32 Note.

The Note has not been, and will not be, registered under the Securities Act or the securities laws of any state of the United States and, unless so registered, may not be offered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company acknowledges and agrees that the instrument evidencing the Note will include a legend in form and substance satisfactory to the Company and the Ski Purchaser.

Section 4.33 No Other Representations or Warranties.

Except for the representations and warranties contained in Article 6 and Article 7, the Company acknowledges that none of the Purchasers or any other Person on behalf of the Purchasers has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to any Purchaser or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of any Purchaser.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE JERSEY TRUST

Except as set forth in the Seller Disclosure Letter, the Jersey Trustee on behalf of the Jersey Trust represents and warrants to the Attractions Purchaser and the Ski Purchaser that:

Section 5.1 Organization and Power.

The Jersey Trust is duly formed, validly existing, in good standing in the Island of Jersey, and is qualified to do business in the jurisdiction in which the Jersey Canadian Assets are located, and has all requisite power and authority and any necessary governmental authorization to own the Jersey Canadian Assets as currently owned.

Section 5.2 Authority and Binding Obligation.

The Jersey Trustee has full power and authority to execute and deliver this Agreement on behalf of the Jersey Trust and to perform all obligations required of it under this Agreement. The execution and delivery by the Jersey Trustee, in its capacity as trustee of the Jersey Trust, of this Agreement, and the performance by the Jersey Trustee on behalf of the Jersey Trust of its obligations under this Agreement has been duly and validly authorized by all necessary action by the Jersey Trustee, in its capacity as trustee of the Jersey Trust, and no other actions or proceedings on the part of the Jersey Trustee or the Jersey Trust are necessary to authorize this Agreement or the Contemplated Transactions to be consummated by the Jersey Trustee on behalf of the Jersey Trust. This Agreement constitutes legal, valid, and binding obligations of the Jersey Trustee on behalf of the Jersey Trust enforceable against it in accordance with its terms.

Section 5.3 Title to the Jersey Canadian Assets.

The beneficiaries of the Jersey Trust are the beneficial owners of the Jersey Canadian Assets, subject to the Company Permitted Liens, free and clear of all Liens, mortgages and security interests (other than those that will be released upon Closing).

Section 5.4 Brokers; Fees.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Canadian Asset Sale based upon arrangements made by the Jersey Trustee on behalf of the Jersey Trust.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Jersey Trustee, in its capacity as trustee of the Jersey Trust, does not, and the performance of this Agreement and the consummation of the Contemplated Transactions to be consummated by the Jersey Trustee on behalf of the Jersey Trust will not, (i) conflict with or violate any provision of the Jersey Trust’s organizational or governing documents, or (ii) conflict with or violate any Law applicable to the Jersey Trustee or Jersey Trust or by which any property or asset of the Jersey Trust is bound.

(b) The execution and delivery of this Agreement by the Jersey Trustee, in its capacity as trustee of the Jersey Trust, do not, and the performance of this Agreement by the Jersey Trustee on behalf of the Jersey Trust will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except as described in Section 4.5(b).

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF ATTRACTIONS PURCHASER

Except as disclosed in publically available Attractions Purchaser SEC Filings, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 (except for the representations and warranties set forth in Section 6.3, Section 6.4, Section 6.7 and Section 6.8(b)) and prior to the Effective Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Attractions Purchaser represents and warrants to the Company and the Ski Purchaser that:

Section 6.1 Organization and Qualification.

The Attractions Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Attractions Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

Section 6.2 Capital Structure.

(a) As of the Effective Date, the authorized stock of the Attractions Purchaser consists of 100,000,000 Attractions Purchaser Common Shares and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 2,300,000 shares have been designated as 9.50% Series A cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share (the “Series A Preferred Shares”), 3,200,000 shares have been designated as 7.75% Series B cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share (the “Series B Preferred Shares”), 5,999,900 shares have been designated as 5.75% Series C cumulative convertible preferred shares of beneficial interest, $0.01 par value per share (the “Series C Preferred Shares”), 4,600,000 shares have been designated as 7.375% Series D cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share (the “Series D Preferred Shares”), 3,450,000 shares have been designated as 9.00% Series E cumulative convertible preferred shares of beneficial interest, $0.01 par value per share (the

“Series E Preferred Shares”) and 5,000,000 shares have been designated as 6.625% Series F cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share (the “Series F Preferred Shares” and, together with the Series C Preferred Shares and the Series E Preferred Shares, the “Attractions Purchaser Preferred Shares”). At the close of business on October 18, 2016, 63,629,108 Attractions Purchaser Common Shares were issued and outstanding, 5,399,950 Series C Preferred Shares were issued and outstanding, 3,450,000 Series E Preferred Shares were issued and outstanding and 5,000,000 Series F Preferred Shares were issued and outstanding, and no Series A Preferred Shares, Series B Preferred Shares or Series D Preferred Shares were issued and outstanding.

(b) All issued and outstanding Attractions Purchaser Common Shares and Attractions Purchaser Preferred Shares are, and all Attractions Purchaser Common Shares to be issued as the Share Consideration, when so issued in accordance with the terms of this Agreement, will be, authorized, validly issued, fully paid and non-assessable, and other than the Attractions Purchaser Preferred Shares, no class of shares of beneficial interest of the Attractions Purchaser is entitled to preemptive rights. Other than the Attractions Purchaser Preferred Shares, there are no outstanding bonds, debentures, notes or other indebtedness of the Attractions Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Attractions Purchaser Common Shares may vote. There are no rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to Attractions Purchaser Common Shares.

(c) As of the Effective Date, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Attractions Purchaser or any of its Subsidiaries is a party or by which any of them is bound, obligating the Attractions Purchaser or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Attractions Purchaser Common Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Attractions Purchaser or any of its Subsidiaries or obligating the Attractions Purchaser or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the Effective Date, there are no outstanding contractual obligations of the Attractions Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Attractions Purchaser Common Shares or other equity securities of the Attractions Purchaser or any of its Subsidiaries. Neither the Attractions Purchaser nor any of its Subsidiaries is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or any equity securities of the Attractions Purchaser or any of its Subsidiaries.

(d) All dividends or other distributions on the Attractions Purchaser Common Shares and on the Attractions Purchaser Preferred Shares and any dividends or other distributions on any securities of any of the Attractions Purchaser’s Subsidiaries which have been authorized or declared prior to the Effective Date have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 6.3 Authority.

(a) The Attractions Purchaser has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions to be consummated by the Attractions Purchaser. The execution and delivery of this Agreement by the Attractions Purchaser and the consummation by the Attractions Purchaser of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions to be consummated by the Attractions Purchaser have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Attractions Purchaser are necessary to authorize this Agreement or the Sale or to consummate the other Contemplated Transactions to be consummated by the Attractions Purchaser. The Attractions Purchaser Board, at a duly held meeting, has, by unanimous vote of the entire board, duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions to be consummated by the Attractions Purchaser.

(b) This Agreement has been duly executed and delivered by the Attractions Purchaser and, assuming due authorization, execution and delivery by each of the Seller Parties, constitutes a legally valid and binding obligation of the Attractions Purchaser, enforceable against the Attractions Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Attractions Purchaser does not, and the performance of this Agreement and the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions to be consummated by the Attractions Purchaser will not, (i) conflict with or violate any provision of (A) the Attractions Purchaser’s charter or bylaws or (B) any equivalent Organizational Documents of any Subsidiary of the Attractions Purchaser, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.4(b) have been obtained, all filings and notifications described in Section 6.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Attractions Purchaser or any of its Subsidiaries or by which any property or asset of the Attractions Purchaser or any of its Subsidiaries is bound, or (iii) require any consent or approval (except as contemplated by Section 6.4(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Attractions Purchaser under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Attractions Purchaser pursuant to any note, bond, debt instrument, mortgage, indenture, contract, agreement, license, permit or other legally binding obligation to which the Attractions Purchaser is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

(b) The execution and delivery of this Agreement by the Attractions Purchaser do not, and the performance of this Agreement by the Attractions Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of the Form S-4 and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, (ii) as may be required under the rules and regulations of the NYSE, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local transfer Taxes, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

Section 6.5 Compliance with Law; Permits.

(a) (i) The Attractions Purchaser and each of its Subsidiaries have complied and are in compliance with all Laws which affect the Purchaser Properties, and (ii) no notice, charge or assertion has been received by the Attractions Purchaser or any of its Subsidiaries or, to the Attractions Purchaser’s knowledge, threatened against any such Person alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof. Notwithstanding anything to the contrary in this Section 6.5(a), the provisions of this Section 6.5(a) shall not apply to matters discussed in Section 6.9, Section 6.13, Section 6.14 and Section 6.19.

(b) The Attractions Purchaser and each of its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Attractions Purchaser and each of its Subsidiaries to own, lease and, to the extent applicable, operate their properties or to carry on their respective businesses substantially as they are being conducted as of the Effective Date (the “Attractions Purchaser Permits”), and all such Attractions Purchaser Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Attractions Purchaser Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof. All applications required to have been filed for the renewal of the Attractions Purchaser Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Attractions Purchaser Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material

Adverse Effect pursuant to clause (1) of the definition thereof. Neither the Attractions Purchaser nor any of its Subsidiaries has received any claim or notice nor has any knowledge indicating that the Attractions Purchaser or any of its Subsidiaries is currently not in compliance with the terms of any such Attractions Purchaser Permits, except where the failure to be in compliance with the terms of any such Attractions Purchaser Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

Section 6.6 SEC Filings; Financial Statements.

(a) The Attractions Purchaser has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2014, together with all certificates required pursuant to the Sarbanes-Oxley Act (collectively, the “Attractions Purchaser SEC Filings”). Each Attractions Purchaser SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Effective Date, no Subsidiary of the Attractions Purchaser is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Attractions Purchaser SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Attractions Purchaser and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The Attractions Purchaser has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Attractions Purchaser’s principal executive officer and its principal financial officer have disclosed to the Attractions Purchaser’s auditors and the audit committee of the Board of Trustees of the Attractions Purchaser (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Attractions Purchaser’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Attractions Purchaser’s internal controls, and the Attractions Purchaser has made available to the Company copies of any material written materials relating to the foregoing. The Attractions Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Attractions Purchaser required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Attractions Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Attractions Purchaser, such disclosure controls and procedures are effective in timely alerting the Attractions Purchaser’s principal executive officer and its principal financial officer to material information required to be included in the Attractions Purchaser’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Attractions Purchaser or any of its Subsidiaries has made any prohibited loans to any director or executive officer of the Attractions Purchaser (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on the Attractions Purchaser’s most recent balance sheet (or, in the notes thereto) included in the Attractions Purchaser SEC Filings, none of the Attractions Purchaser or its consolidated subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 8.2 hereof, or (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Attractions Purchaser SEC Filings made through and including the Effective Date.

Section 6.7 Disclosure Documents.

None of the information supplied or to be supplied in writing by or on behalf of the Attractions Purchaser or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Attractions Purchaser is responsible for filing with the SEC in connection with this Agreement, the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, to the extent relating to the Attractions Purchaser or other information supplied by or on behalf of the Attractions Purchaser for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

Section 6.8 Absence of Certain Changes or Events.

(a) Between December 31, 2015 and the Effective Date, except as contemplated by this Agreement, the Attractions Purchaser and each Subsidiary of the Attractions Purchaser has conducted its business in all material respects in the ordinary course.

(b) Between December 31, 2015 and the Effective Date, there has not been any Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

Section 6.9 Attractions Purchaser Employee Benefit Plans.

(a) Neither the Attractions Purchaser nor any of its ERISA Affiliates has incurred any material obligation or liability with respect to or under any Benefit Plan or other agreement, program, policy or other arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will be reasonably expected to create any obligation with respect to, or has resulted in or will be reasonably expected to result in any liability to the Attractions Purchaser.

(b) Except as would not reasonably be expected to result in a material liability to the Attractions Purchaser or any of its Subsidiaries, neither the Attractions Purchaser nor any of its ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code); or (v) a “single employer plan” (as defined in Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

Section 6.10 Labor and Other Employment Matters.

(a) As of the Effective Date, there are no active or, to the knowledge of the Attractions Purchaser, threatened, strikes, work stoppages, boycotts or concerted labor actions relating to the Attractions Purchaser.

(b) The Attractions Purchaser is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Attractions Purchaser. The Attractions Purchaser has not experienced any strikes, union grievances, unfair labor practices claims or other material employee or labor disputes during the last three (3) years.

Section 6.11 Litigation.

There is no Legal Proceeding pending against or, to the knowledge of the Attractions Purchaser, threatened against or naming as a party thereto, the Attractions Purchaser or any of its respective officers or directors (in their capacity as such) nor, to the knowledge of the Attractions Purchaser, is there any investigation of a Governmental Authority pending or threatened against the Attractions Purchaser, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof. Neither the Attractions Purchaser nor any of its respective property, including any Purchaser Property, is subject to any material outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Authority.

Section 6.12 Certain Business Practices.

The Attractions Purchaser is and has been in compliance in all material respects with the Anti-Bribery Laws. During the past three (3) years, the Attractions Purchaser has not, to the knowledge of the Attractions Purchaser, been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any violation by the Attractions Purchaser of any Anti-Bribery Law. The Attractions Purchaser has not nor, to the knowledge of the Attractions Purchaser has, any Representative of the Attractions Purchaser acting for or on behalf of the Attractions Purchaser has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal, or other government official or employee or any political party or candidate for political office or Governmental Authority for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Authority to obtain or retain business, or direct business to any person or to secure any other benefit or advantage that has resulted in a material violation of applicable Law. For purposes of this provision, an “official or employee” includes any official or employee of any directly or indirectly government-owned or government-Controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

In addition, the Attractions Purchaser’s operations are and have been in compliance with applicable financial recordkeeping and reporting requirements, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any applicable Governmental Authority.

Section 6.13 Environmental Matters.

(a) The Attractions Purchaser is in compliance with all applicable material Environmental Laws in all material respects.

(b) To the knowledge of the Attractions Purchaser, to the extent required by Law, the Attractions Purchaser has all Environmental Permits necessary to conduct its current operations and is in compliance with their respective Environmental Permits; all such Environmental Permits are in good standing and, to the knowledge of the Attractions Purchaser, no appeal or other action is pending to revoke any such Environmental Permit.

(c) The Attractions Purchaser has not received any written notice, demand, letter or claim alleging that the Attractions Purchaser is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Attractions Purchaser which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Attractions Purchaser, threatened against the Attractions Purchaser under any Environmental Law.

(d) The Attractions Purchaser has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Attractions Purchaser, threatened against the Attractions Purchaser under any Environmental Law.

(e) The Attractions Purchaser has not assumed, by contract or operation of Law, any material liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(f) To the knowledge of the Attractions Purchaser, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, the Attractions Purchaser has not caused, and to the knowledge of the Attractions Purchaser, no Third Party has caused any release of a Hazardous Substance that would have been required to be investigated or remediated by the Attractions Purchaser under any Environmental Law since the Attractions Purchaser commenced its operations.

(g) To the knowledge of the Attractions Purchaser, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof, there is no site to which the Attractions Purchaser has transported or arranged for the transport of Hazardous Substances which site is or, to the knowledge of the Attractions Purchaser, may become, the subject of any Legal Proceeding under Environmental Law.

(h) To the knowledge of the Attractions Purchaser, none of the Sale or the Contemplated Transactions to be consummated by the Attractions Purchaser will trigger any filing requirement or other action under any Environmental Law or property transfer statute or any rules or regulations promulgated thereunder by the Attractions Purchaser or any of its Subsidiaries.

Section 6.14 Intellectual Property. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof, (i) the Attractions Purchaser owns or licenses or otherwise possesses valid rights to use all Intellectual Property (other than patents) necessary to conduct the business of the Attractions Purchaser and each of its Subsidiaries as it is currently conducted and, to the knowledge of the Attractions Purchaser, the Attractions Purchaser owns or licenses or otherwise possesses valid rights to use all patents necessary to conduct the business of the Attractions Purchaser and each of its Subsidiaries as it is currently conducted; (ii) the conduct of the business of the Attractions Purchaser and each of its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party (other than patents) and, to the knowledge of the Attractions Purchaser, the conduct of the business of the Attractions Purchaser and each of its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the patent rights of any Third Party, (iii) there are no pending or, to the knowledge of the Attractions Purchaser, threatened claims with respect to any of the Intellectual Property rights owned by the Attractions Purchaser, and (iv) to the knowledge of the Attractions Purchaser, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Attractions Purchaser.

Section 6.15 Properties.

(a) Either the Attractions Purchaser or its Subsidiaries owns good and marketable fee simple title or leasehold title (as applicable) to each facility and real property owned or leased (as lessee or sublessee), including ground leased, by the Attractions Purchaser as of the Effective Date (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Purchaser Property” and collectively referred to herein as the “Purchaser Properties”), in each case, free and clear of Liens, except for Purchaser Permitted Liens and other Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof. For the purposes of this Agreement, “Purchaser Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Attractions Purchaser (if such reserves are required pursuant to GAAP), (iii) any material contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in the documents provided to the Company by the Attractions Purchaser, or ground leases or air rights affecting Purchaser Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Attractions Purchaser title insurance policies made available by or on behalf of the Attractions Purchaser to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable Ground Lessor, lessor or sublessor, or (for leases in respect of which the Attractions Purchaser or an Attractions Purchaser Subsidiary is the lessor) liens on the leasehold or subleasehold estate of the lessee or sublessee, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Purchaser Property or the continued use and operation of Purchaser Property as currently used and operated.

(b) The improvements comprising the Purchaser Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (y) are in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are adequate and suitable for the purposes for which they are presently being used.

(c) Each of the Purchaser Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) The Attractions Purchaser has not received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Purchaser Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Purchaser Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Purchaser Properties is not in full force and effect as of the Effective Date or of any default thereunder or any material uncured violation thereof or any pending written threat of modification or cancellation of any of same, or (ii) written notice of any uncured violation of any Laws affecting any of the Purchaser Properties.

(e) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Purchaser Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Purchaser Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Purchaser Properties has failed to be obtained or is not in full force and effect, and the Attractions Purchaser has not received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

(f) Except as set forth in documents made available to the Company by the Attractions Purchaser, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Purchaser Property with a fair market value of at least $25 million per Purchaser Property (a “Material Purchaser Property”) or, to the knowledge of the Attractions Purchaser, any Material Purchaser Property leased by the Attractions Purchaser, and the Attractions Purchaser has not received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Material Purchaser Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Material Purchaser Property.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof, the list of Purchaser Properties subject to triple-net leases, which list has previously been made available to the Company, correctly references each lease or sublease involving payments to the Attractions Purchaser and its Subsidiaries for Purchaser Properties with a historic cost basis (before depreciation) of at least $25 million per Purchaser Property per annum that was in effect on July 1, 2016 and to which the Attractions Purchaser is party as lessor or sublessor with respect to each of the applicable Purchaser Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Purchaser Leases”).

(h) Except as set forth in the documents made available to the Company by the Attractions Purchaser or as would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof, (1) the Attractions Purchaser is and, to the knowledge of the Attractions Purchaser, no other party is in breach or violation of, or default under, any (i) ground leases affecting the interest of the Attractions Purchaser in the Purchaser Properties and (ii) Purchaser Leases (the “Material Purchaser Leases”), (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Purchaser Lease by the Attractions Purchaser, or, to the knowledge of the Attractions Purchaser, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Purchaser Lease is in monetary default under such Material Purchaser Lease, (3) no tenant under a Material Purchaser Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Attractions Purchaser in excess of $100,000, (4) the Attractions Purchaser is not in receipt of any rent under any Purchaser Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Purchaser Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Attractions Purchaser and, to the knowledge of the Attractions Purchaser, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(i) Except as set forth in the documents made available to the Company by the Attractions Purchaser, there are no Tax abatements or exemptions specifically affecting the Purchaser Properties, and the Attractions Purchaser has not received any written notice of any proposed increase in the assessed valuation of any of the Purchaser Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to any Purchaser Properties, considered as a whole.

(j) A copy of each binding contract or development agreement between the Attractions Purchaser and any Third Party pertaining to development or construction of any Purchaser Property, and which involves payments to or from the Attractions Purchaser or its Subsidiaries in excess of $25 million, has been made available to the Company.

(k) The Attractions Purchaser or its Subsidiaries has good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the Effective Date (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof. None of the Attractions Purchaser’s or any Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Purchaser Permitted Liens and Liens that have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

Section 6.16 Brokers; Fees.

No broker, finder or investment banker (other than Barclays Bank PLC and Kimberlite Advisors, LLC whose fees will be paid by the Attractions Purchaser) is entitled to any brokerage, finder’s or other fee or commission in connection with the Sale or the other Contemplated Transactions to be consummated by the Attractions Purchaser based upon arrangements made by or on behalf of the Attractions Purchaser or any of its Subsidiaries.

Section 6.17 Sufficient Funds.

The Attractions Purchaser has access to, and shall have at Closing, sufficient cash or lines of credit available to pay the Attractions Purchaser Closing Cash Consideration, any and all amounts required to be paid by the Attractions Purchaser in connection with the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions to be consummated by the Attractions Purchaser, and any related fees and expenses payable by the Attractions Purchaser pursuant to this Agreement.

Section 6.18 Ownership of Company Common Stock.

None of the Attractions Purchaser or any of its Subsidiaries is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the Maryland General Corporation Law. Neither the Attractions Purchaser nor any of its Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither the Attractions Purchaser nor any of its Affiliates has owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Common Stock.

Section 6.19 Taxes.

(a) The Attractions Purchaser has timely filed (or had filed on its behalf) with the appropriate Governmental Authority all U.S. federal and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Attractions Purchaser has duly paid (or there has been paid on its behalf), or made adequate provisions for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b) The Attractions Purchaser (i) for all taxable years commencing with the Attractions Purchaser’s taxable year ended December 31, 1997 through December 31, 2015 has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in such a manner so as to qualify as a REIT); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Attractions Purchaser, threatened in writing.

(c) (i) There are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, in each case, in writing, for and/or in respect of any Taxes or Tax Returns of the Attractions Purchaser and the Attractions Purchaser is not a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Attractions Purchaser has been claimed, proposed or assessed or, to the knowledge of the Attractions Purchaser, threatened in writing by any Governmental Authority, which deficiency has not yet been settled; (iii) the Attractions Purchaser has not extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) the Attractions Purchaser is not currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) the Attractions Purchaser has not received a claim in writing by a Governmental Authority in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) the Attractions Purchaser has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law).

(d) The Attractions Purchaser has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e) There are no Liens for Taxes upon any property or assets of the Attractions Purchaser or any of its Subsidiaries, except Liens for Taxes not yet due and payable.

(f) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Attractions Purchaser, and after the Closing Date the Attractions Purchaser shall not be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date; in each case, other than customary provisions of commercial or credit agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(g) Neither the Attractions Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return or (B) has any liability for the Taxes of any Person (other than the Attractions Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Attractions Purchaser nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) The Attractions Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the Effective Date or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

Section 6.20 Insurance.

The Attractions Purchaser has made available to the Company schedules of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Attractions Purchaser’s possession providing coverage for all Purchaser Properties (the “Attractions Purchaser Insurance Policies”). The Attractions Purchaser Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Purchaser Lease. There is no material claim for coverage by the Attractions Purchaser pending under any of the Attractions Purchaser Insurance Policies that has been denied or disputed by the insurer. All premiums payable under all Attractions Purchaser Insurance Policies have been paid, and the Attractions Purchaser and each of its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Attractions Purchaser Insurance Policies. To the knowledge of the Attractions Purchaser, such Attractions Purchaser Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Attractions Purchaser or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 6.21 Investment Company Act.

The Attractions Purchaser is not required to be registered as an investment company under the Investment Company Act.

Section 6.22 Affiliate Transactions.

From January 1, 2016 through the Effective Date, there have been no transactions, agreements, arrangements or understandings between the Attractions Purchaser or any of its Subsidiaries, on the one hand, and any Affiliates (other than any Subsidiary of the Attractions Purchaser) of the Attractions Purchaser or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 6.23 OFAC. The Attractions Purchaser is and has been in compliance in all material respects with all applicable trade sanctions, economic embargo, and counter terrorist financing programs, including, but not limited to, those enforced by the Government Lists. The Attractions Purchaser is not an individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering, counter-terrorist financing or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Section 6.24 Knowledge of the Attractions Purchaser.

The term “knowledge of the Attractions Purchaser” or any similar phrase as used in this Agreement shall be limited to the actual knowledge of Gregory K. Silvers, Mark A. Peterson, Morgan G. Earnest II, Craig L. Evans, Michael L. Hirons, Andrew Limbocker and Jesse Daly, without imposing any duty of investigation or inquiry or personal liability upon any such individuals. The Attractions Purchaser hereby represents and warrants that the individuals listed in the preceding sentence are the individuals acting on behalf of the Attractions Purchaser who would reasonably be expected to have knowledge of the matters set forth herein.

Section 6.25 Note.

The Note has not been, and will not be, registered under the Securities Act or the securities laws of any state of the United States and, unless so registered, may not be offered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Note will be acquired for investment for the Attractions Purchaser’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. The Attractions Purchaser also represents and warrants that it has not been formed for the specific purpose of acquiring the Note. The Attractions Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note. The Attractions Purchaser further has had an opportunity to ask questions and receive answers regarding the terms and conditions of the Note and to obtain additional information necessary to verify any information furnished to the Attractions Purchaser or to which the Attractions Purchaser has access. The Attractions Purchaser understands that an investment in the Note involves substantial risk. The Attractions Purchaser can bear the economic risk of the Attractions Purchaser’s investment in the Note and has such knowledge and experience in financial or business matters that the Attractions Purchaser is capable of evaluating the merits and risks of its investment in the Note. The Attractions Purchaser is an “accredited investor” within the meaning of Regulation D and a “qualified institutional buyer” within the meaning of Rule 144A, in each case, promulgated under the Securities Act. The Attractions Purchaser acknowledges and agrees that the certificates evidencing the Note will include a legend in form and substance satisfactory to the Attractions Purchaser and the Ski Purchaser. If the Attractions Purchaser purports to offer, sell, assign, transfer, pledge, encumber or otherwise dispose of all or a portion of the Note in a manner that would contravene this Section 6.25, such purported transfer shall be null and void ab initio, and the maker of the applicable Note shall not be required to execute and deliver a new Note in the name of the designated transferee or to register the transferee as new holders of such Note, and the Attractions Purchaser shall be deemed to be the registered holder for all purposes of such Note.

Section 6.26 No Other Representations or Warranties.

Except for the representations and warranties contained in Article 4, Article 5 and Article 7, the Attractions Purchaser acknowledges that none of Seller Party, Ski Purchaser or any other Person on behalf of the Seller Parties has made, and the Attractions Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Seller Parties or any of the Target Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Attractions Purchaser by or on behalf of the Seller Parties.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF SKI PURCHASER

The Ski Purchaser, on behalf of itself and the Canadian Purchaser, represents and warrants to the Company and the Attractions Purchaser that:

Section 7.1 Organization and Qualification.

(a) The Ski Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Ski Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

(b) As of the Closing Date, the Canadian Purchaser shall be validly existing and in good standing under the laws of its jurisdiction of organization and shall have the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is contemplated under this Agreement. As of the Closing Date, the Canadian Purchaser will be duly qualified or licensed to do business, and be in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

Section 7.2 Authority.

(a) The Ski Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Financing Documents to which it is a party. As of the Closing Date, the Ski Purchaser shall cause each of the other parties that is an obligor under the Note to have the requisite organizational power and authority to execute and deliver the Financing Documents. The Ski Purchaser has, and, as of the Closing Date, the Canadian Purchaser and each of the other parties to the Financing Documents will have, the requisite power and authority to perform their respective obligations under this Agreement and, in the case of the Ski Purchaser and each of the other parties to the Financing Documents, under the Financing Documents to which it is or they are a party, and to consummate the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Ski Purchaser and the Canadian Purchaser, as the case may be. The execution and delivery of this Agreement and the Financing Documents by the Ski Purchaser and each of the other parties to the Financing Documents, as applicable, and the consummation by the Ski Purchaser and the Canadian Purchaser of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Ski Purchaser and the Canadian Purchaser, as the case may be, have been or will be duly and validly authorized by all necessary corporate or other entity action. No other corporate or other entity proceedings on the part of the Ski Purchaser are necessary to authorize this Agreement, the Financing Documents to which it is a party, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale or to consummate the other Contemplated Transactions to be consummated by the Ski Purchaser. The Ski Purchaser Manager has duly and validly authorized the execution and delivery of this Agreement and the Financing Documents to which the Ski Purchaser is a party, and declared advisable the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Ski Purchaser. As of the Closing Date, the manager, board of directors, trustee or general partner of the Canadian Purchaser will have duly and validly authorized and declared advisable the consummation of the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Canadian Purchaser.

(b) This Agreement has been duly executed and delivered by the Ski Purchaser and, assuming due authorization, execution and delivery by each of the Seller Parties, this Agreement constitutes a legally valid and binding obligation of the Ski Purchaser, enforceable against the Ski Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) As of the Closing Date, the Note will be duly executed and delivered by the Ski Purchaser and each of the other obligors thereunder and the Note will constitute a legally valid and binding obligation of the Ski Purchaser and each of the other obligors thereunder, enforceable against the Ski Purchaser and each of the other obligors thereunder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 7.3 No Conflict; Required Filings and Consents.

(a) The Ski Purchaser’s execution and delivery of this Agreement and the Financing Documents to which it is a party do not, and the performance of this Agreement and such Financing Documents and the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Ski Purchaser and the Canadian Purchaser, as the case may be, will not, (i) conflict with or violate any provision of (A) the Ski Purchaser’s or, as of the Closing Date, the Canadian Purchaser’s Organizational Documents, (B) any Organizational Documents of any Subsidiary of the Ski Purchaser or, as of the Closing Date, the Canadian Purchaser, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 7.3(b) have been obtained, all filings and notifications described in Section 7.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Ski Purchaser or any of its Subsidiaries or by which any property or asset of the Ski Purchaser or, as of the Closing Date, the Canadian Purchaser, or any of their respective Subsidiaries is bound, except, as to clauses (i)(B) and (ii), respectively, for any such conflicts or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

(b) The Ski Purchaser’s execution and delivery of this Agreement and the Financing Documents to which it is a party do not, and the performance of this Agreement or such Financing Documents by the Ski Purchaser and the Canadian Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) such consents, approvals, authorizations, permits, filings or notifications that will be obtained or completed on or prior to the Closing Date, (ii) such filings as may be required in connection with state and local transfer Taxes, (iii) such consents, approvals, authorizations, permits, filings and/or notifications required under the HSR Act and/or the Investment Canada Act (Canada), (iv) the New Forest Service Permits and any other consents, approvals, authorizations, permits, filings and/or notifications required under any Ground Lease to which a Governmental Authority is a party, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

Section 7.4 Disclosure Documents.

None of the information supplied or to be supplied in writing by or on behalf of the Ski Purchaser or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company

Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 7.5 Litigation.

There is no Legal Proceeding pending against or, to the knowledge of the Ski Purchaser, threatened against or naming as a party thereto, the Ski Purchaser or any of its respective officers or directors (in their capacity as such) nor, to the knowledge of the Ski Purchaser, is there any investigation of a Governmental Authority pending or threatened against the Ski Purchaser, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

Section 7.6 Brokers; Fees.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale or the other Contemplated Transactions to be consummated by the Ski Purchaser or the Canadian Purchaser based upon arrangements made by or on behalf of the Ski Purchaser, the Canadian Purchaser or any of their Subsidiaries.

Section 7.7 Sufficient Funds.

The Ski Purchaser has access to, and the Ski Purchaser and Canadian Purchaser will have at Closing, sufficient cash or lines of credit available to pay the Ski Purchaser Closing Consideration, the Canadian Purchaser Closing Consideration and all amounts required to be paid by the Ski Purchaser and Canadian Purchaser in connection with the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other Contemplated Transactions to be consummated by the Ski Purchaser and Canadian Purchaser, and any related fees and expenses payable by the Ski Purchaser and the Canadian Purchaser pursuant to this Agreement.

Section 7.8 Ownership of Company Common Stock.

None of the Ski Purchaser or any Subsidiary of the Ski Purchaser is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the Maryland General Corporation Law. Neither the Ski Purchaser nor any of the Ski Purchaser’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither the Ski Purchaser nor any of the Ski Purchaser’s Affiliates has owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Common Stock.

Section 7.9 Investment Company Act.

The Ski Purchaser is not required to be registered as an investment company under the Investment Company Act.

Section 7.10 GST Registration.

As of the Closing Date, the Canadian Purchaser will be registered under Part IX of the Excise Tax Act (Canada) for goods and services and harmonized sales tax purposes.

Section 7.11 OFAC.

The Ski Purchaser is and has been, and as of the Closing Date the Canadian Purchaser will be and will have been, in compliance in all material respects with all applicable trade sanctions, economic embargo, and counter terrorist financing programs, including, but not limited to, those enforced by the Government Lists. Neither the Ski Purchaser nor the Canadian Purchaser is an individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering, counter-terrorist financing or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Section 7.12 Knowledge of the Ski Purchaser.

The term “knowledge of the Ski Purchaser” or any similar phrase as used in this Agreement shall be limited to the actual knowledge of Cory Perlstein, Michael Chen and Jason Morgan, without imposing any duty of investigation or inquiry or personal liability upon any such individuals. The Ski Purchaser hereby represents and warrants that the individuals listed in the preceding sentence are the individuals acting on behalf of the Ski Purchaser who would reasonably be expected to have knowledge of the matters set forth herein.

Section 7.13 No Other Representations or Warranties.

Except for the representations and warranties contained in Article 4, Article 5 and Article 6, the Ski Purchaser acknowledges that none of Seller Party, Attractions Purchaser or any other Person on behalf of the Seller Parties has made, and the Ski Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Seller Parties or any of the Target Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Ski Purchaser by or on behalf of the Seller Parties.

ARTICLE 8.

COVENANTS AND AGREEMENTS

Section 8.1 Conduct of Business by the Seller Parties.

(a) Each Seller Party covenants and agrees that, between the Effective Date and the earlier to occur of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be agreed in writing by the Attractions Purchaser (to the extent such action relates solely to an Attractions Target Company or a U.S. Attractions Purchased Asset and will impose no liability or financial obligation upon the Ski Purchaser or the Canadian Purchaser and will result in no material adverse Tax consequences to the Ski Target Companies or the Ski Assets), subject to Section 8.21 below, (iii) as may be agreed in writing by the Ski Purchaser (to the extent that such action relates solely to a Ski Target

Company or a Ski Purchased Asset and will impose no liability or financial obligation upon the Attractions Purchaser or result in no material adverse Tax consequences to the Attractions Target Companies or the Attractions Assets), subject to Section 8.21 below, (iv) as may be expressly required or expressly permitted pursuant to this Agreement or (v) as set forth in Section 8.1 of the Seller Disclosure Letter, the Seller Parties shall cause each of the Target Companies and the Asset Sellers and (to the extent that any Seller Party or the Company has consent or approval rights with respect thereto) require each Tenant and each Manager to, (x) conduct such Target Company and Asset Seller’s business in all material respects in the ordinary course and in a manner consistent with past practice, and (y) use such Person’s reasonable best efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Target Companies’ control excepted), (2) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, including Tenants and Managers (other than any terminations contemplated by this Agreement), and (3) to the extent available on commercially reasonable terms, keep available the services of its present authorized officers and maintain all Target Company Insurance Policies, unless such policies are replaced with insurance policies that include substantially similar terms, conditions, limits, sub-limits, deductibles and retentions as the policies currently in force. The consent of the applicable Purchaser shall be deemed to have been given for purposes of this Section 8.1 if such Purchaser does not object in writing within five (5) Business Days from the date on which the written request for such consent from the Company is received by the applicable Purchaser. Without limiting the generality of the foregoing, each Seller Party covenants and agrees that, during the Interim Period, except (A) to the extent required by Law, (B) as may be agreed in writing by the applicable Purchaser (which consent in the cases of clauses (iv), (v), (vi), (xiii), (xiv), (xvi), (xvii), (xix), (xx), (xxi) and (xxiii) shall not be unreasonably withheld, delayed or conditioned), subject to Section 8.21 below, (C) as may be expressly required or expressly permitted pursuant to this Agreement or (D) as set forth in Section 8.1 of the Seller Disclosure Letter, neither the Company nor the Sellers shall, with respect to any Target Company or any Asset Seller, or shall cause or permit any Target Company or any Asset Seller to, do any of the following:

(i) amend or propose to amend the Organizational Document of any Target Company or any Asset Seller or amend any term of any outstanding security of any Target Company or any Asset Seller;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of any Target Company or any Asset Seller;

(iii) except for transactions among (1) one or more Ski Target Companies or Ski Asset Sellers or (2) one or more Attractions Target Companies or Attractions Asset Sellers, issue, sell, pledge, dispose, encumber or grant any shares or other equity securities of any of the Target Companies’ or the Asset Sellers’ capital stock or other equity securities, or any options, warrants, convertible securities or other rights of any kind to acquire any of the Target Companies’ or the Asset Sellers’ stock or other equity interests;

(iv) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $100,000 in the aggregate), any equity or debt instruments, or any other asset that would not qualify as a real estate asset under Section 856(c)(5) of the Code, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, other than acquisitions made (A) in accordance with an approved budget under any Company Lease or Management Agreement, or (B) in accordance with the Company’s 2016 or 2017 capital expenditure reserve budgets (which, in the case of the 2017 capital expenditure reserve budget, has been approved or adopted in conformance with clause (xx) below);

(v) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property, assets or securities, except (A) as permitted by Section 3.3, (B) pursuant to an obligation arising under any agreement referenced in Section 4.16(k) of the Seller Disclosure Letter, and (C) pledges and encumbrances on property or assets in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of any Target Company or any Asset Seller;

(vi) incur, create or assume any Indebtedness for borrowed money or issue or amend the terms of any debt securities or instruments related to the Acquired Indebtedness or assume, guarantee or endorse or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person; provided that the Company shall notify the Purchasers of any incurrence, creation or assumption of Indebtedness by the Target Companies or the Asset Sellers or any Indebtedness involving the Company Properties or amendments to the terms of such Indebtedness, including any refinancings of existing or maturing Indebtedness; provided, further, that any such incurrence, creation or assumption of Indebtedness shall not create any future obligations for the Purchasers and all such Indebtedness (other than the Acquired Indebtedness) shall be repaid and satisfied in full by the Company at the Closing;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(viii) except as permitted by Section 8.13, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, grant or withhold any consents under (I) any Company Material Contract (other than the documents set forth in (A) Section 4.12(a)(ii) except with respect to a Management Agreement for a family entertainment center, and (B) Section 4.12(a)(vii) and Section 4.12(a)(xi)), or (II) any contract that, if existing as of the Effective Date, would have been a Company Material Contract (other than the documents set forth in (A) Section 4.12(a)(ii) except with respect to a Management Agreement for a family entertainment center, and (B) Section 4.12(a)(vii) and Section 4.12(a)(xi)), in each case other than any such renewal, modification, amendment, termination, waiver, release, compromise or grant (A) that does not have any material force or effect after Closing, or (B) made in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by any Target Company or any Asset Seller, provided, however, that any Asset Seller or Target Company may exercise all rights and remedies under any Company Material Contract in connection with any breach or violation thereof by any Tenant, Manager or Third Party thereto;

(ix) waive, release or assign any material rights or claims or make any material payment, direct or indirect, of any liability of any Target Company or any Asset Seller before the same comes due in accordance with its terms;

(x) other than in accordance with Section 8.8, settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against any of the Target Companies or any of the Asset Sellers, including relating to Taxes, where the amount paid out-of-pocket net of insurance proceeds in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate, or (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of equity interests of any Target Company or any Asset Seller, unless any settlement or compromise does not result in future obligations for the Purchasers, the Target Companies or the post-Closing owner of the Purchased Assets;

(xi) (A) hire or terminate (other than for cause) any employee of any Target Company or any Asset Seller or promote or appoint any Person to a position of officer or director of any Target Company or any Asset Seller, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, other than any directors, officers or employees of CNL Financial Group Investment Management, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer, employee or consultant of any Target Company or any Asset Seller, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or Benefit Plan or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, in each case, other than as required by Law;

(xii) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2016, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xiii) enter into any new line of business;

(xiv) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations, or make any new material Tax election or make a material change to a Tax election;

(xv) take any action, or fail to take any action, which action or failure would reasonably be expected to cause any Target Company or any Asset Seller that is treated as a partnership or disregarded entity for U.S. federal or state Income Tax purposes to cease to be treated as a partnership or disregarded entity for such purposes;

(xvi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation,

recapitalization or bankruptcy reorganization, except by a Target Company or Asset Seller in connection with any acquisitions permitted pursuant to Section 8.1(a)(iv) in a manner that would not reasonably be expected to be adverse to the Target Companies or the Asset Sellers or to prevent or impair the ability of the Seller Parties to consummate the Sale;

(xvii) initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement materially affecting any Company Property, other than in connection with any eminent domain or condemnation proceedings regarding which such Target Company or Asset Seller has provided prompt notice to the Purchasers;

(xviii) form any new funds or joint ventures;

(xix) except for the expansion of a Company Property pursuant to expansion rights requested by the applicable Tenant pursuant to the terms of the applicable Company Lease after prior notice to the Purchasers or in accordance with approved budgets for 2016 that have been provided to the Purchasers prior to the Effective Date, make or commit to make any capital expenditures (including any additional owner investments); provided, however, that the Target Companies and the Asset Sellers shall be permitted to make or commit to make any capital expenditures required under the terms of any applicable Company Lease consistent with past practice, in which event the Company shall provide two (2) Business Days’ notice to the Purchasers;

(xx) approve or adopt any 2017 operating or capital expenditure reserve budgets under any Company Lease or Management Agreement (including with respect to any additional owner investments), unless and until the Target Company (i) provides each such proposed operating or capital expenditure reserve budget to the Purchasers and provides each Purchaser five (5) Business Days from the date of receipt of such proposed operating or capital expenditure reserve budget to review and comment thereon, and (ii) considers, in good faith, whether to modify any such proposed operating or capital expenditure reserve budget to incorporate any reasonable comments (if any) provided to the Company by either Purchaser (provided, however, that any determination by the Company with respect to any Purchaser comments shall be made by the Company in its sole discretion);

(xxi) engage in any new service to any Tenants that would produce income that is not qualifying income under Sections 856(c)(2) or 856(c)(3) of the Code;

(xxii) (x) make material changes to the Target Company Insurance Policies or take any action which would adversely affect the availability of liability insurance of the Asset Sellers or the Target Companies (which includes, but is not limited to, increasing the level of the self-insured retentions payable on any such insurance policies, rescinding the limits currently included within the policies or knowingly creating a deficiency per the terms of any Company Lease), or (y) fail to keep the Target Company Insurance Policies in full force and effect without replacing such insurance policies with insurance policies that include substantially similar terms, conditions, limits, sub-limits, deductibles and retentions of the policies currently in force, to the extent available on commercially reasonable terms, and/or (z) fail to enforce the obligations of any Tenant or Manager to maintain required insurance policies under any Material Company Lease or Management Agreement, as applicable; provided, that should any Target Company Insurance Policies be replaced, such policies shall not be changed in a manner which creates a deficiency or items of non-compliance within the terms of the applicable Company Lease;

(xxiii) subject any Company Property to any Lien other than the Company Permitted Liens;

(xxiv) revoke, adopt, amend, restate, revise, supplement or otherwise modify any master development plan (or other analogous document) with respect to any Ski Asset or Attractions Asset; or

(xxv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code and to avoid paying any U.S. federal Income Tax for any period or portion thereof ending on or prior to the Closing Date, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise; provided that if Company violates clause (xv) above, the applicable Purchaser shall have the option of buying the assets of the applicable Target Company rather than that Target Company, except where the violation of clause (xv) above would not reasonably be expected to, individually or in the aggregate, have a Target Company Material Adverse Effect or would cause in such Purchaser’s reasonable judgment a REIT qualification issue for such Purchaser.

(c) CLP Sugarloaf, LLC is the beneficiary of certain purchase options under (i) that certain Renewal of Administration Building Lease dated May 15, 2015 by and between CLP Sugarloaf, LLC, as tenant, and Joseph Malone, Trustee of the Joseph Malone Defined Benefit Plan, as landlord, and (ii) that certain Lease-Purchase Option dated as of June 23, 1997 by and among CLP Sugarloaf, LLC, successor in interest to Sugarloaf Mountain Corporation, as tenant, and Amy Martin, Trustee of the Big Mountain Realty Trust, and Richard J. Keenan, as landlord, as amended by instruments dated as of April 19, 2002, as of April 4, 2005, as of August 1, 2009 and as of March 26, 2015. Promptly after the Effective Date, the Seller Parties shall use commercially reasonable efforts to cause CLP Sugarloaf, LLC (in its capacity as tenant) and the then current landlord under each of the aforesaid agreements to execute a memorandum (in recordable form) for each such purchase option, and thereafter to record such memorandums in the appropriate land records.

(d) CLP Loon Mountain, LLC is the lessee under (i) that certain Ground Lease with Lessee to Construct Improvements dated as of March 30, 2000, between Peter F. Govoni and Carol C. Govoni, as landlord, and Loon Mountain Recreation Corporation, as tenant, as amended by that certain Assignment and Assumption of Leases dated as of January 19, 2007, by and among Loon Mountain Recreation Corporation and Loon Realty Corp., as assignors, and CLP Loon Mountain, LLC (as successor-in-interest to CNL Income Loon Mountain, LLC), as assignee, whereby Loon Mountain Recreation Corporation assigned all of its right, title and interest in and to the aforesaid lease to CLP Loon Mountain, LLC, and (ii) that certain Lease dated as of July 31, 2000, between the Mountain Club on Loon Unit Owner’s Association, as

landlord, and Loon Mountain Recreation Corporation, as tenant, as amended by that certain Assignment and Assumption of Leases dated as of January 19, 2007, by and among Loon Mountain Recreation Corporation and Loon Realty Corp., as assignors, and CLP Loon Mountain, LLC (as successor-in-interest to CNL Income Loon Mountain, LLC), as assignee, whereby Loon Mountain Recreation Corporation assigned all of its right, title and interest in and to the aforesaid lease to CLP Loon Mountain, LLC. Promptly after the Effective Date, the Seller Parties shall use commercially reasonable efforts to cause CLP Loon Mountain, LLC (in its capacity as the tenant) and the then current landlord under each of the aforesaid leases to execute a memorandum of lease (in recordable form) for each such lease, and thereafter the Company shall cause such memoranda to be recorded in the appropriate land records.

(e) Prior to the Closing Date, the Company shall (i) effectuate the payoff, release, terminations and/or discharge of all liens (including liens encumbering the Intellectual Property specified in Exhibit M) and any and all encumbrances related thereto and (ii) use commercially reasonable efforts to effect any necessary corrective assignment, corrective change of ownership, recordals and/or filings with any and all domain name registrars and/or other similar authorities as may be necessary or reasonably requested by the Ski Purchaser or the Attractions Purchaser, as applicable, to correct any break or discrepancy in the chain of title or any inaccuracies in the ownership records for any domain name specified in Exhibit M.

(f) As soon as reasonably practicable after the Closing, the Seller Parties shall or shall cause their respective Affiliates to deliver to the respective Purchaser, originals (or to the extent originals are not available and have not already been delivered to the Purchasers or their Representatives, then copies), to the extent in the possession or reasonable control of such Party, of all Company Material Contracts; material licenses and permits, authorizations and approvals pertaining to the Purchased Assets or the Target Companies; all material guarantees and warranties which any Seller Party or Target Company has received in connection with any work or services performed or equipment installed in and improvements erected on any of the real property owned or leased by any Target Company; all material reports, studies, records, books, files, correspondence or documents existing and relating to the ownership, lease, use, operation, construction, fabrication, repair or maintenance of, or otherwise relating to, the Target Companies, the Tenants, the Purchased Assets or any real property owned or leased by the Target Companies; material surveys, maps, plats and street improvement specifications; material soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; material title reports or policies together with any copies of documents referenced therein; material condominium documents and maps, association documents and other development-related documents; and material booklets, manuals, files, records, correspondence contained in lease files, tenant files, mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items; provided, however, that in no event shall any Seller Party be required to deliver any documents or materials that such Seller Party reasonably determines (i) to be confidential, privileged or proprietary, or (ii) violates such Seller Party’s or its respective Affiliate’s obligations under applicable Laws, rules, regulations and internal document retention and business continuity policies and procedures.

Section 8.2 Conduct of Business by the Attractions Purchaser.

(a) The Attractions Purchaser covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company, or as may be expressly required or expressly permitted pursuant to this Agreement, the Attractions Purchaser shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and, to the extent consistent with the foregoing, use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, preserve their relationships with customers, suppliers and others having business dealings with them and maintain the status of the Attractions Purchaser as a REIT within the meaning of the Code. The consent of the Company shall be deemed to have been given for purposes of this Section 8.2 if the Company does not object in writing within five (5) Business Days from the date on which the written request for such consent from the Attractions Purchaser is received by the Company. Without limiting the foregoing, the Attractions Purchaser covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), or as may be expressly required or permitted pursuant to this Agreement, the Attractions Purchaser shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

(i) amend or propose to amend any Organizational Document of the Attractions Purchaser except in a manner that would not reasonably be expected to prevent or materially delay the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Attractions Purchaser (except to the extent that such split, combination, reclassification or subdivision is taken into account in the calculation and issuance of Attractions Purchaser Common Shares);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest of the Attractions Purchaser or ownership interests in the Attractions Purchaser or any of its Subsidiaries, except for (A) the declaration and payment by the Attractions Purchaser of regular monthly cash dividends with respect to Attractions Purchaser Common Shares consistent with past practice, (B) the declaration and payment by the Attractions Purchaser of regular quarterly dividends with respect to (1) the Series C Preferred Shares, (2) the Series E Preferred Shares and (3) the Series F Preferred Shares, or (C) the declaration and payment of dividends or other distributions to the Attractions Purchaser by any directly or indirectly wholly owned Subsidiary of the Attractions Purchaser; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 8.2, the Attractions Purchaser shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Attractions Purchaser to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code;

(iv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2016, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(v) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(vi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to the Attractions Purchaser or to prevent or materially delay the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale or the other Contemplated Transactions; or

(vii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Without limiting the foregoing, during the Interim Period, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, the Attractions Purchaser shall not and shall not cause its Subsidiaries to: (i) engage in any transaction (other than the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions) that would require the approval of the shareholders of the Attractions Purchaser and reasonably be likely to prevent or materially delay the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale or the other Contemplated Transactions; (ii) engage in any material securities offering, or acquisition of the business, assets or capital stock of any entity by the Attractions Purchaser, in any event that would reasonably be likely to cause a material delay in the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale or the other Contemplated Transactions; or (iii) knowingly take any other action that would reasonably be likely to prevent or materially delay the consummation of the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale or the other Contemplated Transactions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Attractions Purchaser from taking any action, at any time or from time to time, that in the reasonable judgment of the Attractions Purchaser Board, upon advice of counsel to the Attractions Purchaser, is reasonably necessary for the Attractions Purchaser to maintain its qualification as a REIT under the Code or to avoid paying any U.S. federal Income Tax for any period or portion thereof, including making dividend or other distribution payments to shareholders of the Attractions Purchaser in accordance with this Agreement or otherwise.

Section 8.3 Conduct of Business by the Ski Purchaser.

The Ski Purchaser covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company, or as may be expressly required or expressly permitted pursuant to this Agreement, the Ski Purchaser and the Canadian Purchaser shall not conduct any operations prior to the Closing.

Section 8.4 Preparation of the Form S-4, Proxy Statement; Company Stockholder Meeting.

(a) As promptly as practicable following the Effective Date, in accordance with applicable Law and the Company Charter and Company Bylaws, the Company, in consultation with the Purchasers, shall establish a record date for, duly call, give notice of and convene and hold the Company Stockholder Meeting. Notwithstanding the foregoing provisions of this Section 8.4(a), on a date for which the Company Stockholder Meeting is scheduled, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting (i) if a quorum has not been established; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Company Stockholder Approval would not otherwise be obtained; or (iv) if required by Law; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(b) As promptly as reasonably practicable following the Effective Date, in accordance with applicable Law and the Company Charter and Company Bylaws, the Company and the Attractions Purchaser shall jointly prepare and cause to be filed with the SEC the Form S-4 with respect to the Attractions Purchaser Common Shares issuable in the Sale, which will include the Proxy Statement with respect to the Company Stockholder Meeting. Each of the Company and the Attractions Purchaser shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Sale. Each of the Company, the Attractions Purchaser and the Ski Purchaser shall furnish all information concerning itself, its Affiliates and the holders of its stock or shares of beneficial interest to the Company or the Attractions Purchaser, as applicable, as reasonably requested to be included in the Form S-4 or the Proxy Statement. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Prior to filing the Form S-4 and the Proxy Statement with the SEC, the Company and the Attractions Purchaser shall furnish to the Ski Purchaser copies of the Form S-4, the Proxy Statement and all documents prepared to be filed therewith, which portions thereof that relate to the Ski Purchaser, the Canadian Purchaser, the Ski Assets, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale or the Canadian Asset Sale shall be subject to the review and comment of the Ski Purchaser and its counsel, and provide the Ski Purchaser and its counsel reasonable time to review and comment thereon. The Company and the Attractions Purchaser shall incorporate any reasonable comments of the Ski Purchaser that relate to the Ski Purchaser, the Canadian Purchaser, the Ski Assets, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale and the Canadian Asset Sale in the Form S-4, the Proxy Statement or any document filed therewith. Each of the Company and the Attractions Purchaser shall promptly notify the other (with a copy to the Ski Purchaser) upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the Company or the Attractions Purchaser, as applicable, of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and the Attractions Purchaser shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4; provided, however, that if any comments from the SEC relate to the Ski Purchaser, the Canadian Purchaser, the Ski Assets, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale or the Canadian Asset Sale, then the Company and the Attractions Purchaser, as applicable, shall, prior to responding to the SEC, provide the Ski Purchaser and its counsel reasonable time to review such comments received from the SEC and the Company and the Attractions Purchaser, as applicable, shall incorporate any reasonable comments of the Ski Purchaser in any response submitted to the SEC. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and the Attractions Purchaser shall cooperate and provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and the Attractions Purchaser shall incorporate any reasonable comments of the Company in any such document or response submitted to the SEC. The Attractions Purchaser shall notify the Company (with a copy to the Ski Purchaser), promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Attractions Purchaser Common Shares issuable in connection with the Sale for offering or sale in any jurisdiction, and the Attractions Purchaser shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, the Attractions Purchaser, the Ski Purchaser or any of their respective Affiliates, should be discovered by the Company, the Attractions Purchaser or the Ski Purchaser which, in the reasonable judgment of the Company, the Attractions Purchaser or the Ski Purchaser, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and the Company and the Attractions Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the

Company. Nothing in this Section 8.4(c) shall limit the obligations of any Party under Section 8.4(b). For purposes of Section 4.8, Section 6.7, Section 7.4 and this Section 8.4, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, any information concerning or related to the Attractions Purchaser or its Affiliates will be deemed to have been provided by the Attractions Purchaser, and any information concerning or related to the Ski Purchaser or its Affiliates will be deemed to have been provided by the Ski Purchaser.

(d) The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval (the “Board Recommendation”), except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 8.6(d) or Section 8.6(f). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Sale to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 10.1, its obligations to hold the Company Stockholder Meeting pursuant to this Section 8.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by any Adverse Recommendation Change.

(e) If required by rules of the SEC, as determined by the Attractions Purchaser in its sole discretion, the Company shall grant the Attractions Purchaser the right, at the Attractions Purchaser’s sole expense, to prepare an audited income statement of the Company Properties for the most recent fiscal year(s) as specified by Rule 3-14 of Regulation S-X under the Securities Act and the SEC, and the Company shall provide and/or fully cooperate in obtaining any and all such other data and financial information which shall be available to the Company (including, without limitation, data and information obtainable from the Company’s management agent for the Company Properties) and as advisable in connection with fulfilling the Attractions Purchaser’s disclosure obligations as a public company subject to the rules and regulations of the SEC.

Section 8.5 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of outside counsel, the Company shall and shall cause each of the Target Companies and the Asset Sellers to afford to the Purchasers and their respective Representatives reasonable access during normal business hours and upon reasonable advance written notice to all of their respective properties, offices, books, contracts, commitments, personnel and records. In addition, during the Interim Period, the Company shall, and shall cause the Target Companies and the Asset Sellers to, furnish reasonably promptly to the Purchasers (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel either Purchaser may reasonably request. No Purchaser shall be permitted to conduct or cause to be conducted any environmental investigation or other invasive sampling or testing (including but not limited to soil or ground water sampling) of any Company Property based on information existing (whether known or unknown) as of the date of this Agreement without the Company’s prior written consent, which consent shall be in the Company’s sole discretion to grant or deny; provided, however, the Company shall promptly notify the Purchasers in writing of any new discovery of any Hazardous Substances on, under or about any Company Property or any new knowledge by the Company of suspected or actual violations of Environmental Laws on any such Company Property, and the Purchasers shall be permitted to conduct or cause to be conducted any environmental investigation or other invasive sampling or testing (including but not limited to soil or ground water sampling) of any such Company Property upon receipt of such written notice; provided, further, that the Company shall provide each Purchaser, at its own expense, with the right to such reasonable access to each Company Property during normal business hours and upon reasonable advance written notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies of environmental matters relating to the Company Property that originates during the Interim Period that the Company deems to be reasonably necessary, so long as such access or activities do not unduly interfere with any Target Company’s or Asset Seller’s operation of each such Company Property in the ordinary course of business, and each Purchaser agrees that any information disclosed or discovered from such activities will be subject to the provisions of the applicable Confidentiality Agreement. For the avoidance of doubt, each Purchaser will use its reasonable best efforts to minimize any disruption to any Target Company’s or Asset Seller’s business that may result from its requests for access, data and information hereunder. Notwithstanding the foregoing, neither any Target Company nor any Asset Seller shall be required by this Section 8.5 to provide the Purchasers, their financing sources or their respective Representatives with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the Effective Date or entered into after the Effective Date in the ordinary course of business consistent with past practice (provided, however, that the Target Companies and the Asset Sellers shall use their reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) the disclosure of which would violate any Law or applicable fiduciary duty (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or applicable fiduciary duty), or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Target Companies and the Asset Sellers shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b) The Parties will hold, and will cause their respective Representatives and Affiliates to hold, any nonpublic information of the Company, the Target Companies, the Asset Sellers or the Purchasers, as the case may be, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c) The Company agrees to give prompt written notice to the Purchasers upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it, any of the Target Companies or any of the Asset Sellers which could reasonably be expected to have, individually or in the aggregate, a Target Company Material Adverse Effect.

(d) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 8.21 below, during the Interim Period, (i) each Purchaser shall have the right to enter into discussions with any Tenant or Manager in connection with efforts to enter into new leases to be effective after the Closing Date with respect to the Company Properties and continue such Purchaser’s discussions with Tenants and Managers that have been undertaken prior to the Effective Date, (ii) each Purchaser shall provide the Company with reasonable updates at reasonable times of its discussions with such Tenants and Managers and (iii) the Ski Purchaser shall have the right to enter into discussions with Tenants and Managers, if applicable, otherwise relating to the Sale and matters in connection therewith. The Company shall be entitled to have a Representative of the Company Financial Advisor present during such discussions (other than those described in clause (iii) above). For the avoidance of doubt, the inability to obtain or execute new leases shall not have any effect on any Purchaser’s obligations under this Agreement, including the obligation to close if the conditions under Article 9 are met.

Section 8.6 Company Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the Interim Period, neither the Seller Parties nor any of the Target Companies nor any of their respective officers, directors, Affiliates or employees shall, and the Seller Parties shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, continue, conduct, engage, maintain or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Third Party in connection with any Company Acquisition Proposal, (iii) approve, endorse or recommend a Company Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring the Seller Parties to terminate this Agreement with any Third Party (an “Alternative Acquisition Agreement”), (v) take any action to make the provisions of any Takeover Statute or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company Bylaws inapplicable to any transactions contemplated by a Company Acquisition Proposal or to any Third Party, (vi) terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which the Company, the Sellers or any of the Target Companies is or becomes a party (provided that the Company Board may waive any such standstill agreement if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ duties under applicable Law), or (vii) resolve, agree, approve, recommend or publicly propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 8.6(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party made after the Effective Date, (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company, the Sellers or the Target Companies that is provided to such Third Party shall, to the extent not previously provided to the Purchasers, be provided to the Purchasers prior to or simultaneously with providing it to such Third Party) and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal, in the case of each of clauses (i) and (ii): if (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(c) In addition to the other obligations of the Company set forth in this Section 8.6, the Company shall notify the Purchasers promptly (but in no event later than 24 hours) after (i) receipt of any Company Acquisition Proposal or any request for non-public information relating to the Company, any Seller or any Target Company by any Third Party, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to, or that could reasonably be expected to lead to, a possible Company Acquisition Proposal (such notice shall be made orally and confirmed in writing and shall indicate the identity of the Person making the Company Acquisition Proposal, the material terms and conditions of any Company Acquisition Proposals, inquiries, proposals or offers, including a copy thereof if in writing and any related documentation or correspondence), or (ii) it enters into any discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 8.6(c), and, in each case, the Company shall keep the Purchasers reasonably informed of the status and terms of any such Company Acquisition Proposals, inquiries, proposals, offers, discussions or negotiations (including any material change to the financial terms, conditions or other material terms thereof).

(d) Except as permitted by this Section 8.6(d) and Section 8.6(f), the Company Board shall not (i) withdraw, amend, change, qualify, or publicly propose to withdraw, amend, change or qualify, in a manner adverse to the Purchasers the Board Recommendation or knowingly make any public statement inconsistent with such Board Recommendation, (ii) approve, adopt, endorse or recommend (or publicly propose to approve, adopt, endorse or recommend) any Company Acquisition Proposal, or (iii) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 8.6) (each of clause (i), (ii) and (iii), an “Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, if the Company Board has received a bona fide Company Acquisition Proposal (that did not result from a breach of this Section 8.6) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Purchasers pursuant to Section 8.6(e), and such Company Acquisition Proposal is not withdrawn, and in such case the Company may (i) terminate this Agreement pursuant to Section 10.1(c)(ii), and/or (ii) make an Adverse Recommendation Change (provided, that in the event of any such termination, the Company complies with its obligation to pay the Company Termination Amount pursuant to Section 10.3(a)(i)).

(e) The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 8.6(d) or Section 8.6(f) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to the Purchasers that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal and the terms of any and all agreements in connection therewith, including any financing arrangements, that is the basis of such action, (ii) during the four (4) Business Day period following the Purchasers’ receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with the Purchasers in good faith (to the extent the Purchasers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the four (4) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the Purchasers in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 8.6(e); provided, however, that references to the four (4) Business Day period above shall then be deemed to be references to a period of time that is the longer of (x) two (2) Business Days and (y) the remainder of the original four (4) Business Day period.

(f) Notwithstanding Section 8.6(a), but subject to the provisions of Section 8.6(e), in response to an Intervening Event, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval and other than in response to a Company Acquisition Proposal, effect an Adverse Recommendation Change if the Company Board has determined in good faith (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ duties under applicable Law. Subject to the Company’s compliance, in all material respects, with Section 8.6(d), (e) and (f) the Company may take and/or disclose to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or by Item 1012(a) of Regulation M-A; provided, however, that any such statement(s) (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be an Adverse Recommendation Change, unless the Company Board expressly publicly reaffirms the Board Recommendation in such statement.

(g) Upon execution of this Agreement, the Seller Parties and the Target Companies and their respective officers, directors and employees shall, and the Company shall instruct the

Sellers’ Representatives to, immediately cease and cause to be terminated any existing discussions, negotiations or communications with any Person conducted prior to the Effective Date with respect to any, or that could reasonably be expected to lead to a, Company Acquisition Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the Effective Date, the Company, the Sellers and the Target Companies and their respective officers, directors and employees shall, and the Company shall instruct and cause its and the Target Companies’ Representatives to, take such action as is necessary to enforce any confidentiality agreement (including standstill provisions) or provisions of similar effect to which the Company, the Sellers or any of the Target Companies is a party or of which the Company, the Sellers or any of the Target Companies is a beneficiary.

(h) References in this Section 8.6 to the “Company Board” shall include a duly authorized committee thereof.

(i) For purposes of this Agreement:

(i) “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company (excluding for these purposes, any such transaction involving assets not contemplated to be transferred, directly or indirectly, pursuant to this Agreement), the Sellers or the Target Companies, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company, the Sellers or the Target Companies representing twenty percent (20%) or more of the consolidated assets of the Company, the Sellers and the Target Companies, taken as a whole as determined on a book-value basis (excluding for these purposes, any assets not contemplated to be transferred, directly or indirectly, pursuant to this Agreement), (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, the Sellers or the Target Companies; provided, however, that the term “Company Acquisition Proposal” shall not include the Sale or the other Contemplated Transactions.

(ii) “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to twenty percent (20%) shall be replaced by fifty percent

(50%)) (that did not result from a breach of Section 8.6) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, and taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal that the Company Board deems relevant, as well as any changes to the terms of this Agreement proposed by any Purchaser in response to such proposal or otherwise, to be (A) more favorable to the Company and its stockholders (solely in their capacity as such) from a financial point of view than the Sale and the other Contemplated Transactions, and (B) reasonably likely to receive all required approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

(iii) “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than, and not related in any way to, a Company Acquisition Proposal) that was not known to, nor reasonably foreseeable by any member of the Company Board, assuming consultation with the executive officers of the Company, as of or prior to the Effective Date. For the avoidance of doubt, in no event shall (A) the receipt of, or proposal or inquiry from any Third Party relating to, a Company Acquisition Proposal or (B) changes in the market price or trading volume of the Attractions Purchaser Common Shares, or the fact that any Purchaser fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period, be deemed to be an Intervening Event (it being understood that the underlying causes of any such changes or failures may be taken into account in determining whether an Intervening Event has occurred).

Section 8.7 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Purchaser and each Seller Party shall, and the Company shall cause the Target Companies and the Asset Sellers, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Sale and the other Contemplated Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 9 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Sale and the other Contemplated Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Sale and the other Contemplated Transactions, (iii) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or any ancillary agreements related hereto or the consummation of the Sale or the other Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Sale so as to enable the Closing to occur as soon as reasonably possible, provided that decisions to defend any lawsuits or other Legal Proceedings based on or involving antitrust claims will be in the sole discretion of the Ski Purchaser and should the Ski Purchaser decide to defend any such lawsuits or other Legal Proceedings, it shall have the right to direct all matters related to such lawsuit or other Legal Proceedings, and provided, further, that nothing in this Agreement shall require (x) the Attractions Purchaser (or any Affiliate thereof) to divest or otherwise dispose of any Purchaser Property or (y) the Ski Purchaser (or any Affiliate thereof) to divest or otherwise dispose of any of its property, or otherwise take or commit to take any action that limits the Ski Purchaser’s (or its Affiliates’) freedom of action with respect to, or its ability to retain, the Ski Assets or any material portion thereof, or any of its (or their) other assets or businesses, and (iv) the execution and delivery of any additional instruments necessary to consummate the Sale and other Contemplated Transactions and to fully carry out the purposes of this Agreement.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement (including this Section 8.7), none of (A) the Ski Purchaser, (B) the Canadian Purchaser, (C) any of their respective Affiliates or Subsidiaries or (D) any Representative or direct or indirect owner of any of the foregoing Persons (the Persons referenced in the foregoing clauses (A) through (D) being referred to herein as the “Ski Parties”) shall be required (and none of the Company, the Seller Parties, the Attractions Purchaser or any of their respective Representatives, Affiliates and/or Subsidiaries shall be permitted) to disclose to any Person (or otherwise) any of the following: (i) the names of any limited partners (or other investors) in any investment fund that is an Affiliate of the Ski Purchaser, (ii) any information or other materials subject to attorney-client privilege, (iii) any non-public information regarding any investigation or settlement with respect to any of the Ski Parties, (iv) without limiting the generality of clause (i) above, propriety information regarding any investment fund that is an Affiliate of the Ski Purchaser and (v) personal information regarding any senior executives of any of the Ski Parties; provided, however, that notwithstanding the foregoing, the Ski Purchaser shall provide such information necessary to complete the Notification and Report Form required under the HSR Act in connection with the Sale.

(c) In connection with and without limiting anything to contrary in this Section 8.7, each of the Attractions Purchaser, the Ski Purchaser, the Sellers and the Company shall give (or shall cause the Subsidiaries of the Attractions Purchaser, the Ski Purchaser or the Target Companies and the Asset Sellers, respectively, to give) any notices to Third Parties, and each of the Attractions Purchaser, the Ski Purchaser and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 8.7(a) that are necessary, proper or advisable to consummate the Sale and the other Contemplated Transactions.

(d) Subject to applicable Law relating to the exchange of information, the Ski Purchaser shall have the right (I) to direct all matters with any Governmental Authority relating to the Sale and the other Contemplated Transactions and (II) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by any Seller Party to any Governmental Authority under the HSR Act; provided, however, that, to the extent practicable, the Ski Purchaser shall consult with the appropriate Seller Party and consider in good faith the views of such Seller Party with respect to the information related to the Seller Parties that appears in any such filing, application, notification or other document. Each of the Ski Purchaser and the appropriate Seller Party agree, subject to Section 8.7(b), to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other filing pursuant to any other antitrust or competition Law with respect to the Sale and the other Contemplated Transactions, as applicable, no later than thirty (30) days after the Effective Date, (ii) supply as soon as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other antitrust or competition law, and (iii) take, or cause to be taken, all other actions consistent with this Section 8.7 which are reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable. With respect to filings under the HSR Act and any other required governmental filings or submissions pursuant to any other antitrust or competition Law, and any inquiry relating thereto, the Ski Purchaser and the appropriate Seller Party will, subject to Section 8.7(b), (x) furnish to outside counsel for the other such necessary information and reasonable assistance as the other may request in connection with the preparation of such required governmental filings or submissions and (y) cooperate in responding to any such inquiry from a Governmental Authority, including, subject to Section 8.7(b) hereto, promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying outside counsel for each other Party with copies of all material correspondence or communications between any Party and any Governmental Authority with respect to this Agreement (provided that any confidential competitively sensitive business information may be redacted from such exchanges). To the extent reasonably practicable, (A) outside counsel for the Ski Purchaser shall have the right to review in advance written materials to be submitted to, any Governmental Authority by the appropriate Seller Party in connection with the Sale and the other Contemplated Transaction, and (B) the appropriate Seller Party and its Representatives shall not participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the Ski Purchaser or its outside counsel prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the Ski Purchaser or its outside counsel the reasonable opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(e) The Company will use reasonable best efforts to cooperate in all respects with the Ski Purchaser in connection with the Ski Purchaser’s obligations under the Investment Canada Act (Canada), including filing all forms under the Investment Canada Act (Canada).

(f) Except as specifically set forth in Section 8.7(g) of this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Sale, none of the Company, the Sellers, the Attractions Purchaser, the Ski Purchaser, the Canadian Purchaser, any of the Target Companies, any Subsidiaries of the Attractions Purchaser, any Subsidiaries of the Ski Purchaser, any Subsidiaries of the Canadian Purchaser or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

(g) Without limiting the generality of the foregoing, each of the Parties hereto acknowledges that (i) new permits from the applicable Forest Service Authority with respect to all Company Properties subject to a Forest Service Permit (or obtaining the applicable Forest Service Authority’s consent to the transfer to the applicable Purchaser of an existing Forest

Service Permit), which are set forth on Section 8.7(g) of the Seller Disclosure Letter (the “New Forest Service Permits”) will be required with respect to the Sale and the other Contemplated Transactions, (ii) written consents from each Ground Lessor set forth on Section 8.7(g) of the Seller Disclosure Letter (x) approving the Attractions Purchaser, the Ski Purchaser or any of their respective Subsidiaries as a permitted assignee under each Ground Lease to the extent required under the applicable Ground Lease and (y) with respect to the Ground Leases that are a part of the Ski Assets, consenting to any leasehold mortgage financing secured by the lessee’s interest in each Ground Lease (Section 8.7(g)(ii)(x) and Section 8.7(g)(ii)(y), collectively, the “Ground Lease Approvals”), will be required with respect to the Sale and the other Contemplated Transactions, and (iii) such New Forest Service Permits and Ground Lease Approvals have not been obtained as of the Effective Date. The applicable Purchaser shall pay all customary administrative fees and expenses charged by any (A) Forest Service Authority in connection with obtaining any New Forest Service Permit or (B) Ground Lessor in connection with obtaining any Ground Lease Approval, including without limitation, any and all Third Party customary administrative fees and expenses incurred by the Sellers in connection with obtaining such Ground Lease Approvals, to the extent all such customary administrative fees and expenses have been previously disclosed and agreed in writing to be paid by the applicable Purchaser; provided, however, that all other sums, costs and expenses necessary to obtain the New Forest Service Permits, the Ground Lease Approvals and/or any other consents or approvals from Third Parties that exceed the amounts stated in the terms of any lease, guaranty or other agreement and are necessary to consummate the Sale and the Contemplated Transactions (collectively, the “Other Costs”) shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the applicable Purchaser (provided that the aggregate amount paid by each of the Company, on the one hand, and both of the Purchasers (together on a collective basis), on the other hand, shall not exceed $500,000, respectively (inclusive of all amounts paid by the Company and the Purchasers in respect of Release Costs as set forth below)). The Attractions Purchaser, the Ski Purchaser and the Company shall, and shall cause their respective Representatives to, use reasonable best efforts to obtain the New Forest Service Permits and the Ground Lease Approvals promptly after the Effective Date. The Attractions Purchaser (with respect to the Attractions Assets) and the Ski Purchaser (with respect to the Ski Assets), as applicable, will commence and lead all negotiations with the relevant Persons with respect to obtaining the New Forest Service Permits and the Ground Lease Approvals. In connection therewith, the Company shall promptly provide, and cause each of its Subsidiaries and their respective Representatives to promptly provide, and shall request the Tenants to promptly provide, all assistance and cooperation reasonably requested by the Purchasers in connection with obtaining such New Forest Service Permits and Ground Lease Approvals, including the preparation and delivery of any information regarding any Tenant, the Company or any Subsidiary of the Company as may be requested by the Purchasers, and, if requested by the Purchasers, the participation in any meetings or discussions or communications with, and communications from, the relevant Persons. The Company shall execute, or cause to be executed by any applicable Subsidiary of the Company, or request the execution by any applicable Tenant, any customary documents reasonably requested by the Purchasers or required by the relevant Persons in connection with obtaining the New Forest Service Permits and the Ground Lease Approvals; provided that in connection with the Ground Lease Approvals, the Attractions Purchaser shall use commercially reasonable efforts to cause all applicable Ground Lessors to release the Company and all of its Subsidiaries (other than the Attractions Target Companies) from all guarantees or other obligations relating to the Ground Leases at Wild

Waves, including, without limitation, by providing such Ground Lessors with replacement guarantees as of the Closing from the Attractions Purchaser. The Attractions Purchaser shall pay and be responsible for all costs and Expenses incurred in connection with the release of the Company or any of its Subsidiaries of such guarantees and obligations to the extent such fees and expenses are required pursuant to the terms of the Ground Leases at Wild Waves or have been previously disclosed and agreed to be paid by the Attractions Purchaser in writing (collectively, “Release Costs”). Notwithstanding anything in this Agreement to the contrary, (1) no Party shall pay any sum, expense or cost (or enter into any agreement, instrument or other understanding to provide any economic benefits or services) pursuant to, or in connection with, this Agreement (including this Section 8.7(g)) that would be in violation of any applicable Law or reasonably likely to result in a violation of applicable Law (as reasonably determined by counsel to the proposed paying Party) and (2) the Parties agree that none of the Ski Parties, the Attractions Purchaser or the Company shall be subject to any liability or damages resulting from, or arising out of, and none of the Ski Parties, the Attractions Purchaser or the Company shall be deemed to have acted unreasonably in connection with, the Ski Purchaser’s, the Attraction Purchaser’s or the Company’s election to not pay Other Costs in excess of the applicable expenditure cap described in this Section 8.7(g), in each case, with respect to the Ski Parties, the Attractions Purchaser or the Company, regardless of whether any such election directly or indirectly results (or would be reasonably likely to result) in the failure to consummate the Sale and/or the other Contemplated Transactions.

(h) The Ski Purchaser and the Company shall, and shall cause their respective Representatives to, use reasonable best efforts to obtain the Missing Ground Lessor Estoppel Letters and the Missing Tenant Estoppel Letters. The Ski Purchaser will lead all negotiations with the relevant Persons with respect to obtaining the Missing Tenant Estoppel Letters. In connection therewith, the Company shall promptly provide, and cause each of its Subsidiaries and their respective Representatives to promptly provide, and shall request the Tenants to promptly provide, all assistance and cooperation reasonably requested by the Ski Purchaser in connection with obtaining the Missing Tenant Estoppel Letters, including the preparation and delivery of any information regarding any Tenant, the Ground Leases, and the Company Leases as may be requested by the Ski Purchaser, and, if requested by the Ski Purchaser, the participation in any meetings or discussions or communications with, and communications from, the relevant Persons. The Company shall continue to lead all negotiations with the relevant Persons with respect to obtaining the Missing Ground Lessor Estoppel Letters. In connection therewith, the Ski Purchaser shall promptly provide, and cause each of its Subsidiaries and their respective Representatives to promptly provide, all assistance and cooperation reasonably requested by the Company in connection with obtaining the Missing Ground Lessor Estoppel Letters. Upon request of the Ski Purchaser, the Company shall use commercially reasonable efforts to include in the Missing Ground Lessor Estoppels Letters and the Missing Tenant Estoppel Letters such additional information and certifications as Ski Purchaser may request (i.e., information and certifications that are in addition to the criteria set forth on Schedule 2.11(b)(xviii) of the Seller Disclosure Letter), provided that the inclusion of such additional information and certifications in such estoppel letters shall not be a condition to Closing. Except as otherwise expressly set forth in this Agreement (including Section 8.7(g)), no Party shall be required to pay any sum, expense or cost pursuant to this Agreement (including this Section 8.7(h)) to any Ground Lessor or to any Tenant to obtain the Missing Ground Lessor Estoppel Letters and/or the Missing Tenant Estoppel Letters.

(i) If at any time after the Closing any further action is necessary or reasonably desirable to carry out the purpose of this Agreement, each Party shall take all such necessary or desirable action upon request of the other Parties.

Section 8.8 Notification of Certain Matters; Transaction Litigation.

(a) Each Party shall give prompt notice to the other Parties of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Sale or the other Contemplated Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Sale or this Agreement.

(b) In addition, without limiting the foregoing, each Party shall give prompt notice to the other Parties if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(c) Each Party shall give prompt notice to the other Parties of any Legal Proceeding commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party, any of the Target Companies or any of the Asset Sellers or the Subsidiaries of the Purchasers which relate to this Agreement, the Sale or the other Contemplated Transactions. The Seller Parties shall give the Purchasers the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company, the Sellers and/or its respective directors relating to this Agreement, the Sale and the other Contemplated Transactions, and no such settlement shall be agreed to without the Purchasers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) The Seller Parties shall give prompt notice to the Purchasers of any default (or if there is a cure period, any default that is not cured within such cure period) under any Material Company Lease, any Management Agreement or any Loan Document.

Section 8.9 Public Announcements.

So long as this Agreement is in effect, the Seller Parties and the Purchasers shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Sale or any of the other Contemplated Transactions, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, based on the advice of outside counsel, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any Party hereto. If for any reason it is not practicable to consult with the other Party before making any public statement with respect to this Agreement, the Sale or any of the other Contemplated Transactions, then the Party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other Party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 8.6.

Section 8.10 TRS Distribution.

Immediately prior to the consummation of the Interest Sale, the Company shall cause the entities set forth on Schedule 7 to distribute all of their respective equity interests in the applicable TRS Subsidiary set forth opposite such entity’s name to the Operating Partnership (the “TRS Distribution”). The Parties acknowledge that at the Closing, neither any Target Company nor any Asset Seller shall own any Target Company Subsidiary.

Section 8.11 Employees.

During the period from the Effective Date through the Closing Date, the Company and the Purchasers shall take commercially reasonable steps to arrange for interviews of employees of CNL Financial Group Investment Management, LLC who currently perform services for the Sellers or the Target Companies during normal business hours and upon reasonable advance written request of the Purchasers, as the case may be. Notwithstanding the foregoing, the Parties acknowledge that the Purchasers shall not be under any obligation to offer employment to any such employees or any employees of any Tenant or Manager.

Section 8.12 Taxes.

(a) The Purchasers, the Sellers and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, gross receipts, registration, occupation, excise, duty, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable by the Purchasers, the Sellers or the Company in connection with the Sale or the other Contemplated Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in good faith in attempting to minimize the amount of Transfer Taxes, including, at the request of any Purchaser causing any Seller or any Purchaser, as applicable, to contribute some or all assets located in the State of New York being purchased hereto to one or more new limited liability companies or other entities and selling the interests in such new entity or entities to any of the Purchasers or its Affiliates, as the case may be. Notwithstanding Section 2.5(b) hereof, all Transfer Taxes incurred in connection with the transfer and sale of the Target Companies and the Purchased Assets as contemplated by the terms of this Agreement that are imposed, payable, collectible or incurred shall be borne by the Attractions Purchaser, the Ski Purchaser, the Canadian Purchaser or the Company, as the case may be, as set forth on Exhibit N to this Agreement.

(b) For U.S. federal and applicable state Income Tax purposes, the Parties agree that the Sale shall be treated as the purchase of the Purchased Assets and the underlying assets owned by the Target Companies (or any disregarded entities owned by the Target Companies) in a fully taxable transaction (and not a tax-free reorganization within the meaning of Section 368(a) of the Code) and each Party shall file all Income Tax Returns and take all positions for U.S. federal and applicable state Income Tax purposes consistent with the foregoing.

(c) The Company, on the one hand, and the Purchasers, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Company and the Purchasers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.12(c).

(d) All Tax sharing or similar agreements to which any Target Company is a party shall be terminated as of the Closing Date and, after the Closing Date, the Target Companies shall not be bound thereby or have any rights or obligations thereunder.

(e)

(i) On the Closing Date, the Canadian Purchaser and Cypress ULC will jointly execute an election to have subsection 167(1) of the Excise Tax Act (Canada) (the “Section 167 Election”) apply to the ULC Canadian Asset Sale such that no tax is payable under Part IX of the Excise Tax Act (Canada) (“GST”) in respect of such sale. The Canadian Purchaser will file the 167 Election with the applicable Governmental Authority within the time prescribed by the Excise Tax Act (Canada).

(ii) The Canadian Purchaser covenants and agrees that, the Jersey Canadian Asset Sale meets the requirements set forth in paragraphs 221(2) and 228(4) of the Excise Tax Act (Canada) such that Jersey Trust shall not be required to collect any GST in connection with the Jersey Canadian Asset Sale, and the Canadian Purchaser shall be liable for, shall self-assess and remit to the Canada Revenue Agency within the manner and time prescribed by the Excise Tax Act (Canada) all GST which is payable in connection with the Jersey Canadian Asset Sale.

(iii) Notwithstanding the foregoing, (A) if it is determined by the CRA (or any other relevant tax authority) that the Section 167 Election was not applicable to the ULC Canadian Asset Sale, or (B) if the Canadian Purchaser fails to satisfy its obligations described in Section 8.12(e)(ii) or if there exists any inaccuracy, misrepresentation or misstatement therein, then the Canadian Purchaser agrees to indemnify and hold harmless the Canadian Asset Sellers, each of their respective successors, Affiliates, assigns, directors, officers, trustees, shareholders and beneficiaries, whether direct or indirect, as applicable, from and against any and all losses actually incurred by such parties as a result and will, immediately upon demand, pay to the applicable Canadian Asset Seller (or other indemnified party) the applicable GST (together with any applicable interest or penalties). Each Canadian Asset Seller (or indemnified party) agrees to remit any such GST (together with any applicable interest or penalties) to the CRA (or other relevant tax authority), and assist the Canadian Purchaser, acting reasonably, with respect to its input tax credit claim.

(f) Where applicable, the Canadian Asset Sellers and the Canadian Purchaser agree to file an election with respect to the accounts receivable under Section 22 of the Income Tax Act (Canada) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes in a manner consistent with the purchase price allocation determined in accordance with Section 3.4.

Section 8.13 Termination of Management Agreements.

The Company shall, at the Attractions Purchaser’s sole cost and expense, take such actions as are reasonably required to cause each Management Agreement set forth in Section 8.13 of the Seller Disclosure Letter (the “Old Management Agreements”) to be terminated in its entirety in accordance with the applicable Management Agreement, effective as of no later than December 1, 2016, and the Company shall enter into new Management Agreements with Premier Parks, LLC or its Affiliate, in a form acceptable to the Company, upon the termination of the Old Management Agreements. To the extent that a termination of an Old Management Agreement results in a termination fee payable under such Old Management Agreement that would not have been payable if such Old Management Agreement were not terminated pursuant to this Section 8.13, the Attractions Purchaser shall reimburse the Seller Parties for any such termination fee. The Attractions Purchaser shall pay (or reimburse, as applicable) the Company for any and all Third Party fees (including administration fees), costs and Expenses incurred in connection with the transition and implementation of the new Management Agreements with Premier Parks, LLC or its Affiliates.

Section 8.14 Directors’ and Officers’ Indemnification.

To the fullest extent permissible under applicable Law, from and after the Closing Date, the applicable Purchasers shall cause the Target Companies to honor and fulfill in all respects the obligations of the Target Companies, under the Organizational Documents of the Target Companies in effect on the Effective Date to the individuals covered by such Organizational Documents (the “Covered Persons”) with respect to all rights to indemnification and exculpation (including the advancement of expenses) from Liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Organizational Documents of the Target Companies as in effect on the date hereof. For a period of six (6) years after the Closing Date, except as otherwise required by Law, the applicable Purchasers shall cause the Organizational Documents of each Target Company to, and will not take any action to cause the Organizational Documents of each Target Company not to, to contain provisions relating to the exculpation, indemnification or advancement of expenses of any Covered Person that are no less favorable to such Covered Persons than those contained in the Organizational Documents of the Target Companies as in effect on the Effective Date; provided, that, any Covered Person shall be entitled to exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law for any acts or omissions that occurred on or prior to the Closing Date, notwithstanding the terms of indemnification and expense reimbursement applicable to such Covered Persons that were in effect at the time of the act or omission in question. In addition, for a period of six (6) years after the Closing Date, the applicable Purchasers shall not, and shall not permit any of its Subsidiaries to, amend, repeal or modify any provision in the Target Companies’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any Covered Person (including the provisions contemplated by the immediately preceding sentence) unless required to do so by Law.

Section 8.15 Casualty and Condemnation.

(a) In the event that, after the Effective Date but prior to the Closing Date, (i) any portion of any Company Property, any of the Purchased Assets or any interest therein is taken pursuant to eminent domain, expropriation or similar proceedings, or if any proceeding shall be instituted for the taking in condemnation or eminent domain, expropriation or similar proceeding of all or any portion of any Company Property or the Purchased Assets, or any interest therein (any of the foregoing, a “Condemnation”), or (ii) any Company Property or any of the Purchased Assets is materially damaged or destroyed by any fire, earthquake or other casualty (a “Casualty”), the Company shall give the Purchasers written notice thereof promptly (but in any event no later than 24 hours) after the discovery by any Seller Party of the same. Upon the occurrence of a Condemnation or Casualty, the Seller Parties shall have no obligation to contribute capital to any Person, or to expend their own funds to repair or replace (or cause to be repaired or replaced) the damaged, destroyed or taken property, and the Purchasers shall have no right to terminate this Agreement by reason thereof, except to the extent that a Target Company Material Adverse Effect shall have occurred; provided that the Parties agree that the Ski Purchaser Closing Cash Consideration, the Canadian Closing Consideration, the Attractions Purchaser Closing Cash Consideration or the Share Consideration (as applicable) shall be reduced by the following:

(i) the amount of any condemnation award, insurance proceeds or other compensation with respect to or on account of any such Casualty or Condemnation (“Proceeds”) received by any Seller Party or any lender to any Seller Party, which are not applied to the repair and restoration of the damaged property in accordance with the terms of any applicable Material Company Lease and this Agreement (except for: (x) Proceeds separately payable by the insurer or condemning authority to any Tenant as compensation for Tenant’s personal property, Tenant’s leasehold interest or Tenant’s relocation expenses, and (y) Proceeds payable to, or received by, any Seller Party that are attributable to lost rents for the period prior to the Closing, or required for collection costs incurred or repairs independently funded by any Seller Party prior to the Closing Date);

(ii) the amount of any Seller deductible or Seller coinsurance amount under any applicable insurance policy, except to the extent that the applicable Seller Party has expended such deductible or coinsurance amount out of its own funds to complete the repair or restoration of the applicable Company Property or Purchased Assets in accordance with the terms of the applicable Material Company Lease and this Agreement; and

(iii) uninsured losses, but only to the extent such uninsured losses are solely due to a breach of the covenant set forth in Section 8.1(a)(xxii).

(b) Each Seller Party shall, upon consummation of the Sale and the other Contemplated Transactions, assign to the Purchasers or their permitted assigns all claims of such Seller Party with respect to any and all Proceeds.

(c) Each Seller Party shall provide the Purchasers with copies of all notices and communications with any insurer, condemning authority, Tenant, Ground Lessor, lender and all other Third Parties relating to any Casualty or Condemnation. The Purchasers may participate in all negotiations, meetings and legal actions regarding the determination, settlement or enforcement of any claim for Proceeds resulting from any Casualty or Condemnation. Seller Parties will neither cause, consent to nor permit any Seller Party or Tenant to: (x) adjust, agree to or settle any such claim or (y) terminate or consent to the termination of any Material Company Lease as a result of any Casualty or Condemnation, without in each instance obtaining the applicable Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Without obtaining the applicable Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, no Seller Party will effect or consent to any repair, replacement or restoration of a damaged or taken Company Property or Purchased Assets, other than repairs required to protect the health or safety of any person or property, and except as required by the terms of any Material Company Lease or other Company Material Contract to which the applicable Seller Party is a party or which is otherwise applicable to the Company Property or Purchased Assets.

Section 8.16 Resignations.

The Company shall cause each of the officers, directors and managers of the Target Companies, as the case may be, to deliver resignations in the form of Exhibit O attached hereto effective as of the Closing.

Section 8.17 Distribution of Attractions Purchaser Common Shares.

As promptly as practicable after the Closing Date and subject to compliance with applicable Law, the Company shall distribute pro rata to the Company’s stockholders all of the Attractions Purchaser Common Shares received by the Company as Share Consideration. In no event will the Company distribute, sell, or otherwise transfer the Attractions Purchaser Common Shares received by the Company as Share Consideration except to the Company’s stockholders in accordance with the foregoing sentence.

Section 8.18 Tenant Estoppels and Ground Lease Estoppels.

If the Company Stockholder Meeting is not scheduled to be held before April 30, 2017, then each Purchaser shall have the right, on behalf of the Company, at the sole cost of such Purchaser, to circulate (i) bring-down letters to each of the Tenants that have delivered Existing Tenant Estoppel Letters, requesting that such Tenants confirm the information included in the Existing Tenant Estoppel Letters remains accurate as of a date no later than ninety (90) days prior to the Closing Date (such bring-down letters, the “Tenant Estoppel Bring-Down Letters”) and (ii) bring-down letters to each of the Ground Lessors that have delivered the Existing Ground Lessor Estoppel Letters, requesting that such Ground Lessor confirm the information included in the Existing Ground Lessor Estoppel Letters remains accurate as of a date no later than ninety (90) days prior to the Closing Date (such bring-down letters, the “Ground Lessor Estoppel Bring-Down Letters” and, together with the Tenant Estoppel Bring-Down Letters, the “Bring-Down Letters”). The Bring-Down Letters shall be substantially in the form attached hereto as Exhibit P and Exhibit Q. The Company shall use reasonable best efforts to provide, on a timely basis, such assistance to each Purchaser as is reasonably requested in connection with preparing, circulating and soliciting the Bring-Down Letters. The Parties acknowledge that the receipt of the Bring-Down Letters is not a condition to close; provided, however, the Purchasers may use any information set forth in the Bring-Down Letters in determining whether a Target Company Material Adverse Effect has occurred since the Effective Date and is continuing on the Closing Date.

Section 8.19 Liquor Licenses.

Following the execution of this Agreement and for sixty (60) calendar days after the Closing, the Company agrees, at the sole cost of the Purchasers, to cooperate and use commercially reasonable efforts to assist the Purchasers in all matters relating to the transfer and assignment of liquor licenses from each Target Company and Asset Seller to the Purchasers, including, without limitation, the execution and delivery of all documentation required by the Governmental Authorities.

Section 8.20 GST Registration.

After the Effective Date but prior to the Closing Date, the Canadian Purchaser shall, at its sole expense, (i) obtain the registration number under which the Canadian Purchaser is registered in Canada for goods and services and harmonized sales tax purposes and (ii) provide such registration number no later than five (5) calendar days prior to the Closing Date.

Section 8.21 Control of Operations.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give the Purchasers, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date, and (ii) prior to the Closing Date, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 8.22 Tax Opinion.

The Attractions Purchaser shall use its commercially reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 9.3(g) and (ii) deliver to Stinson Leonard Street LLP, outside counsel to the Attractions Purchaser, a tax representation letter, dated as of the Closing Date and signed by an officer of the Attractions Purchaser, in the form and substance previously agreed to by the Attractions Purchaser and the Company, with such changes as are reasonably determined by Stinson Leonard Street LLP to be necessary or appropriate to account for the operation of the Attractions Purchaser and its Subsidiaries after the Effective Date and that are approved by the Company, such approval not to be unreasonably withheld, and such other changes as are mutually agreeable to the Attractions Purchaser and the Company, containing representations of the Attractions Purchaser for purposes of rendering the opinion described in Section 9.3(g).

Section 8.23 Indemnification of SIRs.

The Attractions Purchaser shall indemnify and hold harmless the Company, CNL Financial Group, Inc. and their respective Affiliates from any and all liability with respect to the self-insured retentions payable in connection with any U.S. Assumed Liabilities incurred in connection with, or relating to, the U.S. Attractions Purchased Assets.

Section 8.24 Bankruptcy Event.

The Company shall provide prompt written notice to the Ski Purchaser of the occurrence of any Bankruptcy Event with respect to any Ski Resort Operator. Such written notice shall identify the Ski Resort Operator that is the subject of the Bankruptcy Event and the Company Lease applicable to such Ski Resort Operator. Without limiting the rights and/or remedies of the Ski Purchaser hereunder arising from the occurrence of a Material Bankruptcy Event, the Company shall exercise commercially reasonable judgment in exercising the rights and remedies (without regard to whether any actions by a Target Company could result in a Ski Assets Material Adverse Effect under the terms of this Agreement, or would impact the Sale or the other Contemplated Transactions) available under each Company Lease that is in default as a result of the occurrence of such Bankruptcy Event.

ARTICLE 9.

CONDITIONS

Section 9.1 Conditions to the Obligations of Each Party.

The respective obligations of each Party to effect the Sale and to consummate the other Contemplated Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each of the Parties, at or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(c) No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Sale or the other Contemplated Transactions.

(d) Regulatory Approval. All waiting periods (and any extensions thereof) applicable under the HSR Act shall have been terminated or shall have expired.

(e) Listing. The Attractions Purchaser Common Shares to be issued in the Sale shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Estimated Closing Amounts Statement. The Estimated Closing Amounts Statement shall have been provided and approved pursuant to Section 3.1(c).

Section 9.2 Conditions to the Obligations of the Purchasers.

The obligation of each Purchaser to effect the Sale and to consummate the other Contemplated Transactions shall be subject to the satisfaction or waiver (as permitted by applicable Law), at or prior to the Closing Date, of the following additional conditions:

(a) The Seller Parties shall have made the deliveries required pursuant to Section 2.11(b) and Section 2.11(g).

(b) The Seller Parties shall have performed in all material respects all of their respective obligations hereunder required to be performed by them on or prior to the Closing Date.

(c) The representations and warranties set forth in Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.21 (Vote Required) and Section 4.22 (Brokers; Fees) shall be true and correct in all but de minimis respects at and as of the Effective Date and as of the Closing, as though made as of the Closing (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date).

(d) Each of the other representations and warranties of the Seller Parties contained in Article 4 of this Agreement, without giving effect to materiality, Target Company Material Adverse Effect or other similar qualifications, shall be true and correct at and as of the Effective Date and at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct have not and would not reasonably be expected to, individually or in the aggregate, have a Target Company Material Adverse Effect.

(e) The representations and warranties set forth in Article 5 with respect to the Jersey Trust shall be true and correct in all respects at and as of the Effective Date and as of the Closing, as though made as of the Closing (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date).

(f) No Target Company Material Adverse Effect shall have occurred since the Effective Date and be continuing on the Closing Date.

(g) The Company shall have provided evidence reasonably satisfactory to the Purchasers that, effective as of the Closing Date, each Management Agreement has been terminated.

(h) The Purchasers shall have obtained the New Forest Service Permits and Ground Lease Approvals in form and substance reasonably satisfactory to such Purchasers (it being agreed that if the foregoing condition has not been satisfied as of the Closing Date, and the Parties have nevertheless complied with their respective obligations under Section 8.7(g), then none of the Parties shall be subject to any liability or damages resulting from, or arising out of, the failure of such condition).

(i) The Company shall have delivered to the Purchasers executed copies of the Debt Pay-off Letters and shall have paid or caused to be paid the Indebtedness Amount at the Closing (including by way of delivery of an irrevocable direction letter that the Ski Purchaser Closing Cash Consideration, the Canadian Purchaser Closing Consideration and/or the Attractions Purchaser Closing Cash Consideration shall be delivered to the applicable creditors).

(j) Before the Closing Date, the Director under the Investment Canada Act (Canada) (the “ICA”) shall have sent a receipt to the Ski Purchaser under the ICA advising that the transactions contemplated by this Agreement are not reviewable, and the Minister under the ICA shall not have sent to the Ski Purchaser a notice under subsection 25.2(1) of the ICA within the prescribed period thereunder and the Governor in Council shall not have made an order under subsection 25.3(1) of the ICA in relation to the transactions contemplated by this Agreement or, if such a notice has been sent or such an order has been made, the Ski Purchaser shall have subsequently received (i) a notice under paragraph 25.2(4)(a) of the ICA indicating that a review of the transaction on grounds of national security will not be made, (ii) a notice under paragraph 25.3(6)(b) of the ICA indicating that no further action will be taken in respect of the transaction or (iii) a copy of an order under paragraph 25.4(1)(b) of the ICA authorizing the transaction, provided that order is on terms and conditions reasonably satisfactory to the Ski Purchaser.

Section 9.3 Conditions to the Obligations of the Seller Parties.

The respective obligations of the Seller Parties to effect the Sale and to consummate the other Contemplated Transactions shall be subject to the satisfaction or waiver (as permitted by applicable Law), at or prior to the Closing Date, of the following conditions:

(a) The Purchasers shall have made the deliveries required pursuant to Section 2.11(c), Section 2.11(d), Section 2.11(e) and Section 2.11(f).

(b) The Attractions Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, including the delivery of the Attractions Purchaser Closing Consideration at the Closing.

(c) Each of the Ski Purchaser and the Canadian Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by it on or prior to the Closing Date, including the delivery of the Ski Purchaser Closing Consideration and the Canadian Purchaser Closing Consideration at the Closing.

(d) The representations and warranties set forth in Section 6.3 (Authority) and Section 6.16 (Brokers; Fees) with respect to the Attractions Purchaser shall be true and correct in all but de minimis respects at and as of the Effective Date and as of the Closing, as though made as of the Closing (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date). Each of the other representations and warranties of the Attractions Purchaser contained in Article 6 of this Agreement, without giving effect to materiality or other similar qualifications, shall be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date, except for the failure of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (1) of the definition thereof.

(e) The representations and warranties set forth in Section 7.2 (Authority) and Section 7.6 (Brokers; Fees) with respect to the Ski Purchaser shall be true and correct in all but de minimis respects at and as of the Effective Date and as of the Closing, as though made as of the Closing (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date). Each of the other representations and warranties of the Ski Purchaser contained in Article 7 of this Agreement, without giving effect to materiality or other similar qualifications, shall be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date, except for the failure of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect pursuant to clause (2) of the definition thereof.

(f) No Purchaser Material Adverse Effect shall have occurred since the Effective Date and be continuing on the Closing Date.

(g) The Company shall have received a written opinion of Stinson Leonard Street LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit R and with such changes as are mutually agreeable to the Attractions Purchaser and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Attractions Purchaser’s taxable year that ended on December 31, 2006, the Attractions Purchaser has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Attractions Purchaser will continue to meet the requirements for qualification and taxation as a REIT under the Code after the consummation of the Attractions Purchaser Interest Sale, Attractions Purchaser Asset Sale and the other Contemplated Transactions, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 8.22 hereof.

ARTICLE 10.

TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination.

This Agreement may be terminated and the Sale may be abandoned at any time prior to the Closing Date, whether before or after receipt of the Company Stockholder Approval, as follows:

(a) by mutual written agreement of each of the Attractions Purchaser, the Ski Purchaser and the Company; or

(b) by the Attractions Purchaser, the Ski Purchaser or the Company, if:

(i) the Closing Date shall not have occurred on or before 11:59 p.m. New York time on September 15, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Sale and the other Contemplated Transactions to be consummated on or before the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale or the other Contemplated Transactions, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its obligations in accordance with the terms of this Agreement, including pursuant to Section 8.6; or

(iii) the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Sale and the other Contemplated Transactions have been voted upon, provided that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s action or failure to perform any of its obligations under this Agreement.

(c) by the Company, if

(i) any Purchaser shall have breached or failed to perform any of its representations, warranties or covenants set forth in this Agreement, which breach or failure to perform cannot be cured on or before the Outside Date, or, if curable, is not cured by such Purchaser within the earlier of (x) twenty (20) calendar days of receipt by such Purchaser of written notice of such breach or failure, or (y) three (3) Business Days before the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if the Company is then in material breach of any of its representations, warranties or covenants set forth in this Agreement;

(ii) at any time prior to the Company Stockholder Approval being obtained in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 8.6, provided that the Company shall thereafter pay the Company Termination Amount to the Purchasers concurrently with such termination; or

(iii) (A) all of the conditions set forth in Section 9.1 and Section 9.2 shall have been satisfied by the Company or waived by the Purchasers (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are susceptible of being satisfied at the Closing) and the Company shall have delivered to the Purchasers written notice to such effect on or after the date the Closing should have occurred pursuant to Section 2.11(a), which notice shall also state that the Seller Parties are prepared to consummate the Closing, and (B) any of the Purchasers fails to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (A) of this Section 10.1(c)(iii);

(d) by either the Attractions Purchaser or the Ski Purchaser, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties or covenants set forth in this Agreement, which breach or failure to perform cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within the earlier of (x) twenty (20) calendar days of receipt by the Company of written notice of such breach or failure, or (y) three (3) Business Days before the Outside Date; provided that the Attractions Purchaser or the Ski Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if any Purchaser is then in material breach of any of its representations, warranties or covenants set forth in this Agreement;

(ii) (1) the Company Board shall have made an Adverse Recommendation Change (it being understood and agreed that any written notice of the Company’s intention to make an Adverse Recommendation Change prior to effecting such Adverse Recommendation Change in accordance with Section 8.6(d) or Section 8.6(f) shall not result in Purchaser having any termination rights pursuant to this Section 10.1(d)(ii)), (2) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 8.6, (3) the Company fails to include in the Proxy Statement the recommendation of the Company Board in favor of the approval of the Sale, (4) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced and the Company Board does not recommend against participation in such tender offer or exchange offer by its stockholders within ten (10) Business Days following commencement of such offer (or, in the event of a material change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), or (5) the Company has willfully or materially breached its obligations under Section 8.6 of this Agreement; provided that the Attractions Purchaser’s or the Ski Purchaser’s right to terminate this Agreement pursuant to this Section 10.1(d)(ii) shall expire at 5:00 p.m., New York time, on the tenth (10th) Business Day following the date on which the Attractions Purchaser and the Ski Purchaser became aware that the event permitting such termination occurred; or

(iii) there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Target Company Material Adverse Effect, which Target Company Material Adverse Effect, if it is capable of being cured, has not been cured within forty-five (45) calendar days of receipt by the Company of written notice.

Section 10.2 Effect of Termination.

In the event that this Agreement is terminated and the Sale and the other Contemplated Transactions are abandoned pursuant to Section 10.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto (or any of the Target Companies, the Asset Sellers, Subsidiaries of the Purchasers or any of the Company’s or the Purchasers’ respective Representatives), and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary but subject to Section 10.3(c) and Section 11.9, (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of any fraud or Willful Breach of this Agreement or any other agreement delivered in connection herewith prior to such termination; and (b) the Confidentiality Agreements, this Section 10.2, Section 10.3, Section 10.6, Article 11 and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 10.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 10.3 Termination Amount and Expense Reimbursement.

(a) If, but only if, this Agreement is terminated:

(i) (A) by the Company pursuant to Section 10.1(c)(ii) or (B) any Purchaser pursuant to Section 10.1(d)(ii), then the Company shall pay, or cause to be paid, to the Purchasers a fee equal to $25,000,000 (the “Company Termination Amount”), plus the Purchasers’ Reimbursable Expenses by wire transfer of same day funds to an account designated by the Purchasers as a condition to such termination;

(ii) (A) by (I) the Company or any Purchaser pursuant to Section 10.1(b)(iii) or (II) any Purchaser pursuant to Section 10.1(d)(i) and (B) in any such case the Company or any other Seller Party (x) receives or has received a Company Acquisition Proposal after the Effective Date and prior to termination of this Agreement, which Company Acquisition Proposal has been publicly announced or otherwise become publicly known and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to the Purchasers a fee equal to the Company Termination Amount without any deduction, if applicable, of the Purchasers’ Reimbursable Expenses previously paid by the Company to the Purchasers by wire transfer of same day funds to an account designated by the Purchasers, not later than five (5) Business Days after the consummation of such transaction arising from such Company Acquisition Proposal and, upon the payment of the Company Termination Amount and, if applicable, the Purchasers’ Reimbursable Expenses, the Company shall have no further liability with respect to this Agreement to the Purchasers; provided, however, that for purposes of this Section 10.3(a)(ii), the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%),” provided, further, that with respect to clause (A)(I), the Purchasers’ Reimbursable Expenses shall not exceed $6,500,000;

(iii) (A) by the Company or any Purchaser pursuant to Section 10.1(b)(iii), (B) by any Purchaser pursuant to Section 10.1(d)(i) or (C) by any Purchaser pursuant to Section 10.1(b)(i) if at the date of such termination, Purchaser was entitled to terminate this Agreement pursuant to Section 10.1(d)(i), the Company shall pay to the Purchasers an amount equal to the Purchasers’ Reimbursable Expenses; provided, however, that with respect to clause (A), the Purchasers’ Reimbursable Expenses shall not exceed $6,500,000. Any payments pursuant to this Section 10.3(a)(iii) shall be made within five (5) Business Days of termination;

(iv) (A) by the Company pursuant to Section 10.1(c)(i), (B) by the Company pursuant to Section 10.1(b)(i) if at the date of such termination the Company was entitled to terminate this Agreement pursuant to Section 10.1(c)(i), or (C) by any Purchaser pursuant to Section 10.1(b)(ii) (in respect of any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale or the other Contemplated Transactions under the HSR Act), if such termination pursuant to Section 10.1(b)(ii) occurs after the date on which the Proxy Statement is first mailed to stockholders of the Company, then the Purchasers, on a joint and several basis, shall pay, or cause to be paid, to the Company an amount equal to the Company’s Reimbursable Expenses; provided, however, that with respect to clause (C), (i) the Company’s Reimbursable Expenses shall not exceed $1,500,000, and (ii) the Ski Purchaser shall not have any obligation to pay any of the Company’s Reimbursable Expenses pursuant to this Section 10.3(a)(iv) if the Company has not complied with its obligations pursuant to Section 8.7(a). Any payments pursuant to this Section 10.3(a)(iv) shall be made within five (5) Business Days of termination; or

(v) by the Company pursuant to Section 10.1(c)(iii), then the Purchasers shall, on a joint and several basis, pay, or cause to be paid, to the Company a fee equal to $60,000,000 (the “Purchaser Termination Amount”) and the Company’s Reimbursable Expenses by wire transfer of same day funds to an account designated by the Company, not later than five (5) Business Days after such termination and, upon payment of the Purchaser Termination Amount, the Purchasers shall have no further liability with respect to this Agreement to the Seller Parties.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) (x) under no circumstances shall the Company be required to pay the Company Termination Amount earlier than five (5) full Business Days after receipt of appropriate wire transfer instructions from the Purchasers, and (y) under no circumstances shall the Purchasers be required to pay the Purchaser Termination Amount earlier than five (5) full Business Days after receipt of appropriate wire transfer instructions from the Company; and

(ii) (x) under no circumstances shall the Company be required to pay the Company Termination Amount on more than one occasion and (y) under no circumstances shall the Purchasers be required to pay the Purchaser Termination Amount on more than one occasion.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Amount and the Purchaser Termination Amount is not a penalty, but rather is liquidated damages, in a reasonable amount that will compensate the Purchasers or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale and the other Contemplated Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, none of the Attractions Purchaser, the Ski Purchaser nor the Company would enter into this Agreement. Notwithstanding anything to the contrary in this Agreement (including Section 10.2), in the circumstance in which the Company is required to pay the Company Termination Amount, the Purchasers’ right to receive payment of the Company Termination Amount and, if applicable, the Purchasers’ Reimbursable Expenses from the Company shall be the sole and exclusive remedy of the Purchasers against the Company, the Sellers and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Sale to be consummated, and upon payment of such amount, none of the Company, the Sellers, any of their respective Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Sale or the other Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement (including Section 10.2), in the circumstance in which the Purchasers are required to pay the Purchaser Termination Amount, the Company’s right to receive payment of the Purchaser Termination Amount and, if applicable, the Company’s Reimbursable Expenses from the Purchasers shall be the sole and exclusive remedy of the Seller Parties against the Purchasers, their permitted assigns, their Subsidiaries and any of their respective former, current or future officers, directors, trustees, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Sale to be consummated, and upon payment of such amount, none of the Purchasers, their permitted assigns, any of their respective Subsidiaries or any of their respective former, current or future officers, directors, trustees, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Sale or the other Contemplated Transactions.

(d) Payment of Termination Amount.

(i) If either of the Company or the Purchasers is required to pay the Termination Amount to the other, all or a portion of such Termination Amount shall, if requested by the applicable payee, be paid into escrow on the date such payment is required to be paid by the Company or the Purchasers, as applicable, pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in writing by the applicable payee. In the event that either of the Company or the Purchasers is obligated to pay the Termination Amount, the amount payable in any tax year of the party receiving the Termination Amount shall not exceed the lesser of (i) the Termination Amount, and (ii) the sum of (A) the maximum amount that can be paid to the Party receiving the Termination Amount without causing such Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and such Party has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by such Party’s independent accountants, plus (B) in the event the Party receiving the Termination Amount receives either (x) a letter from such Party’s counsel indicating that such Party has received a ruling from the IRS as described below in this Section 10.3(d) or (y) an opinion from such Party’s outside counsel as described below in this Section 10.3(d), an amount equal to the excess of the Termination Amount less the amount payable under clause (A) above.

(ii) To secure the Company’s and each Purchaser’s respective obligations to pay these amounts, the Company or the Purchasers, as applicable, shall deposit into escrow an amount in cash equal to the Termination Amount with an escrow agent selected by the applicable payee on such terms (subject to this Section 10.3(d)) as shall be mutually agreed upon by the Company, the Purchasers and the escrow agent. The payment or deposit into escrow of the Termination Amount by the Company and the Purchasers, as applicable, pursuant to this Section 10.3(d) shall be made at the time the Company or the Purchasers, as applicable, is obligated to pay the other Party such amount pursuant to Section 10.3 by wire transfer. With respect to the Attractions Purchaser or the Company, the escrow agreement shall provide that the Termination Amount in escrow or any portion thereof shall not be released to the Company or the Attractions Purchaser, as applicable, unless the escrow agent receives any one or combination of the following: (i) a letter from the independent accountants of the Party receiving the Termination Amount indicating the maximum amount that can be paid by the escrow agent to such Party without causing such Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and such Party has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to such Party, or (ii) a letter from counsel to the Party receiving the Termination Amount indicating that (A) such Party received a ruling from the IRS holding that the receipt by such Party of the Termination Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) such Party’s outside counsel has rendered a legal opinion to the effect that the receipt by such Party of the Termination Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Amount to such Party. Each of the Company and the Purchasers agrees to amend this Section 10.3(d) at the reasonable request of the other Party in order to (i) maximize the portion of the Termination Amount that may be distributed to the Company or the Purchasers, as applicable, hereunder without causing such Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve such Party’s chances of securing a favorable ruling described in this Section 10.3(d) or (iii) assist such Party in obtaining a favorable legal opinion from its outside counsel as described in this Section 10.3(d). Any amount of the Termination Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 10.3(d), provided that the obligation of the Company or the Purchasers, as applicable, to pay the unpaid portion of the Termination Amount shall terminate on the December 31 following the date which is five (5) years from the Effective Date.

Section 10.4 Amendment; Delegation.

Subject to compliance with applicable Law, this Agreement may be amended, modified, and supplemented by mutual agreement of the Parties hereto at any time before or after receipt of the Company Stockholder Approval and prior to the Closing Date; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be any amendment of this Agreement which by applicable Law requires the further approval of the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. Each Seller hereby grants and delegates to the Company authority to enter into any amendment, grant any waiver or provide any consent as the Company shall determine. Each Seller acknowledges and agrees that any payment to be made to them by the Purchasers pursuant to this Agreement shall be paid to the Company and the Company shall receive such payments as agent on behalf of each Seller.

Section 10.5 Waiver.

At any time prior to the Closing Date, subject to applicable Law, (a) the Company may (i) extend the time for the performance of any obligation or other act of any Purchaser, (ii) waive any inaccuracy in the representations and warranties of any Purchaser contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any Purchaser with any agreement or condition contained herein, and (b) Ski Purchaser and Attractions Purchaser may jointly (i) extend the time for the performance of any obligation or other act of any Seller Party, (ii) waive any inaccuracy in the representations and warranties of any Seller Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any Seller Party with any agreement or condition contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Party or Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege.

Section 10.6 Fees and Expenses.

(a) Except as otherwise expressly set forth in this Agreement (including Section 3.4(a), Section 3.4(b), Section 8.7(g), Section 8.13, Section 10.3 and Section 11.9(e)), all Expenses incurred in connection with this Agreement, the Sale and the other Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Sale and the other Contemplated Transactions are consummated, including, legal fees, advisor fees, and other incidental expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that (x) the Company and the Attractions Purchaser shall share equally all reasonable Expenses related to the printing, filing and distribution of the Proxy Statement, if any, other than attorneys’ and accountants’ fees, (y) the Ski Purchaser shall pay all filing fees associated with any filings with antitrust authorities, and (z) the Attractions Purchaser shall pay all out-of-pocket expenses incurred by the Company as a result of owning the Note related to any filings, Taxes or other Third Party costs (excluding any legal and other advisory fees other than reasonable legal fees incurred in connection with defending any Third Party claims); provided, further, that the Company shall pay all Expenses related to new base owner’s title insurance policies in those jurisdictions in which the seller of real property customarily pays such costs per local custom or in those jurisdictions in which the custom is silent as set forth in Exhibit S.

(b) The provisions of this Section 10.6 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 11.

GENERAL PROVISIONS

Section 11.1 Non-Survival of Representations and Warranties.

None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Closing. This Section 11.1 does not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing. The Confidentiality Agreements will survive termination of this Agreement in accordance with its respective terms.

Section 11.2 Notices.

Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice sent by facsimile or e-mail transmission on any Business Day after 5:00 p.m. (New York City time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):

if to the Attractions Purchaser:

EPR Properties

909 Walnut Street

Kansas City, Missouri 64106

Attention: General Counsel

Telephone No.: (816) 472-1700

E-Mail: craige@eprkc.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: John Haggerty, Esq.

Telephone No.: (617) 570-1000

E-Mail: jhaggerty@goodwinprocter.com

if to the Ski Purchaser:

Och-Ziff Real Estate

9 West 57th Street, 40th Floor

New York, NY 10019

Attention: Steven E. Orbuch

Facsimile No.: (212) 790-0005

E-Mail: sorbuch@ozcap.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Ronald B. Emanuel, Esq.

Telephone No.: 212-541-2334

Facsimile No.: 212-541-1434

E-Mail: rbemanuel@bryancave.com

if to the Seller Parties:

CNL Lifestyle Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Chief Financial Officer and Deputy General Counsel

Telephone No.: (407) 540-7595

E-Mail: Tracey.Bracco@cnl.com

Telephone No.: (407) 650-1032

E-Mail: Tammy.Tipton@cnl.com

with a copy (which shall not constitute notice) to:

Arnold & Porter LLP

601 Massachusetts Ave., NW

Washington, D.C. 20001

Attention: Neil M. Goodman, Esq.

Telephone No.: (202) 942-5191

E-Mail: Neil.Goodman@aporter.com

Section 11.3 Interpretation; Certain Definitions.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Seller Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 11.4 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Sale or the other Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Sale and the other Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.5 Assignment.

Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto; provided, however, that each Purchaser’s rights and obligations under this Agreement may be assigned and delegated in whole or in part, and without the consent of Sellers, to one or more Subsidiaries or Affiliates of any Purchaser; provided, further, that no such assignment shall relieve any Purchaser of its obligations hereunder. Any attempt to make any such assignment without a consent required by the preceding sentence (if any) shall be null and void. Subject to the preceding sentences, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors or assigns. For the avoidance of doubt, any assignee of rights or delegate of obligations permitted by this Section 11.5 shall be a permitted assign for purposes of this Agreement.

Section 11.6 Entire Agreement.

This Agreement (including the exhibits, annexes and appendices hereto and the Seller Disclosure Letter) constitutes, together with the Confidentiality Agreements, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding the prior sentence, solely as between the Attractions Purchaser and the Ski Purchaser, this Agreement (including the exhibits, annexes and appendices hereto and the Seller Disclosure Letter) and the Joint Buyers Agreement constitute the entire agreement with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the Attractions Purchaser and the Ski Purchaser with respect to the subject matter hereof and thereof.

Section 11.7 Third Party Beneficiaries.

This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 11.8 Miscellaneous.

The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Accordingly, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Effective Date or as of any other date.

Section 11.9 Remedies; Protection of Trustee.

(a) The Parties agree that irreparable damage would occur if any of the Seller Parties does not perform any of the provisions of this Agreement in accordance with its specific terms or otherwise breaches such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 10, each of the Purchasers shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Seller Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that each of the Purchasers has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Purchaser seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties hereto agree that none of the Seller Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the Purchasers or to enforce specifically the terms and provisions hereof and that the Seller Parties sole and exclusive remedy relating to a breach of this Agreement by the Purchasers or otherwise shall be the remedy set forth in Section 10.3(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by any Purchaser of Section 8.5(b).

(b) The Parties further agree (i) the seeking of remedies pursuant to Section 11.9(a) shall not in any respect constitute a waiver by any Purchaser seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 10.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 11.9(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require any Purchaser to institute any proceeding for (or limit any of such Purchaser’s right to institute any proceeding for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article 10 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by any Purchaser seeking remedies pursuant to Section 11.9(a) or anything set forth in this Section 11.9 restrict or limit such Purchaser’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 10.2), the maximum aggregate liability of the Purchasers and their permitted assigns together for any losses, damages, costs or expenses of the Seller Parties or their Affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by any Purchaser or its permitted assigns or otherwise, shall be limited to an amount equal to (i) the amount of the Purchaser Termination Amount, plus (ii) the aggregate amount of Reimbursable Expenses payable pursuant to Section 10.3(a)(v) (collectively, the “Liability Limitation”), and in no event shall the Seller Parties or any of their Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

(d) Notwithstanding anything express or implied in this Agreement to the contrary, the maximum liability of the Jersey Trustee under this Agreement (including any liability for interest, costs, expenses and/or any other sums recoverable under this Agreement) shall not exceed the value of the property held in the Jersey Trust from time to time and which is in the Jersey Trustee’s possession or under its control as trustee of the Jersey Trust; provided that the foregoing limitation shall not apply to any breach of trust by, or fraudulent or criminal acts of, the Jersey Trustee.

(e) Each of the Purchasers, jointly and severally, agrees to indemnify and hold harmless the Company and its Affiliates (the Company and each such Person being an “Indemnified Party”) from and against any and all losses, damages, claims, liabilities and expenses that may be incurred by or asserted or awarded against any Indemnified Party as a result of, or in connection with, or arising from owning the Note and will reimburse any Indemnified Party for all reasonable and documented expenses (including counsel fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or any of its Affiliates. Any Indemnified Party entitled to indemnification under this Section 11.9(e) will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against it in respect of which a claim for indemnification may be made hereunder, notify the Purchasers. Failure to so notify the Purchasers shall not relieve the Purchasers from any other obligation they may have hereunder or otherwise, unless the Purchasers have been materially prejudiced in their ability to defend the action as a result of such delay. In case any such action is brought against any Indemnified Party and it notifies the Purchasers of the commencement thereof, the Purchasers will be entitled to participate in the defense thereof, with counsel satisfactory to the Company. No Purchaser shall be liable for any settlement of any proceeding effected without its written consent, which consent shall not unreasonably be withheld, conditioned or delayed.

Section 11.10 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11 Governing Law.

This Agreement and all Legal Proceedings (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Purchasers or the Seller Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 11.12 Consent to Jurisdiction.

(a) Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of Circuit Court for Baltimore City (Maryland) (the “Maryland Court”), for the purpose of any Legal Proceeding (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereto hereby irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any Legal Proceeding brought by any Party arising out of or relating to this Agreement or any ancillary agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) agrees that any claim with respect to any such action or proceeding shall be heard and determined in the Maryland Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive, subject to any rights of appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall, however, limit or affect the rights of any Party to pursue appeals from any judgments or orders of the Maryland Court as provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SALE OR THE OTHER CONTEMPLATED TRANSACTIONS, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Attractions Purchaser, the Ski Purchaser and the Seller Parties have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

CNL LIFESTYLE PROPERTIES, INC.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP PARTNERS, LP

By:	CLP GP CORP., its general partner

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

EPR PROPERTIES

By:	/s/ Gregory K. Silvers
Gregory K. Silvers, Chief Executive Officer and President

SKI RESORT HOLDINGS LLC

By:	/s/ Steven E. Orbuch
Steven E. Orbuch, Authorized Person

[Signature Page to Purchase and Sale Agreement]

CLP SKI II, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI HOLDING, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP COLONY HOLDING, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP COLONY GP, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP GARLAND HOLDING, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP GARLAND GP, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP AMUSEMENT HOLDING, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP AMUSEMENT II, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP AMUSEMENT III, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP AMUSEMENT IV, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP AMUSEMENT V, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP GATLINBURG GP CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI III, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI IV, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI V, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP SKI VII, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI VIII, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP NORTHSTAR TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP MYRTLE WAVES TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP DARIEN LAKE TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP FRONTIER CITY TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SPLASHTOWN TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP ENCHANTED VILLAGE TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP WATERWORLD TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP WHITE WATER BAY TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP HAWAIIAN WATERS TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP PACIFIC PARK TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP RAPIDS WATERPARK TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP MAGIC SPRING TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP PALM SPRINGS CA WATERPARK TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP PHOENIX AZ WATERPARK TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP IP HOLDING CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP CHARLOTTE FEC, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP RICHLAND HILLS FEC, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SOUTH HOUSTON FEC, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP TUCSON FEC, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP BAKERSFIELD FEC, LLC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SKI LIFT TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SUGARLOAF TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SUNDAY RIVER TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP MOUNT SUNAPEE TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP OKEMO MOUNTAIN TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP JIMINY PEAK TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SNOQUALMIE TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP SIERRA TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

CLP LOON MOUNTAIN TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP BRIGHTON TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP MOUNTAIN HIGH TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP STEVENS PASS TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

CLP CRESTED BUTTE TRS CORP.

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

R&H US CANADIAN CYPRESS LIMITED, solely in its capacity as trustee of CYPRESS JERSEY TRUST

By:	/s/ Robert A. Laing
Name: Robert A. Laing
Title: Director

By:	/s/ Kathryn Tolls
Name: Kathryn Tolls
Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

CYPRESS PERSONAL PROPERTY TRS ULC

By:	/s/ Tracey Bracco
Tracey Bracco, Vice President

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

FORM OF PROMISSORY NOTE

$243,425,000	[ ] [ ], 2017

FOR VALUE RECEIVED, each of the undersigned, Ski Resort Holdings LLC, a Delaware limited liability company (“Ski Holdings”), CLP Snoqualmie, LLC, a Delaware limited liability company (“Snoqualmie”), CLP Brighton, LLC, a Delaware limited liability company (“Brighton”), CLP Gatlinburg Partnership, LP, a Delaware limited partnership (“Gatlinburg”), CLP Loon Mountain, LLC, a Delaware limited liability company (“Loon”), CLP Sunday River, LLC, a Delaware limited liability company (“Sunday River”), CLP Sugarloaf, LLC, a Delaware limited, (“Sugarloaf”), CLP Crested Butte, LLC, a Delaware limited liability company (“Crested Butte”), CLP Okemo Mountain, LLC, a Delaware limited liability company (“Okemo”), CLP Mount Sunapee, LLC, a Delaware limited liability company (“Sunapee”), CLP Jiminy Peak, LLC, a Delaware limited liability company (“Jiminy Peak”), CLP Mountain High, LLC, a Delaware limited liability company (“Mountain High”), CLP Stevens Pass, LLC, a Delaware limited liability company (“Stevens Pass”), and CLP Sierra, LLC, a Delaware limited liability company (“Sierra,” and collectively with Ski Holdings, Snoqualmie, Brighton, Gatlinburg, Loon, Sunday River, Sugarloaf, Crested Butte, Okemo, Sunapee, Jiminy Peak, Mountain High and Stevens Pass, “Borrower”), jointly and severally, promises to pay to the order of CNL Lifestyle Properties, Inc., a Maryland corporation (“Lender”), its successors and assigns, the sum of Two Hundred Forty Three Million Four Hundred Twenty Five Thousand Dollars ($243,425,000), together with interest thereon and all charges properly accrued hereunder as hereinafter provided.

This Note is secured by each of the Mortgages, Assignments of Leases and Rents, Financing Statements and Security Agreements listed in the schedule attached hereto (the “Mortgages”). This Note and the Mortgages are collectively referred to herein as the “Loan Documents”.

This Note shall bear interest at an annual rate of 8.5% (the “Rate of Interest”); provided that if an Event of Default (as hereinafter defined) occurs, the rate of interest shall be increased by an additional two percent (2.0%) per annum above the then-current rate.

The outstanding principal balance, together with all accrued interest thereon at the Rate of Interest, shall be due in full on [            , 2017]1 (the “Maturity Date”). All payments made hereunder shall first be credited to interest, then to all amounts due to Lender under the Loan Documents and then to principal. The Note shall be pre-payable in whole or in part at any time or times without penalty or premium.

On the Maturity Date, the entire principal balance of this Note, together with all accrued interest thereon, shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence and during the continuance of any one or more of the following events (“Events of Default”): (i) the undersigned shall fail to make any payment in respect of principal or of

[1]	NTD: insert 30 days after Closing Date.

interest on this Note and such failure shall continue for a period of ten (10) days after written notice from the holder; (ii) the dissolution, termination of existence, insolvency, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of a debtor, readjustment of indebtedness, reorganization, composition or extension by or against the undersigned or any endorser or guarantor hereof, and the continuance of involuntary proceedings beyond a period of sixty (60) days, or (iii) a default under any Loan Document which remains uncured following the expiration of any applicable cure or grace period.

Borrower hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forebearances which may be granted by the holder to any party now or hereafter liable hereunder; (c) agrees to any substitution, exchange, release, surrender or other delivery of any collateral now or hereafter held hereunder and to the addition or release of any other party or person primarily or secondarily liable; and (d) agrees to bound by all of the terms contained in this Note and in any mortgage, security agreement and all other instruments now or hereafter executed, evidencing or governing all or any portion of the collateral of this Note.

No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement executed in connection herewith which is given or may be given to secure the indebtedness evidenced hereby shall operate as a waiver of such right, or of any other right, of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to, or waiver of, the same or of any other right on any future occasion.

During the continuance of any Event of Default, and after the Maturity Date, or such earlier date on which the entire sum may become due and payable at the option of the Lender following the occurrence of an Event of Default as set forth above, this Note shall bear interest, per annum, at the Rate of Interest plus two percent (2.0%).

Notwithstanding any provision contained herein or contained in any other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in all as determined by the final judgment of a court of competent jurisdiction, including all appeals therefrom.

The interpretation and enforceability of this Note and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether by the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of New York.

This Note may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed be an original but all or which taken together shall constitute one and the same instrument.

2

[Remainder of page left intentionally blank]

3

BORROWER:

SKI RESORT HOLDINGS LLC

By:
Name:
Title:

CLP SNOQUALMIE, LLC

By:
Name:
Title:

CLP BRIGHTON, LLC

By:
Name:
Title:

CLP GATLINBURG, LLC

By:
Name:
Title:

CLP LOON, LLC

By:
Name:
Title:

CLP SUNDAY RIVER, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]

CLP SUGAR LOAF, LLC

By:
Name:
Title:

CLP CRESTED BUTTE, LLC

By:
Name:
Title:

CLP OKEMO, LLC

By:
Name:
Title:

CLP SUNAPEE, LLC

By:
Name:
Title:

CLP JIMINY PEAK, LLC

By:
Name:
Title:

CLP MOUNTAIN HIGH, LLC

By:
Name:
Title:

CLP STEVENS PASS, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]

CLP SIERRA, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]

SCHEDULE

[list each Mortgage]

[Signature Page to Promissory Note]

[FEE/LEASEHOLD MORTGAGE/DEED OF TRUST]1

ASSIGNMENT OF LEASES AND RENTS,

FINANCING STATEMENT AND SECURITY AGREEMENT

MADE BY

[                    ]

as Mortgagor

to

[                    ]

as Mortgagee

Dated as of:             , 2017

[1]	To be revised to reflect state-specific requirements, terms and conditions of mortgages or deeds of trust, as applicable.

1

MORTGAGE

ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT

AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of [                    ] by [                    ] (“Mortgagor”) whose address is [                    ], in favor of CNL Lifestyle Properties, Inc., a Maryland corporation, and its successors and assigns (“Mortgagee”) whose address is [                    ].

WHEREAS, Mortgagor, Mortgagee and others have entered into a certain Purchase and Sale Agreement dated November 2, 2016 (as the same may be amended from time to time, the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Purchase Agreement the Mortgagor is acquiring that certain ski resort[s] listed on Schedule I attached hereto and has provided acquisition financing evidenced, in part, by that certain Promissory Note, dated the date hereof and made by Mortgagor, together with certain affiliates of Mortgagor (the Mortgagor and such affiliates collectively, the “Borrowers”), in favor of Mortgagee in the aggregate principal amount of $243,425,000 (the “Note”), and Mortgagor has determined that the loan made to the Borrowers which is evidenced by the Note is in the Mortgagor’s financial and otherwise best interest; and

WHEREAS, the Mortgagor desires to enter into this Mortgage of its assets to secure the Note. This Mortgage (the “Mortgage”) is one of the mortgages defined in and described in the Note (collectively, the “Mortgages”). This Mortgage, the other Mortgages and the Note and such other mortgages being collectively referred to as the “Loan Documents”;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.    Grant and Secured Obligations.

1.1    Grant. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Mortgagor hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages and warrants to Mortgagee, its successors and assigns, with [CONFORM TO LOCAL LAW] all estate, right, title and interest which Mortgagor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a)    The real property located in the [                    ], as described in Schedule A, together with all existing and future easements and rights affording access to it (the “Premises”); together with

(b)    All buildings, structures and improvements now located or later to be constructed on the Premises (the “Improvements”); together with

(c)    All existing and future appurtenances, privileges, easements, interests, titles, powers, privileges, franchises and tenements of the Premises, including, without limitation, all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Premises, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any Premises lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Premises and Improvements; together with

(d)    All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“Leases”), including, without limitation any and all liquor licenses, operating leases, ground leases and tenant leases, relating to the use and enjoyment of all or any part of the Premises and Improvements, any and all existing or future guaranties and other agreements relating to or made in connection with any of such leases and any and all extensions, renewals, modifications and replacements of each such lease, sublease, agreement or guaranty; together with

(e)    All real property and improvements on it, and all appurtenances and other property and interests of any kind or character, whether described in Schedule A or not, which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Premises and Improvements; together with

(f)    All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Premises and Improvements, whether stored on the Premises or elsewhere, including all ski lifts, open-air chair lift rides, snowmaking equipment, snowcats, snowgrooming equipment, pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Mortgage; together with

(g)    All building materials, equipment, work in process or other personal property of any kind, whether stored on the Premises or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Premises or Improvements; together with

(h)    All of Mortgagor’s interest in and to all operating accounts, the Loan funds, whether disbursed or not, and any other bank accounts of Mortgagor; together with

(i)    All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, whether now or later to be received from third parties or deposited by Mortgagor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Mortgagee), which arise from or relate to construction on the Premises or to any business now or later to be conducted on it, or to the Premises and Improvements generally; together with

(j)    All insurance policies pertaining to the Premises and all proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Premises, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Premises, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

(k)    All books and records pertaining to any and all of the property described above, including computer-readable memory and any computer hardware or software necessary to access and process such memory (“Books and Records”); together with

(l)    All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

(n)    All Mortgagor’s personal property located on or used in connection with the premises.

Notwithstanding any of the foregoing or anything to the contrary contained in this Mortgage or in any other Lender Agreement, the Mortgagor and the Mortgagee agree that all right, title and interest of Mortgagor in, to and under those certain U.S. Department of Agriculture Forest Service Park Use Permits and Ski Area Term Special Use Permits, and any amendments, extensions, renewals or substitutions of such permits do not constitute Property and are not subject to the security interest nor the lien granted herein and Mortgagor is not granting any interest therein to the Mortgagee.

1.2    Secured Obligations.

(a)    Mortgagor makes the grant, conveyance, and mortgage set forth in Section 1.1 above, and grants the security interest set forth in Section 3 below for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Mortgagee may choose:

(i)    Payment and performance by the Borrowers of all of their obligations under the Note, in the manner and with interest all as more fully described in the Note; and

(ii)    Payment and performance of all obligations of each of the Borrowers under each of the Mortgages; and

(iii)    Payment and performance of all obligations that Mortgagor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage; and

(iv)    Payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

(ix)    Payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee as provided for in Section 7.13 of this Mortgage.

(b)    All Persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.

2.    Assignment of Rents and Leases.

2.1    Assignment. Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee (i) all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits (some or all collectively, as the context may require, “Rents”) and (ii) all of Mortgagor’s rights in and under all Leases. This is an absolute assignment, not an assignment for security only. Such assignment shall not be construed to bind Mortgagee to the performance of any of the covenants or provisions contained in any Lease or otherwise impose any obligation upon Mortgagee.

2.2    Grant of License. Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2 below, shall exist and be continuing. If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

2.3    Collection and Application of Rents. Subject to the License granted to Mortgagor under Section 2.2 above, Mortgagee has the right, power and authority to collect any and all Rents. Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose:

(a)    Demand, receive and enforce payment of any and all Rents; or

(b)    Give receipts, releases and satisfactions for any and all Rents; or

(c)    Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagee and Mortgagor agree that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence of an Event of Default, as defined in Section 6.2, without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Mortgagor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver. Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Subsection 6.3(c). In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property. Mortgagee shall apply all Rents collected by it in the manner provided under Section 6.6. If an Event of Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Mortgage, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity.

2.4    Mortgagee Not Responsible. Under no circumstances shall Mortgagee have any duty to produce Rents from the Property. Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Premises and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

(a)    A “mortgagee in possession” for any purpose; or

(b)    Responsible for performing any of the obligations of the lessor or lessee under any lease; or

(c)    Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d)    Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

2.5    Reserved.

3.    Grant of Security Interest.

3.1    Security Agreement. The parties intend for this Mortgage to create a lien on the Property, and an absolute assignment of the Rents and Leases, all in favor of Mortgagee. The parties acknowledge that some of the Property and some or all of the Rents may be determined under applicable law to be personal property or fixtures. To the extent that any Property or Rents may be or be determined to be personal property, Mortgagor as debtor hereby grants Mortgagee as secured party a security interest in all such Property and Rents, to secure payment and performance of the Secured Obligations. Also, included in the definition of Property for purposes of this security agreement are all Mortgagor’s personal property located on or used in connection with the leased premises and Mortgagor’s interests in the Leases. This security interest includes all personal property and rights of Mortgagor in personal property that is intended to be incorporated into the Property, regardless of where such personal property is located. This Mortgage constitutes a security agreement under the Uniform Commercial Code of the [insert state of situs of Property], covering all such Property and Rents.

3.2    Financing Statements. Mortgagor shall authorize the filing or recording of one or more financing statements and such other documents as Mortgagee may from time to time require to perfect or continue the perfection of Mortgagee’s security interest in any Property or Rents. As provided in Section 5.9 below, Mortgagor shall pay all fees and costs that Mortgagee may incur in filing such documents in public offices and in obtaining such record searches as Mortgagee may reasonably require. In case Mortgagor fails to authorize any financing statements or other documents for the perfection or continuation of any security interest, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to authorize any such documents on its behalf. If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.

4.    Fixture Filing.

This Mortgage constitutes a financing statement filed as a fixture filing under Article 9 of the Uniform Commercial Code in the [insert state of situs of Property], as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Premises or Improvements. Also included as fixtures, to the extent same are deemed fixtures, for the purpose of this fixture filing are leasehold improvements, and located on the property more particularly described on Schedule A. For this purpose, the respective addresses of Mortgagor, as debtor, and Mortgagee, as secured party, are as set forth in the preambles of this Mortgage.

5.    Rights and Duties of the Parties.

5.1    Representations and Warranties. “to Mortgagor’s knowledge,” and words or phrases of similar import shall not include knowledge of Mortgagor, direct or indirect owners of Mortgagor, or officers of Mortgagor existing prior to the date hereof and the knowledge of such Persons shall not be imputed to the Mortgagor. Mortgagor represents and warrants that, to Mortgagor’s knowledge:

(a)    Mortgagor lawfully possesses and holds [fee simple title]2 to all of the Premises and Improvements, subject only to the encumbrances and exceptions on Schedule B.

(b)     Mortgagor warrants that it has good title to the Premises and Improvements, (or will have good title upon delivery as to Property not yet delivered to Mortgagor);

[2]	[NTD: Revise for each property, as applicable.]

(c)    Other than consents of ground lessors under [list applicable ground leases, if any for which consents have not been obtained], Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Leases and Rents;

(d)    None of the Rents have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of this Mortgage);

(e)    This Mortgage creates a first and prior lien on the Property subject to permitted liens;

(f)    Other than permitted liens, Mortgagor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office; and

(g)    Intentionally omitted.

(h)    Mortgagor is an entity as described above, organized and in good standing in the jurisdiction first set forth above, and Mortgagor’s place of business, or its chief executive office if it has more than one place of business, is located at the address first set forth above.

5.2    Encumbrances of Leases and Rents. Mortgagor will not, without the prior written consent of Mortgagee (i) assign, pledge, hypothecate or otherwise encumber any of the Leases or the Rents, or (ii) enter into any Leases which are not by their terms expressly subordinate to this Mortgage;

5.3    Taxes, and Assessments. Mortgagor shall pay prior to delinquency all taxes, levies, charges, impositions and assessments on the Property.

5.4    Use of Premises. The Property shall not be used except (i) primarily as a destination ski resort area, and (ii) as such other incidental lawful, retail, service, entertainment, lodging uses that are complimentary to a destination ski resort area and which are not specifically prohibited under this Mortgage [NTD: REVISE FOR GATLINBURG].

5.5    Continuing Use Restrictions. Notwithstanding anything in this Mortgage to the contrary, Mortgagor shall not have the right to use the Premises, or any part thereof, for any use or purpose which is not permitted by, or which results in violation of any agreement, covenant or restriction to which the Premises is subject as of the date of this Mortgage. Subject to the terms of any applicable Lease, the Premises shall not be used for any use inconsistent with the customary character of a destination ski resort. [NTD- REVISE FOR GATLINBURG] Subject to the terms of any applicable Lease, Mortgagor agrees not to permit any unlawful or immoral practice to be carried on at or committed in the Premises, or a use which would injure the reputation of the Premises, or the local community.

5.6    Prohibition of Use. If at any time, (i) any Law prohibits the use of the Premises for the purposes permitted in Section 5.4 of this Mortgage (the “Prohibition”), then immediately upon the earlier to occur of (a) Mortgagor becoming aware of any proposed Prohibition, or (b) Mortgagor’s receipt of any notice from any governmental authority of any Prohibition, Mortgagor shall promptly notify Mortgagee of such fact, and Mortgagor may proceed in its or Mortgagee’s name, and at Mortgagor’s sole cost and expense, to take such action as Mortgagee determines is necessary or desirable to contest or challenge the Prohibition. If a Prohibition should occur or be imposed, nothing in this Mortgage shall be deemed to impair Mortgagor’s obligations to comply with all Laws and this Mortgage at any time during which Mortgagor is prohibited from using the Premises for the purposes permitted in this Mortgage.

5.7    Performance of Secured Obligations. Mortgagor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.8    Liens, Charges and Encumbrances. If any claim of lien is filed or recorded, or any stop notice or other notice of lien is served upon Mortgagee, in connection with any lot or other portion of the Property, or if a judgment or other encumbrance is placed against any such property, it shall constitute an Event of Default unless within sixty (60) days of written notice by Mortgagee to Mortgagor of the existence of such claim, lien, or encumbrance: (i) pays the related judgment or claim and obtains the release and satisfaction of such lien, claim of lien, judgment, or encumbrance, (ii) obtains the release of such lien, judgment, or other encumbrance by recording and/or serving a surety bond in accordance with applicable law, (iii) provides Mortgagee with a bond or such other security or assurance as Mortgagee, in its reasonable discretion, may require, in an amount equal to at least 150% of the amount of the lien, claim of lien, judgment or other encumbrance, to ensure payment of the lien, claim of lien, judgment or encumbrance or otherwise protect Mortgagee and the Property or (iv) provides Mortgagee with a title insurance endorsement acceptable to Mortgagee that provides coverage for such lien.

5.9    Damages and Insurance and Condemnation Proceeds.

(a)    Casualty. Subject to the terms of any applicable Lease, in the event of any casualty, Mortgagor shall promptly notify Mortgagee of any loss to the Premises, Improvements or the Property in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000), whether covered by insurance or not. Subject to the terms of any applicable Lease, in case of loss or damage by fire or other casualty to the Premises, Improvements, or Property, Mortgagee agrees, if no Event of Default exists, that such insurance proceeds may be applied to the costs of reconstruction or repair of the Premises, Improvements, or Property to the extent required under the terms of any operating lease. Any such reconstruction or repair must be of least equal value and of substantially the same character as prior to such damage or destruction. Upon completion of such reconstruction or repair permitted under this Section 5.9, Mortgagee shall apply any excess proceeds in its possession to the payment of the Secured Obligations to the extent permitted by the applicable operating lease.

(b)    Condemnation. Subject to the terms of any applicable Lease, in the event of condemnation, Mortgagor hereby assigns, transfers and sets over to Mortgagee all compensation, rights of action, the entire proceeds of any award and any claim for damages for any of the Improvements, the Premises, or the Property taken or damaged under the power of eminent domain or by condemnation or by sale in lieu thereof. After deducting therefrom all reasonable expenses, including attorney’s fees Mortgagee may, at its option, elect to apply the proceeds of the award upon or in reduction of the indebtedness secured hereby, whether due or not, or hold said proceeds in any account and make said proceeds available for restoration or rebuilding of the Improvements or Premises, or the repair and replacement of Property, all at Mortgagee’s discretion, and such proceeds shall be made available in such manner and under such conditions as Mortgagee may require.

5.10    Maintenance and Preservation of Property.

(a)    To the extent not already required by any applicable Lease, Mortgagor shall keep the Premises, the Improvements and the Property insured against loss by fire and such other casualties and contingencies as reasonably required by Mortgagee.

(b)    Mortgagor shall, or shall enforce the provisions of any applicable Lease requiring the applicable tenant to, keep the Improvements, the Premises and the Property in good condition. During the continuance of an Event of Default Mortgagor shall not remove or demolish the Property or any part of it, or alter, restore or add to the Property, or initiate or allow any change in any zoning or other Premises use classification which affects the Property or any part of it, except with Mortgagee’s express prior written consent in each instance.

(c)    If all or part of the Property becomes damaged or destroyed Mortgagor shall, unless prohibited or restricted from doing so by any applicable Lease, promptly and completely to repair and/or restore the Property in a good and workmanlike manner in accordance with all applicable judgments, decrees, orders, common law rules, statutes, acts, laws, codes, ordinances, permits, licenses, rules or regulations and sound building practices regardless of whether or not Mortgagee agrees to disburse Proceeds or other sums to pay costs of work of repair or reconstruction, unless Mortgagor determines in its reasonable business discretion that it is not prudent to continue with such work or repair.

(d)    Mortgagor shall not commit or, subject to the terms of any applicable Lease, allow any act upon or use of the Property which would violate: (i) any applicable judgment, decree, order, common law rule, statute, act, law, code, ordinance, permit, license, rule or regulation, whether now existing or later to be enacted and whether foreseen or unforeseen; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property. Mortgagor shall use diligent efforts to not bring or keep any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Mortgagor on the Property or any part of it.

(e)    Mortgagor shall not commit or, subject to any applicable Lease, allow waste of the Property.

(f)    Subject to the terms of any applicable Lease, Mortgagor shall not initiate, join in, acquiesce in or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property (or any portion thereof) without the express prior written consent of Mortgagee.

(g)    Mortgagor shall pay, shall pay prior to delinquency, all payments and amounts due and owing under any Lease.

(h)    Mortgagor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value, to the extent (i) permitted by the Leases and (ii) not being performed by the tenant under the applicable lease.

5.11    Releases, Extensions, Modifications and Additional Security. Mortgagee may perform any of the following acts without incurring any liability or giving notice to any person:

(a)    Release any Person liable for payment of any Secured Obligation;

(b)    Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(c)    Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;

(d)    Alter, substitute or release any property securing the Secured Obligations;

(e)    Consent to the making of any plat or map of the Property or any part of it;

(f)    Join in granting any easement or creating any restriction affecting the Property; or

(g)    Join in any subordination or other agreement affecting this Mortgage or the lien of it; or

(h)    Release the Property or any part of it.

5.12    Release. When all of the Secured Obligations have been paid in full, Mortgagee shall release this Mortgage, the lien created thereby, and all notes and instruments evidencing the Secured Obligations. Mortgagor shall pay any costs of preparation and recordation of such release.

5.13    Compensation, Exculpation.

(a)    If Mortgagee chooses to dispose of Property through more than one Foreclosure Sale, Mortgagor shall pay all costs, expenses or other advances that may be incurred or made Mortgagee in each of such Foreclosure Sales.

(b)    Mortgagee shall not be directly or indirectly liable to Mortgagor or any other person as a consequence of any of the following (except to the extent resulting from the gross negligence or willful misconduct of Mortgagee):

(i)    The exercise of or failure by Mortgagee to exercise any rights, remedies or powers granted to Mortgagee in this Mortgage;

(ii)    Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(iii)    Any loss sustained by Mortgagor or any third party resulting from any failure by Mortgagee to lease the Property, or from any other act or omission of Mortgagee in managing the Property, after an Event of Default, unless the loss is caused by the willful misconduct and bad faith of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

5.14    Defense and Notice of Claims and Actions. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could affect any such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.15    Subrogation. Mortgagee shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

5.16    Site Visits, Observation and Testing. Subject to the terms of any applicable Lease, Mortgagee and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purpose of performing appraisals, observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property. Unless an Event of Default exists that has not been waived in writing by Mortgagee, Mortgagee shall not have the right without the consent of Mortgagor to visit the Property for such purposes more than twice in any calendar year. Mortgagee has no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by Mortgagee, its agents or representatives shall impose any liability on any of Mortgagee, its agents or representatives. In no event shall any site visit, observation or testing by Mortgagee, its agents or representatives be a representation that Hazardous Material are or are not present in, on or under the Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Hazardous Material or any other applicable governmental law. Neither Mortgagor nor any other party is entitled to rely on any site visit, observation or testing by any of Mortgagee, its agents or representatives. Neither Mortgagee, its agents or representatives owe any duty of care to protect Mortgagor or any other party against, or to inform Mortgagor or any other party of, any Hazardous Material or any other adverse condition affecting the Property.

Mortgagee shall give Mortgagor reasonable notice before entering the Property. Mortgagee shall make reasonable efforts to avoid interfering with Mortgagor’s use of the Property in exercising any rights provided in this Section 5.16. For purposes of this Section 5.16, “Hazardous Material” means any pollutant, contaminant, toxic substance, chemical substance or mixture, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Superfund Amendment and Reauthorization Act, as amended, the Federal Clean Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, any regulations promulgated under these Acts, or any other Environmental Law.

5.17    Notice of Change. Mortgagor shall give Mortgagee written notice of any change in: (a) the location of its place of business or its chief executive office if it has more than one place of business; (b) the location of any of the Property, including the Books and Records; (c) Mortgagor’s name or business structure; or (d) change of state of incorporation of the Mortgagor. Unless otherwise approved by Mortgagee in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Premises and all Books and Records will be located at Mortgagor’s place of business or chief executive office if Mortgagor has more than one place of business.

6.    Default and Remedies.

6.1    Intentionally Omitted.

6.2    Events of Default. This Mortgage is upon the [STATUTORY CONDITIONS, for any breach of which the Mortgagee shall have the STATUTORY POWER OF SALE]3. Mortgagor will be in default under this Mortgage upon the occurrence of any one or more of the following events (some or all collectively, “Events of Default;” any one singly, an “Event of Default”).

(a)    Failure of any of the Borrowers (i) (x) to pay any of the principal, fee or interest of the Secured Obligations when due or (y) to observe or perform any of the other covenants or conditions by any of the Borrowers to be performed under the terms of the Mortgages concerning the payment of money for a period of five (5) days after written notice from Mortgagee that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Mortgagee, to observe or perform any non-monetary covenant or condition contained in the Mortgages; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure but cannot reasonably be cured within said thirty (30) day period, then Mortgagor shall have an additional thirty (30) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (x) Mortgagor commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting sixty (60) day period from the date of Mortgagee’s notice, and (y) the existence of such uncured default will not result in any tenant under a Lease having the right to terminate such Lease due to such uncured default.

[3]	Insert state specific language.

6.3    Remedies. At any time after an Event of Default, Mortgagee shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to Mortgagee at law or in equity. All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

(a)    Acceleration. Mortgagee may declare any or all of the Secured Obligations to be due and payable immediately.

(b)    Receiver. Mortgagee shall, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment. Such receiver shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under subsection (c) below.

(c)    Entry. Mortgagee, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property (which may be subject to the provisions of applicable Leases), and may also do any and all other things in connection with those actions that Mortgagee may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include: taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying or canceling leases on such terms and conditions as Mortgagee may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Mortgagee; completing any unfinished construction; and/or contracting for and making repairs and alterations. If Mortgagee so requests, Mortgagor shall assemble all of the Property that is still owned by Mortgagor and has been removed from the Premises and make all of it available to Mortgagee at the site of the Premises. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact to perform such acts and execute such documents as Mortgagee in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.

(d)    Cure; Protection of Security. Mortgagee may cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure, Mortgagee may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien, claim of lien or imposition which in Mortgagee’s sole judgment is or may be senior in priority to this Mortgage, such judgment of Mortgagee or to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Mortgagee. Mortgagee may take any of the actions permitted under this Subsection 6.3(d) either with or without giving notice to any person. Any reasonable amounts expended by Mortgagee under this Subsection 6.3(d) shall be secured by this Mortgage.

(e)    Uniform Commercial Code Remedies. Mortgagee may exercise any or all of the remedies granted to a secured party under the Uniform Commercial Code in the State in which the Property is located.

(f)    Foreclosure; Lawsuits. Mortgagee shall have the right, in one or several concurrent or consecutive proceedings, to foreclose the lien hereof upon the Property or any part thereof, for the Secured Obligations, or any part thereof, by any proceedings appropriate under applicable law. Mortgagee or its nominee may bid and become the purchaser of all or any part of the Property at any foreclosure or other sale hereunder, and the amount of Mortgagee’s successful bid shall be credited on the Secured Obligations. Without limiting the foregoing, Mortgagee may proceed by a suit or suits in law or equity, whether for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure under the judgment or decree of any court of competent jurisdiction.

(g)    Other Remedies. Mortgagee may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Mortgagor or any other person or entity in favor of Mortgagee in connection with the Secured Obligations or any part thereof, without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor. Mortgagee shall have the right to pursue all remedies afforded to a mortgagee under applicable law, and shall have the benefit of all of the provisions of such applicable law, including all amendments thereto which may become effective from time to time after the date hereof.

(h)    Sale of Personal Property. Mortgagee shall have the discretionary right to cause some or all of the Property, which constitutes personal property, to be sold or otherwise disposed of in any combination in accordance with Article 9 of the Uniform Commercial Code in the state in which the Property is situated or in any other manner permitted by applicable law.

(i)    For purposes of this power of sale, Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Premises or Improvements without causing structural damage. If it chooses to do so, Mortgagee may dispose of any personal property, in any manner permitted by Article 9 of the Uniform Commercial Code of the State in which the Property is located, including any public or private sale, or in any manner permitted by any other applicable law.

(ii)    In connection with any sale or other disposition of such Property, Mortgagor agrees compliance with the Uniform Commercial Code, as the same may be amended from time to time, shall constitute a commercially reasonable sale: Mortgagee shall mail written notice of the sale to Mortgagor not later than thirty (30) days prior to such sale. Mortgagee will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Mortgagor will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable, and

(iii)    Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Mortgagee may:

(iv)    Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(v)    Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” and any two or more, “Foreclosure Sales”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Mortgage on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

6.4    Credit Bids. At any Foreclosure Sale, any person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law. Instead of paying cash for such property, Mortgagee may settle for the purchase price by crediting the sales price of the property against the following obligations:

(a)    First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee under Section 5.13 of this Mortgage; and

(b)    Second, all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose.

6.5    Application of Foreclosure Sale Proceeds. Mortgagee shall apply the proceeds of any Foreclosure Sale in the following manner:

(a)    First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to reimburse Mortgagee under Section 5.13 of this Mortgage;

(b)    Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Mortgagee under the terms of this Mortgage which then remain unpaid;

(c)    Third, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

(d)    Fourth, to remit the remainder, if any, to the person or persons entitled to it or to pay such funds into a court having jurisdiction over such funds.

6.6    Application of Rents and Other Sums. Upon the occurrence of and during the continuance of an Event of Default, Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 6.3 above, in the following manner:

(a)    First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Mortgagee or any receiver;

(b)    Second, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

(c)    Third, to remit the remainder, if any, to the person or persons entitled to it or to pay such funds into a court having jurisdiction over such funds.

Mortgagee shall have no liability for any funds which it does not actually receive.

7.    Miscellaneous Provisions.

7.1    No Waiver or Cure.

(a)    Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor. Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in any future or other instance.

(b)    If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien of this Mortgage.

(i)    Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 6.3(c).

(ii)    Mortgagee collects and applies Rents as permitted under Sections 2.3 and 6.6 above, either with or without taking possession of all or any part of the Property.

(iii)    Mortgagee receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee under Section 5.9 above.

(iv)    Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.16 above.

(v)    Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi)    Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

7.2    Powers of Mortgagee.

(a)    If Mortgagee performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 5.13 or Subsection 6.3(d) of this Mortgage, that act alone shall not release or change the personal liability of any Person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Mortgagor shall not be released or changed if Mortgagee grants any successor in interest to Mortgagor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Mortgagee shall not be required to comply with any demand by the original Mortgagor that Mortgagee refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

(b)    Mortgagee may take any of the actions permitted under Subsections 6.3(b) and/or 6.3(c) regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Mortgage.

(c)    From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in executing and enforcing the rights and remedies created under this Mortgage. Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in executing and enforcing these rights and remedies.

7.3    Merger. No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on the Property unless Mortgagee consents to a merger in writing.

7.4    Joint and Several Liability. If Mortgagor consists of more than one Person, each shall be jointly and severally liable for the faithful performance of all of Mortgagor’s obligations under this Mortgage.

7.5    Applicable Law. The creation, perfection and enforcement of the lien of this Mortgage shall be governed by the law of the [State of location of Property] without reference to the principles of conflicts of laws. Subject to the foregoing, in all other respects, this Mortgage shall be governed by the substantive laws of the State of New York without reference to the principles of conflicts of laws that would require the application of the laws of another jurisdiction. Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Mortgage shall conflict with, be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage. In the event that any provision or clause of this Mortgage conflicts with applicable law, such conflict shall not affect other provisions which can be given effect without the conflicting provision, and to this end, the provisions of this Mortgage are declared to be severable.

7.6     Successors in Interest. The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 7.6 does not waive the provisions of Section 6.1 above.

7.7    Interpretation.

(a)    Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

(b)    The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

(c)    No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage. The Exhibits to this Mortgage are hereby incorporated in this Mortgage.

7.8    Documentary Stamps and Other Taxes. In addition to (and without limiting the generality of) the foregoing, Mortgagor hereby agrees to defend, indemnify, and hold Mortgagee harmless from and against any and all liability for transfer taxes, documentary stamp taxes and intangible taxes (together with all interest, penalties, costs, and attorneys’ fees incurred in connection therewith) that at any time may be levied, assessed, or imposed by the State of                      or any other governmental entity or agency upon the transfer of title to the real property encumbered hereby, this Mortgage, the Note or any of the other Loan Documents evidencing or securing the loan which is the subject of the Note, or any amendment, extension, or renewal of any of the foregoing, or upon Mortgagee by virtue of owning or holding any of the foregoing instruments or documents, all of which shall be secured by the lien and security interest of the loan documents (as from time to time amended). Whenever attorneys’ fees are provided to be paid, the term shall include any and all attorneys’ fees, attorney’s accountant fees, paralegals’ and law clerks’ (and similar persons’) fees, including but not limited to, fees at the pretrial, trial and appellate levels, and in collection proceedings, incurred or paid by Mortgagee in protecting its interest in the collateral and enforcing its rights hereunder based on the actual market hourly rates for the persons providing services to Mortgagee. The provisions of this Section shall survive the repayment of the indebtedness secured hereby and the satisfaction of this Mortgage and the other Loan Documents for so long as any claim may be asserted by the State of                      or any such other governmental entity or agency.

7.9    Waiver of Statutory Rights. To the extent permitted by law, Mortgagor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws, to the extent waivable. Mortgagor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Property of any nature whatsoever, subsequent to the date of this Mortgage. The foregoing waiver of right of redemption is made pursuant to, and to the extent permitted, the provisions of applicable law.

7.10    Severability. If any provision of this Mortgage should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then Mortgagee may, at its option, declare all Secured Obligations immediately due and payable.

7.11    Notices. Any notice or demand which is made hereunder shall be delivered by (a) certified mail, return receipt requested, (b) hand delivered, (c) delivered by overnight courier, or (d) by email, provided that a confirmation copy is delivered within one (1) business day by a method set forth in clause (a), (b) or (c). Such delivery shall be deemed complete upon the second Business Day after mailing, if mailed, on the Business Day after deposit with overnight courier, if sent by overnight courier, and upon delivery, if hand-delivered or delivered by email:

Mortgagor:	[ ]
[ ]
[ ]

With a copy to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Ronald B. Emanuel, Esq.
E-mail RBEmanuel@bryancave.com

Mortgagee:	[ ]
[ ]
[ ]

With a copy to:	[ ]
[ ]
[ ]

Any notice or demand delivered to the person or entity named above to accept notices and demands for Mortgagor shall constitute notice or demand duly delivered to Mortgagor, even if delivery is refused.

7.12    Maximum Amount. The total unpaid principal balance of indebtedness secured hereby (including disbursements that the Mortgagee may, but shall not be obligated to, make under this Mortgage or the Note) shall not exceed $[            ], plus interest thereon, and any late charges, foreclosure costs and collection costs made for the enforcement of this Mortgage and any remedies hereunder, taxes, special assessments, maintenance costs of any kind, recording fees, utilities or insurance on the Property and interest on such disbursements and all disbursements by Mortgagee pursuant to applicable law (all such indebtedness being hereinafter referred to as the maximum amount secured hereby). This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, except as otherwise provided by law.

7.13    Mortgagee’s Lien for Service Charge and Expenses. At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures (in addition to any Loan proceeds disbursed from time to time) the payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee.

7.14    WAIVER OF TRIAL BY JURY. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, THE NOTE, THE LOAN OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGOR OR MORTGAGEE. MORTGAGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. MORTGAGOR FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO MAKE THE LOAN, ENTER INTO THIS MORTGAGE.

7.15    Exhibits, Schedules and Addendum; No Homestead. Schedules A, and B are attached hereto. The Property subject to this Mortgage does not constitute homestead premises.

7.16    Interest of Judgments. It is agreed that the rate of interest payable on any judgments entered into in favor of Mortgagee in connection with the loan evidenced and secured hereby, including but not limited to any guaranties or indemnities with respect thereto, shall be the higher of (i) the default interest rate provided in the Note, and (ii) the rate provided by applicable law.

7.17    [INSERT STATE SPECIFIC PROVISIONS]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

[INSERT MORTGAGOR SIGNATURE BLOCK]

By:
Title:

STATE OF                           )

COUNTY OF                      ) SS.

The foregoing instrument was acknowledged before me this                     , at                      by                     , as                      of                     , a                     , and (s)he acknowledged the signing of this document to be her/his free act and deed, the free act and deed of                     .

Sign Name:
Notary Public

Print Name:

My Commission Expires:

[INSERT MORTGAGEE SIGNATURE BLOCK]

By:
Title:

STATE OF                          )

COUNTY OF                     ) SS.

The foregoing instrument was acknowledged before me this                     , at                      by                     , as                      of                     , a                     , and (s)he acknowledged the signing of this document to be her/his free act and deed, the free act and deed of                     .

Sign Name:
Notary Public

Print Name:

My Commission Expires:

SCHEDULE I

Resorts

Resort Companies	Resort
CLP Snoqualmie, LLC	The Summit at Snoqualmie Snoqualmie Pass, Washington

CLP Brighton, LLC	Brighton Ski Resort Brighton, Utah

CLP Gatlinburg Partnership, LP	Gatlinburg Sky Lift Gatlinburg, Tennessee

CLP Loon Mountain, LLC	Loon Mountain Resort Lincoln, New Hampshire

CLP Sunday River, LLC	Sunday River Bethel, Maine

CLP Sugarloaf, LLC	Sugarloaf Carrabassett Valley, Maine

CLP Crested Butte, LLC	Crested Butte Crested Butte, Colorado

CLP Okemo Mountain, LLC	Okemo Mountain Resort Ludlow, Vermont

CLP Mount Sunapee, LLC	Mount Sunapee Resort Newbury, New Hampshire

CLP Jiminy Peak, LLC	Jiminy Peak Hancock, Massachusetts

CLP Mountain High, LLC	Mountain High Wrightwood, California

CLP Stevens Pass, LLC	Stevens Pass Ski Area Skykomish, Washington

CLP Sierra, LLC	Sierra-at-Tahoe Twin Bridges, California

SCHEDULE A

Description of Premises

SCHEDULE B

Exhibit B

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

(U.S. ASSET SALE)

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between [NAME OF U.S. ASSET SELLER], a [TYPE OF ENTITY] (“Assignor”), and [NAME OF PURCHASER], a [TYPE OF ENTITY], or its permitted assigns (“Assignee”).

WHEREAS, Assignor and [EPR Properties/Ski Resort Holdings LLC], the owner directly or indirectly, of 100% of Assignee, are parties to that certain Purchase and Sale Agreement, dated as of [●], 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), and [EPR/Ski Resort Holdings LLC] has assigned its rights to acquire the Transferred Assets (as defined below) to Assignee; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, (i) Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire, accept and take assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to, and under all of the [U.S. Attractions Purchased Assets/U.S. Ski Attractions Purchased Assets](as defined in the Purchase Agreement) (the “Transferred Assets”), and (ii) Assignee has agreed to assume all of the U.S. Assumed Liabilities incurred in connection with, or relating to, the Transferred Assets, but will not assume any U.S. Excluded Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Transfer of Assets. Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, in consideration for a portion of the [Attractions Purchaser Closing Consideration/Ski Purchaser Closing Consideration] (which amount is subject to adjustment as set forth in the Purchase Agreement), Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, according to the sequence of transactions set forth in Section 2.11 of the Purchase Agreement, and Assignee hereby purchases, acquires, accepts and takes assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to and under the Transferred Assets.

3. Assumption of Liabilities. Effective at the Closing, upon the terms and subject to the conditions of this Agreement and the Purchase Agreement, Assignee hereby assumes and agrees to pay, defend, discharge and perform as and when due and performable, and indemnifies, discharges and holds harmless Assignor and its Affiliates against, all U.S. Assumed Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, the Transferred Assets, except for the U.S. Excluded Liabilities.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities, relating to the Transferred Assets are incorporated herein by reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. Further Assurances. Each of the parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement, with any notice delivered to [EPR Properties/Ski Resort Holdings LLC] automatically deemed to be delivery to the Assignee.

8. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR

[NAME OF ASSIGNOR ENTITY]

By:
Name:
Title:

ASSIGNEE

[NAME OF APPLICABLE PURCHASER]

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement (U.S. Asset Sale)]

FORM OF EQUITY INTERESTS ASSIGNMENT AND ASSUMPTION AGREEMENT

(U.S. INTEREST SALE)

This EQUITY INTERESTS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between [NAME OF U.S. EQUITY SELLER], a [TYPE OF ENTITY] (“Assignor”), and [NAME OF U.S EQUITY PURCHASER], a [TYPE OF ENTITY], or its permitted assigns (“Assignee”).

WHEREAS, Assignor and Assignee (or its respective affiliates) are parties to that certain Purchase and Sale Agreement, dated as of [●], 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, Assignor owns 100% of the outstanding equity interests (the “Interests”) in each of the Persons set forth on Schedule I attached hereto (the “Transferred Entities”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, (i) Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee the Interests, free and clear of all Liens (other than Liens created under applicable securities Laws), and Assignee has agreed to purchase, acquire, accept and take assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to, and under all of the Interests, free and clear of all Liens (other than Liens created under applicable securities Laws).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Assignment of Interests. Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, in consideration for a portion of the [Attractions Purchaser Closing Consideration/Ski Purchaser Closing Consideration] (which amount is subject to adjustment as set forth in the Purchase Agreement), Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee the Interests in the Transferred Entities, according to the sequence of transactions set forth in Section 2.11 of the Purchase Agreement, including, without limitation, any and all interest of Assignor in and to all profits, losses, distributions and capital in connection with the Interests under the Organizational Documents of the Transferred Entities from and after the date of this Agreement; and Assignee hereby purchases, acquires, accepts and takes assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to and under the Interests and all rights of Assignor under the Organizational Documents of the Transferred Entities and assumes the Interests and all obligations of Assignor under the Organizational Documents of the Transferred Entities.

3. Assumption of Interests by Assignee. Effective at the Closing, upon the terms and subject to the conditions of this Agreement and the Purchase Agreement, Assignee hereby accepts from Assignor the Interests and assumes the Interests and all obligations of Assignor under the Organizational Documents of the Transferred Entities.

4. Additional Approvals.

(i) To the extent the Interests are evidenced by stock certificates or partnership interest or membership interest certificates (each, a “Certificate”), the parties hereby agree that (a) each Certificate shall be delivered to Assignee concurrently with the execution hereof; (b) this Assignment, and Assignor’s signature hereto, also constitutes an assignment and transfer of each Certificate (and shall be deemed to satisfy any form requirements of such Certificate); (c) Assignee’s signature hereto also constitutes an application for transfer of each Certificate, including any agreements and representations required by such Certificate (and shall be deemed to satisfy any form requirements of such Certificate), and (d) to the extent that a Transferred Entity is a partnership or limited liability company, Assignee shall be admitted as a substitute member or partner, as the case may be, of such Transferred Entity in accordance with such Transferred Entity’s Organizational Documents. Assignor hereby irrevocably constitutes and appoints Assignee and its authorized officers as attorney-in-fact for the limited purposes of transferring each such Certificate on the books and records of each Transferred Entity, with full power of substitution in the premises. The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

(ii) To the extent that the applicable Transferred Entity’s Organizational Documents provide that interests therein shall be certificated and such certificates shall not have been delivered to Assignee on the date hereof, then such certificates shall be deemed to have been lost or destroyed, and to the extent that any such certificates shall be found following the date hereof, that parties covenant and agree to take all applicable actions to transfer and deliver such certificates to Assignee.

(iii) Assignor represents and warrants that it has all requisite approval under the terms of any Organizational Document of the Transferred Entities to permit the assignment of the Interests to Assignee.

5. Further Assurances. Each of the parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

6. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities relating to the Interests and Transferred Entities are incorporated herein by reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3

7. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement.

9. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR

[NAME OF ASSIGNOR ENTITY]

By:
Name:
Title:

ASSIGNEE

[NAME OF APPLICABLE PURCHASER]

By:
Name:
Title:

Signature Page to Form of Equity Interests Assignment and Assumption Agreement (U.S. Interest Sale)

SCHEDULE I

Name of Entity	Interest

Schedule I to Equity Interests Assignment and Assumption Agreement (U.S. Interest Sale)

Exhibit C

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

(Canadian Asset Sale)

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between CYPRESS PERSONAL PROPERTY TRS ULC, a Nova Scotia unlimited liability company (“Assignor”), and [NAME OF CANADIAN PURCHASER], a [TYPE OF ENTITY], or its permitted assigns (“Assignee”).

WHEREAS, Assignor and Ski Resort Holdings LLC, the owner, directly or indirectly, of 100% of Assignee, are parties to that certain Purchase and Sale Agreement, dated as of [●], 2016 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), and Ski Resort Holdings LLC has assigned its rights to acquire the Transferred Assets (as defined below) to Assignee; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire, accept and take assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to, and under all of the Canadian Purchased Assets but not to any Canadian Excluded Asset (each as defined in the Purchase Agreement) (the “Transferred Assets”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Transfer of Assets. Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, in consideration for the ULC Canadian Closing Cash Consideration (which amount is subject to adjustment as set forth in the Purchase Agreement), Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, according to the sequence of transactions set forth in Section 2.11 of the Purchase Agreement, and Assignee hereby purchases, acquires, accepts and takes assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to and under the Transferred Assets.

3. Assumption of Liabilities. Effective at Closing, upon the terms and subject to the conditions of the Purchase Agreement, Assignee hereby assumes and agrees to pay, defend, discharge and perform as and when due and performable, and indemnifies, discharges and holds harmless Assignor and its Affiliates against, all Canadian Assumed Liabilities, whether arising prior to, on or after the Closing Date, incurred in connection with, or relating to, the Canadian Purchased Assets, except for the Canadian Excluded Liabilities.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities, relating to the Transferred Assets are incorporated herein by reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. Further Assurances. Each of the parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement, with any notice delivered to Ski Resort Holdings LLC automatically deemed to be delivery to the Assignee.

8. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR

[NAME OF ASSIGNOR ENTITY]

By:
Name:
Title:

ASSIGNEE

[NAME OF CANADIAN PURCHASER]

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement (Canadian Asset Sale)]

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION OF PERSONAL PROPERTY LEASES

This ASSIGNMENT AND ASSUMPTION OF PERSONAL PROPERTY LEASES (this “Agreement”) is entered into as of [•], 2017, by and between [NAME OF U.S. ASSET SELLER], a [TYPE OF ENTITY] (“Assignor”), and [NAME OF U.S ASSET PURCHASER], a [TYPE OF ENTITY], or its permitted assigns (“Assignee”).

WHEREAS, Assignor and [EPR Properties/[OZ entity], the owner, directly or indirectly, of 100% of Assignee, are parties to that certain Purchase and Sale Agreement, dated as of [•], 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) and [EPR/OZ] has assigned its rights to acquire the Personal Property Leases (as defined in the Purchase Agreement) to Assignee; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee all rights and obligations of the Assignor under any Personal Property Lease to which it is a party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Assignment and Assumption. Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, in consideration for a portion of the [Attractions Purchaser Closing Consideration/Ski Purchaser Closing Consideration] (which amount is subject to adjustment as set forth in the Purchase Agreement), Assignor hereby sells, assigns, transfers, conveys and delivers (the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privilege and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with, its Personal Property Leases and has obtained, wherever necessary, any requisite consents to such Assignment. Effective at the Closing, upon the terms and subject to the conditions of this Agreement and the Purchase Agreement, Assignee hereby assumes and agrees to pay, defend, discharge and perform as and when due and performable, and indemnifies, discharges and holds harmless Assignor and its Affiliates against, all Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, such Personal Property Leases, except for the U.S. Excluded Liabilities.

3. Further Assurances. Each of the parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets are incorporated herein by reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

6. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement, with any notice delivered to [EPR/OZ entity] automatically deemed to be delivery to the Assignee.

7. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR

[NAME OF ASSIGNOR ENTITY]

By:
Name:
Title:

ASSIGNEE

[NAME OF APPLICABLE PURCHASER]

By:
Name:
Title:

Signature Page to Form of Assignment and Assumption of Personal Property Leases

Exhibit E

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

(U.S. ASSET SALE)

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between CLP Partners, L.P., a Delaware limited partnership (“Assignor” or “Operating Partnership”), and [NAME OF PURCHASER], a [TYPE OF ENTITY], or its permitted assigns (“Assignee”).

WHEREAS, affiliates of Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of [●], 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, Assignor has agreed to assign the assets set forth on Schedule I (the “Operating Partnership Transferred Assets”) to Assignee, and Assignee has agreed to assume the Operating Partnership Transferred Assets, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Transfer of Operating Partnership Assets. Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, in consideration for a portion of the Attractions Purchaser Closing Consideration (which amount is subject to adjustment as set forth in the Purchase Agreement), Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, according to the sequence of transactions set forth in Section 2.11 of the Purchase Agreement, and Assignee hereby purchases, acquires, accepts and takes assignment and delivery from Assignor, all of Assignor’s right, title and interest in, to and under the Operating Partnership Transferred Assets.

3. Assumption of Liabilities. Effective at the Closing, upon the terms and subject to the conditions of this Agreement and the Purchase Agreement, Assignee hereby assumes and agrees to pay, defend, discharge and perform as and when due and performable, and indemnifies, discharges and holds harmless Assignor and its Affiliates against, all Liabilities, whether arising prior to, on or after, the Closing Date, incurred in connection with, or relating to, the Operating Partnership Transferred Assets, except for the U.S. Excluded Liabilities.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities, relating to the Operating Partnership Transferred Assets are incorporated herein by reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5. Further Assurances. Each of the parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

6. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement, with notice to CNL Lifestyle Properties, Inc. being deemed delivery of notice to the Assignor and delivery of notice to EPR Properties being deemed delivery of notice to Assignee.

8. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ASSIGNOR

CLP PARTNERS, L.P.

By:	CLP GP Corp., its general partner

By:
Name:
Title:

ASSIGNEE

[NAME OF APPLICABLE ENTITY]

By:
Name:
Title:

Signature Page to Bill of Sale, Assignment and Assumption Agreement (CLP Partners, L.P.)

SCHEDULE I

Transferred Assets1

1.	Limited Liability Company Interest Pledge Agreement with Horizon Family Holding, L.L.C. (2/2/2010)

2.	ROFO Letter Agreement with Harvest Entertainment, LLC (undated)

3.	All other agreements that need to be assigned as a result of the source capital transaction

[1]	To be updated, as necessary.

Exhibit F

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Assignment”) is made effective as of this             day of             , 2017, by and between [Assignor], a [corporation] organized and existing under the laws of [State/Country], and having a usual place of business at [Address] (“Assignor”) and [Assignee], a [corporation] organized and existing under the laws of [State/Country], and having a usual place of business at [Address] (“Assignee”).

WHEREAS, Assignor holds all right, title and interest in and to the trademarks, service marks and trade names set forth on Exhibit A attached hereto and incorporated herein by reference (the “Marks”);

WHEREAS, Assignor and [EPR Properties][Ski Resort Holdings LLC] are parties to that certain Purchase and Sale Agreement, dated as of             , 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which Assignor transferred, sold and conveyed to Assignee substantially all of the assets of Assignor, including the Marks and the goodwill of the business symbolized thereby;

WHEREAS, Assignor now wishes to assign the Marks to Assignee, and Assignee is desirous of acquiring the Marks from Assignor, together with the goodwill of the business symbolized thereby;

WHEREAS, Assignor is conveying the Marks to Assignee as part of the transfer of all or substantially all of the assets of a going business; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing under the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Assignor does hereby sell, assign, convey and transfer unto Assignee and its successors, assigns and legal representatives, Assignor’s entire right, title and interest in and throughout the world in and to the Marks (including any common law rights that may exist and are associated therewith and all associated registrations therefor, together with the benefit of all use of the Marks), together with the goodwill of the business symbolized thereby and appurtenant thereto, the same to be held and enjoyed by Assignee, its successors, permitted assigns or legal representatives, together with income, royalties, damages or payments due on or after the date hereof, including, without limitation, all claims for damages or payments by reason of infringement or unauthorized use of the Marks, along with the right to sue for past infringements and collect same for Assignee’s sole use and enjoyment.

Assignor does hereby authorize the Director of the United States Patent & Trademark Office, and the empowered official of any U.S. State, or any country or countries foreign to the United States whose duty it is to record trademark registrations, applications and title thereto, to record the Marks and title thereto as the property of Assignee, its successors, assigns or legal representatives in accordance with the terms of this instrument. To the extent Assignor retains any right, title or interest in or to the Marks that cannot be assigned to Assignee pursuant to this Assignment, then Assignor hereby agrees to waive for all time any claims that Assignor may have concerning the Marks. Assignor shall make no further use of the Marks for its own benefit or the benefit of another, nor shall Assignor challenge Assignee’s use of the Marks after the date of this Assignment.

Assignee and Assignor also agree that multiple copies of this Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Assignee and Assignor.

This Assignment will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, subject to the conditions hereof.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as a sealed instrument by their duly authorized representatives as of the date first written above.

ASSIGNOR:

Name:
Signature:
Title:

NOTARIZATION

On this      day of             , 2017, before me, the undersigned Notary Public, personally appeared                     , proved to me through satisfactory evidence of identification, which was/were                     , to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Assignor and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

ASSIGNEE:

Name:
Signature:
Title:

On this      day of             , 2017, before me, the undersigned Notary Public, personally appeared                     , proved to me through satisfactory evidence of identification, which was/were                     , to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Assignee and executed this document of his/her own free will.

(Seal)
Signature of Notary

My Commission Expires:

Signature page to Trademark Assignment

Exhibit A

Marks

Mark	Jurisdiction	Application No. & Date	Registration No. & Date

Exhibit A – Trademark Assignment

Exhibit G

ENTITY’S CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [name of transferor / the disregarded entity of [insert name of regarded Seller] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s office address is 450 South Orange Avenue, Orlando, FL, 32801.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor and am a [responsible officer / general manager / trustee / executor][CHOOSE APPLICABLE] within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(i).

By:

Title:

Date:

Form of Non-Foreign Status Affidavit

Exhibit H

FORM OF

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of [●], 2017, is made and entered into by and among EPR Properties, a Maryland real estate investment trust (“the Attractions Purchaser”), Ski Resort Holdings LLC, a Delaware limited liability company (the “Ski Purchaser”), CNL Lifestyle Properties, Inc., a Maryland corporation (the “Company”), CLP Partners, LP, a Delaware limited partnership (the “Operating Partnership”), and each of the entities set forth on the signature pages hereto (the “Sellers”, and collectively with the Company and the Operating Partnership, the “Seller Parties”). Each of the Attractions Purchaser, the Ski Purchaser and the Canadian Purchaser (as defined in the Purchase Agreement) are referred to herein individually as the “Purchaser” and collectively as the “Purchasers”.

RECITALS

WHEREAS, each Purchaser and each of the Seller Parties are parties to that certain Purchase and Sale Agreement, dated as of [●], 2016 (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which each Purchaser is acquiring certain assets of the Seller Parties on the terms and conditions set forth in the Purchase Agreement;

WHEREAS, pursuant to Section 2.11(b)(xv) of the Purchase Agreement, as a condition and inducement to each Purchaser’s willingness to enter into the Purchase Agreement, each Purchaser has required that the Seller Parties, and each of the Seller Parties has agreed, to enter into this Agreement; and

WHEREAS, all capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties of the Seller Parties. Each Seller Party hereby jointly and severally represents and warrants to each Purchaser as follows:

1.1 Authority. Each Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be. Each Seller Party has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by each Seller Party and, assuming the due authorization, execution and delivery by each Purchaser and the Seller Parties, constitutes a valid and binding obligation of each Seller Party enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

1.2 No Conflict. The execution and delivery of this Agreement by the Seller Parties and the performance of this Agreement will not (a) conflict with or violate any provision of the organizational documents of any Seller Party, (b) violate in any material respect any law or order to which any Seller Party is subject or by which such Seller Party’s properties or assets are bound, (c) require any Seller Party to obtain any material consent or approval from, or give any notice to, or make any material filing with, any governmental authority on or prior to the Closing, (d) result in a material violation or breach of, constitute a material default, conflict with (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, result in a material loss of benefit under, accelerate or create any material obligation under, or require the consent of any third party to, any material contract to which any Seller Party is party or by which its properties or assets are bound or (v) result in the imposition or creation of any material lien upon or with respect to any of the assets or properties of or by which its properties or assets are bound.

1.3 No Litigation. There is no action, or to the knowledge of the Company, litigation or investigation pending or, to the knowledge of the Company, threatened in writing against any Seller Party seeking to enjoin, challenge or prevent the transactions contemplated hereby.

2. General Release of Claims. Effective as of the Closing, each Seller Party acknowledges and agrees, on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, affiliates, Subsidiaries, estates, successors, assigns, members and partners (each a “Releasor”) that:

2.1 Each Releasor, jointly and severally, hereby irrevocably and unconditionally releases each Purchaser, its permitted assigns, their respective Subsidiaries, the Target Companies, or any of their respective employees, directors, partners, trustees, managers, stockholders, officers, agents, attorneys, representatives (collectively, the “Releasees”) from any and all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, which relate to or arise out of the operations of a Target Company or an Asset Seller prior to Closing; provided, however, that nothing contained herein shall affect the rights or obligations of (i) any party hereto under the Purchase Agreement (including any rights of a Releasor to bring a claim against a Releasee for breach of the Purchase Agreement), (ii) the obligations of the Target Companies to any natural person that constitutes a Covered Person (as defined in the Purchase Agreement) under the indemnification provisions of the Organizational Documents of the Target Companies (in effect as of the Effective Date) to the extent required under Section 8.14 of the Purchase Agreement, or (iii) a Releasor’s ability to seek recovery from a Target Company (including any applicable liability insurance carrier) for damages asserted or adjudged in a Legal Proceeding against such Releasor arising out of, in connection with or related to the operations of a Target Company or an Asset Seller and for which such Releasor is liable because of its prior capacity as a director, officer, partner, manager, stockholder, member, trustee, employee or agent of any of the Target Companies or any of the Asset Sellers, provided that either (y) such damages are determined by a court of competent jurisdiction in a final non-appealable judgment to be owed by such Releasor to a Third Party or (z) such damages are payable pursuant to a settlement of such Legal Proceeding to which the Purchasers have consented, such consent not to be unreasonably withheld. For the avoidance of doubt, nothing in this Release is intended to affect the Target Companies’ rights or obligations (including any Liabilities assumed pursuant to Section 2.5(a) or 2.9(a) of the Purchase Agreement) with respect to any Person other than a Releasor.

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2.2 Covenant Not To Sue. Each Releasor further agrees not to institute any Legal Proceeding against any Releasee with respect to any and all Claims released in this Agreement.

2.3 No Assignment of Claims. Each Releasor hereby represents and warrants that it has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part, and that no other person or entity has any interest in any of the Claims released in this Agreement.

2.4 Adequacy of Information. Each Releasor hereby represents and warrants that it has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, and that it has independently and without reliance upon the Releasees or any statements or information from the Releasees, made its own analysis and decision to enter into this Agreement.

2.5 Advice of Counsel. Each Releasor acknowledges that it has had the benefit of advice of competent legal counsel with respect to his decision to enter into this Agreement.

2.6 Sufficiency of Consideration. Each Releasor acknowledges that the consideration payable to it pursuant to the Purchase Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

3. Miscellaneous.

3.1 Governing Law and Choice of Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law provisions thereof that may require the application of the laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Maryland, specifically the exclusive jurisdiction of Circuit Court for Baltimore City (Maryland) (the “Maryland Court”) . Any action arising out of or relating to this Agreement, any documents referred to in this Agreement, or any of the transactions contemplated by this Agreement shall be brought in the Maryland Court. The parties hereby waive, and agree not to assert, any objection or defense to suit in the Maryland Court based on venue, forum non conveniens, or jurisdiction. The parties further waive, and agree not to assert, any objection to or defense based upon the Maryland Court’s jurisdiction or authority to hear disputes or enforce documents arising out of or related to this Agreement or any of the transactions contemplated by this Agreement. The parties irrevocably agree that all claims with respect to such action shall be heard and determined in the Maryland Court. The parties agree that mailing of process or other papers in connection with any such action in the manner provided in Section 3.7 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

3

3.2 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law.

3.4 Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, the Releasees and their respective successors and assigns; provided, however, that no party hereto may assign or transfer this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any person without the prior written consent of the other parties hereto, and any assignment or transfer in violation of this proviso shall be null and void. Notwithstanding the prior sentence, each Purchaser’s rights and obligations under this Agreement may be assigned and delegated in whole or in part, and without the consent of the Seller Parties, to (i) one or more Subsidiaries of such Purchaser or (ii) in the case of the Ski Purchaser, to Och-Ziff Real Estate Acquisitions LP; provided, however, that no such assignment shall relieve such Purchaser of its obligations hereunder.

3.5 Acknowledgement. Each Seller Party acknowledges that (a) this Agreement is a material inducement for the Purchasers to enter into the Purchase Agreement and effect the transactions contemplated thereby, and (b) the Purchasers will be relying on such Seller Party’s execution and delivery of this Agreement and such Seller Party’s agreement to be bound by the terms hereof.

3.6 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

3.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given, delivered and received if delivered or sent in accordance with Section 11.2 of the Purchase Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first set forth above.

EPR PROPERTIES

By:
Name:
Title:

CNL LIFESTYLE PROPERTIES, INC.

By:
Name:
Title:

CLP PARTNERS, LP

By:	CLP GP CORP., its general partner

By:
Name:
Title:

SKI RESORT HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Release Agreement]

S-1

CLP SKI II, LLC

By:
Name:
Title:

CLP SKI HOLDING, LLC

By:
Name:
Title:

CLP COLONY HOLDING, LLC

By:
Name:
Title:

CLP COLONY GP, LLC

By:
Name:
Title:

CLP GARLAND HOLDING, LLC

By:
Name:
Title:

[Signature Page to Release Agreement]

S-2

CLP GARLAND GP, LLC

By:
Name:
Title:

CLP AMUSEMENT HOLDING, LLC

By:
Name:
Title:

CLP AMUSEMENT II, LLC

By:
Name:
Title:

CLP AMUSEMENT III, LLC

By:
Name:
Title:

CLP AMUSEMENT IV, LLC

By:
Name:
Title:

[Signature Page to Release Agreement]

S-3

CLP AMUSEMENT V, LLC

By:
Name:
Title:

CLP GATLINBURG GP CORP.

By:
Name:
Title:

CLP SKI III, LLC

By:
Name:
Title:

CLP SKI IV, LLC

By:
Name:
Title:

CLP SKI V, LLC

By:
Name:
Title:

[Signature Page to Release Agreement]

S-4

CLP SKI VII, LLC

By:
Name:
Title:

CLP SKI VIII, LLC

By:
Name:
Title:

CLP NORTHSTAR TRS CORP.

By:
Name:
Title:

CLP MYRTLE WAVES TRS CORP.

By:
Name:
Title:

CLP DARIEN LAKE TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

S-5

CLP FRONTIER CITY TRS CORP.

By:
Name:
Title:

CLP SPLASHTOWN TRS CORP.

By:
Name:
Title:

CLP ENCHANTED VILLAGE TRS CORP.

By:
Name:
Title:

CLP WATERWORLD TRS CORP.

By:
Name:
Title:

CLP WHITE WATER BAY TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

S-6

CLP HAWAIIAN WATERS TRS CORP.

By:
Name:
Title:

CLP PACIFIC PARK TRS CORP.

By:
Name:
Title:

CLP RAPIDS WATERPARK TRS CORP.

By:
Name:
Title:

CLP MAGIC SPRING TRS CORP.

By:
Name:
Title:

CLP PALM SPRINGS CA WATERPARK TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

S-7

CLP PHOENIX AZ WATERPARK TRS CORP.

By:
Name:
Title:

CLP IP HOLDING CORP.

By:
Name:
Title:

CLP CHARLOTTE FEC, LLC

By:
Name:
Title:

CLP RICHLAND HILLS FEC, LLC

By:
Name:
Title:

CLP SOUTH HOUSTON FEC, LLC

By:
Name:
Title:

[Signature Page to Release Agreement]

S-8

CLP TUCSON FEC, LLC

By:
Name:
Title:

CLP BAKERSFIELD FEC, LLC

By:
Name:
Title:

CLP SKI LIFT TRS CORP.

By:
Name:
Title:

CLP SUGARLOAF TRS CORP.

By:
Name:
Title:

CLP SUNDAY RIVER TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

S-9

CLP MOUNT SUNAPEE TRS CORP.

By:
Name:
Title:

CLP OKEMO MOUNTAIN TRS CORP.

By:
Name:
Title:

CLP JIMINY PEAK TRS CORP.

By:
Name:
Title:

CLP SNOQUALMIE TRS CORP.

By:
Name:
Title:

CLP SIERRA TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

S-10

CLP LOON MOUNTAIN TRS CORP.

By:
Name:
Title:

CLP BRIGHTON TRS CORP.

By:
Name:
Title:

CLP MOUNTAIN HIGH TRS CORP.

By:
Name:
Title:

CLP STEVENS PASS TRS CORP.

By:
Name:
Title:

CLP CRESTED BUTTE TRS CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]

Exhibit I

ASSIGNMENT AND ASSUMPTION OF LOAN AND LOAN DOCUMENTS

THIS ASSIGNMENT AND ASSUMPTION OF LOAN AND LOAN DOCUMENTS (“Assignment”) is made as of [            ], 2017 (“Effective Date”), by CLP LENDING I, LLC, a Delaware limited liability company (“Assignor”), to [CLP MOUNTAIN HIGH, LLC, a Delaware limited liability company, or its designee] (“Assignee”).

RECITALS

WHEREAS, Assignor desires to assign and transfer to Assignee and Assignee desires to assume from Assignor, all of Assignor’s right, title and interest in, and obligations under the loan documents by and between Assignor, Mountain High Resort Associates, LLC, a Delaware limited liability company, Stevens Pass Mountain Resort, LLC, a Delaware limited liability company and Karl Kapuscinski, as set forth in Schedule 1 attached hereto (collectively, the “Loan Documents”) entered into in connection with the loan evidenced thereby (the “Loan”).

NOW, THEREFORE, in accordance with the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby transfers and assigns absolutely unto Assignee, its successors, transferees and assigns forever, all of the right, title and interest of Assignor in, to and under the Loan, the Loan Documents and the loan transaction evidenced thereby from and after the Effective Date. Assignee hereby accepts such assignment and assumes all of Assignor’s right, title and interest in, and obligations under the Loan Documents, the Loan, and the loan transaction evidenced thereby from and after the Effective Date.

2. This Assignment is made without representations and/or warranties of any kind by Assignor.

3. Assignor shall on and after the Effective Date execute and deliver, or cause to be executed and delivered, to Assignee such assignments and other instruments as may be reasonably requested by Assignee to effectuate completely the transfer and assignment to Assignee of Assignor’s right, title and interest in and to the Loan, the Loan Documents and the loan transaction evidenced thereby.

4. Nothing in this Assignment, express or implied, is intended or shall be construed to confer upon, or give to, any person other than Assignor and Assignee and their respective successors and assigns, any remedy or claim under or by reason of this Assignment or any term, covenant or condition hereof, and all the terms, covenants, conditions and agreements contained in this instrument shall be for the sole and exclusive benefit of Assignor and Assignee and their respective successors and assigns.

5. This Assignment shall be construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

1

IN WITNESS WHEREOF, the parties have executed this Assignment effective as of the date first above written.

ASSIGNOR: CLP LENDING I, LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE: [CLP MOUNTAIN HIGH, LLC, a Delaware limited liability company]

By:
Name:
Title:

[Assignment and Assumption of Loan and Loan Documents]

Schedule 1

List of Loan Documents

1. Loan Agreement dated as of June 12, 2015, by and among Mountain High Resort Associates, LLC and Stevens Pass Mountain Resort, LLC (collectively, “Borrower”), and CLP Lending I, LLC (“Original Lender”);

2. Promissory Note dated as of June 12, 2015, executed by Borrower in favor of Original Lender, in the original principal amount of $3,600,000.00;

3. Guaranty dated as of June 12, 2015, by and among Karl Kapuscinski (“Guarantor”), Original Lender, CLP Mountain High, LLC, Mountain High TRS Corp., CLP Stevens Pass, LLC and CLP Stevens Pass TRS Corp.;

4. Loan Forbearance Agreement dated as of April 6, 2016, by and among Original Lender, Borrower and Guarantor;

5. First Amendment to Loan Forbearance Agreement dated as of June 23, 2016, by and among Original Lender, Borrower and Guarantor;

6. Second Amendment to Loan Forbearance Agreement dated as of August 1, 2016, by and among Original Lender, Borrower and Guarantor; and

7. All other documents or instruments evidencing, securing or relating to the loan evidenced by the Note, the Loan Agreement and the other Loan Documents.

[Assignment and Assumption of Loan and Loan Documents]

EXHIBIT J

Purchase Price Adjustments, Prorations and Credits

Definitions

For the purpose of this Exhibit J, the following terms shall have the meanings ascribed below. Any capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Agreement.

“2017 Carrying Costs” shall mean the total amount of operating expenses, management fees and cost of goods sold (as each such term is historically used and prepared, consistent with past practice in the profit and loss statement) incurred by the Seller Parties after December 31, 2016 in connection with the operation of the Managed Attractions (including, without limitation, Taxes) but excluding noncash expenses such as depreciation, amortization, inventory write-downs, bad debt expense and impairment charges, all as determined by GAAP.

“AOI Commitment” shall mean any additional owner investment committed by a Seller Party or a Target Company to be made to or for the benefit of a Tenant, to the extent such investment commitment has not been fulfilled as of the Closing Date.

“Goods and Inventory” shall mean all inventories, as such term is customarily used and defined in its most broad and inclusive sense including, but not limited to, all inventories of merchandise, food, beverages (other than liquor or other inventory items to the extent such items may not legally be conveyed) and other consumables held for sale or use in connection with the business operated at the Property, and operating supplies, building and maintenance supplies and spare parts.

“Leased Attractions” shall mean Wet n Wild Palm Springs, Wet n Wild Phoenix, Wet n Wild Hawaii, Hawaiian Falls – The Colony, Hawaiian Falls – Garland, Rapids Water Park, Pacific Park, Wet n Wild Splashtown, Northstar Village, and Northstar California.

“Managed Attractions” shall mean the Managed FEC Attractions and the Managed Waterpark and Amusement Attractions.

“Managed FEC Attractions” shall mean Zuma Fun Center, Adventure Landing, Funtastics, Mountasia, and Camelot Park.

“Managed Waterpark and Amusement Attractions” shall mean Darien Lake, Frontier City, Waterworld, White Water Bay, Myrtle Waves, Wild Waves, and Magic Springs.

“Monthly Leased Ski Properties” shall mean Crested Butte, Brighton, Gatlinburg, Snoqualmie, Loon, Sunday River, Sugarloaf, Okemo, Mount Sunapee, and Cypress Mountain.

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“Monthly Rent” shall mean all base rent, additional rent, or other amounts due under the applicable Company Lease from the applicable Tenant for a Monthly Leased Ski Property, but excluding any percentage rent.

“Other Liabilities” shall mean all liabilities accrued or that should have been accrued, (including insurance reserves), on a balance sheet as of the Closing Date prepared in accordance with GAAP that have not otherwise been the subject of a specific purchase price adjustment on this Exhibit J and that, in the case of an Asset Seller, will be assumed by a Purchaser at Closing, in each case to the extent not duplicative of any other category of liabilities referred to expressly in this Exhibit J; provided, however, that Other Liabilities shall not include any liabilities relating to (i) the straight-lining of rent or any other noncash items, (ii) any amounts relating to affiliate or intercompany relationships and/or transactions, (iii) any liabilities corresponding to the Northstar Martis Camp Reserve Account Balance identified on Schedule (a)(viii)(1) or (iv) any amounts recorded for GAAP as asset retirement obligations. For the avoidance of doubt, the leases excluded from the definition of “Indebtedness” in the Agreement will be excluded from Other Liabilities.

“Seasonal Leased Ski Properties” shall mean Jiminy Peak, Mountain High, Stevens Pass, and Sierra at Tahoe.

“Ski Properties” shall mean, collectively, the Seasonal Leased Ski Properties and the Monthly Leased Ski Properties (each of which is referred to herein as a “Ski Property”).

(a)	Adjustments Related to the Leased Attractions

(i) Taxes.

(1) Each Tenant under a Company Lease for a Leased Attraction is responsible for paying all Taxes with respect to such Leased Attraction directly to the Governmental Authority or applicable owners association, utility district or any other body, therefore Taxes shall not be subject to proration under this Section.

(2) If the Tenant at Hawaiian Falls – The Colony or Hawaiian Falls – Garland has not paid all personal and real property Taxes with respect to either Hawaiian Falls – The Colony or Hawaiian Falls – Garland as contemplated in Section (1) above, the following shall apply: (x) the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of all delinquent Taxes assessed against both Hawaiian Falls – The Colony and Hawaiian Falls – Garland for all prior years and all delinquent current year Taxes that are due and payable on or before the Closing Date. and (y) to the extent that all personal and real property Taxes for the current year or any prior year have accrued but are not yet due and payable, such amounts shall be paid by the Attractions Purchaser when such Taxes become due and payable following the Closing Date, and the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount thereof that is attributable to the period prior to the Closing Date, based on prorating such Taxes using a 365-day year (with such decrease determined using the most recent bill for such Taxes available at Closing, as adjusted by any known changes relating to the period during which the Closing occurs).

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(ii) Seasonal Rent. For each Leased Attraction,

(1) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount equal to the product of (a) the aggregate annual seasonal rent due under the applicable Company Leases for all Leased Attractions other than Hawaiian Falls – The Colony or Hawaiian Falls – Garland for the period from January 1, 2017 through December 31, 2017 divided by 365, multiplied by (b) the number of days between January 1, 2017 and the actual Closing Date (excluding the Closing Date);

(2) If prior to the Closing Date, the Seller Parties actually receive a payment of annual seasonal rent from any Tenant relating to any period commencing on or after January 1, 2017 through December 31, 2017, the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of such payment actually received; and

(3) If, as of the Closing Date, the Tenant at Hawaiian Falls – The Colony or Hawaiian Falls – Garland is not in payment default (i.e., all rent, ground rent and required capital expenditure payments have been paid, and all security deposits contain the amounts required under the applicable Company Leases), the Attractions Purchaser Closing Cash Consideration shall be increased by the amount equal to the product of (a) the portion, if any, of the annual seasonal rent due under the applicable Company Leases for Hawaiian Falls – The Colony or Hawaiian Falls – Garland for the period from January 1, 2017 through December 31, 2017 divided by 365, multiplied by (b) the number of days between January 1, 2017 and the actual Closing Date (excluding the Closing Date). If, as of the Closing Date, the Tenant at Hawaiian Falls – The Colony or Hawaiian Falls – Garland is in payment default (i.e., any of the rent, ground rent or required capital expenditure payments have not been paid, or the applicable security deposit contains less than the amount required under the applicable Company Leases), any 2017 rental payments for such properties actually received by the Attractions Purchaser after the Closing in excess of the amount required to restore the security deposits relating to such properties shall be delivered to the Company until all such payments equal the product of (a) the portion, if any, of the annual seasonal rent due under the applicable Company Leases for Hawaiian Falls – The Colony or Hawaiian Falls – Garland for the period from January 1, 2017 through December 31, 2017 divided by 365, multiplied by (b) the number of days between January 1, 2017 and the actual Closing Date (excluding the Closing Date).

(iii) Ground Rent. If the Ground Lease rent at either Hawaiian Falls — The Colony or Hawaiian Falls — Garland is delinquent as of the Closing Date, the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of all delinquent Ground Lease rent for such Company Properties as of the Closing Date. If, following Closing, the Attractions Purchaser or the Ground Lessor receives reimbursement of any such delinquent ground lease payments from the Tenant at Hawaiian Falls — The Colony or Hawaiian Falls — Garland, the Attractions Purchaser shall remit any such payment actually collected to the Company promptly following receipt thereof.

(iv) Percentage Rent. Notwithstanding any other language set forth herein to the contrary,

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(1) The Seller Parties shall be entitled to all percentage rent paid under any Company Leases for a Leased Attraction with a calculation date of December 31, 2016 or earlier (which percentage rent is set forth on Schedule (a)(iv)(1) attached hereto) if, when and to the extent actually received. The Attractions Purchaser shall use commercially reasonable efforts to collect such percentage rent on behalf of the Seller Parties following Closing to the extent the same is not received by the applicable Seller Party prior to Closing and shall remit any such payments actually collected to the Company promptly following receipt thereof; provided, however, that the Attractions Purchaser shall not have any obligation to commence any legal action or proceeding to collect such percentage rent on behalf of the Seller Parties; provided further that the Seller Parties shall have the right to pursue any legal action, proceeding or remedy (other than eviction) against the Tenants for past due and unpaid percentage rent as provided in the applicable Company Lease.

(2) The Attractions Purchaser shall be entitled to all percentage rent paid under any Company Lease for a Leased Attraction with a calculation date of January 1, 2017 or later (which percentage rent is set forth on Schedule (a)(iv)(2) attached hereto). The Seller Parties shall promptly remit to the Attractions Purchaser any such payments of percentage rent actually received by the Seller Parties on or after the Closing Date.

(3) If prior to the Closing Date, the Seller Parties actually receive a payment of percentage rent with a calculation date of January 1, 2017 or later from any Tenant, the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of such payment actually received.

(v) Accounts Receivable. No adjustment to the Attractions Purchaser Closing Cash Consideration shall be made to reflect any accounts receivable relating to any of the Leased Attractions; provided, however, that the Seller Parties shall be entitled to draw upon any available security deposits without deduction under clause (vi) below and/or to commence any legal action or proceeding against any Tenant to collect any past due and unpaid accounts receivable.

(vi) Security Deposits.

(1) The Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of all cash security deposits that are held by any Seller Party or Target Company pursuant to a Company Lease relating to the Leased Attractions as of the Effective Date, which cash security deposits are set forth on Schedule (a)(vi)(1) attached hereto. For Hawaiian Falls – The Colony and Hawaiian Falls – Garland, if the amount of the security deposit increases between the Effective Date and the Closing Date, the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount of security deposit in place at Closing instead of the amount set forth on Schedule (a)(vi)(1) on the Effective Date; provided, however, that the Seller Party or Target Company may utilize the amount of any increase in security deposit for any purpose permissible under the Company Leases for Hawaiian Falls – The Colony and Hawaiian Falls – Garland. Schedule (a)(vi)(1) will be updated as of the Closing Date. Following Closing, the Attractions Purchaser shall be responsible for the return of such deposits in accordance with the applicable Company Lease.

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(2) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of all security deposits relating to the Leased Attractions that are held by any Ground Lessor pursuant to the applicable Ground Lease, which security deposits are set forth on Schedule (a)(vi)(2) attached hereto; provided, however, that, to the extent such security deposits or any portions thereof are applied prior to the Closing Date pursuant to the terms of the applicable Ground Lease, the Attractions Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, the Attractions Purchaser shall be entitled to the return of such deposits in accordance with the terms of the applicable Ground Lease.

(3) Additionally, the Seller Parties agree to transfer to the Attractions Purchaser or its permitted assigns those certain letters of credit set forth on Schedule (a)(vi)(3), which letters of credit are held as security deposits by one or more of the Seller Parties pursuant to the applicable Company Leases relating to the Leased Attractions. In no event shall any Seller Party draw down on any such letter of credit prior to the Closing Date.

(4) No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Attractions Purchaser updated versions of the schedules referred to in Sections (a)(vi)(2) and (3) above, which shall provide the Seller Parties’ best estimates of the amount of each such security deposit and letter of credit as of the Closing Date.

(5) If, after the Effective Date and prior to Closing, a Target Company applies a cash security deposit to payment of any delinquent sums due and payable under a Company Lease, and after the Closing Date the applicable Tenant delivers a replacement security deposit to the Attractions Purchaser or to the applicable Target Company (as the case may be), then the Attractions Purchaser shall remit (or shall cause the applicable Target Company to so remit) to the Seller Parties an amount equal to such replacement security deposit.

(vii) Capital Expenditure Commitments. The Attractions Purchaser Closing Cash Consideration shall be decreased by an amount equal to the lesser of (1) $500,000 and (2) the remaining amount to be funded for the new entrance at Wet n Wild Hawaii (based on executed contracts, cancelled checks, a written agreement with the landlord, or other reasonable and customary documentation).

(viii) Capital Expenditure Reserve Accounts.

(1) Schedule (a)(viii)(1) sets forth a list of each capital expenditure reserve account or other restricted account described in the Company Leases for the Leased Attractions held by the Seller Parties or any Target Company (the “Leased Attractions Reserve Accounts”). No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Attractions Purchaser an updated version of this schedule, which shall provide the Seller Parties’ best estimates of the amount contained in each such account as of the Closing Date.

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(2) The Attractions Purchaser Closing Cash Consideration shall be decreased by an amount equal to the amount held as of Closing in the Leased Attractions Reserve Accounts described on Schedule (a)(viii)(1) attached hereto.

(3) The Attractions Purchaser acknowledges that, effective as of the Closing, the Attractions Purchaser shall be responsible for payment of all unpaid invoices that relate to any capital expenditures, goods delivered or services performed in connection with the Leased Attractions which are payable from the Leased Attractions Reserve Accounts in accordance with the terms of the Company Leases for the Attractions, without regard to when such services were performed or such goods were delivered.

(ix) Other Liabilities. Without duplication of any of the foregoing adjustments, the Attractions Purchaser Closing Cash Consideration will be decreased by the aggregate amount of all Other Liabilities of the Target Companies that own Leased Attractions or the U.S. Asset Sellers that own assets relating to the Leased Attractions.

(b)	Adjustments Related to the Ski Properties

(i) Taxes. Each Tenant under a Company Lease for a Ski Property is responsible for paying all Taxes with respect to such Ski Property directly to the Governmental Authority or applicable owners association, utility district or any other body, therefore Taxes shall not be subject to proration under this Section.

(ii) Seasonal Rent. For each Seasonal Leased Ski Property,

(1) The Ski Purchaser Closing Cash Consideration shall be increased by the amount equal to the product of (a) the aggregate annual seasonal rent due under the applicable Company Leases for all Seasonal Leased Ski Properties (other than the Seasonal Leased Ski Property commonly known as Mountain High) for the period from January 1, 2017 through December 31, 2017 divided by 365, multiplied by (b) the number of days between January 1, 2017 and the actual Closing Date (excluding the Closing Date).

(2) If prior to the Closing Date, the Seller Parties actually receive a payment of annual seasonal rent from any Tenant of a Seasonal Leased Ski Property (other than the Seasonal Leased Ski Property commonly known as Mountain High) relating to any period commencing on or after January 1, 2017, the Ski Purchaser Closing Cash Consideration shall be decreased by the amount of such payment actually received.

(3) If after the Closing Date, the Ski Purchaser receives a payment of any annual seasonal rent from the Tenant for the Seasonal Leased Ski Property commonly known as Mountain High on or after January 1, 2017, then the Ski Purchaser shall promptly pay to the Seller Parties an amount equal to such payment of annual seasonal rent times a fraction (expressed as a percentage), the numerator of which is equal to the number of days in the period commencing on January 1, 2017 and ending on the day

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immediately preceding the Closing Date and the denominator of which is equal to 365. Conversely, if prior to the Closing Date a Seller Party receives a payment of any annual seasonal rent from the Tenant for the Seasonal Leased Ski Property commonly known as Mountain High specifically relating to any period commencing on or after January 1, 2017, then the Ski Purchaser Closing Cash Consideration shall be decreased by an amount equal to such payment of annual seasonal rent times a fraction (expressed as a percentage), the numerator of which is equal to the number of days in the period commencing on the Closing Date and ending on December 31, 2017 and the denominator of which is equal to 365.

(4) Schedule (b)(ii)(4) attached hereto sets forth the delinquent rent and loan amounts for the period from January 1, 2014 to December 31, 2015 owed by each Tenant under the Company Lease for the Seasonal Leased Ski Properties commonly known as Mountain High and Stevens Pass, and under the loan (the “Mountain High Loan”) made by CLP Lending I, LLC to Mountain High Resort Associates, LLC and Stevens Pass Mountain Resort, LLC, as of the Effective Date. No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Ski Purchaser an updated version of this schedule. Notwithstanding anything contained herein to the contrary, if and to the extent that any of the delinquent rents and loan amounts shown on such schedule as of the Effective Date are collected by any Seller Party prior to the Closing Date, then the Ski Purchaser Closing Cash Consideration shall be decreased by the amount so collected. At the Closing the Seller Parties shall cause CLP Lending I, LLC to assign the Mountain High Loan (and all related loan documents) to the Ski Purchaser or its designee, including without limitation, that certain Loan Agreement and Guaranty dated June 12, 2015, the Guaranty dated June 12, 2015, the Loan Forbearance Agreement dated April 6, 2016, the First Amendment to Loan Forbearance Agreement dated June 23, 2016, and the Second Amendment to Loan Forbearance Agreement dated August 15, 2016. The Seller Parties shall not permit or cause CLP Lending I, LLC to modify any such loan documents without the consent of the Ski Purchaser. In no event shall the Seller Parties permit or cause CLP Lending I, LLC to forgive, release, reduce, compromise, settle or waive any of the amounts due under the Mountain High CLP Loan without the consent of the Ski Purchaser.

(iii) Monthly Rent. For each Monthly Leased Ski Property,

(1) If, prior to the Closing Date, the Seller Parties have actually received payment of the Monthly Rent from a Tenant with respect to the month in which the Closing Date occurs, the Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be decreased by the amount equal to the product of (a) the amount of Monthly Rent actually received by the Seller Parties for such month divided by the number of calendar days in such month, multiplied by (b) the number of days from the Closing Date through the last day of the applicable month (including the Closing Date).

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(2) If, prior to the Closing Date, the Seller Parties have not actually received payment of the Monthly Rent from a Tenant with respect to the month in which the Closing Date occurs because such Monthly Rent is not yet due and payable, the Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be increased by the amount equal to the product of (a) the aggregate amount of Monthly Rent due from all applicable Tenants for such month divided by the number of calendar days in such month, multiplied by (b) the number of days from the first day of the applicable month through the Closing Date (excluding the Closing Date).

(3) If, prior to the Closing Date, the Seller Parties have not actually received payment of the Monthly Rent from a Tenant with respect to the month prior to the month in which the Closing Date occurs, then the Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be increased by an amount equal to the delinquent Monthly Rent for such month, and thereafter there shall not be any further adjustment to the Ski Purchaser Closing Cash Consideration or the Canadian Purchaser Closing Consideration on account of any delinquent Monthly Rent. The Ski Purchaser acknowledges that, prior to the Closing Date, the Seller Parties shall have the right to pursue any legal action, proceeding or remedy (including termination of the applicable Company Lease and/or eviction) against any delinquent Tenants for past due and unpaid payments of Monthly Rent.

(iv) Percentage Rent. Notwithstanding any other language set forth herein to the contrary,

(1) The Seller Parties shall be entitled to all percentage rent paid under any Company Leases for a Ski Property with a fiscal year ending on December 31, 2016 or earlier (which Ski Properties are set forth on Schedule (b)(iv)(1) attached hereto) if, when and to the extent actually received. The Ski Purchaser shall use commercially reasonable efforts to collect such percentage rent on behalf of the Seller Parties following Closing to the extent the same is not received by the applicable Seller Party prior to Closing and shall remit any such payments actually collected to the Company promptly following receipt thereof; provided, however, that the Ski Purchaser shall not have any obligation to commence any legal action or proceeding to collect such percentage rent on behalf of the Seller Parties; provided further that the Seller Parties shall have the right to pursue any legal action, proceeding or remedy (other than eviction) against the Tenants for past due and unpaid percentage rent as provided in the applicable Company Lease.

(2) The Ski Purchaser shall be entitled to all percentage rent paid under any Company Lease for a Ski Property with a fiscal year ending on January 1, 2017 or later (which Ski Properties are set forth on Schedule (b)(iv)(2) attached hereto). The Seller Parties shall promptly remit to the Ski Purchaser any such payments of percentage rent actually received by the Seller Parties on or after the Closing Date.

(3) If, prior to the Closing Date, the Seller Parties actually receive a payment of percentage rent for a Ski Property with a Company Lease that has a fiscal year which ends on January 1, 2017 or later from any Tenant, the Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be decreased by the amount of such payment actually received.

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(v) Accounts Receivable. Except as otherwise expressly set forth in clauses (b)(ii) and (b)(iii) of this Exhibit, no adjustment to the Ski Purchaser Closing Cash Consideration or the Canadian Purchaser Closing Consideration shall be made to reflect any accounts receivable relating to any of the Ski Properties.

(vi) Security Deposits.

(1) The Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be decreased by the amount of all cash security deposits relating to the Ski Properties that are held by any Seller Party pursuant to a Company Lease as of the Effective Date, which cash security deposits are set forth on Schedule (b)(vi)(1), attached hereto. Following Closing, the Ski Purchaser shall be responsible for the return of such cash security deposits in accordance with the applicable Company Lease.

(2) The Ski Purchaser Closing Cash Consideration shall be increased by the amount of all security deposits relating to the Ski Properties that are held by any Ground Lessor pursuant to the applicable Ground Lease, which security deposits are set forth on Schedule (b)(vi)(2) attached hereto; provided, however, that, to the extent such security deposits or any portions thereof are applied prior to the Closing Date pursuant to the terms of the applicable Ground Lease, the Ski Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, the Ski Purchaser shall be entitled to the return of such deposits in accordance with the terms of the applicable Ground Lease.

(3) Additionally, the Seller Parties agree to transfer to the Ski Purchaser or its permitted assigns those certain letters of credit set forth on Schedule (b)(vi)(3) attached hereto, which letters of credit are held as security deposits by one or more of the Seller Parties pursuant to the applicable Company Leases relating to the Ski Properties. In no event shall any Seller Party draw down on any such letter of credit prior to the Closing Date.

(4) No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Ski Purchaser updated versions of the schedules referred to in Sections (b)(vi)(2) and (3) above, which shall provide the Seller Parties’ best estimates of the amount of each such security deposit and letter of credit as of the Closing Date.

(5) If, after the Effective Date and prior to Closing, a Target Company applies a cash security deposit to payment of any delinquent sums due and payable under a Company Lease, and after the Closing Date the applicable Tenant delivers a replacement security deposit to the Ski Purchaser or to the applicable Target Company (as the case may be), then the Ski Purchaser shall remit (or shall cause the applicable Target Company to so remit) to the Seller Parties an amount equal to such replacement security deposit.

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(vii) Capital Expenditure Reserve Accounts.

(1) Schedule (b)(vii)(1) attached hereto sets forth a list of each capital expenditure reserve account or other restricted account described in the Company Leases for the Ski Properties held by the Seller Parties or any Target Company (the “Ski Properties Reserve Accounts”). No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Ski Purchaser an updated version of this schedule, which shall provide the Seller Parties’ best estimates of the amount of contained in each such account as of the Closing Date.

(2) The Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be decreased by an amount equal to the amount held as of Closing in the Ski Properties Reserve Accounts described on Schedule (b)(vii)(1) attached hereto.

(3) The Ski Purchaser acknowledges that, effective as of the Closing, the Ski Purchaser shall be responsible for payment of all unpaid invoices that relate to any capital expenditures, goods delivered or services performed in connection with the Ski Properties which are payable from the Ski Properties Reserve Accounts in accordance with the terms of the Company Leases for the Ski Properties, without regard to when such services were performed or such goods were delivered.

(viii) AOI Commitments. Schedule (b)(viii) attached hereto sets forth a list of each AOI Commitment for the Ski Properties. No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Ski Purchaser an updated version of this schedule, which shall provide the Seller Parties’ best estimates of such AOI Commitments as of the Closing Date. The Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, shall be decreased by an amount equal to the aggregate amount of all AOI Commitments relating to the Ski Assets that remain unfulfilled as of the Closing Date, and the Seller Parties shall have no further liability or obligations with respect to the AOI Commitments.

(ix) Mountain High/Stevens Pass Subordinated Loan. Unless (x) the Tenants at Mountain High and Stevens Pass have repaid in full the debt owed by them with respect to the Revolving Credit Note in the amount of up to $2,000,000 dated August 1, 2016 payable to W.R. Sauey (the “Subordinated Loan”) at or prior to the Closing and such Tenants shall have no further right to re-borrow under the Subordinated Loan and (y) evidence of such repayment and cancellation of the Subordinated Loan has been provided to the Ski Purchaser, then the Company or any of its Affiliates shall at or prior to the Closing either (1) pay the Subordinated Loan in full and cause the same to be cancelled, or (2) acquire the Subordinated Loan from the holder thereof and assign the Subordinated Loan (including, without limitation, assigning the promissory note evidencing the Subordinated Loan and all related loan documents) to the Ski Purchaser at Closing, in either case without any adjustments to the Ski Purchaser Closing Cash Consideration.

(x) Other Liabilities. Without duplication of any of the foregoing adjustments, the Ski Purchaser Closing Cash Consideration and the Canadian Purchaser Closing Consideration, as the case may be, will be decreased by the aggregate amount of all Other Liabilities of the Target Companies that own Ski Properties or the Seller Parties that own Ski Purchased Assets.

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(xi) Managed Ski Properties. If prior to the Closing Date a Company Lease for a Ski Property is terminated by a Target Company pursuant to the terms of the Agreement, and such Ski Property thereafter is managed by a third party management company unaffiliated with any Seller Party or any Target Company, then the provisions of subsection (c) of this Exhibit (other than the provisions of clause (c)(ii) and clause (c)(iii)(2)) shall apply, mutatis mutandis, to such Ski Property.

(c)	Adjustments Related to the Managed Waterpark and Amusement Attractions

(i) Revenue. The Attraction Purchaser Closing Cash Consideration shall be reduced by an amount equal to all revenue, of any nature, to the extent recognized in accordance with GAAP consistent with past practice by any of the Seller Parties with respect to any of the Managed Waterpark and Amusement Attractions relating to the period commencing January 1, 2017 and ending on the Closing Date. The Seller Parties shall be entitled to all revenue recognized in accordance with GAAP consistent with past practice by any of the Seller Parties with respect to any of the Managed Waterpark and Amusement Attractions relating to the period on or prior to December 31, 2016 (“2016 Revenue”) if, when and to the extent actually received by the Attractions Purchaser. The Attractions Purchaser shall use commercially reasonable efforts to collect any 2016 Revenue on behalf of the Seller Parties following Closing to the extent the same is not received by the applicable Seller Party prior to Closing and shall remit any such payments actually collected to the Company promptly following receipt thereof; provided that the Attractions Purchaser shall not have any obligation to commence any legal action or proceeding to collect such 2016 Revenue on behalf of the Seller Parties.

(ii) Carrying Costs.

The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of 2017 Carrying Costs.

(iii) Working Capital Assets.

(1) No adjustment shall be made for any accounts receivable relating to the Managed Waterpark and Amusement Attractions for 2016 or earlier; provided, however, that the Seller Parties shall be entitled to any such accounts receivable for a Managed Waterpark and Amusement Attraction if, when and to the extent payment therefor is actually received. The Attractions Purchaser shall use commercially reasonable efforts to collect such accounts receivable on behalf of the Seller Parties following Closing to the extent the same are not received by the applicable Seller Party prior to Closing and shall remit any such payments actually collected to the Company promptly following receipt thereof; provided, however, that the Attractions Purchaser shall not have any obligation to commence any legal action or proceeding to collect such accounts receivable on behalf of the Seller Parties; provided further that the Seller Parties shall have the right to pursue any legal action, proceeding or remedy to collect such accounts receivable.

(2) The Attractions Purchaser Closing Cash Consideration shall be increased by an amount equal to the Seller Parties’ aggregate accounts receivable as of the Closing Date relating to the Managed Waterpark and Amusement Attractions, as determined in accordance with GAAP, which pertain to the revenue that is or will be recognized in accordance with GAAP after December 31, 2016.

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(3) Schedule (c)(iii)(3) attached hereto sets forth a list of all customer deposits or prepaid or deferred revenues that relate to the period following the Closing Date for season passes, concession fees and rentals, equipment rentals, or other prepaid revenues, rents and fees with respect to the Managed Waterpark and Amusement Attractions (the “Deferred Revenue Liabilities”). No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Attractions Purchaser an updated version of this schedule, which shall provide the Seller Parties’ best estimates of the Deferred Revenue Liabilities as of the Closing Date. The Attractions Purchaser Closing Cash Consideration shall be decreased by the aggregate amount of all Deferred Revenue Liabilities.

(4) No purchase price adjustment shall be made for Goods and Inventory relating to the Managed Waterpark and Amusement Attractions; provided, however, that if the Closing occurs after December 31, 2016, the Attractions Purchaser Closing Cash Consideration shall be increased by an amount equal to (x) the aggregate cost of the Seller Parties’ inventory (determined in accordance with GAAP) as of the Closing Date relating to the Managed Waterpark and Amusement Attractions, less (y) the aggregate cost of the Seller Parties’ inventory (determined in accordance with GAAP) as of December 31, 2016 relating to the Managed Waterpark and Amusement Attractions, but in no event less than zero.

(iv) Percentage Rent under Ground Leases.

(1) The Seller Parties shall be responsible for all percentage rent obligations under any Ground Lease for a Managed Waterpark and Amusement Attraction with a calculation date of December 31, 2016 or earlier (which percentage rent is set forth on Schedule (c)(iv)(1) attached hereto). The Attraction Purchaser Closing Cash Consideration shall be decreased by the amount of all such obligations that have not been satisfied as of the Closing Date.

(2) The Attractions Purchaser shall be responsible for all percentage rent obligations under any Ground Lease for a Managed Waterpark and Amusement Attraction with a calculation date of January 1, 2017 or later (which percentage rent is set forth on Schedule (c)(iv)(2) attached hereto). The Attraction Purchaser Closing Cash Consideration shall be increased by the amount of any payments actually made by the Seller Parties prior to the Closing Date in satisfaction of any such obligations.

(v) Capital Expenditure Reserve Account. Any capital expenditure reserve account or other restricted account for the Managed Waterpark and Amusement Attractions held by a Seller Party shall be retained by such Seller Party and no adjustment to the Attractions Purchaser Closing Cash Consideration will be made.

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(vi) Taxes. The following adjustments shall be made only to the extent not duplicative of adjustments made with respect to 2017 Carrying Costs above:

(1) All Taxes assessed against the Managed Waterpark and Amusement Attractions for all prior years and all current year Taxes that are due and payable on or before the Closing Date shall have been paid by or on behalf of the applicable Seller Party on or before the Closing Date, and the Attractions Purchaser Closing Cash Consideration shall be increased by the amount of such Taxes that relate to the period commencing on or after January 1, 2017, based on prorating such Taxes using a 365-day year.

(2) To the extent that Taxes assessed against Managed Waterpark and Amusement Attractions for the current year or any prior year have accrued but are not yet due and payable, such amounts shall be paid by the Attractions Purchaser following the Closing Date, and the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount thereof that is attributable to the period prior to January 1, 2017, based on prorating such Taxes using a 365-day year. Such proration will be determined using the most recent bill for such Taxes available at Closing, as adjusted by any known changes relating to the period during which the Closing occurs.

(vii) Deposits.

(1) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of all security deposits relating to the Managed Waterpark and Amusement Attractions as of the Effective Date, which security deposits are set forth on Schedule (c)(vii)(1) attached hereto; provided, however, that, to the extent such security deposits or any portions thereof are applied prior to the Closing Date pursuant to the terms of the applicable Ground Lease, the Attractions Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, the Attractions Purchaser shall be entitled to the return of such deposits in accordance with the applicable Ground Lease.

(2) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of all deposits (other than the security deposits outlined in Section (c)(vii)(1) above) relating to the Managed Waterpark and Amusement Attractions, which deposits are set forth on Schedule (c)(vii)(2) attached hereto; provided, however, that, to the extent such deposits or any portions thereof are applied prior to the Closing Date, the Attractions Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, the Attractions Purchaser shall be entitled to the return of such deposits in accordance with their terms.

(3) No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Attractions Purchaser updated versions of the schedules referred to in Section (c)(vii)(1) and (2) above, which shall provide the Seller Parties’ best estimates of the amount of each such deposit as of the Closing Date.

(viii) Capital Expenditure Commitments. Intentionally omitted.

13

(ix) Insurance Claims. The Attractions Purchaser Cash Consideration shall be decreased by the amount of all claims relating to Liabilities covered by insurance that are reflected on the balance sheet of the Seller Parties as of the Closing Date, and as set forth in Section 2.5(a)(ii) of the Agreement, the Attractions Purchaser shall assume all Liabilities relating to such claims (other than Excluded Liabilities) and indemnify and hold harmless the Seller Parties and their Affiliates in respect of the self-insured retentions applicable to such claims. Neither CNL nor EPR shall take any actions that would be reasonably expected to adversely affect the availability of CNL’s existing insurance policies with respect to such claims. In addition, the Attractions Purchaser Cash Consideration shall be decreased by $750,000 in consideration for the assumption by the Attractions Purchaser pursuant to Section 2.5(a)(ii) of the Agreement of all Liabilities for all claims incurred on or prior to the Closing Date and the Attractions Purchaser shall assume all Liabilities relating to such claims and indemnify and hold harmless the Seller Parties and their Affiliates in respect thereof.

(x) Other Liabilities. Without duplication of any of the foregoing adjustments, the Attractions Purchaser Closing Cash Consideration will be decreased by the aggregate amount of all Other Liabilities of each of the Target Companies that own Managed Waterpark and Amusement Attractions or the U.S. Asset Sellers that own assets relating to the Managed Waterpark and Amusement Attractions.

(d)	Adjustments Related to the Managed FEC Attractions

(i) Working Capital Assets.

(1) No adjustment shall be made for any accounts receivable relating to the Managed FEC Attractions for 2016 or earlier; provided, however, that the Seller Parties shall be entitled to any such accounts receivable for a Managed FEC Attraction if, when and to the extent payment therefor is actually received. The Attractions Purchaser shall use commercially reasonable efforts to collect such accounts receivable on behalf of the Seller Parties following Closing to the extent the same are not received by the applicable Seller Party prior to Closing and shall remit any such payments actually collected to the Company promptly following receipt thereof; provided, however, that the Attractions Purchaser shall not have any obligation to commence any legal action or proceeding to collect such accounts receivable on behalf of the Seller Parties; provided further that the Seller Parties shall have the right to pursue any legal action, proceeding or remedy to collect such accounts receivable. Seller Parties shall keep all items of income and expense from the periods on and prior to the Closing Date.

(2) The Attractions Purchaser Closing Cash Consideration shall be increased by an amount equal to the Seller Parties’ aggregate accounts receivable as of the Closing Date relating to the Managed FEC Attractions, as determined in accordance with GAAP, which are less than 60 days old.

(3) No purchase price adjustment shall be made for Goods and Inventory related to the Managed FEC Attractions.

(ii) Percentage Rent under Ground Leases.

(1) The Seller Parties shall be responsible for all percentage rent obligations under any Ground Lease for a Managed FEC Attraction with a calculation date of December 31, 2016 or earlier (which percentage rent is set forth on Schedule (d)(ii)(1) attached hereto). The Attraction Purchaser Closing Cash Consideration shall be decreased by the amount of all such obligations that have not been satisfied as of the Closing Date.

14

(2) The Attractions Purchaser shall be responsible for all percentage rent obligations under any Ground Lease for a Managed FEC Attraction with a calculation date of January 1, 2017 or later (which percentage rent is set forth on Schedule (d)(ii)(2) attached hereto). The Attraction Purchaser Closing Cash Consideration shall be increased by the amount of any payments actually made by the Seller Parties prior to the Closing Date in satisfaction of any such obligations.

(iii) Capital Expenditure Reserve Account. Any capital expenditure reserve account or other restricted account for the Managed FEC Attractions held by a Seller Party shall be retained by such Seller Party and no adjustment to the Attractions Purchaser Closing Cash Consideration will be made.

(iv) Taxes. The following adjustments shall be made only to the extent not duplicative of adjustments made above:

(1) All Taxes assessed against the Managed FEC Attractions for all prior years and all current year Taxes that are due and payable on or before the Closing Date shall have been paid by or on behalf of the applicable Seller Party on or before the Closing Date, subject to proration as follows: the Attractions Purchaser shall be responsible for the payment to the Seller Parties of the amount of Taxes that relate to the period commencing on or after January 1, 2017 and the Seller Parties shall be responsible for the payment of such Taxes relating to the period on and prior to the Closing Date, based on prorating such Taxes using a 365-day year.

(2) To the extent that Taxes assessed against Managed FEC Attractions for the current year or any prior year have accrued but are not yet due and payable, such amounts shall be paid by the Attractions Purchaser following the Closing Date, and the Attractions Purchaser Closing Cash Consideration shall be decreased by the amount thereof that is attributable to the period prior to the Closing Date, based on prorating such Taxes using a 365-day year. Such proration will be determined using the most recent available bill for such Taxes available at Closing, as adjusted by any known changes relating to the period during which the Closing occurs.

(v) Deposits.

(1) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of all security deposits relating to the Managed FEC Attractions, which security deposits are set forth on Schedule (d)(v)(1) attached hereto; provided, however, that, to the extent such deposits or any portions thereof are applied prior to the Closing Date pursuant to the terms of the applicable Ground Lease, the Attractions Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, Attractions Purchaser shall be entitled to the return of such deposits in accordance with their terms.

15

(2) The Attractions Purchaser Closing Cash Consideration shall be increased by the amount of all security deposits (other than the security deposits outlined in Section (d)(v)(1)), which security deposits are set forth on Schedule (d)(v)(2) attached hereto; provided, however, that to the extent such deposits or any portions thereof are applied prior to the Closing Date, the Attractions Purchaser Closing Cash Consideration shall not be increased for the same. Following Closing, the Attractions Purchaser shall be entitled to the return of such deposits in accordance with their terms.

(3) No later than three Business Days prior to the anticipated Closing Date, the Seller Parties shall deliver to the Attractions Purchaser updated versions of the schedules referred to in Section (d)(v)(1) and Section (d)(v)(2) above, which shall provide the Seller Parties’ best estimates of the amount of each such security deposit as of the Closing Date.

(vi) Insurance Claims. Insurance claims relating to the Managed FEC Attractions shall be covered by the treatment and adjustments set for in clause (c)(ix) above.

(vii) Other Liabilities. Without duplication of any of the foregoing adjustments, the Attractions Purchaser Closing Cash Consideration will be decreased by the aggregate amount of all Other Liabilities of each of the Target Companies that own Managed FEC Attractions or the U.S. Asset Sellers that own assets relating to the Managed FEC Attractions.

16

Exhibit K

SECTION 116 ESCROW AGREEMENT

THIS AGREEMENT made as of the      day of             , 2017.

A M O N G:

R&H US Canadian Cypress Limited, a limited company incorporated under the Companies (Jersey) Law 1991, solely in its capacity as trustee of CYPRESS JERSEY TRUST, a trust formed under the laws of the Island of Jersey

(the “Jersey Trust”) and

OF THE FIRST PART;

- and -

●

(the “Canadian Purchaser”)

OF THE SECOND PART;

- and -

GOODMANS LLP

(hereinafter called the “Escrow Agent”)

OF THE THIRD PART.

WHEREAS:

A.	Pursuant to a Purchase and Sale Agreement made as of the day of November, 2016 among, inter alia, the Jersey Trust and the Canadian Purchaser, (as amended from time to time, the “Purchase Agreement”), the Jersey Trust agreed to sell and the Canadian Purchaser agreed to purchase the Jersey Canadian Assets;

B.	The parties hereto have directed payment to the Escrow Agent on the Closing of an amount in respect of that portion of the Jersey Canadian Closing Consideration that is due on Closing and that is applicable to the Jersey Canadian Assets, as more particularly set out in Schedule “A” hereto (the “Withheld Amount”), to be held in escrow pursuant to the provisions of this Agreement, and to be used to secure the obligations of the Jersey Trust to comply, in all respects, with its obligations under Section 116 of the Income Tax Act (Canada) (the “ITA”) with respect to its sale of the Jersey Canadian Assets to the Canadian Purchaser; and

C.	All capitalized terms which are used in this Agreement, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.

NOW THEREFORE in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree and declare as follows:

1.	INTERPRETATION

(a) General

Headings contained herein are inserted for convenience of reference only and are not to be considered for the purposes of interpretation. All monetary references are to Canadian dollars and all references to time are to Toronto time. References to sections, subsections and parts are to those of this Agreement. If anything herein is to be done or held on a day which is not a Business Day, the same shall be done or held on the next succeeding Business Day. Words importing the singular shall include the plural and vice versa.

(b) Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties shall attorn exclusively to the jurisdiction of the Courts of the Province of Ontario.

(c) Entire Agreement

This Agreement, together with the Purchase Agreement and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the parties. There are no representations, warranties, covenants or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

2.	APPOINTMENT OF ESCROW AGENT

(a) Canadian Purchaser and Jersey Trust (together, the “Transaction Parties”) hereby appoint the Escrow Agent to act in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

(b) The Escrow Agent hereby acknowledges receipt on the date hereof of the Withheld Amount. The Withheld Amount, together with the interest earned thereon, shall be released by the Escrow Agent from escrow in the manner hereinafter prescribed.

3.	INVESTMENT OF WITHHELD AMOUNT

(a) Direction re Investment

Each of the Transaction Parties hereby authorizes and directs the Escrow Agent to invest the Withheld Amount with all interest accrued thereon in an interest-bearing account, a banker’s acceptance, other short term interest bearing instrument of a bank listed in Schedule I of the Bank Act (Canada) or such other investments permitted by the Law Society of Upper Canada as the Transaction Parties and the Escrow Agent shall agree upon with all interest thereon to be credited in the manner hereafter prescribed.

(b) Interest on the Withheld Amount

The Transaction Parties agree that any interest earned on the Withheld Amount (including interest on interest) (collectively the “Escrow Interest”) shall be held in escrow and be released or returned in accordance with the terms of this Agreement. The Escrow Interest shall be retained by the Escrow Agent until the date when the balance of the Withheld Amount is fully released pursuant to Section 4 hereof. The Canadian Purchaser represents and warrants to the Escrow Agent that it is not a non-resident for the purposes of the ITA and, accordingly, no income tax is required to be withheld by the Escrow Agent on the release of any interest to the Canadian Purchaser. The Jersey Trust represents and warrants to the Escrow Agent that it is a non-resident for the purposes of the ITA and, accordingly, the Escrow Agent will withhold income tax if required by law.

(c) Benefit of Interest

To the extent that the Withheld Amount is not required to be released pursuant to the terms of this Agreement, such Withheld Amount will be considered to be owned by Jersey Trust and Escrow Interest earned on such Withheld Amount shall be for the benefit of Jersey Trust.

(d) Investment

The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of the Transaction Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Withheld Amount which may result from any investment made pursuant to this Agreement.

4.	RELEASE OF WITHHELD AMOUNT AND ESCROW INTEREST

(a) Payment to CRA

The Escrow Agent is irrevocably authorized and directed by each of the Transaction Parties to automatically remit the Withheld Amount to the Canada Revenue Agency (“CRA”) the day following the Remittance Deadline, provided that notwithstanding the foregoing, if on or prior to the Remittance Deadline, the Jersey Trust has obtained and delivered to the Canadian Purchaser and the Escrow Agent a comfort letter from the CRA that indicates no remittance pursuant to Section 116 of the ITA is required (a “Non-Remittance Letter”), then the Escrow Agent shall not be required to remit the Withheld Amount and the Escrow Agent shall continue to hold such amount in escrow pursuant to the terms of the Non-Remittance Letter.

(b) Other Release

Notwithstanding the foregoing or anything else contained herein, the Escrow Agent shall, at any time it holds the Withheld Amount and Escrow Interest or any part thereof, release and distribute the Withheld Amount and Escrow Interest or any part thereof in accordance with (i) a written direction delivered to the Escrow Agent which has been executed by each of the Transaction Parties; or (ii) a direction or order of the Ontario Court of Justice (General Division) (the “Court”) in any proceedings between the Transaction Parties, with any applicable appeal periods having expired.

5.	REPRESENTATIONS AND WARRANTIES

Each of the Canadian Purchaser, Jersey Trust and the Escrow Agent represents and warrants to the other parties hereto, with respect to itself only, as follows: (a) it has full legal right, power and authority to enter into and perform all of its respective obligations under this Agreement; (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any other agreement to which it is a party; (c) this Agreement has been duly and validly executed and delivered and constitutes a legal, valid and binding agreement, enforceable against it in accordance with its terms except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (d) its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the consent, waiver, approval, licence or authorization of or any filing with and governmental authority or other person and will not violate, result in a breach of, or the acceleration of any obligation under, or constitute a default under, any provision of its constating documents, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgement, ordinance, decree, or restriction by which it or any of its properties or assets is bound.

6.	ESCROW AGENT DUTIES AND LIABILITIES

(a) The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and shall not be held liable for any error in judgment made in good faith, unless it shall be proved that the Escrow Agent was negligent in ascertaining the pertinent facts or acted intentionally in bad faith.

(c) The Escrow Agent may rely, and shall be protected in acting, upon any judgment, order, notice, demand, direction, certificate or other instrument, paper or document which may be submitted to it in connection with its duties hereunder and the directions incorporated therein and which is believed by the Escrow Agent to be genuine and signed or presented by the proper person(s), and may accept the same as sufficient evidence of the facts stated therein. The Escrow Agent shall in no way be bound to call for further evidence (whether as to due execution, validity or effectiveness, or the jurisdiction of any court, or as to the truth of any fact), and shall not be responsible for any loss that may be occasioned by its failing to do so.

(d) In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to any amount held in escrow, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

(e) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto or from a third person with respect to any matter arising pursuant to this Agreement which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action authorized and directed hereunder until it shall be authorized or directed otherwise in writing by both Canadian Purchaser and Jersey Trust, or by an order of a court of competent jurisdiction from which no further appeal may be taken.

(f) The Escrow Agent shall not be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights under this Agreement other than any such liability as may arise from the failure of the Escrow Agent to perform such duties as are specifically set forth in this Agreement or as a result of the wilful misconduct, fraud or negligent acts or omissions on the part of the Escrow Agent or its representatives.

7.	ESCROW AGENT FEES, COSTS AND EXPENSES

The Jersey Trust agrees to pay to the Escrow Agent reasonable legal fees, plus applicable harmonized sales tax, for the time spent by the Escrow Agent in carrying out its obligations under this Agreement together with disbursements incurred by the Escrow Agent in respect of this Agreement. Any amount owing hereunder and remaining unpaid after thirty (30) days from the invoice date will bear interest at the then current rate charged by the Escrow Agent against unpaid invoices, shall be payable on demand and shall form part of the Escrow Agent’s remuneration hereunder.

8.	INDEMNIFICATION OF ESCROW AGENT

In addition to, and without limiting any other protection of the Escrow Agent hereunder or otherwise by law, each of the Transaction Parties shall, on a joint and several basis, defend, indemnify and hold the Escrow Agent, and its partners, harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Escrow Agent whether groundless or otherwise, howsoever arising from or out of any act or omission of the Escrow Agent unless arising from the gross negligence or wilful misconduct on the part of the Escrow Agent. Notwithstanding any other provision hereof, this indemnity shall survive the removal or resignation of the Escrow Agent or termination of this Agreement.

9.	RESIGNATION, REMOVAL OF ESCROW AGENT

The Escrow Agent may resign its trust and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to each of the Transaction Parties provided, however, that such shorter notice may be given as such parties shall accept as sufficient. In case of the resignation of the Escrow Agent or its removal from office or incapacity to act, its successors shall be at once appointed by the Transaction Parties provided that such successor so appointed shall be either a law firm comprised of lawyers authorized to practise law in the Province of Ontario or a trust company qualified to carry on trust business in the Province of Ontario and there shall not exist a material conflict of interest in its role as a fiduciary under this Agreement; but should the Transaction Parties fail to make such appointment then such successor shall be appointed by a Judge of the Ontario Court (General Division) upon the application of any party hereto at the expense of the Transaction Parties and given in such manner as the said Judge may direct. On any new appointment the new Escrow Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Escrow Agent without any further assurance, conveyance, act or deed, but there shall be immediately executed, at the expense of the Transaction Parties, all such instruments (if any) as the new Escrow Agent may be advised by counsel to the Escrow Agent, acting reasonably, are necessary or advisable. Any such new successor Escrow Agent shall, forthwith upon appointment, become vested with all the estates, properties, rights, powers and trusts of its predecessors in the trusts hereunder, with like effect as if originally named as Escrow Agent herein and upon receipt of a written authorization and direction from each of the Transaction Parties to such effect, the Escrow Agent shall promptly deliver the balance of the Withheld Amount and all interest earned thereon to the successor Escrow Agent.

10.	DELIVERY OF FUNDS TO COURT

Notwithstanding any other term in this Agreement or the Purchase Agreement, the Escrow Agent shall have the right to deliver the Withheld Amount and Escrow Interest into a court of competent jurisdiction and, if such deposit is made, the Escrow Agent shall be relieved of and discharged from any further obligations under this Agreement whatsoever.

11.	LEGAL COUNSEL

The Escrow Agent may employ or retain such counsel, experts or advisers as it may reasonably require for the purpose of discharging or determining its duties, obligations or rights hereunder and may pay reasonable remuneration for all services so performed by any of them, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Escrow Agent. The Escrow Agent, its partners, officers, directors, employees and agents shall incur no liability and shall be fully protected in acting or not acting in accordance with any opinion, instruction or advice of counsel or such expert so long as, in all cases, they act in good faith in accordance with any opinions, instructions or advice. The cost of such services shall be added to and be part of the Escrow Agent’s fees hereunder.

12.	ADDITIONAL COVENANTS

(a)	The Transaction Parties hereby acknowledge that the release of the Withheld Amount, together with the interest earned thereon, to be made by the Escrow Agent pursuant to the terms of this Agreement will, as further described herein, require the delivery by certain of the Transaction Parties of various certificates, letters, authorizations and/or directions and, accordingly, each of the Transaction Parties hereby agrees to act in good faith and to co-operate with each other, to the extent required, in executing and delivering any such necessary certificates, authorizations and/or directions.

(b)	The Transaction Parties agree that all certificates, authorizations, directions and other documents to be delivered pursuant to the terms of this Agreement shall be in form and in substance satisfactory to the Escrow Agent.

(c)	The Transaction Parties agree to provide the Escrow Agent with their certified tax identification numbers and other forms, documents and information that the Escrow Agent may request in order to fulfill any tax reporting function.

(d)	The Jersey Trust covenants and agrees to use reasonable commercial efforts to obtain and deliver to the Canadian Purchaser and the Escrow Agent a Clearance Certificate in respect of the Jersey Canadian Assets and, prior to receipt of such certificate, a comfort letter with respect to the Jersey Canadian Assets.

(e)	The Jersey Trust covenants and agrees that it shall promptly make up and remit to the CRA at the same time as any remittance is made by the Escrow Agent, any shortfall between the Withheld Amount and the amount as may be demanded by or otherwise required to be paid to the CRA.

(f)	Upon receipt of a Clearance Certificate, comfort letter or other correspondence from the CRA, Jersey Trust shall promptly deliver a copy to the Canadian Purchaser and Escrow Agent.

(g)	Upon receipt of a Clearance Certificate after the Remittance Deadline, the Jersey Trust and the Canadian Purchaser agree to instruct the Escrow Agent to release the Withheld Amount and the Escrow Interest to the Jersey Trust, in the manner described in 3.5(c) of the Purchase Agreement and, if applicable, to the CRA in the manner described in Section 3.5(d) of the Purchase Agreement.

13.	MISCELLANEOUS

(a)	Notices

Any notice or request to be given in connection with this Agreement shall be in writing, and shall be given by delivery or telecopier addressed as follows:

(1)	Jersey Trust:

[Address]

Attention:	●
Email:	●

with a copy to:

●

Attention:	●
Email:	●

(2)	and in the case of Canadian Purchaser addressed to it at:

●

[Address]

Attention:	●
Email:	●

with a copy to:

●

[Address]

Attention:	●
Email:	●

(3)	Escrow Agent:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:	Jarrett Freeman / John Connon
Email:	jfreeman@goodmans.ca / jconnon@goodmans.ca

Any notice delivered shall be deemed to have been given on the day it is delivered unless such day is not a Business Day, in which event it shall be deemed to have been given on the next Business Day. Any notice transmitted by electronic transmission shall be deemed to have been given on the day of transmission if received at or prior to 5:00 p.m. (Toronto time) on a Business Day or, if received thereafter or on a day which is not a Business Day, shall be deemed to have been given on the next Business Day.

(b) Time

Time shall be of the essence of this Agreement provided that the time for doing or completing any matter may be extended or abridged by an agreement in writing between the parties or their respective solicitors.

(c) Assignment and Enurement

Without limiting the provisions of Article 9 hereof, no party may assign this Agreement without the prior written consent of the other parties. This Agreement enures to the benefit of and binds the parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

(d) Waiver

No waiver of any term of this Agreement is binding unless it is in writing and signed by all the parties entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of any subsequent entitlement to exercise any unexpired right or remedy. No waiver of any breach of any term of this Agreement will be deemed to be a waiver of any subsequent breach of that term.

(e) Further Assurances

Each party will from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the terms of this Agreement.

(f) Acknowledgment

The parties hereto hereby acknowledge and agree that notwithstanding that Goodmans LLP is acting as Escrow Agent hereunder, Goodmans LLP shall be entitled to act or continue to act and shall not be disqualified from acting or continuing to act as legal counsel for any one or more of the Transaction Parties both while it is acting as Escrow Agent hereunder and thereafter and including in the event any dispute arises among the parties with respect to the Escrow Funds, the Escrow Agent’s duties or the interpretation of the Escrow Agreement.

(g) Counterparts.

This Agreement may be executed in several counterparts, each of such counterparts when executed shall constitute an original document, and such counterparts taken together shall constitute one and the same instrument.

(h) Execution by Electronic Transmission.

The signature of any of the parties hereto may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the day and year first above written.

[CANADIAN PURCHASER]

Per:
Name:
Title:

I have authority to bind the corporation

R&H Canadian Cypress, in its capacity as trustee of CYPRESS JERSEY TRUST

Per:
Name:
Title:

I have authority to bind the trust

GOODMANS LLP

Per:
Name:

Section 116 Amount Escrow Agreement Signature Page

SCHEDULE “A”

WITHHELD AMOUNT

Section 116 Withholding Tax Amount	$●

Exhibit L

SALES TAX ESCROW AGREEMENT

THIS AGREEMENT made as of the      day of             , 2017.

A M O N G:

Cypress Personal Property Trust TRS ULC, an unlimited liability company formed pursuant to the laws of Nova Scotia

(“Cypress ULC”) and

OF THE FIRST PART;

- and -

●

(the “Canadian Purchaser”)

OF THE SECOND PART;

- and -

GOODMANS LLP

(hereinafter called the “Escrow Agent”)

OF THE THIRD PART.

WHEREAS:

A.	Pursuant to a Purchase and Sale Agreement made as of the day of November, 2016 among, inter alia, Cypress ULC and the Canadian Purchaser, (as amended from time to time, the “Purchase Agreement”), Cypress ULC agreed to sell and the Canadian Purchaser agreed to purchase the ULC Canadian Assets;

B.	The parties hereto have directed payment to the Escrow Agent on the Closing of an amount in respect of that portion of the Canadian Purchase Closing Consideration that is due on Closing and that is applicable to the ULC Canadian Assets, as more particularly set out in Schedule “A” hereto (the “Withheld Amount”), to be held in escrow pursuant to the provisions of this Agreement; and

C.	All capitalized terms which are used in this Agreement, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.

NOW THEREFORE in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree and declare as follows:

1.	INTERPRETATION

(a) General

Headings contained herein are inserted for convenience of reference only and are not to be considered for the purposes of interpretation. All monetary references are to Canadian dollars and all references to time are to Toronto time. References to sections, subsections and parts are to those of this Agreement. If anything herein is to be done or held on a day which is not a Business Day, the same shall be done or held on the next succeeding Business Day. Words importing the singular shall include the plural and vice versa.

(b) Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties shall attorn exclusively to the jurisdiction of the Courts of the Province of Ontario.

(c) Entire Agreement

This Agreement, together with the Purchase Agreement and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the parties. There are no representations, warranties, covenants or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

2.	APPOINTMENT OF ESCROW AGENT

(a) Canadian Purchaser and Cypress ULC (together, the “Transaction Parties”) hereby appoint the Escrow Agent to act in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

(b) The Escrow Agent hereby acknowledges receipt on the date hereof of the Withheld Amount. The Withheld Amount, together with the interest earned thereon, shall be released by the Escrow Agent from escrow in the manner hereinafter prescribed.

3.	INVESTMENT OF WITHHELD AMOUNT

(a) Direction re Investment

Each of the Transaction Parties hereby authorizes and directs the Escrow Agent to invest the Withheld Amount with all interest accrued thereon in an interest-bearing account, a banker’s acceptance, other short term interest bearing instrument of a bank listed in Schedule I of the Bank Act (Canada) or such other investments permitted by the Law Society of Upper Canada as the Transaction Parties and the Escrow Agent shall agree upon with all interest thereon to be credited in the manner hereafter prescribed.

(b) Interest on the Withheld Amount

The Transaction Parties agree that any interest earned on the Withheld Amount (including interest on interest) (collectively the “Escrow Interest”) shall be held in escrow and be released or returned in accordance with the terms of this Agreement. The Escrow Interest shall be retained by the Escrow Agent until the date when the balance of the Withheld Amount is fully released pursuant to Section 4 hereof. Each of

Cypress ULC and the Canadian Purchaser represents and warrants to the Escrow Agent that it is not a non-resident for the purposes of the Income Tax Act (Canada) (the “ITA”) and, accordingly, no income tax is required to be withheld by the Escrow Agent on the release of any interest to Cypress ULC or the Canadian Purchaser, as the case may be.

(c) Benefit of Interest

To the extent that the Withheld Amount is not required to be released pursuant to the terms of this Agreement, such Withheld Amount will be considered to be owned by Cypress ULC and Escrow Interest earned on such Withheld Amount shall be for the benefit of Cypress ULC.

(d) Investment

The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of the Transaction Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Withheld Amount which may result from any investment made pursuant to this Agreement.

4.	RELEASE OF WITHHELD AMOUNT AND ESCROW INTEREST

(a)	Mutual Release

Notwithstanding anything else contained herein, the Escrow Agent shall, at any time it holds the Withheld Amount and Escrow Interest or any part thereof, release and distribute the Withheld Amount and Escrow Interest or any part thereof in accordance with (i) a written direction delivered to the Escrow Agent which has been executed by each of the Transaction Parties; or (ii) a direction or order of the Ontario Court of Justice (General Division) (the “Court”) in any proceedings between the Transaction Parties, with any applicable appeal periods having expired.

(b)	Cypress ULC Release

The Escrow Agent is irrevocably authorized and directed by each of the Transaction Parties to remit all of the Withheld Amount to the Canadian Purchaser and the Escrow Interest to Cypress ULC following receipt of a written direction delivered to the Escrow Agent by Cypress ULC (with a copy to the Canadian Purchaser) to such effect.

(c)	Other Release

Where the Escrow Agent has not been provided with either a mutual release or a Cypress ULC release pursuant to Section 4(a) or 4(b) hereof, respectively, prior to the day that is 24 months following Closing, the Escrow Agent is irrevocably authorized and directed by each of the Transaction Parties, to remit on or after the day that is 24 months following Closing, all of the Withheld Amount to the Canadian Purchaser and all of the Escrow Interest to Cypress ULC.

5.	REPRESENTATIONS AND WARRANTIES

Each of the Canadian Purchaser, Cypress ULC and the Escrow Agent represents and warrants to the other parties hereto, with respect to itself only, as follows: (a) it has full legal right, power and authority to enter into and perform all of its respective obligations under this Agreement; (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate any other agreement to which it is a party; (c) this Agreement has been duly and validly executed and delivered and constitutes a legal, valid and binding agreement, enforceable against it in accordance with its terms except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (d) its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the consent, waiver, approval, licence or authorization of or any filing with and governmental authority or other person and will not violate, result in a breach of, or the acceleration of any obligation under, or constitute a default under, any provision of its constating documents, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgement, ordinance, decree, or restriction by which it or any of its properties or assets is bound.

6.	ESCROW AGENT DUTIES AND LIABILITIES

(a) The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and shall not be held liable for any error in judgment made in good faith, unless it shall be proved that the Escrow Agent was negligent in ascertaining the pertinent facts or acted intentionally in bad faith.

(c) The Escrow Agent may rely, and shall be protected in acting, upon any judgment, order, notice, demand, direction, certificate or other instrument, paper or document which may be submitted to it in connection with its duties hereunder and the directions incorporated therein and which is believed by the Escrow Agent to be genuine and signed or presented by the proper person(s), and may accept the same as sufficient evidence of the facts stated therein. The Escrow Agent shall in no way be bound to call for further evidence (whether as to due execution, validity or effectiveness, or the jurisdiction of any court, or as to the truth of any fact), and shall not be responsible for any loss that may be occasioned by its failing to do so.

(d) In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to any amount held in escrow, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

(e) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto or from a third person with respect to any matter arising pursuant to this Agreement which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action authorized and directed hereunder until it shall be authorized or directed otherwise in writing by both Canadian Purchaser and Cypress ULC, or by an order of a court of competent jurisdiction from which no further appeal may be taken.

(f) The Escrow Agent shall not be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights under this Agreement other than any such liability as may arise from the failure of the Escrow Agent to perform such duties as are specifically set forth in this Agreement or as a result of the wilful misconduct, fraud or negligent acts or omissions on the part of the Escrow Agent or its representatives.

7.	ESCROW AGENT FEES, COSTS AND EXPENSES

Cypress ULC agrees to pay to the Escrow Agent reasonable legal fees, plus applicable harmonized sales tax, for the time spent by the Escrow Agent in carrying out its obligations under this Agreement together with disbursements incurred by the Escrow Agent in respect of this Agreement. Any amount owing hereunder and remaining unpaid after thirty (30) days from the invoice date will bear interest at the then current rate charged by the Escrow Agent against unpaid invoices, shall be payable on demand and shall form part of the Escrow Agent’s remuneration hereunder.

8.	INDEMNIFICATION OF ESCROW AGENT

In addition to, and without limiting any other protection of the Escrow Agent hereunder or otherwise by law, each of the Transaction Parties shall, on a joint and several basis, defend, indemnify and hold the Escrow Agent, and its partners, harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Escrow Agent whether groundless or otherwise, howsoever arising from or out of any act or omission of the Escrow Agent unless arising from the gross negligence or wilful misconduct on the part of the Escrow Agent. Notwithstanding any other provision hereof, this indemnity shall survive the removal or resignation of the Escrow Agent or termination of this Agreement.

9.	RESIGNATION, REMOVAL OF ESCROW AGENT

The Escrow Agent may resign its trust and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to each of the Transaction Parties provided, however, that such shorter notice may be given as such parties shall accept as sufficient. In case of the resignation of the Escrow Agent or its removal from office or incapacity to act, its successors shall be at once appointed by the Transaction Parties provided that such successor so appointed shall be either a law firm comprised of lawyers authorized to practise law in the Province of Ontario or a trust company qualified to carry on trust business in the Province of Ontario and there shall not exist a material conflict of interest in its role as a fiduciary under this Agreement; but should the Transaction Parties fail to make such appointment then such successor shall be appointed by a Judge of the Ontario Court (General Division) upon the application of any party hereto at the expense of the Transaction Parties and given in such manner as the said Judge may direct. On any new appointment the new Escrow Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Escrow Agent without any further assurance, conveyance, act or deed, but there shall be immediately executed, at the expense of the Transaction Parties, all such instruments (if any) as the new Escrow Agent may be advised by counsel to the Escrow Agent, acting reasonably, are necessary or advisable. Any such new successor Escrow Agent shall, forthwith upon appointment, become vested with all the estates, properties, rights, powers and trusts of its predecessors in the trusts hereunder, with like effect as if originally named as Escrow Agent herein and upon receipt of a written authorization and direction from each of the Transaction Parties to such effect, the Escrow Agent shall promptly deliver the balance of the Withheld Amount and all interest earned thereon to the successor Escrow Agent.

10.	DELIVERY OF FUNDS TO COURT

Notwithstanding any other term in this Agreement or the Purchase Agreement, the Escrow Agent shall have the right to deliver the Withheld Amount and Escrow Interest into a court of competent jurisdiction and, if such deposit is made, the Escrow Agent shall be relieved of and discharged from any further obligations under this Agreement whatsoever.

11.	LEGAL COUNSEL

The Escrow Agent may employ or retain such counsel, experts or advisers as it may reasonably require for the purpose of discharging or determining its duties, obligations or rights hereunder and may pay reasonable remuneration for all services so performed by any of them, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Escrow Agent. The Escrow Agent, its partners, officers, directors, employees and agents shall incur no liability and shall be fully protected in acting or not acting in accordance with any opinion, instruction or advice of counsel or such expert so long as, in all cases, they act in good faith in accordance with any opinions, instructions or advice. The cost of such services shall be added to and be part of the Escrow Agent’s fees hereunder.

12.	ADDITIONAL COVENANTS

(a)	The Transaction Parties hereby acknowledge that the release of the Withheld Amount, together with the interest earned thereon, to be made by the Escrow Agent pursuant to the terms of this Agreement will, as further described herein, require the delivery by certain of the Transaction Parties of various certificates, letters, authorizations and/or directions and, accordingly, each of the Transaction Parties hereby agrees to act in good faith and to co-operate with each other, to the extent required, in executing and delivering any such necessary certificates, authorizations and/or directions.

(b)	The Transaction Parties agree that all certificates, authorizations, directions and other documents to be delivered pursuant to the terms of this Agreement shall be in form and in substance satisfactory to the Escrow Agent.

(c)	The Transaction Parties agree to provide the Escrow Agent with their certified tax identification numbers and other forms, documents and information that the Escrow Agent may request in order to fulfill any tax reporting function.

13.	MISCELLANEOUS

(a) Notices

Any notice or request to be given in connection with this Agreement shall be in writing, and shall be given by delivery or telecopier addressed as follows:

(1)	Cypress ULC:

[Address]

Attention:	●
Email:	●

with a copy to:

●

Attention:	●
Email:	●

(2)	and in the case of Canadian Purchaser addressed to it at:

●

[Address]

Attention:	●
Email:	●

with a copy to:

●

[Address]

Attention:	●
Email:	●

(3)	Escrow Agent:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:	Jarrett Freeman / John Connon
Email:	jfreeman@goodmans.ca / jconnon@goodmans.ca

Any notice delivered shall be deemed to have been given on the day it is delivered unless such day is not a Business Day, in which event it shall be deemed to have been given on the next Business Day. Any notice transmitted by electronic transmission shall be deemed to have been given on the day of transmission if received at or prior to 5:00 p.m. (Toronto time) on a Business Day or, if received thereafter or on a day which is not a Business Day, shall be deemed to have been given on the next Business Day.

(b) Time

Time shall be of the essence of this Agreement provided that the time for doing or completing any matter may be extended or abridged by an agreement in writing between the parties or their respective solicitors.

(c) Assignment and Enurement

Without limiting the provisions of Article 9 hereof, no party may assign this Agreement without the prior written consent of the other parties; provided, however, that each party to this Agreement acknowledges and agrees that nothing herein shall restrict the ability of Cypress ULC to dissolve prior to the release of the Withheld Amount and the Escrow Interest; provided, further, that in the event of such a dissolution of Cypress ULC, the Escrow Agent and the Canadian Purchaser shall be entitled to act on the written directions of ● in place of Cypress ULC hereunder. This Agreement enures to the benefit of and binds the parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

(d) Waiver

No waiver of any term of this Agreement is binding unless it is in writing and signed by all the parties entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of any subsequent entitlement to exercise any unexpired right or remedy. No waiver of any breach of any term of this Agreement will be deemed to be a waiver of any subsequent breach of that term.

(e) Further Assurances

Each party will from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the terms of this Agreement.

(f) Acknowledgment

The parties hereto hereby acknowledge and agree that notwithstanding that Goodmans LLP is acting as Escrow Agent hereunder, Goodmans LLP shall be entitled to act or continue to act and shall not be disqualified from acting or continuing to act as legal counsel for any one or more of the Transaction Parties both while it is acting as Escrow Agent hereunder and thereafter and including in the event any dispute arises among the parties with respect to the Escrow Funds, the Escrow Agent’s duties or the interpretation of the Escrow Agreement.

(g) Counterparts.

This Agreement may be executed in several counterparts, each of such counterparts when executed shall constitute an original document, and such counterparts taken together shall constitute one and the same instrument.

(h) Execution by Electronic Transmission.

The signature of any of the parties hereto may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the day and year first above written.

[CANADIAN PURCHASER]

Per:
Name:
Title:

I have authority to bind the corporation

CYPRESS PERSONAL PROPERTY TRUST TRS ULC

Per:
Name:
Title:

I have authority to bind the company

GOODMANS LLP

Per:
Name:

Section 116 Amount Escrow Agreement Signature Page

SCHEDULE “A”

WITHHELD AMOUNT

Sales Tax Amount	$	●

Exhibit M

Attractions Purchaser

Required Domain Name Corrections

Domain Names	LAST REGISTRANT NAME/ORGANIZATION PER DOMAIN VERIFICATION
wetnwildhawaii.com	Christopher Cost, Wet’n’Wild Hawaii

www.rapidswaterpark.com	Rapids Water Park

wetnwildphoenix.com	Christopher Cost, Wet’n’Wild Phoenix

www.camelotparkbakersfield.com	DNS ADMIN; AMP, LLC

wildwaves.com	CNL Income Enchanted Village, LLC

www.frontiercity.com	Registration Private; Domains By Proxy, LLC

myrtlewaves.com	James Harhi, Innovative Attraction Management

www.funtasticks.com	DNS ADMIN; AMP, LLC

www.whitewaterbay.com	Registration Private; Domains By Proxy, LLC

www.mountasiafamilyfuncenter.com	DNS ADMIN; AMP, LLC

northstarattahoe.com	Charles Townsend, Vail Resorts Inc.

skinorthstar.com	Vail Trademarks, Vail Trademarks Inc.

bikenorthstar.com	Vail Trademarks, Vail Trademarks Inc.

golfnorthstar.com	Vail Trademarks, Vail Trademarks Inc.

magicsprings.com	DNS ADMIN; AMP, LLC

pacpark.com	PERFECT PRIVACY, LLC

wetnwildpalmsprings.com	Christopher Cost; Wet’n’Wild Palm Springs

zumafuncenters.com	DNS ADMIN; AMP, LLC

darienlake.com	Christopher Cost; Darien Lake Theme Park Resort

wetnwildsplashtown.com	Christopher Cost; Premier Parks LLC

waterworldcalifornia.com	Festival Fun Parks LLC

1

Required Trademark Corrections

Trademark	Jurisdiction	Registration Number	Registration Date	Last Listed Owner
PACIFIC PARK	CA	59,385	Jul. 13, 2004	CNL Income Pacific Park, LLC

2

Required Lien Corrections

Entity	Location of Registration (State or US Patent Office)	Secured Party	Serial Number	Collateral
CLP Splashtown, LLC[1]	USPTO	JPMorgan Chase Bank, N.A.	Reel/Frame: 3560/0161	USPTO Reg. No. 2426069, SPLASHTOWN

CLP Darien Lake, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 2891370, DARIEN LAKE

CLP Frontier City, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 2830107, FRONTIER CITY

[1]	The Company shall use commercially reasonable efforts to effectuate the correction of this lien.

3

Ski Purchaser

Required Domain Name Corrections

Domain Names	LAST REGISTRANT NAME/ORGANIZATION PER DOMAIN VERIFICATION 8/29/2016
cypressmountain.com	Dale Prentice, Boyne Resorts

cypressbowl.com	Dale Prentice, Boyne Resorts

cypressmountain.ca	Cypress Bowl Limited Partnership ULC

cypressmountainsports.com	Dale Prentice, Boyne Resorts

stevenspass.com	Information Technology, Stevens Pass

stevenspass.net	Information Technology, Stevens Pass

stevensbikepark.com	Information Technology, Stevens Pass

stevensbikepark.net	Information Technology, Stevens Pass

stevensbikepark.org	Information Technology, Stevens Pass

stevenspassbikepark.com	Information Technology, Stevens Pass

sugarloaf.com	Dale Prentice, Boyne Resorts

sugarloafsticker.com	Dale Prentice, Boyne Resorts

sundayriverrealty.com	Dale Prentice, Boyne Resorts

sundayriver.com	Dale Prentice, Boyne Resorts

sundayriverweddings.com	Dale Prentice, Boyne Resorts

Crestedbuttecenres.com	Erica Rasmussen, Crested Butte Mountain Resort

Crestedbuttecentralreservations.com	Erica Rasmussen, Crested Butte Mountain Resort

Crestedbuttemountaincompany.com	Erica Rasmussen, Crested Butte Mountain Resort

4

Domain Names	LAST REGISTRANT NAME/ORGANIZATION PER DOMAIN VERIFICATION 8/29/2016
Crestedbutteresort.com	Erica Rasmussen, Crested Butte Mountain Resort

Grandlodgeatcrestedbutte.com	Erica Rasmussen, Crested Butte Mountain Resort

Grandlodgecb.com	Erica Rasmussen, Crested Butte Mountain Resort

Grandlodgecrestedbutte.com	Erica Rasmussen, Crested Butte Mountain Resort

Lodgeatcrestedbutte.com	Erica Rasmussen, Crested Butte Mountain Resort

Lodgeatmountaineersquare.com	Erica Rasmussen, Crested Butte Mountain Resort

Mountaineerconferencecenter.com	Erica Rasmussen, Crested Butte Mountain Resort

Mountaineersquare.com	Erica Rasmussen, Crested Butte Mountain Resort

Ridecb.com	Erica Rasmussen, Crested Butte Mountain Resort

Skicb.com	Erica Rasmussen, Crested Butte Mountain Resort

Skicb.info	Registration Private, Domains By Proxy, LLC

Skicb.org	Registration Private, Domains By Proxy, LLC

Skicb.tv	Registration Private, Domains By Proxy, LLC

Staycb.com	Erica Rasmussen, Crested Butte Mountain Resort

Mountsunapee.com	Ross Malaguti, Mount Sunapee Resort

5

Domain Names	LAST REGISTRANT NAME/ORGANIZATION PER DOMAIN VERIFICATION 8/29/2016
Mountsunapee.info	Direct Privacy, Domain Name Proxy Service, Inc.

Mountsunapee.net	Ross Malaguti, Mount Sunapee Resort

Mountsunapee.us	Ross Malaguti, Mount Sunapee Resort

Mtsunapee.com	Ross Malaguti, Mount Sunapee Resort

Mtsunapee.info	Direct Privacy, Domain Name Proxy Service, Inc.

Mtsunapee.net	Direct Privacy, Domain Name Proxy Service, Inc.

Mtsunapee.us	Ross Malaguti, Mount Sunapee Resort

Skimatch.net	Mike Briarcliffe, Mike Briarcliffe

loonmtn.com	Dale Prentice, Boyne Resorts

loonsnowboarding.com	Dale Prentice, Boyne Resorts

rideloon.com	Dale Prentice, Boyne Resorts

rideloonmountain.com	Dale Prentice, Boyne Resorts

rideloonmt.com	Dale Prentice, Boyne Resorts

rideloonmtn.com	Dale Prentice, Boyne Resorts

mthigh.com	Mountain High Resort Associates, LLC

okemo.biz	Domain Keeper, Okemo Limited Liability Co.

sierratahoe.com	Kristin Cattell/Sierra-at-Tahoe, Inc.

6

Domain Names	LAST REGISTRANT NAME/ORGANIZATION PER DOMAIN VERIFICATION 8/29/2016
sierraattahoe.com	Josh Smith/Sierra-at-Tahoe, LLC

summitatsnoqualmie.com	Dale Prentice, Boyne Resorts

summit-at-snoqualmie.com	Dale Prentice, Boyne Resorts

7

Required Lien Corrections

Entity	Location of Registration (State or US Patent Office)	Secured Party	Serial Number	Collateral
CNL Income Jiminy Peak	DE	Berkshire Bank	2009 3083927	All IP

CNL Income Jiminy Peak	DE	Berkshire Bank	2009 3083927	All IP

CLP Sunday River, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 3188971, a design mark of a mountain and sunrise

CLP Sunday River, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 3188970, a word mark containing the words “SUNDAY RIVER”

CLP Sunday River, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 2763724, a word mark containing the words “SUNDAY RIVER”

CLP Sunday River, LLC[2]	USPTO	Bank Boston	Reel/Frame: 1700/0985	USPTO Reg. No. 1946833, a word mark containing the words “THE EDGE”

CLP Sugarloaf, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 1967517, a word mark containing the words “SUPERSQUAD”

CLP Sugarloaf, LLC	USPTO	Fifth Third Bank	Reel/Frame: 4857/0331	USPTO Reg. No. 930239, a design mark of a mountaintop also containing the words “Sugarloaf U.S.A.,” owned by CLP Sugarloaf, LLC.

[2]	The Company shall use commercially reasonable efforts to effectuate the correction of this lien.

8

Exhibit N

Transfer Tax Responsibility (Company, Attractions Purchaser, Ski Purchaser, Canadian Purchaser)

Magic Springs	Divided equally between Company and Attractions Purchaser
Funtasticks Fun Center	n/a
Phoenix Wet ‘n Wild	n/a
Cypress Mountain	n/a
Camelot Park	Company
Waterworld	Company
Pacific Park	Company
Palm Springs Wet ‘n Wild	Company
Sierra-at-Tahoe	Company
Northstar	Company
Northstar Village	Company
Mountain High	Company
Crested Butte	Divided equally between Company and Ski Purchaser
Rapids Water Park	Company
Hawaii Wet ‘n Wild	Company
Jiminy Peak Mountain Resort	Company
Sunday River	Divided equally between Company and Ski Purchaser
Sugarloaf	Divided equally between Company and Ski Purchaser
Adventure Landings – Charlotte	Company
Loon Mountain	Divided equally between Company and Ski Purchaser
Mt. Sunapee	Divided equally between Company and Ski Purchaser
Darien Lake	Company
Frontier City	Company
White Water Bay	Company
Myrtle Waves	Company
Gatlinburg	Ski Purchaser
Hawaiian Falls – Colony	n/a
Hawaiian Falls – Garland	n/a
Zuma – S. Houston	n/a
Mountasia Fun Center	n/a
Splashtown Wet ‘n’ Wild	n/a
Brighton Ski Resort	n/a
Okemo Mountain	Ski Purchaser
Wild Waves	Company
Summit at Snoqualmie	Company
Stevens Pass	Company
Adventure Landing	Company

Exhibit O

[•], 2017

Board of Directors of

CNL Lifestyle Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Re:	Resignation Letter

Dear Board Members:

Reference is hereby made to that certain Purchase and Sale Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of [•], 2016, by and among EPR Properties, a Maryland real estate investment trust, Ski Resort Holdings LLC, a Delaware limited liability company, CNL Lifestyle Properties, Inc., a Maryland corporation (the “Company”), CLP Partners, LP, a Delaware limited partnership (the “Operating Partnership”), and certain other Company subsidiary entities party thereto.

As required by Section 8.16 of the Purchase Agreement, I hereby voluntarily and irrevocably resign from any and all positions I hold at any Target Company (as defined in the Purchase Agreement) or any subsidiary of a Target Company, including without limitation the positions of director, officer, trustee and/or manager, as applicable, contingent upon and effective as of the Closing (as defined in the Purchase Agreement). For the avoidance of doubt, the undersigned does not by this letter resign from his or her position as a director, officer or employee of the Company or the Operating Partnership, as may be applicable.

The undersigned does hereby agree to take all such further actions, if any, as are necessary to effect this resignation.

[The remainder of this page is intentionally left blank.]

Form of Resignation Letter

Sincerely,

By:
Name: [Insert Name of Officer/Director/Manager]

Resignation Signature Page

Exhibit P

FORM OF TENANT ESTOPPEL BRING-DOWN LETTER

[DATE], 2017

[Name of Tenant]

[Address]

RE:	Confirmation of Tenant Estoppel Certificate

Reference is made to that certain Estoppel Certificate attached hereto as Exhibit A (the “Estoppel Certificate”). The undersigned hereby confirms that the information set forth in the Estoppel Certificate remains accurate as of [DATE] except for the information, if any, set forth on Exhibit B attached hereto.

EXHIBIT A

ESTOPPEL CERTIFICATE

[Attach Tenant Estoppel Certificate]

EXHIBIT B

Please Check One Box

The information set forth in Exhibit A is accurate as of the date hereof.	☐

The information set forth in Exhibit A is accurate as of the date hereof except for the following:	☐

ATTEST:		[NAME OF TENANT]

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Tenant Estoppel Bring-Down Letter

Exhibit Q

FORM OF GROUND LESSOR BRING-DOWN LETTER

[DATE], 2017

[Name of Ground Lessor]

[Address]

RE:	Confirmation of Ground Lessor Estoppel Certificate

Reference is made to that certain Estoppel Certificate attached hereto as Exhibit A (the “Estoppel Certificate”). The undersigned hereby confirms that the information set forth in the Estoppel Certificate remains accurate as of [DATE] except for the information, if any, set forth on Exhibit B attached hereto.

EXHIBIT A

ESTOPPEL CERTIFICATE

[Attach Ground Lessor Estoppel Certificate]

EXHIBIT B

Please Check One Box

The information set forth in Exhibit A is accurate as of the date hereof.	☐

The information set forth in Exhibit A is accurate as of the date hereof except for the following:	☐

ATTEST:		[NAME OF GROUND LESSOR]

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Ground Lessor Estoppel Bring-Down Letter

Exhibit R

                         , 2017

CNL Lifestyle Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attn: Chief Financial Officer and Deputy General Counsel

Re:	REIT Opinion required under Purchase and Sale Agreement dated , 2016

Ladies and Gentlemen:

In connection with and pursuant to Section 9.3(g) of the Purchase and Sale Agreement by and among CNL Lifestyle Properties, Inc., a Maryland corporation (“CNL”), CLP Partners, LP, a Delaware limited partnership, EPR Properties, a Maryland real estate investment trust (“EPR”), Ski Resort Holdings LLC, a Delaware limited liability company, and the other Sellers named in such agreement dated                          , 2016 (the “Purchase and Sale Agreement”), CNL has requested certain opinions as to EPR’s qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested that we express our opinion as to the qualification of EPR as a REIT under the provisions of Sections 856 through 860 of the Code commencing with EPR’s taxable year that ended on December 31, 2006, as well as EPR’s continued qualification as a REIT after the consummation of the “Attractions Purchaser Interest Sale,” the “Attractions Purchaser Asset Sale” and the other “Contemplated Transactions” as such terms are defined in the Purchase and Sale Agreement (collectively, the “Transactions”). With your consent, for purposes of this opinion, we assume that the Transactions will be recognized as taxable transactions for U.S. federal income tax purposes in accordance with Section 8.12(b) of the Purchase and Sale Agreement.

The opinions expressed herein are based on certain representations made by EPR as to factual matters as set forth in EPR’s registration statements on Forms S-3 and S-11 most recently filed with the Securities and Exchange Commission (the “Prior Registration Statements”). In connection with the opinion expressed herein, we have reviewed such documents and made such inquiries as we have deemed necessary as a basis for such opinion. In addition, EPR has made certain factual representations to us as set forth in an Officers’ Certificate dated                          , 2017 (the “Officers’ Certificate”), as referenced in Section 8.22 of the Purchase and Sale Agreement, and, with EPR’s permission, we have relied upon such factual representations in expressing our opinions herein. In expressing our opinion herein, we have assumed, with your consent, that (i) the statements and representations set forth in the Prior Registration Statements and the Officers’ Certificate are true and correct, (ii) the Officers’ Certificate has been executed by appropriate and authorized officers of EPR and (iii) no action has been taken that is inconsistent with the representations in such

CNL Lifestyle Properties, Inc.

                         , 2017

Officer’s Certificate or will be taken by EPR subsequent to the date hereof that is inconsistent with EPR’s status as a REIT. Although we have not independently investigated the factual basis for the representations set forth in the Prior Registration Statements or set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any such representation.

Based on the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that:

Beginning with its taxable year ended December 31, 2006 and through the date of this opinion, EPR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and EPR’s current and proposed method of operation, including with the inclusion of the assets acquired as a result of the Transactions, will enable EPR to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.

The opinions expressed herein are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (“IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation or difference in the facts from those set forth in the Prior Registration Statements or the Officers’ Certificate may affect the opinions expressed herein. Moreover, EPR’s continuing qualification and taxation as a REIT depend upon EPR’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code. We do not undertake to monitor whether EPR actually will satisfy such tests. Accordingly, no assurance can be given that the actual results of EPR’s operations for any taxable year will satisfy such requirements.

The opinions expressed herein are limited to the specific issues addressed herein, and we express no opinion, whether by implication or otherwise, as to any matters beyond that expressly stated herein. The opinions expressed herein represent our legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be successfully asserted by the IRS or a court. This letter shall not be construed as or deemed to be a guaranty or insuring agreement. The opinions expressed herein are rendered as of the date first written above and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

Exhibit S

Title Insurance Expenses paid by Seller

Magic Springs

Funtasticks Fun Center

Phoenix Wet ‘n’ Wild

Camelot Park

Waterworld

Pacific Park

Palm Springs Wet ‘n’ Wild

Sierra-at-Tahoe

Northstar

Northstar Village

Mountain High

Crested Butte

Rapids Water Park

Hawaii Wet ‘n’ Wild – 60%

Gatlinburg

Hawaiian Falls – Colony

Hawaiian Falls – Garland

Zuma Fun Center – S. Houston

Mountasia Fun Center

Splashtown Wet ‘n’ Wild

Brighton Ski Resort

Wild Waves

Summit at Snoqualmie

Stevens Pass

Frontier City - 50%

White Water Bay - 50%

Schedule 1

Attractions Equity Sellers

1.	CLP Partners, LP
2.	CLP Ski II, LLC
3.	CLP Ski Holding, LLC
4.	CLP Colony Holding, LLC
5.	CLP Colony GP, LLC
6.	CLP Garland Holding, LLC
7.	CLP Garland GP, LLC
8.	CLP Amusement Holding, LLC
9.	CLP Amusement II, LLC
10.	CLP Amusement III, LLC
11.	CLP Amusement IV, LLC
12.	CLP Amusement V, LLC

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Schedule 2

Ski Equity Sellers

1.	CLP Gatlinburg GP Corp.
2.	CLP Partners, LP
3.	CLP Ski II, LLC
4.	CLP Ski III, LLC
5.	CLP Ski IV, LLC
6.	CLP Ski V, LLC
7.	CLP Ski VII, LLC
8.	CLP Ski VIII, LLC

2

Schedule 3

U.S. Attractions Asset Sellers

1.	CLP Northstar TRS Corp.
2.	CLP Myrtle Waves TRS Corp.
3.	CLP Darien Lake TRS Corp.
4.	CLP Frontier City TRS Corp.
5.	CLP Splashtown TRS Corp.
6.	CLP Enchanted Village TRS Corp.
7.	CLP Waterworld TRS Corp.
8.	CLP White Water Bay TRS Corp.
9.	CLP Hawaiian Waters TRS Corp.
10.	CLP Pacific Park TRS Corp.
11.	CLP Rapids Waterpark TRS Corp.
12.	CLP Magic Spring TRS Corp.
13.	CLP Palm Springs CA Waterpark TRS Corp.
14.	CLP Phoenix AZ Waterpark TRS Corp.
15.	CLP IP Holding Corp.
16.	CLP Charlotte FEC, LLC
17.	CLP Richland Hills FEC, LLC
18.	CLP South Houston FEC, LLC
19.	CLP Tucson FEC, LLC
20.	CLP Bakersfield FEC, LLC
21.	CLP Ski Lift TRS Corp.

Schedule 4

U.S. Ski Asset Sellers

1.	CLP Sugarloaf TRS Corp.
2.	CLP Sunday River TRS Corp.
3.	CLP Mount Sunapee TRS Corp.
4.	CLP Okemo Mountain TRS Corp.
5.	CLP Jiminy Peak TRS Corp.
6.	CLP Snoqualmie TRS Corp.
7.	CLP Sierra TRS Corp.
8.	CLP Loon Mountain TRS Corp.
9.	CLP Brighton TRS Corp.
10.	CLP Mountain High TRS Corp.
11.	CLP Stevens Pass TRS Corp.
12.	CLP Crested Butte TRS Corp.

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Schedule 5

Ski Target Companies

1.	CLP Gatlinburg Partnership, LP
2.	CLP Snoqualmie, LLC
3.	CLP Sierra, LLC
4.	CLP Loon Mountain, LLC
5.	CLP Brighton, LLC
6.	CLP Mountain High, LLC
7.	CLP Stevens Pass, LLC
8.	CLP Sugarloaf, LLC
9.	CLP Sunday River, LLC and its wholly owned subsidiary, CLP SR II, LLC
10.	CLP Jiminy Peak, LLC
11.	CLP Mount Sunapee, LLC
12.	CLP Okemo Mountain, LLC
13.	CLP Crested Butte, LLC

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Schedule 6

Attractions Target Companies

1.	CLP Northstar Commercial, LLC
2.	CLP Northstar, LLC
3.	CLP Colony, LP
4.	CLP Garland, LP
5.	CLP Magic Spring, LLC
6.	CLP Myrtle Waves, LLC
7.	CLP Darien Lake, LLC
8.	CLP Frontier City, LLC
9.	CLP Enchanted Village, LLC
10.	CLP Splashtown, LLC
11.	CLP Waterworld, LLC
12.	CLP White Water Bay, LLC
13.	CLP Hawaiian Waters, LLC
14.	CLP Rapids Waterpark, LLC
15.	CLP Pacific Park, LLC
16.	CLP Palm Springs CA Waterpark, LLC
17.	CLP Phoenix AZ Waterpark, LLC

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Schedule 7

TRS Subsidiaries

TRS Owner	TRS Subsidiary
CLP Snoqualmie, LLC	CLP Snoqualmie TRS Corp.
CLP Sierra, LLC	CLP Sierra TRS Corp.
CLP Loon Mountain, LLC	CLP Loon Mountain TRS Corp.
CLP Brighton, LLC	CLP Brighton TRS Corp.
CLP Mountain High, LLC	CLP Mountain High TRS Corp.
CLP Stevens Pass, LLC	CLP Stevens Pass TRS Corp.
CLP Crested Butte, LLC	CLP Crested Butte TRS Corp.

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